[.EXH99_2]1-36



  [Letterhead of MILLING, BENSON, WOODWARD, HILLYER, PIERSON & MILLER, L.L.P.]






                                  July 10, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         RE:      Whitney Holding Corporation
                  Registration Statement on Form S-4

Ladies and Gentlemen:

         On behalf of Whitney Holding Corporation (the "Registrant") and pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act'), and Rule 402 thereunder, transmitted herewith for filing is a Registration Statement on Form S-4 (the "Registration Statement") covering up to 397,967 shares of the Registrant's common stock that may be issued to shareholders of American Bank and Trust in connection with a proposed merger of American Bank and Trust into Whitney National Bank of Florida, a wholly-owned subsidiary of Whitney that will be formed solely for the purpose of facilitating the proposed merger.

         The Registrant has made a wire transfer of $1,763 to the Securities and Exchange Commission lock box account in payment of the filing fee pursuant to
Section 6(b) of the Securities Act and Rules 111 and 457 thereunder.

         As discussed in the Registration Statement, the Registrant has also signed a definitive agreement to acquire by merger Liberty Holding Company and its majority-owned subsidiary, Liberty Bank, and in connection with that transaction will issue shares of its common stock to the shareholders of Liberty Holding Company and Liberty Bank. The Registrant intends to file a separate registration statement within the next few days covering the shares of common stock to be issued in the Liberty transaction.

         It is the desire of the Registrant that the attached Registration Statement and the registration statement to be filed for the Liberty transaction be declared effective on the earliest practicable date.

MILLING, BENSON, WOODWARD, HILLYER, PIERSON & MILLER, L.L.P.



July 10, 1996
Page 2

         If you have any questions or comments concerning the Registration Statement, please telephone the undersigned at (504) 569-7406.


                                                     Very truly yours,

                                                     /s/ Patrick J. Butler, Jr.

                                                     Patrick J. Butler, Jr.

PJB/kf112225
Enclosures
cc: Mr. Edward B. Grimball (w/enc.)
      Joseph S. Schwertz, Jr., Esq. (w/enc.)

    As filed with the Securities and Exchange Commission on July 10, 1996
                              Registration No. 333-
- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                ----------------
                           WHITNEY HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)


 LOUISIANA                         6711                          72-6017893
(State or other jurisdiction   Primary Standard Industrial      (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification No.)
organization)
                             ---------------------
                             228 St. Charles Avenue
                          New Orleans, Louisiana 70130
                                 (504) 586-7117
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive office)

Joseph S. Schwertz, Jr., Esq.                             Copies to:                                   Copies to:
        Secretary                                 Patrick J. Butler, Jr., Esq.                      Patrick Emmanuel, Esq.
  Whitney Holding Corporation                      Milling, Benson, Woodward,                   Emmanuel, Sheppard & Condon
228 St. Charles Ave. - Room 622                 Hillyer, Pierson & Miller, L.L.P.                 30 South Spring Street
   New Orleans, LA  70130                        909 Poydras Street, Suite 2300                     Pensacola, FL 32501
      (504) 586-3474                                  New Orleans, LA 70112
(Name, address, including zip code,
 and telephone number, including
 area code, of agent for service)

                  Approximate Date of Commencement of Proposed
               Sale to the Public: Upon the effective date of the
                merger described in this registration statement.
            --------------------------------------------------------
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. |_|
              ----------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------------------------


                                                                         Proposed                Proposed
       Title of each class of                   Amount                    maximum                 maximum                 Amount of
     securities to be registered                 to be                offering price             aggregate              registration
                                             registered(1)             per share(2)          offering price(2)               fee
- ------------------------------------------------------------------------------------------------------------------------------------
 Common stock, no par value                 397,967 shares                $12.84                $5,110,880                 $1,763
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Based on the minimum closing sales price of a share of Whitney Holding Corporation common stock, no par value, of $27.00 that may be applied pursuant to the pricing formula described herein and the maximum aggregate dollar amount of such securities that may be issued in connection with the merger described in the Registration Statement.
(2) Calculated in accordance with Rule 457(f)(2) based on the book value per share, as of May 31, 1996, of the common stock, $2.50 par value, of American Bank and Trust to be cancelled by reason of the merger described herein (assuming all Bank Options described herein are exercised), and included herein solely for purposes of calculating the registration fee.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- -------------------------------------------------------------------------------

                           WHITNEY HOLDING CORPORATION
                              CROSS REFERENCE SHEET

Item of Form S-4                                                      Location in Prospectus
- ----------------                                                      -------------------------------------
A.    Information About the Transaction
      1.   Forepart of Registration Statement and                     Cover Page
           Outside Front Cover Page of Prospectus
      2.   Inside Front and Outside Back Cover Pages                  Inside Cover; Table of Contents
           of Prospectus
      3.   Risk Factors, Ratio of Earnings to Fixed                   Summary
           Charges and Other Information
      4.   Terms of the Transaction                                   Summary; The Plan of Merger
      5.   Pro Forma Financial Information                            Unaudited Pro Forma Condensed Combined
                                                                      Financial Information; Unaudited Pro Forma
                                                                      Condensed Combined Financial Information
                                                                      (American Bank & Trust Transaction Only)
      6.   Material Contacts with the Company Being                   The Plan of Merger - Background; The Plan
           Acquired                                                   of Merger - Reasons for the Plan of Merger;
                                                                      The Plan of Merger - Recommendation of the
                                                                      Bank's Board of Directors
      7.   Additional Information Required for                        *
           Reoffering by Persons and Parties Deemed
           to be Underwriters
      8.   Interests of Named Experts and Counsel                     *
      9.   Disclosure of Commission Position on                       *
           Indemnification for Securities Act Liabilities
B.    Information About the Registrant
      10.  Information with Respect to S-3 Registrants                Inside Cover; Summary; Information about
                                     Whitney
      11.  Incorporation of Certain Information by                    Information about Whitney; Incorporation of
           Reference                                                  Certain Documents by Reference
      12.  Information with Respect to S-2 or S-3                     *
           Registrants
      13.  Incorporation of Certain Information by                    *
           Reference
      14.  Information with Respect to Registrants                    *
           other than S-2 or S-3 Registrants
C.    Information About the Company Being Acquired
      15.  Information with Respect to S-3 Companies                  *





                           WHITNEY HOLDING CORPORATION
                              CROSS REFERENCE SHEET

Item of Form S-4                                                      Location in Prospectus
- ----------------                                                      ----------------------
      16.  Information with Respect to S-2 or S-3                     *
           Companies
      17.  Information with Respect to Companies                      Information about the Bank
           other than S-2 or S-3 Companies
D.    Voting and Management Information
      18.  Information if Proxies, Consents or
           Authorizations are to be Solicited
           (1)    Date, Time and Place Information                    The Meeting - General
           (2)    Revocability of Proxy                               The Meeting - Solicitation, Voting and
                                                                      Revocation of Proxies
           (3)    Dissenters' Rights of Appraisal                     Dissenters' Rights
           (4)    Persons Making Solicitation                         The Meeting - General; The Meeting -
                                                                      Solicitation, Voting and Revocation of
                                                                      Proxies
           (5)    Interests of Certain Persons in                     Summary - Interests of Certain Persons in the
                  Matters to be Acted upon; Voting                    Merger; The Plan of Merger - Interests of
                  Securities and Principal Holders                    Certain Persons in the Merger; Information
                  Thereof                                             About the Bank - Security Holdings of
                                                                      Principal Shareholders and Management
           (6)    Vote Required for Approval                          The Meeting - Shares Entitled to Vote;
                                                                      Quorum; Vote Required
           (7)    Directors and Executive Officers;                   Information About the Bank
                  Executive Compensation; Certain
                  Relationships and Related
                  Transactions
      19.  Information if Proxies, Consents or                        *
           Authorizations are not to be Solicited or in
           an Exchange Offer


*Not applicable or answer is in the negative.


                             AMERICAN BANK AND TRUST
                             101 West Garden Street
                            Pensacola, Florida 32501


                              _______________, 1996



Dear Shareholder:

         You are cordially invited to attend a special meeting of shareholders of American Bank and Trust (the "Bank") to be held in the main office of the Bank, 101 West Garden Street, Pensacola, Florida 32501, on ________, ____________, 1996 at ______ a.m., local time.

         The purpose of the special meeting will be to consider and vote upon an Agreement and Plan of Merger dated April 18, 1996, as amended, and a related merger agreement (collectively, the "Plan of Merger") among the Bank, Whitney Holding Corporation ("Whitney") and Whitney's wholly-owned subsidiary Whitney National Bank of Florida ("WNB-Florida"). Pursuant to the Plan of Merger, the Bank will merge into WNB-Florida, and each outstanding share of common stock of the Bank will be converted into shares of Whitney common stock as more fully described in the attached Proxy Statement-Prospectus. You are urged to read the enclosed Proxy Statement-Prospectus in its entirety for a more complete description of the terms of the Plan of Merger.

         The Board of Directors of the Bank has unanimously approved the Plan of Merger and believes it is in the best interests of the Bank and its shareholders. Allen C. Ewing & Co., an investment banking firm experienced in the valuation of banking institutions, has advised your Board of Directors that, in its opinion, the consideration to be received by the Bank's shareholders in the Plan of Merger is fair to such shareholders from a financial point of view. Upon approval of the Plan of Merger, you would receive common stock of Whitney, one of the largest Louisiana-based bank holding companies, and as a new shareholder of Whitney, you would own stock that is publicly traded on the NASDAQ Stock Market. Through WNB-Florida, a national bank subsidiary of Whitney formed to facilitate the proposed merger, Whitney will be able to offer a broad range of banking services in our market area and may be able to compete more effectively in the changing economic and legal environment facing all financial institutions. It is a condition to the consummation of the merger that the Bank and Whitney receive an opinion that the merger will qualify as a tax-free reorganization for federal income tax purposes.

         The accompanying Notice of Special Meeting and Proxy Statement-Prospectus contain information about the proposed merger. Please read carefully these materials and the documents incorporated therein by reference, copies of which are available as indicated under the caption "Incorporation of Certain Documents by Reference."

         The Board of Directors recommends that you vote FOR the Plan of Merger and urges you to sign and date the enclosed proxy and return it promptly in the accompanying envelope in order to ensure that your vote is represented. Of course, if you attend the special meeting, you nevertheless may vote in person, even though you previously returned your proxy.

Sincerely,



Frank E. Westmark                         Lamar B. Cobb
Chairman of the Board                     President and Chief Executive Officer

                             AMERICAN BANK AND TRUST
                             101 West Garden Street
                            Pensacola, Florida 32501

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD _______, _____________, 1996


To the Holders of Common Stock of American Bank and Trust:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of American Bank and Trust (the "Bank") will be held at its main office, 101 West Garden Street, Pensacola, Florida 32501, on ______, ___________, 1996 at _______ a.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated April 18, 1996, as amended, and a related merger agreement (collectively, the "Plan of Merger") pursuant to which, among other things: (a) the Bank would merge into Whitney National Bank of Florida, a newly formed, wholly-owned bank subsidiary of Whitney Holding Corporation ("Whitney"), and (b) each outstanding share of common stock of the Bank would be converted into shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger, all as more fully described in the attached Proxy Statement-Prospectus.

         2. To transact such other business as may properly come before the Meeting or any adjournments thereof.

         Only shareholders of record at the close of business on __________________, 1996 are entitled to notice of and to vote at the Meeting or any adjournment thereof. Dissenting shareholders who comply with the procedural requirements of 12 U.S.C. ss.215a will be entitled to receive payment of the cash value of their shares based upon the appraisal prescribed by 12 U.S.C. ss.215a.

         Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and to return it promptly.

                                            By order of the Board of Directors
                                            of American Bank and Trust



                                            Frank E. Westmark
                                            Chairman of the Board
Pensacola, Florida
__________, 1996

- -------------------------------------------------------------------------------


                                I M P O R T A N T
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER THAT YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POST-PAID ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE BANK OR BY EXECUTION OF A PROXY OF A LATER DATE FILED WITH THE SECRETARY OF THE BANK AT OR BEFORE THE MEETING. IN ADDITION, IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY BY VOTING IN PERSON.


- --------------------------------------------------------------------------------

                             AMERICAN BANK AND TRUST

               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ________________________, 1996


                           WHITNEY HOLDING CORPORATION


                                   PROSPECTUS

                           Common Stock, No Par Value


         This Proxy Statement-Prospectus is being furnished to holders of common stock, par value $2.50 per share ("Bank Common Stock"), of American Bank and Trust (the "Bank") in connection with the solicitation of proxies by the Bank's Board of Directors for use at a Special Meeting of Shareholders of the Bank (the "Meeting") to be held on _________, _________________, 1996 at ______ a.m., local time, at the Bank's main office, 101 West Garden Street, Pensacola, Florida 32501, and at any adjournment thereof. The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated April 18, 1996, as amended, and a related merger agreement (collectively, the "Plan of Merger") between the Bank, on the one hand, and Whitney Holding Corporation ("Whitney") and Whitney National Bank of Florida ("WNB-Florida"), on the other hand. The Plan of Merger provides for, among other things, the merger of the Bank into WNB-Florida (the "Merger"). Upon consummation of the Merger, except as described herein, each outstanding share of Bank Common Stock and any outstanding options to acquire Bank Common Stock would be converted into or exchanged for shares of common stock, no par value, of Whitney ("Whitney Common Stock") in the manner described herein, with cash being paid for any fractional share interests. See "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock; Exchange for Unexercised Bank Options." Consummation of the Merger requires the approval of the holders of at least two-thirds of the outstanding shares of Bank Common Stock. Consummation of the Merger is also subject to the satisfaction of certain other conditions, including obtaining necessary regulatory approvals.

         Whitney has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 397,967 shares of Whitney Common Stock that may be issued in connection with the Merger, as determined on the basis of the pricing formula described herein. The actual number of shares of Whitney Common Stock to be issued will be determined in accordance with the terms of the Plan of Merger. See "The Plan of Merger Description of the Plan of Merger -- Conversion of Common Stock; Exchange for Unexercised Bank Options." This Proxy Statement-Prospectus constitutes a prospectus of Whitney relating to the shares of Whitney Common Stock that are issuable in connection with the Merger. The outstanding shares of Whitney Common Stock are, and the shares of Whitney Common Stock offered hereby will be, included for quotation on the NASDAQ National Market System. The closing price per share of Whitney Common Stock on the NASDAQ National Market System on _________, 1996 was $____.

         This Proxy Statement-Prospectus, and the accompanying Notice of Special Meeting and form of proxy, are being first mailed to shareholders of the Bank on or about __________________, 1996.

           THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PROPOSED
               MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCU-
          RACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS
      OF ANY BANK OR NON-BANK SUBSIDIARY OF WHITNEY AND ARE NOT INSURED BY
          THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                     FUND OR ANY OTHER GOVERNMENTAL AGENCY.





                  --------------------------------------------

          This Proxy Statement-Prospectus is dated ______________, 1996

                  --------------------------------------------

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Proxy Statement-Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Whitney or the Bank. This Proxy Statement-Prospectus shall not constitute an offer to sell or exchange or the solicitation of an offer to purchase any security, or the solicitation of a proxy, nor shall there be any such sale, exchange or solicitation in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Whitney or the Bank since the date hereof.

         All information contained herein with respect to the Bank has been provided by the Bank, and Whitney is relying on the accuracy of that information. All information contained herein with respect to Whitney has been provided by Whitney, and the Bank is relying on the accuracy of that information.

                              AVAILABLE INFORMATION

         Whitney is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by Whitney, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, Whitney Common Stock is included for quotation on the NASDAQ National Market System (Symbol: WTNY), and such reports, proxy statements and other information concerning Whitney can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         Whitney has filed with the Commission a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act with respect to the Whitney Common Stock offered by this Proxy Statement-Prospectus. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Such additional information can be inspected and copied as set forth above. Statements contained in this Proxy Statement-Prospectus as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to Whitney and the transactions contemplated hereby, reference is made to the Registration Statement, including the exhibits thereto and any documents incorporated by reference therein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Proxy Statement-Prospectus incorporates documents by reference that are not presented herein or delivered herewith. See "Information about Whitney -- Incorporation of Certain Information about Whitney by Reference." Whitney hereby undertakes to provide copies of any such documents, other than exhibits to such documents that are not specifically incorporated by reference therein, without charge to any person, including any beneficial owner of Bank Common Stock, to whom this Proxy Statement-Prospectus is delivered, upon the written or oral request of such person to Whitney Holding Corporation,
Attention: Edward B. Grimball, Chief Financial Officer, 228 St. Charles Avenue, New Orleans, Louisiana 70130 (Telephone: (504) 586-7252). In order to ensure timely delivery of the documents, any request should be made by __________, 1996.

                                TABLE OF CONTENTS

SUMMARY.........................................................................................................iii
         Whitney and the Bank...................................................................................iii
                  Whitney  .....................................................................................iii
                  The Bank .....................................................................................iii
         The Meeting............................................................................................iii
                  General  .....................................................................................iii
                  Purpose of the Meeting........................................................................iii
         Vote Required...........................................................................................iv
         Reasons for the Plan of Merger..........................................................................iv
         Recommendation of the Bank's Board of Directors.........................................................iv
         Fairness Opinion of Allen C. Ewing & Co.................................................................iv
         The Plan of Merger......................................................................................iv
                  General  ......................................................................................iv
                  Conversion of Common Stock; Exchange for Unexercised Bank Options..............................iv
                  Exchange of Certificates......................................................................vii
                  Regulatory Approvals and Other Conditions to Consummation of the Merger.......................vii
                  Waiver, Amendment and Termination.............................................................vii
         Accounting Treatment..................................................................................viii
         Certain Federal Income Tax Consequences...............................................................viii
         Dissenters' Rights....................................................................................viii
         Interests of Certain Persons..........................................................................viii
         Market Prices...........................................................................................ix
         Comparative Rights of Shareholders......................................................................ix
         Selected Financial Data of the Bank......................................................................x
         Selected Financial Data of Whitney......................................................................xi
         Comparative Per Share Data.............................................................................xii
THE MEETING.......................................................................................................1
         General  ................................................................................................1
         Purpose of the Meeting...................................................................................1
         Shares Entitled to Vote; Quorum; Vote Required...........................................................1
         Solicitation, Voting and Revocation of Proxies...........................................................2
THE PLAN OF MERGER................................................................................................2
         General  ................................................................................................2
         Background...............................................................................................2
         Reasons for the Plan of Merger...........................................................................3
                  General  .......................................................................................3
                  Whitney  .......................................................................................3
                  The Bank .......................................................................................4
         Recommendation of the Bank's Board of Directors..........................................................4
         Fairness Opinion of Allen C. Ewing & Co..................................................................4
         Description of the Plan of Merger........................................................................7
                  General  .......................................................................................7
                  Conversion of Common Stock; Exchange for Unexercised Bank Options...............................7
                  Exchange of Certificates.......................................................................10
                  Transfer and Exchange Agents...................................................................10
                  Regulatory Approvals and Other Conditions of the Merger........................................10
                  Effective Date.................................................................................11
                  Conduct of Business Prior to the Effective Date................................................11
                  Waiver, Amendment and Termination..............................................................12
                  Expenses.......................................................................................13
         Interests of Certain Persons............................................................................13
                  Employee Benefits..............................................................................13

                                        i





                  Management.....................................................................................13
                  Bank Options...................................................................................13
                  Indemnification and Insurance..................................................................14
         Status Under Federal Securities Laws; Certain Restrictions on Resales ..................................14
         Accounting Treatment....................................................................................14
CERTAIN FEDERAL INCOME TAX CONSEQUENCES..........................................................................15
DISSENTERS' RIGHTS...............................................................................................16
UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION.........................................................................17
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
  (American Bank and Trust Transaction Only).....................................................................25
INFORMATION ABOUT THE BANK.......................................................................................33
         Description of Business.................................................................................33
         Competition.............................................................................................33
         Supervision and Regulation..............................................................................33
         Market Prices and Dividends.............................................................................34
         Property ...............................................................................................34
         Employees ..............................................................................................34
         Security Holdings of Principal Shareholders and Management..............................................34
THE BANK'S MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................................................37
INFORMATION ABOUT WHITNEY........................................................................................50
         General  ...............................................................................................50
         Market Prices of and Dividends Declared on Whitney Common Stock ........................................51
         Incorporation of Certain Information about Whitney by Reference.........................................51
COMPARATIVE RIGHTS OF SHAREHOLDERS...............................................................................52
LEGAL MATTERS....................................................................................................59
EXPERTS..........................................................................................................59
OTHER MATTERS....................................................................................................59
BANK FINANCIAL STATEMENTS.......................................................................................F-1
         Appendix A - Agreement and Plan of Merger..............................................................A-1
         Appendix B - Fairness Opinion of Allen C. Ewing & Co...................................................B-1
         Appendix C - Selected Provisions of 12 U.S.C. ss.215a..................................................C-1

                                       ii

                                     SUMMARY

          The following summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

Whitney and the Bank

         Whitney. Whitney Holding Corporation, a Louisiana corporation ("Whitney"), is a multi-bank holding company registered pursuant to the Bank Holding Company Act of 1956. Whitney became an operating entity in 1962 with Whitney National Bank ("Whitney Bank") as its only significant subsidiary. Whitney Bank, which has its headquarters in Orleans Parish, Louisiana, has been engaged in general banking business in the City of New Orleans since 1883. It currently operates 58 branches in south Louisiana and a foreign branch on Grand Cayman in the British West Indies. In December 1994, Whitney established the Whitney Bank of Alabama and, through this new banking subsidiary, acquired the Mobile area operations of The Peoples Bank, Elba, Alabama on February 17, 1995. Whitney Bank of Alabama operates eight branches and one loan production office serving metropolitan Mobile, Alabama and the Alabama Gulf Coast region.

         Whitney National Bank of Florida ("WNB-Florida") is a wholly-owned subsidiary of Whitney that was organized under the National Banking Act to facilitate the mergers described herein. See "The Meeting - Purpose of the Meeting" and "The Plan of Merger - General."

         Whitney and its subsidiaries are sometimes referred to collectively herein as "Whitney's consolidated group." At March 31, 1996, Whitney had total consolidated assets of approximately $3.499 billion and total consolidated deposits of approximately $2.768 billion. Whitney's principal executive offices are at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7117. See "Information About Whitney."

        The  Bank.   American   Bank  and  Trust  (the   "Bank"),   a  Florida
state-chartered bank, is a full-service commercial bank, without trust powers, doing business through its office in Pensacola, Florida. At March 31, 1996, the Bank had total assets of approximately $58,748,000 and total deposits of approximately $53,689,000.

         The Bank's principal executive offices are at 101 West Garden Street, Pensacola, Florida 32501, and its telephone number is (904) 432-2481. See "Information About the Bank."

The Meeting

         General.  A  special  meeting  of the  shareholders  of the  Bank  (the
"Meeting") will be held on ________________, 1996 at the time and place set forth in the accompanying Notice of Special Meeting of Shareholders. Only record holders of the common stock, $2.50 par value per share, of the Bank ("Bank Common Stock") at the close of business on __________________, 1996 are entitled to notice of and to vote at the Meeting. On that date, there were _____________ shares of Bank Common Stock issued and outstanding, each of which is entitled to one vote on each matter properly to come before the Meeting.

         Purpose of the Meeting. The purpose of the Meeting is to vote upon a proposal to approve an Agreement and Plan of Merger dated April 18, 1996, as amended, and a related merger agreement (collectively, the "Plan of Merger"), copies of which are attached hereto as Appendix A, pursuant to which, among other things, the Bank will merge into WNB-Florida (the "Merger") and shareholders of the Bank (and the holders of any outstanding options to acquire Bank Common Stock) will receive shares of Whitney Common Stock (and cash in lieu of fractional shares) as described below under " - The Plan of Merger -- Conversion of Common Stock; Exchange for Unexercised Bank Options." See "The Meeting - Purpose of the Meeting."

Vote Required

          The Plan of Merger must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of Bank Common Stock. Directors, executive officers and certain principal shareholders of the Bank holding an aggregate of 244,941 shares, or approximately 52%, of the outstanding shares of Bank Common Stock have agreed, subject to certain conditions, to vote their shares in favor of the Plan of Merger at the Meeting. Whitney, as the sole shareholder of WNB-Florida, must approve the Plan of Merger. Under Louisiana law, shareholders of Whitney are not required to approve the Plan of Merger. See "The Meeting - Shares Entitled to Vote; Quorum; Vote Required."

Reasons for the Plan of Merger

         The Board of Directors of the Bank believes that the approval of the Plan of Merger is in the best interests of the Bank and its shareholders. In reaching its decision, the Board considered a number of factors, including the Bank's and Whitney's business and prospects, the price to be received by the Bank's shareholders, the liquidity of Whitney Common Stock and the opinion of Allen C. Ewing & Co. that the consideration to be received by the Bank's shareholders is fair, from a financial point of view. See "The Plan of Merger - Background" and "The Plan of Merger Reasons for the Plan of Merger."

Recommendation of the Bank's Board of Directors

         THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER.

Fairness Opinion of Allen C. Ewing & Co.

          Allen C. Ewing & Co. ("Ewing") has rendered its opinion to the Bank's Board of Directors that, based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated, the consideration to be received by the Bank's shareholders under the Plan of Merger is fair to the Bank's shareholders from a financial point of view. Ewing's opinion is directed only to the fairness of the terms of the Plan of Merger from a financial point of view and does not constitute a recommendation to any shareholder on how to vote at the Meeting.
See "The Plan of Merger -- Fairness Opinion of Allen C. Ewing & Co."

         A copy of the fairness opinion of Ewing is attached as Appendix B and should be read in its entirety.

The Plan of Merger

         General. Pursuant to the Plan of Merger, if all conditions to the Merger are satisfied or waived, on the effective date of the Merger, the Bank will be merged with and into WNB-Florida, and the separate existence of the Bank will cease. By reason of the Merger, and subject to the adjustments described below, each outstanding share of Bank Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn) will be converted into a number of shares of common stock, no par value, of Whitney ("Whitney Common Stock") with an aggregate market value of approximately $19.70, provided that the Average Market Price (as defined below) of Whitney Common Stock is not less than $27.00 nor greater than $35.00. Any outstanding options to acquire Bank Common Stock that remain unexercised immediately prior to the Merger will also be exchanged for shares of Whitney Common Stock in connection with the Merger. The total consideration to be paid by Whitney in connection with the Merger is subject to a downward adjustment if the Bank's 1996 earnings are less than the level projected by the Bank's management. See "- Conversion of Common Stock; Exchange for Unexercised Bank Options," below, and "The Plan of Merger - Description of the Plan of Merger -- General" and "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock; Exchange for Unexercised Bank Options" elsewhere in this Proxy Statement- Prospectus.

         Conversion of Common Stock; Exchange for Unexercised Bank Options. The Plan of Merger provides that, assuming no fractional shares or perfected dissenters' rights, shareholders of the Bank will receive a total number of shares of Whitney Common Stock equal to the "Acquisition Price," divided by the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected, or for which a record date occurs) on the 20 trading days preceding the fifth trading day immediately prior to the effective date of the Merger, as reported in the Wall Street
Journal (the "Average Market Price"); provided, however, that if the Average Market Price as so calculated is less than $27.00 or greater than $35.00, the "Average Market Price" to be used in calculating the number of shares of Whitney Common Stock to be issued in the Merger shall be $27.00 or $35.00, as the case may be. The total number of shares of Whitney Common Stock to be issued by reason of the Merger as so calculated (the "Maximum Deliverable Amount of Whitney Shares") will vary depending upon the Average Market Price of the Whitney Common Stock and the other factors described below.

         The "Acquisition Price" is equal to $10,250,000, plus the dollar amount of actual cash proceeds received by the Bank from the exercise of any outstanding Bank Options (as hereinafter defined) between April 18, 1996 and the effective date of the Merger, minus the Net Value (calculated in the manner described below) of any Bank Options that remain unexercised on the effective date of the Merger, minus the "Deductible Amount."

         The "Deductible Amount" is the dollar amount, if any, by which the Bank's annualized net income after taxes for calendar year 1996 is less than $820,000, as projected by the Bank, provided that the Deductible Amount will be zero if the Bank's 1996 net income after taxes on an annualized basis is within 7.5% of $820,000.

         The Bank has options outstanding that grant the holders thereof the right to acquire up to an aggregate of 75,936 shares of Bank Common Stock ("Bank Options"). These options were granted to Bank directors pursuant to Bank's Directors' Stock Option Plan of 1993 (the "Option Plan"). The Bank Options have an exercise price of $6.52 per share of Bank Common Stock acquired, and under the terms of the Option Plan, any unexercised Bank Options would terminate upon consummation of the Merger. The Plan of Merger provides that, conditioned upon consummation of the Merger but effective immediately prior thereto, each outstanding unexercised Bank Option will be exchanged for shares of Whitney Common Stock having a value, calculated based on the Average Market Price, equal to the amount by which the dollar value of the shares of Whitney Common Stock into which a share of Bank Common Stock would be converted in the Merger exceeds the exercise price for that share of Bank Common Stock under the terms of Bank Options. The difference between those two amounts is referred to as the "Net Value" of an unexercised Bank Option and is equal to $13.172804 minus the quotient of the Deductible Amount divided by 545,636 (the number of shares of Bank Common Stock that would be outstanding if all Bank Options were exercised). If no Bank Options are exercised, the aggregate Net Value of the 75,936 Bank Options outstanding at the effective time of the Merger would be $1,000,290, which amount would be deducted in determining the Acquisition Price, and Whitney Common Stock having an aggregate value equal to such amount (calculated based on the Average Market Price) would be issued to the holders of such unexercised Bank Options in exchange therefor.

         The exercise or non-exercise of Bank Options prior to the effective date of the Merger will not affect the per share exchange ratio of the Whitney Common Stock to be issued to the holders of Bank Common Stock by reason of the Merger. As noted above, the "Acquisition Price" increases $6.52 for each Bank Option that is exercised prior to the effective date of the Merger; but, on a per share basis, that increase will be offset exactly by the additional shares of Bank Common Stock that will have been issued upon exercise of the Bank Options. Similarly, the "Acquisition Price" decreases by the Net Value of any unexercised Bank Options; but, on a per share basis, any such decrease would be offset exactly because the shares of Bank Common Stock underlying those Bank Options will not have been issued.

         By reason of the Merger, each share of Bank Common Stock outstanding on the effective date of the Merger (other than shares as to which dissenters' rights have been perfected and not withdrawn) will be converted into a number of shares of Whitney Common Stock equal to the quotient of (a) the Maximum Deliverable Amount of Whitney Shares divided by (b) the total number of shares of Bank Common Stock issued and outstanding on the effective date of the Merger. As of June 30, 1996, there were outstanding 469,700 shares of Bank Common Stock. The following table sets forth examples of the number of shares of Whitney Common Stock into which each share of Bank Common Stock would be converted on the effective date of the Merger, assuming that (a) the Average Market Price for Whitney Common Stock is as specified below, (b) the Deductible Amount is zero and (c) none of the Bank Options are exercised (resulting in an Acquisition Price of $9,249,710 for the outstanding shares of Bank Common Stock).

                                                 Total Number of Shares of
               Assumed Average                       Whitney Common Stock            Number of Whitney Shares Per
       Market Price of Whitney Common             To Be Issued for Shares of                     Bank
                    Stock                            Bank Common Stock(1)                    Share(1) (2)
       -------------------------------           ------------------------------      ------------------------------
                   $27.00                                   342,582                            0.7294
                    29.00                                   318,956                            0.6791
                    31.00                                   298,378                            0.6353
                    33.00                                   280,294                            0.5968
                    35.00                                   264,277                            0.5627

- -----------------------------

(1) If the Deductible Amount is zero and all of the Bank Options are exercised (resulting in an Acquisition Price of $10,745,103), a total of 397,967 shares of Whitney Common Stock would be issued by reason of the Merger assuming an Average Market Price of $27.00, and 307,003 shares of Whitney Common Stock would be so issued assuming an Average Market Price of $35.00; however, as discussed in the preceding paragraphs,  the per share  exchange  ratios would  remain  constant at
         0.7294 and 0.5627, respectively, because of the additional 75,936 shares of Bank Common Stock that would be outstanding.

(2) Based on 469,700 shares of Bank Common Stock, the number of shares outstanding on June 30, 1996. Due to fluctuations in the trading prices of Whitney Common Stock and the fact that the Acquisition Price cannot be determined until the effective date of the Merger, the actual number of shares to be received by the Bank's shareholders cannot currently be determined.

         The Plan of Merger provides that the total number of shares of Whitney Common Stock to be issued in the Merger becomes fixed at the upper end and the lower end of the range of Average Market Prices set forth in the preceding table, such that if the calculation of Average Market Price were to result in an amount less than $27.00, 342,582 shares of Whitney Common Stock would be issued in the Merger regardless of their market value, and if the calculation of Average Market Price were to result in an amount exceeding $35.00, 264,277 shares of Whitney Common Stock would be issued in the Merger regardless of their market value, in each case assuming an Acquisition Price of $9,249,710. Accordingly, it is a condition to the Bank's obligations to consummate the Merger that the Average Market Price of the Whitney Common Stock as so calculated not be less than $27.00, and it is a condition to Whitney's obligations to consummate the Merger that the Average Market Price as so calculated not be more than $35.00. If the Bank were to waive this condition to its obligation to consummate the Merger, the aggregate market value of the Whitney Common Stock to be issued in the Merger may be lower than it would be if the calculation of Average Market Price resulted in an amount between $27.00 and $35.00. If, on the other hand, Whitney were to waive this condition to its obligation to consummate the Merger, the aggregate market value of the Whitney Common Stock to be issued in the Merger may be higher than it would be if such calculation resulted in a price within the specified range. See "-- Regulatory Approvals and Other Conditions to Consummation of the Merger;" "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock; Exchange for Unexercised Bank Options" and "The Plan of Merger - Description of the Plan of Merger -- Regulatory Approvals and Other Conditions of the Merger."

         On ___________________, 1996, the closing trading price for a share of Whitney Common Stock was $_______, and if such date had been the effective date of the Merger, the Average Market Price would have been $_______. See "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock."

         In lieu of issuing any fractional share of Whitney Common Stock, each shareholder of the Bank who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Average Market Price. Because the per share exchange ratio in the Merger is less than one-to-one, any shareholder of the Bank holding less than two shares of Bank Common Stock will not receive any Whitney Common Stock in the Merger, but instead will receive solely cash in exchange for his share of Bank Common Stock.

         Exchange of Certificates. Upon consummation of the Merger, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Bank Common Stock for certificates representing shares of Whitney Common Stock, will be mailed to each person who was a shareholder of record of the Bank on the effective date of the Merger. Shareholders are requested not to send in their stock certificates until they have received a letter of transmittal and further written instructions.

         Shareholders of the Bank who cannot locate their stock certificates are urged to contact promptly:

                            Lamar B. Cobb, President
                             American Bank and Trust
                             101 West Garden Street
                            Pensacola, Florida 32501
                                 (904) 432-2481

A new stock certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and containing an agreement to indemnify the Bank and Whitney against any claim that may be made against the Bank or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. The Bank or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify the Bank and Whitney. See "The Plan of Merger Description of the Plan of Merger -- Exchange of Certificates."

         Regulatory Approvals and Other Conditions to Consummation of the Merger. In addition to approval by the shareholders of the Bank, consummation of the Merger is conditioned upon, among other things, (i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group, (ii) the receipt by Whitney and WNB-Florida of required regulatory approvals, (iii) the receipt by Whitney of assurances that the Merger may be accounted for as a pooling-of-interests, (iv) the receipt by Whitney and the Bank of opinions as to the qualification of the Merger as a tax-free reorganization under applicable law, (v) the Bank's receipt of a letter from Ewing, dated as of the date of the Meeting, in form and substance satisfactory to the Bank, confirming its fairness opinion to the Board of Directors of the Bank and (vi) certain other conditions customary for agreements of this sort. It is a condition to Whitney's obligations to consummate the Merger that the Average Market Price of the Whitney Common Stock (calculated without regard to the limitations contained in the definition of Average Market Price) shall not be more than $35.00, unless Whitney has executed a definitive merger or other acquisition agreement with a third party as a result of which Whitney would cease to be an independent, public company. It is a condition to the Bank's obligations that the Average Market Price of the Whitney Common Stock as so calculated shall not be less than $27.00. The parties intend to consummate the Merger as soon as practicable after all of the conditions to the Merger have been met or waived.

          On _______________________, 1996, Whitney filed an application with the Office of the Comptroller of the Currency of the United States (the "Comptroller") seeking approval of the Merger and an interim bank charter for WNB- Florida. Whitney has also filed applications with the Board of Governors of the Federal Reserve System (the "Reserve Board") and the Federal Deposit Insurance Corporation in connection with the formation of WNB-Florida. The Comptroller application was accepted on ____________________, 1996 and the Reserve Board application was accepted on _________________, 1996. Whitney expects to receive final approvals from each of these governmental agencies prior to the Meeting; however, there can be no assurance that these approvals will be obtained, or that the other conditions to consummation of the Merger will be satisfied by such date or at all. See "The Plan of Merger - Description of the Plan of Merger -- Regulatory Approvals and Other Conditions of the Mergers."

         Waiver, Amendment and Termination. The Plan of Merger provides that each of the parties to the Plan of Merger may waive any of the conditions to its obligation to consummate the Merger other than approval by the shareholders of the Bank, the absence of a stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part, the receipt of all necessary regulatory approvals, the satisfaction of all requirements prescribed by law for consummation of the Merger, and the Bank's receipt of a letter from Ewing dated as of the date of the Meeting, in form and substance satisfactory to the Bank, confirming Ewing's fairness opinion to the Board of Directors of the Bank.

         The Plan of Merger may be amended, at any time before or after its approval by the shareholders of the Bank, by the mutual agreement of the Board of Directors of the parties to the Plan of Merger.

         The Plan of Merger may be terminated at any time prior to the effective date (i) by the mutual consent of Whitney and the Bank; (ii) in the event of a breach of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 15 days after written notice of such breach or December 31, 1996; (iii) if the Merger has not occurred by December 31, 1996;
(iv) if the number of shares of Bank Common Stock as to which the holders thereof are, on the effective date, legally entitled to assert dissenting shareholders rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of Bank Common Stock that would preclude pooling-of-interests accounting for the Merger (i.e., if, after the Meeting, more than 10% of the Bank Common Stock would be subject to exchange for cash rather than Whitney Common Stock as the result of holders exercising dissenters' rights or receiving cash in lieu of fractional shares); (v) if the Bank receives a written offer with respect to another acquisition transaction and the Board of Directors of the Bank determines in good faith, after consultation with its financial advisers and counsel, that such transaction is more favorable to the Bank's shareholders than the transactions contemplated by the Plan of Merger; or (vi) on the basis of certain other grounds specified in the Plan of Merger. The Plan of Merger provides for a termination fee of $500,000 payable to Whitney if the Bank terminates the Plan of Merger under the circumstances described in clause
(v) of the preceding sentence. See "The Plan of Merger - Description of the Plan of Merger -- Waiver, Amendment and Termination."

Accounting Treatment

         Whitney intends to account for the Merger as a pooling-of-interests, and it is a condition to Whitney's obligation to consummate the Merger that neither Whitney's independent public accountants nor the Commission shall have taken the position that the Plan of Merger does not qualify for pooling-of-interests accounting treatment. See "The Plan of Merger - Accounting Treatment."

Certain Federal Income Tax Consequences

         Consummation of the Merger is conditioned upon receipt by Whitney and the Bank of an opinion from Arthur Andersen LLP to the effect that, among other things, the Merger will qualify as a tax-free reorganization under applicable law and that each Bank shareholder who receives Whitney Common Stock pursuant to the Merger will not recognize gain or loss except with respect to (a) the receipt of cash (i) in lieu of fractional shares of Whitney Common Stock or (ii) pursuant to the exercise of dissenters' rights, and (b) the receipt of Whitney Common Stock in exchange for unexercised Bank Options pursuant to the Plan of Merger. Because of the complexity of the tax laws, each shareholder should consult his tax advisor concerning the applicable federal, state and local income tax consequences of the Merger. See "Certain Federal Income Tax Consequences."

Dissenters' Rights

         Shareholders of the Bank who perfect dissenters' rights will not receive Whitney Common Stock but will instead be entitled to receive the value of their shares in cash, as determined under 12 U.S.C. ss.215a. Failure to comply with statutory procedures in the exercise of dissenters' rights will nullify such rights. See "Dissenters' Rights."

Interests of Certain Persons

         The executive officers and members of the Board of Directors of the Bank have interests in the Merger that are in addition to their interest as shareholders of the Bank. These interests include, among others, payments to be received by executive officers pursuant to the Bank's incentive bonus arrangements; the directors' receipt of the Net Value of their Bank Options without having to exercise those options; the continued employment of the executive officers by Whitney after the effective date; the continuation of certain employee benefits generally; and provisions in the Plan of Merger relating to indemnification of directors and officers of the Bank and continuation of directors and officers liability insurance.

         See "The Plan of Merger - Interests of Certain Persons."

Market Prices

         On April 17, 1996, the last trading day preceding the date that Whitney and the Bank publicly announced that they had entered into the Plan of Merger, the closing sales price for a share of Whitney Common Stock, as quoted on the NASDAQ National Market System, was $31.00. No assurance can be given as to the market price of Whitney Common Stock on the effective date of the Merger. On ___________________, 1996, the closing sales price for a share of Whitney Common Stock was $_______, and if such date had been the effective date of the Merger, the Average Market Price would have been approximately $_______. See "The Plan of Merger - Description of the Plan of Merger -- Regulatory Approvals and Other Conditions of the Mergers."

         The Bank Common Stock is not traded on any exchange, and there is no established public trading market for such stock. There are no bid or asked prices available for Bank Common Stock. There is, however, very limited and sporadic trading of Bank Common Stock in its local area. Based on the limited information available to the Bank's management, only approximately 20 trades were effected during the last two years at prices ranging from $6 to $16. The Banks's management believes that such trades were effected on an arms-length basis, but no assurance is given in this regard. See "Information About the Bank
- - Market Prices and Dividends."

Comparative Rights of Shareholders

         If the Merger is consummated, shareholders of the Bank, other than those exercising dissenters' rights, will become shareholders of Whitney, and their rights will be governed by and be subject to Whitney's Articles of Incorporation and Bylaws rather than those of the Bank. Whitney's Articles of Incorporation contain provisions that are different from those of the Bank, some of which may have the effect of discouraging a third party from seeking to obtain control of Whitney in a transaction not approved by Whitney's Board of Directors. See "Comparative Rights of Shareholders."

Selected Financial Data of the Bank

         The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1995 have been derived from the Bank's audited financial statements. The selected financial data for the three months ended March 31, 1996 and 1995 have been derived from the Bank's unaudited financial statements, which, in the opinion of the Bank's management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year. The information set forth below should be read in conjunction with the Bank's financial statements and notes thereto appearing elsewhere in this Proxy Statement-Prospectus.


                                            Three months ended
                                                March 31                                   Years ended December 31,
                                           -------------------------------------------------------------------------------------
                                              1996       1995          1995       1994         1993           1992      1991
                                           ----------  ---------     --------    ----------  ---------    ---------- ---------
                (In thousands, except per share data, unaudited)

Average Balance Sheet Data:
   Total assets........................      $62,347    $40,243      $57,327     $33,342     $32,322      $30,655    $30,865
   Total earning assets................       58,045     36,309       52,936      30,210      28,831       28,320     26,822
   Total loans.........................       25,803     24,587       24,596      22,097      18,730       19,632     18,740
   Total investment in securities......       30,381      7,747       24,137       6,075       6,229        6,520      6,672
   Interest bearing deposits...........       52,197     32,000       48,422      25,972      25,868       24,929     25,125
   Noninterest bearing deposits........        4,592      4,296        4,427       3,989       3,368        2,756      2,768
   Shareholders' equity................        4,780      3,711        4,066       3,176       2,870        2,612      2,513

Income Statement Data:
   Total interest income...............       $1,170       $763       $4,391      $2,431      $2,259       $2,476     $2,797
   Net interest income.................          532        383        1,760       1,565       1,386        1,413      1,250
   Provision for possible loan losses..          -0-         20           20         135         300          115        112
   Non-interest income.................           72         76          297         213         201          192        181
   Non-interest expense................          272        273        1,087       1,053       1,176        1,311      1,267
   Net income..........................          209        104          596         778         212          179         52

Per Share Data:
   Primary earnings per share..........       $  .45      $ .22       $ 1.27       $1.66       $ .47       $  .39     $  .11
   Fully diluted earnings per share....          .38        .19         1.09        1.43         .39          .32        .10
   Cash dividends per share............          -0-        -0-          -0-         -0-         -0-          -0-        -0-
   Book value per share, end of period.         9.74       7.90         9.93        7.63        6.44         5.98       5.54

Key Ratios:
   Net income as a percent of
     average assets....................         1.34%      1.03%        1.04%       2.33%       0.66%        0.58%      07%
   Net income as a percent of
     average equity....................        17.49%     11.20%       14.66%      24.50%       7.38%        6.85%      2.07%
   Allowance for loan losses as
     a percent of loans and leases
     at period end.....................         1.27%      1.45%        1.29%       1.23%       1.08%        1.84%      1.25%
   Average equity as a percent
     of average total assets...........         7.67%      9.22%        7.09%       9.52%       8.87%        8.52%      8.14%
   Dividend payout ratio...............         ---         ---         ---         ---         ---         ---         ---

Selected Financial Data of Whitney

         The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1995 and for the three-month periods ended March 31, 1996 and 1995 have been derived from the consolidated financial statements of Whitney's consolidated group and should be read in conjunction with the information concerning Whitney that has been incorporated by reference in this Proxy Statement-Prospectus. The selected financial data for the three months ended March 31, 1996 and 1995 have been derived from Whitney's unaudited financial statements, which, in the opinion of Whitney's management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year. Selected financial data for the years 1991 through 1995 have been restated to reflect the merger, effective March 8, 1996, of First Citizens BancStock, Inc. into Whitney, which was accounted for as a pooling-of-interests.

                                        Three months ended
                                             March 31,                          Years ended December 31,
                                         1996        1995         1995         1994          1993        1992        1991
                                     -----------  -----------  -----------  -----------  -----------  -----------  ----------
                                                        (In thousands, except per share data, unaudited)
 Average Balance Sheet Data:
   Total assets...................    $3,432,566  $3,123,194   $3,188,930   $3,182,674   $3,117,512   $3,061,976   $3,031,841
   Total earning assets...........     3,116,772   2,817,285    2,880,631    2,877,898    2,817,526    2,761,104    2,717,010
   Total loans....................     1,596,782   1,191,481    1,321,533    1,096,672    1,056,679    1,225,546    1,450,497
   Total investment in securities.     1,487,937   1,594,055    1,505,492    1,704,687    1,637,619    1,362,006    1,096,086
   Interest bearing deposits......     1,899,937   1,795,598    1,813,093    1,860,866    1,855,153    1,871,189    1,858,429
   Noninterest bearing deposits...       817,919     787,603      811,616      792,448      765,457      723,932      681,233
   Shareholders' equity...........       368,024     326,432      339,145      298,142      239,663      193,280      184,530

Income Statement Data:
   Total interest income..........       $56,941     $49,805     $213,295     $192,750     $186,105     $195,079     $223,303
   Net interest income............        35,815      33,672      141,428      135,247      131,424      122,321      107,314
   Provision for (reduction in)...
     reserve for possible loan losses         --         100       (9,400)     (26,004)     (59,625)       4,415       46,692
   Non-interest income............         8,697       8,636       33,205       34,129       33,216       29,557       28,341
   Non-interest expense...........        32,905      29,164     (119,481)    (112,394)    (108,237)    (120,615)    (112,303)
   Net income (loss)..............         8,037       8,945       44,349       56,198       79,228       22,415       (3,181)

Per Share Data:
   Primary earnings (loss) per
     share........................         $0.47       $0.53        $2.61        $3.39        $4.81        $1.37       ($0.19)
   Fully diluted earnings (loss)
     per share....................          0.47        0.53         2.60         3.39         4.81         1.37        (0.19)
   Cash dividends per share.......          0.22        0.18         0.77         0.60         0.41         0.09         0.02
   Book value per share, end of
     period.......................         21.75       19.80        21.69        19.29        17.07        12.46        11.17

Key Ratios:
   Net income (loss) as a percent of
     average assets...............          0.94%       1.16%        1.39%        1.77%        2.54%        0.73%      (0.10%)
   Net income (loss) as a percent of
     average equity...............          8.76%      11.11%       13.08%       18.85%       33.06%       11.60%      (1.72%)
   Net interest margin............          4.75%       4.99%        5.05%        4.85%        4.79%        4.54%        4.06%
   Allowance for loan losses as
     a percent of loans and leases
     at period end................          2.60%       3.16%        2.48%        3.06%        4.28%        8.74%        7.94%
   Average equity as a percent
     of average total assets......         10.58%      10.50%       10.75%       10.20%        8.71%        6.41%        5.97%
   Dividend payout ratio..........         46.81%      33.96%       29.50%       17.70%        8.52%        6.57%          --

                                       xi

Comparative Per Share Data

         The following table presents certain information for Whitney and the Bank on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the companies and adjustments directly attributable to the Plan of Merger based on estimates derived from information currently available. This information does not purport to be indicative of the results that would actually have been obtained if the Merger had been consummated on the date or for the periods indicated below, or the results that may be obtained in the future. Whitney expects to account for the Merger using the pooling-of-interests method applied in accordance with generally accepted accounting principles.

                                                  Historical
                                           ------------------------           Pro Forma             Bank
                                             Whitney        Bank              Combined(1)       Equivalent(2)
                                           -----------    ---------           -----------       -------------
Earnings per common share:

Years ended:
    December 31, 1995.................       $ 2.61         $  1.27           $  2.60            $  1.65
    December 31, 1994.................       $ 3.39         $  1.66           $  3.37            $  2.14
    December 31, 1993.................       $ 4.81         $  0.47           $  4.73            $  3.01
Three months ended March 31, 1996            $ 0.47         $  0.45           $  0.47            $  0.30

Dividends declared per common share:

Years ended:
    December 31, 1995.................       $ 0.77         $  0.00           $  0.76            $  0.48
    December 31, 1994.................       $ 0.60         $  0.00           $  0.59            $  0.37
    December 31, 1993.................       $ 0.41         $  0.00           $  0.40            $  0.26
Three months ended March 31, 1996            $ 0.22         $  0.00           $  0.22            $  0.14

Book value per common share:

As of March 31, 1996..................       $21.75         $  9.74           $ 21.60            $ 13.72
As of December 31, 1995...............       $21.69         $  9.93           $ 21.54            $ 13.69

- ------------------------------

(1) Assumes an Average Market Price of Whitney Common Stock of $31.00, a Deductible Amount of zero, no exercise of Bank Options prior to the Merger, and the issuance of 330,645 shares of Whitney Common Stock to effect the Merger.

(2) The Bank Equivalent is calculated by multiplying the amount in the pro forma combined column by an exchange ratio of .6353 at the assumed Average Market Price of $31.00, with a Deductible Amount of zero.

         In addition to the proposed Merger, Whitney has other merger transactions pending. There can be no assurance that any or all of these transactions will be completed. Pro forma information giving effect to all of these acquisitions is included beginning at page 17 of this Proxy Statement-Prospectus.

                                   THE MEETING

General

         This  Proxy   Statement-Prospectus  is  furnished  to  shareholders  of
American Bank and Trust (the "Bank") in connection with the solicitation of proxies on behalf of its Board of Directors for use at a special meeting of shareholders of the Bank (the "Meeting") to be held on the date and at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, or any adjournments thereof.

         The Bank has supplied all information included herein with respect to the Bank. Whitney Holding Corporation ("Whitney") has supplied all information included herein with respect to Whitney and its consolidated subsidiaries, which are sometimes collectively referred to herein as "Whitney's consolidated group."

Purpose of the Meeting

         The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated April 18, 1996, as amended, between Whitney and its newly-formed, wholly-owned banking subsidiary Whitney National Bank of Florida ("WNB-Florida"), on the one hand, and the Bank, on the other hand, and a related Agreement of Merger between WNB-Florida and the Bank (the "Bank Merger Agreement" and, together with the Agreement and Plan of Merger, as amended, the "Plan of Merger"). Pursuant to the Plan of Merger, the Bank will merge into WNB-Florida (the "Merger"). In consideration of the Merger, each outstanding share of common stock, $2.50 par value, of the Bank ("Bank Common Stock") will be converted into a number of shares of common stock, no par value, of Whitney ("Whitney Common Stock") as described elsewhere in this Proxy Statement-Prospectus under the heading captioned "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock; Exchange for Unexercised Bank Options."

Shares Entitled to Vote; Quorum; Vote Required

         Only holders of record of Bank Common Stock at the close of business on ____________________, 1996 are entitled to notice of and to vote at the Meeting. On that date there were _____________ shares of Bank Common Stock outstanding, each of which is each entitled to one vote on each matter properly brought before the Meeting.

         With respect to consideration of the Plan of Merger and any other matter properly brought before Meeting, the presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Bank Common Stock is necessary to constitute a quorum. The Plan of Merger must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock. Abstentions and broker non-votes will have the effect of votes against the Plan of Merger but will cause a shareholder otherwise entitled to dissenters' rights to forfeit any claim to such rights. Broker non-votes will be counted for purposes of determining the presence of a quorum.

         The Chairman will appoint persons to determine the number of shares of Bank Common Stock, whether represented in person or by proxy, entitled to vote at the Meeting, and will then announce if a quorum is present. Although the Bank's By-laws require that votes upon any resolution at a shareholders meeting shall be by voice vote unless shareholders owning more than 20% of the outstanding Bank Common Stock demand that the vote be taken by written ballot, the shareholder vote on whether to approve the Plan of Merger will be taken by written ballot to insure that the required affirmative vote of two-thirds of the outstanding shares has been obtained.

         Directors, executive officers and certain principal shareholders of the Bank holding an aggregate of 244,941 shares, or approximately 52% of the outstanding Bank Common Stock, have agreed, subject to certain conditions, to vote in favor of the Plan of Merger at the Meeting.

         Louisiana law does not require that shareholders of Whitney approve the Plan of Merger. Whitney, as the sole shareholder of WNB-Florida, must approve the Bank Merger Agreement.

Solicitation, Voting and Revocation of Proxies

         A form of proxy for use at the Meeting accompanies this Proxy Statement-Prospectus and will permit each holder of record of Bank Common Stock on the record date for the Meeting to vote the shares held by him at the Meeting. A shareholder may use a proxy whether or not he intends to attend the Meeting in person. Duly executed proxies will authorize the persons named therein to vote on all other matters that properly come before the Meeting. Where a shareholder specifies his choice on the proxy with respect to the proposal to approve the Plan of Merger, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares will be voted in favor of the Plan of Merger. If a Bank shareholder returns a proxy and does not specify on the proxy an instruction to vote against the Plan of Merger, he will not be able to exercise dissenters' rights with respect to the Merger unless he either attends the Meeting in person and votes against the Plan of Merger or gives written notice at or prior to the Meeting to the presiding officer that he dissents from the Plan of Merger. See "Dissenters' Rights." A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to the Secretary of the Bank, or (ii) executing and delivering to the Secretary at any time before its exercise a later dated proxy. In addition, shareholders who attend the Meeting may revoke their proxies by voting in person.

         In addition to soliciting proxies by mail, directors, officers and employees of the Bank, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Bank Common Stock, and the Bank will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. The Bank will pay the cost of soliciting proxies.

                               THE PLAN OF MERGER

General

         The transactions contemplated by the Plan of Merger are to be effected in accordance with the terms and conditions set forth in the Plan of Merger, which is incorporated herein by reference. The following brief description does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached hereto as Appendix A.

         The ultimate result of the transactions contemplated by the Plan of Merger will be that the business, properties, debts and liabilities of the Bank will become the business, properties, debts and liabilities of WNB-Florida, and the shareholders of the Bank will become shareholders of Whitney. To achieve this result, the Bank will merge into WNB-Florida and the separate existence of the Bank will cease, and shareholders of the Bank (and holders of any outstanding options to acquire Bank Common Stock) will receive the consideration described below under the heading captioned " - Description of the Plan of Merger -- Conversion of Common Stock; Exchange for Unexercised Bank Options."

Background

         On December 8, 1995, representatives of Whitney made an initial contact with Frank Westmark, Chairman of the Bank and Lamar Cobb, President and Chief Executive Officer of the Bank, at which they expressed Whitney's general interest in acquiring or merging with a banking institution in the market area served by the Bank. There was no decision to go forward with a transaction at that time, but the parties engaged in further discussions by telephone regarding the proposed combination. In January and February 1996, Frank Westmark and Lamar Cobb had several discussions with various members of the Bank's Board of Directors respecting the proposed combination and the retention of a financial advisor in connection with the discussions.

         The Bank decided in February 1996 to retain Allen C. Ewing & Co. ("Ewing") as its financial advisor to advise the Bank in its negotiations with Whitney and its renewed discussions with another bank holding company that had expressed a general interest in acquiring the bank in the Spring of 1995, to provide advice and assistance with respect to strategic alternatives available to the Bank, to perform related valuation analyses and to assist Bank in the event of a merger or other business combination. The Bank also asked Ewing to advise it whether other bank holding companies would offer better terms or price than those Whitney might propose. The Board selected Ewing based on its knowledge of financial institutions in general and its experience as a financial advisor in mergers and acquisitions of financial institutions. Ewing, in its capacity as financial advisor, contacted ten institutions, three of which, including Whitney and the other bank holding company that had previously expressed an interest in the Bank, responded positively as to their current interest in acquiring the Bank. Further discussions were subsequently held with Whitney and the other bank holding company, the two institutions that, in the Board's view, appeared to have the strongest reasons for acquiring the Bank.

         Frank Westmark and Lamar Cobb met with representatives of Whitney on March 21, 1996, and based upon Bank financial information previously provided to Whitney, the parties discussed the general terms of any proposal Whitney might make, including a range of suggested values for the Bank. On March 25, 1996, Ewing made a presentation to Bank's Board of Directors. Ewing presented a comparison of the Bank's historical financial results with those of other banks in Florida and the financial terms of recent Florida bank acquisitions. Ewing compared the financial terms of the range of values suggested by Whitney to those comparable transactions (including those generally proposed by the other bank holding company with whom the Bank was having discussions) and orally expressed its opinion to the Board of Directors that the consideration to be received by the Bank's shareholders as then proposed by Whitney was fair, from a financial point of view, to the Bank and its shareholders. Following the meeting, the Board determined that the Whitney proposal represented the greatest value to the Bank's shareholders and elected to pursue a transaction with the Whitney. The Board notified Whitney of this decision on March 28, 1996.

         Representatives of the parties and their respective counsel negotiated terms of the proposed merger during the month of April 1996. In a telephonic Board of Directors' meeting of the Bank held on April 17, 1996, Ewing was advised of the financial terms of the Plan of Merger. At that meeting, Ewing reviewed the financial terms of the proposed transaction as set forth in the Plan of Merger in comparison to other transactions and reaffirmed orally its opinion that the proposed consideration to be received by the Bank's shareholders was fair, from a financial point of view, to the Bank and the Bank's shareholders. Later that same day, the Bank's Board of Directors approved the Plan of Merger, and Whitney and the Bank executed a Confidentiality
Agreement in anticipation of Whitney commencing its preliminary due diligence review of Bank's operations. An agreement and plan of merger was executed by Whitney and the Bank on April 18, 1996, and amended on May 20, 1996 and June 3, 1996. Ewing confirmed its prior oral advices to the Board by delivering its written opinion dated May 20, 1996.

         On June 10, 1996, Whitney delivered to the Bank the notice required under the Plan of Merger that Whitney had completed its initial due diligence examination of the Bank, and subject to satisfaction of the other conditions to closing, Whitney intended to proceed to closing.

Reasons for the Plan of Merger

         General. The financial and other terms of the Plan of Merger are the result of arm's-length negotiations between representatives of Whitney and the Bank. Determination of the consideration to be received by the Bank's shareholders and by the holders of outstanding options to acquire Bank Common Stock was based upon many factors considered by the Boards of Directors of Whitney and the Bank, including the comparative financial condition, historical results of operations, current business and future prospects of Whitney and the Bank, the market price and historical earnings per share of Whitney Common Stock, and the desirability of combining the financial and managerial resources of Whitney and the Bank to pursue consumer and commercial banking business in the markets currently served by the Bank.

         Whitney. Whitney's business strategy includes expansion eastward along the Interstate 10 corridor to Panama City, Florida. One component of this strategy is the development of a significant banking presence in the Florida panhandle. Because the Bank is located in Pensacola, Florida, a sizeable city and metropolitan area in the Florida panhandle contiguous to Whitney Bank of Alabama operations in the Mobile, Alabama and the Alabama Gulf Coast region, Whitney's management identified the Bank as an institution that fit well in its eastward expansion strategy.

         In deciding to pursue an acquisition of the Bank, Whitney's management and the Executive Committee of Whitney's Board of Directors noted, among other things, (i) the Bank's stable, experienced management team and staff, (ii) the Bank's presence in the targeted market, and (iii) the Bank's well-regarded local Board of Directors who are knowledgeable of the local business environment.

         The Bank. The Board of Directors of the Bank believes that approval of the Plan of Merger is in the best interest of the Bank and its shareholders. In reaching its decision to approve the terms of the Plan of Merger, the Board of Directors of the Bank considered a number of factors, including, without limitation, the following:

         1. The Board's familiarity with the Bank's business, operations, financial condition, earnings and prospects, and its investigation of similar matters concerning Whitney.

         2. The current and prospective economic environment and competitive constraints facing the Bank, including specifically (i) the increasing regulatory burdens on small, community based banks, (ii) the greater variety of products and services that larger competitors can offer to customers, and (iii) the high cost of acquisition of additional branch locations.

         3. The price to be received by the Bank's shareholders and the relation of such price to the Board's view of alternatives to the Merger.

         4. The financial presentations and advice of Ewing, the Bank's independent financial advisors, and the opinion of Ewing that the consideration to be received by the Bank's shareholders pursuant to the Plan of Merger is fair from a financial point of view.

         5. The expectation that the receipt of the Whitney Common Stock will be a tax-free transaction to the Bank's shareholders.

         6.  The  liquidity   that  the  Merger  would  provide  to  the  Bank's
shareholders, with the Whitney Common Stock to be issued in the Merger being included for quotation on the NASDAQ (National Market System).

         7. The "market risk" protection afforded to the Bank shareholders pursuant to the Plan of Merger in the event of a decline in the price of Whitney Common Stock before the fifth trading day prior to the Effective Date.

         8.     The effect of the Merger on customers and employees of the Bank.

         The discussion of the information and factors considered and given weight by the Board of Directors of the Bank is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the Plan of Merger, the Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

Recommendation of the Bank's Board of Directors

         THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND UNANIMOUSLY RECOMMENDS THAT THE BANK'S SHAREHOLDERS VOTE FOR
APPROVAL OF THE PLAN OF MERGER.

Fairness Opinion of Allen C. Ewing & Co.

         The Board of Directors of the Bank retained Ewing in February of 1996 for the purposes described above under the heading " - Background" and to render an opinion to the Bank as to the fairness, from a financial point of view, of any merger transaction proposed by the Board. Ewing has rendered its opinion (the "Opinion"), which has been updated through __________________, 1996, that based upon and subject to certain assumptions set forth therein, the consideration to be paid by Whitney for the Bank Common Stock pursuant to the Plan of Merger is fair, from a financial point of view, to the shareholders of the Bank. The full text of Ewing's Opinion is attached as Appendix B to this Proxy Statement-Prospectus and is incorporated herein by reference. The description of the Opinion set forth herein is qualified in its entirety by reference to Appendix B. The Bank's shareholders are urged to read the Opinion in its entirety.

         No limitations were imposed on the scope of Ewing's analysis or the procedures followed by Ewing in rendering its Opinion. Ewing was not requested to and did not make any recommendations to the Bank Board as to the amount of the consideration to be paid to the Bank's shareholders, which was determined through arms-length negotiations between the parties.

         Ewing's Opinion is directed to the Bank's Board only and does not constitute a recommendation to any Bank shareholder as to how such shareholder should vote on the Plan of Merger. Ewing has not been requested to opine as to and the Opinion does not in any manner address the underlying business decision by the Bank's Board to enter into the Plan of Merger.

         In issuing its Opinion, Ewing assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its Opinion as provided by the Bank. Ewing made no independent verification of the supplied information, nor did Ewing conduct a physical inspection of the properties and facilities of the Bank, nor did Ewing make or obtain any evaluation or appraisal of the assets or liabilities of the Bank, nor did Ewing review any credit or loan files from the Bank's loan portfolio. The Opinion is based upon market and economic conditions as they existed on the date of the Opinion.

         In arriving at its Opinion, Ewing reviewed and analyzed: (i) the Plan of Merger; (ii) financial and operating information with respect to the business, operations, and prospects of the Bank furnished to it by the Bank;
(iii) a comparison of the historical financial results of the Bank with those of other banks in Florida which it determined relevant; (iv) a comparison of the financial terms of the merger with the terms of selected other recent transactions in Florida which it determined comparable; (v) a review of the trading patterns of Whitney Common Stock as to how their market value compared with other comparable regional bank holding companies. Ewing had discussions with the management of the Bank concerning its historical operations and future prospects and undertook analyses and investigations as it deemed appropriate. Ewing also considered the Board's authorization of a program for marketing the Bank to other qualified acquirors and the Board's ultimate determination that Whitney's proposal represented the greatest value to the Bank's shareholders.

         The following paragraphs summarize the most pertinent portions of the financial and comparative analysis prepared by Ewing in arriving at its Opinion. The following summary does not purport to be a complete description of the analysis performed or the matters considered by Ewing in arriving at its Opinion.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its Opinion, Ewing did not attribute any particular weight to any one factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Ewing believes that its analysis must be considered as a whole and that considering any portions of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its Opinion. In its analysis, Ewing made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Bank's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In addition, as described above, Ewing's Opinion, along with its presentations to the Bank's Board, was just one of many factors taken into consideration by the Bank's Board.

         Trading History of the Bank Common Stock. In view of the fact that the shares of Bank Common Stock are closely held, Ewing found that there was no meaningful trading market in the shares of Bank Common Stock.

         Selection of Valuation Method. In valuing financial institutions, Ewing believes that there are several methods available to determine if a prospective transaction is fair, from a financial point of view, to the shareholders of the institution to be acquired. These methods include: (i) Comparison Method: A comparison of the purchase price of the transaction with prices paid for similar banks based on ratios commonly used in the industry including price/book, price/earnings, and price/deposits; (ii) Control Premium Method: This method only applies to selling companies where there is a public market for their shares, and, as there is not an active market for the shares of the Bank, this method does not apply; (iii) Net Asset or Liquidating Value Method: This method does not apply to healthy banks and is only used in periods of severely depressed markets; (iv) Discounted Cash Flow Method: This method is often used in valuing banks, but Ewing's experience is that this method has less validity in valuing small banks. The method is based on the ability to forecast earnings and dividends for a period of years with an estimate of the value of a projected sale at the end of the period. The present value of these projected cash flows representing the value of the Bank is determined using an array of discount rates reflecting the credibility of the projections. Earnings for small banks tend to be volatile for many reasons including normal banking activities such as the addition of a new branch, a new marketing program, the hiring of new banking officers, all of which can have an adverse affect on current earnings. For these reasons, earnings projections for smaller banks tend to have poor reliability which, in Ewing's opinion, lessens the value of the discounted cash flow method for smaller banks. Ewing believes that the comparison method provides the soundest choice for determining the fairness of the proposed transaction.

         Analysis of Comparable Companies. Using publicly available information including information prepared by SNL Securities, Ewing compared the financial performance of the Bank with two relevant groups of banks. In the first group, Ewing compared five performance indicators of the Bank with the average experience for the same performance indicators of 250 independent Florida community banks. The performance indicators utilized by Ewing for this comparison included the return on average assets for 1995 which was 1.14% for the Bank vs. 1.07% for the 250 Florida banks; the return on average equity for 1995 which was 14.46% for the Bank vs. 10.96% for the 250 Florida banks; the equity/assets ratio which for the Bank as of 12/31/95 was 6.95% vs. 8.93% for the 250 Florida banks; the ratio of non-performing assets/assets which for the Bank was .02% vs. .42% for the 250 Florida banks; and the ratio of operating expenses/operating revenues which was 53.34% for the Bank vs. 70.54% for the 250 Florida banks.

         In the second group, Ewing compared three performance indicators of the Bank with the average experience for the same performance indicators of eight selected comparable banks which were merged with larger companies in 1994 and 1995. The performance indicators utilized by Ewing for this comparison included the return on average equity which was 14.46% for the Bank vs. 13.84% for the eight banks; the ratio of non-performing assets/assets which was .02% for the Bank vs. .73% for the eight banks; and the ratio of equity/assets which was 6.95% for the Bank vs.
8.52% for the eight banks.

         Analysis of Comparable Transactions. Using publicly available information, Ewing reviewed certain terms and financial characteristics of selected transactions involving the acquisition of healthy banks by commercial bank holding companies, in 1994, 1995, and 1996. In view of the Bank's high asset quality and favorable operating comparisons with the two groups of banks discussed in the Comparable Company Analysis, Ewing selected transactions for comparison purposes involving high performing banks in Florida. Ewing selected transactions that occurred in a similar economic environment involving institutions of comparable size. Because of the large amount of consolidation activity in the Florida banking market, Ewing determined that there were a sufficient number of transactions involving comparable banks in Florida to provide a sufficiently large universe for comparison purposes. Ewing further determined that economic conditions in Florida banking since 1993 have been favorable to commercial banking, and it is Ewing's opinion that transactions that occurred during the period from 1993 to date have occurred in a period of similar economic conditions and are suitable for comparison with this transaction. Ewing identified 82 transactions that occurred during this period involving Florida banks, and Ewing selected nine transactions that took place between 1994 and 1995 which Ewing believes were comparable to this transaction. The comparable transaction group includes the following transactions (identified by acquiree/acquiror): Security National Bank, Winter Park, FL/Huntington Bancshares, Inc., Columbus, OH; Peoples State Bank, New Port Richey, FL/SunTrust Banks, Inc.; Atlanta, GA; Reliance Bank, Melbourne, FL/Huntington Bancshares, Inc., Columbus, OH; Community Bank of the Islands, Sanibel, FL/Barnett Banks, Inc., Jacksonville, FL; Key Biscayne Bancorp, Key Biscayne, FL/SunTrust Banks, Inc., Atlanta, GA; Citizens National Bank, Macclenny, FL/SouthTrust Corporation, Birmingham, AL; and First State Bank, Deland, FL/SouthTrust Corporation, Birmingham, AL. Ewing utilized the three pricing comparisons that are generally utilized in the industry for comparing the relative prices paid in transactions of this kind. These ratios are: acquisition price/book value as of the quarter ended prior to announcement which was 2.19x for the Bank vs. 2.17x for the eight banks; acquisition price/trailing twelve-month earnings which was 18.64x for the Bank vs. 18.50x for the eight banks acquisition price as a percentage of deposits as of the quarter ended prior to announcement which was 16.60% for the Bank vs. 20.40% for the eight banks. Because the reasons for and circumstances surrounding each of the transactions analyzed were diverse and because of the inherent differences between the operations of the Bank and the selected companies, Ewing believed that a strict reliance on the quantitative comparable transaction analysis is not meaningful without further qualitative considerations. Ewing believed that the proper use of a comparable transaction analysis would involve qualitative judgments concerning differences between the characteristics of these transactions and the Merger which may have affected the acquisition value of the acquired companies and the Bank. The qualitative factors considered by Ewing in connection with its Opinion included Ewing's views as to the number of potential buyers in each of these transactions and the ability of the acquirors to implement cost savings and business synergies. In addition, Ewing considered the business conditions and prospects in the various markets in which these acquired companies operate.

         Analysis of Whitney Common Stock. Ewing performed an analysis as to the profitability, quality and growth potential for the shares of Whitney Common Stock, which included a financial analysis as to the overall financial quality of Whitney, an analysis of the performance ratios of Whitney, an analysis of Whitney's non-performing assets, and a comparison of its price/earnings and price/book ratios with other comparable regional bank holding companies.

         Compensation of Allen C. Ewing & Co. Ewing acted as a financial advisor to the Bank in addition to rendering its Opinion. As compensation for all of its services, Ewing will earn a fee of approximately $51,000.

Description of the Plan of Merger

         General. Pursuant to the Plan of Merger, if all conditions to the Merger are satisfied or waived, on the effective date of the Merger, the Bank will be merged with and into WNB-Florida, and the separate existence of the Bank will cease. By reason of the Merger, and subject to the adjustments described below, each outstanding share of Bank Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn) will be converted into a number of shares of common stock, no par value, of Whitney ("Whitney Common Stock") with an aggregate market value of approximately $19.70, provided that the Average Market Price (as defined below) of Whitney Common Stock is not less than $27.00 nor greater than $35.00. Any outstanding options to acquire Bank Common Stock that remain unexercised immediately prior to the Merger will also be exchanged for shares of Whitney Common Stock in connection with the Merger. The total consideration to be paid by Whitney in connection with the Merger is subject to a downward adjustment if the Bank's 1996 earnings are less than the level projected by the Bank's management. See "- Conversion of Common Stock; Exchange for Unexercised Bank Options," below.

         Conversion of Common Stock; Exchange for Unexercised Bank Options. The Plan of Merger provides that, assuming no fractional shares or perfected dissenters' rights, shareholders of the Bank will receive a total number of shares of Whitney Common Stock equal to the "Acquisition Price," divided by the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected, or for which a record date occurs) on the 20 trading days preceding the fifth trading day immediately prior to the effective date of the Merger, as reported in the Wall Street
Journal (the "Average Market Price"); provided, however, that if the Average Market Price as so calculated is less than $27.00 or greater than $35.00, the "Average Market Price" to be used in calculating the number of shares of Whitney Common Stock to be issued in the Merger shall be $27.00 or $35.00, as the case may be. The total number of shares of Whitney Common Stock to be issued by reason of the Merger as so calculated (the "Maximum Deliverable Amount of Whitney Shares") will vary depending upon the Average Market Price of the Whitney Common Stock and the other factors described below.

         The "Acquisition Price" is equal to $10,250,000, plus the dollar amount of actual cash proceeds received by the Bank from the exercise of any outstanding Bank Options (as hereinafter defined) between April 18, 1996 and the effective date of the Merger, minus the Net Value (calculated in the manner described below) of any Bank Options that remain unexercised on the effective date of the Merger, minus the "Deductible Amount."

         The "Deductible Amount" is the dollar amount, if any, by which the Bank's annualized net income after taxes for calendar year 1996 is less than $820,000, as projected by the Bank, provided that the Deductible Amount will be zero if the Bank's 1996 net income after taxes on an annualized basis is within 7.5% of $820,000.

         The Bank has options outstanding that grant the holders thereof the right to acquire up to an aggregate of 75,936 shares of Bank Common Stock ("Bank Options"). These options were granted to Bank directors pursuant to Bank's Directors' Stock Option Plan of 1993 (the "Option Plan"). The Bank Options have an exercise price of $6.52 per share of Bank Common Stock acquired, and under the terms of the Option Plan, any unexercised Bank Options would terminate upon consummation of the Merger. The Plan of Merger provides that, conditioned upon consummation of the Merger but effective immediately prior thereto, each outstanding unexercised Bank Option will be exchanged for shares of Whitney Common Stock having a value, calculated based on the Average Market Price, equal to the amount by which the dollar value of the shares of Whitney Common Stock into which a share of Bank Common Stock would be converted in the Merger exceeds the exercise price for that share of Bank Common Stock under the terms of Bank Options. The difference between those two amounts is referred to as the "Net Value" of an unexercised Bank Option and is equal to $13.172804 minus the quotient of the Deductible Amount divided by 545,636 (the number of shares of Bank Common Stock that would be outstanding if all Bank Options were exercised). If no Bank Options are exercised, the aggregate Net Value of the 75,936 Bank Options outstanding at the effective time of the Merger will be $1,000,290, which amount would be deducted in determining the Acquisition Price, and Whitney Common Stock having an aggregate value equal to such amount (calculated based on the Average Market Price) would be issued to the holders of such unexercised Bank Options in exchange therefor.

         The exercise or non-exercise of Bank Options prior to the effective date of the Merger will not affect the per share exchange ratio of the Whitney Common Stock to be issued to the holders of Bank Common Stock by reason of the Merger. As noted above, the "Acquisition Price" increases $6.52 for each Bank Option that is exercised prior to the effective date of the Merger; but, on a per share basis, that increase will be offset exactly by the additional shares of Bank Common Stock that will have been issued upon exercise of the Bank Options; but, on a per share basis, any such decrease would be offset exactly because the shares of Bank Common Stock underlying those Bank Options will not have been issued.

         By reason of the Merger, each share of Bank Common Stock outstanding on the effective date of the Merger (other than shares as to which dissenters' rights have been perfected and not withdrawn) will be converted into a number of shares of Whitney Common Stock equal to the quotient of (a) the Maximum Deliverable Amount of Whitney Shares divided by (b) the total number of shares of Bank Common Stock issued and outstanding on the effective date of the Merger. As of June 30, 1996, there were outstanding 469,700 shares of Bank Common Stock. The following table sets forth examples of the number of shares of Whitney Common Stock into which each share of Bank Common Stock would be converted on the effective date of the Merger, assuming that (a) the Average Market Price for Whitney Common Stock is as specified below, (b) the Deductible Amount is zero and (c) none of the Bank Options are exercised (resulting in an Acquisition Price of $9,249,710 for the outstanding shares of Bank Common Stock).


                                                  Total Number of Shares of
               Assumed Average                     Whitney Common Stock To           Number of Whitney Shares Per
       Market Price of Whitney Common              Be Issued for Shares of                       Bank
                    Stock                            Bank Common Stock(1)                    Share(1) (2)
       ------------------------------             -------------------------         ------------------------------
                   $27.00                                   342,582                            0.7294
                    29.00                                   318,956                            0.6791
                    31.00                                   298,378                            0.6353
                    33.00                                   280,294                            0.5968
                    35.00                                   264,277                            0.5627

- -----------------------------

 (1) If the Deductible Amount is zero and all of the Bank Options are exercised (resulting in an Acquisition Price of $10,745,103), a total of 397,967 shares of Whitney Common Stock would be issued by reason of the Merger assuming an Average Market Price of $27.00, and 307,003 shares of Whitney Common Stock would be so issued assuming an Average Market Price of $35.00; however, as discussed in the preceding paragraphs,  the per share  exchange  ratios would  remain  constant at
         0.7294 and 0.5627, respectively, because of the additional 75,936 shares of Bank Common Stock that would be outstanding.

  (2) Based on 469,700 shares of Bank Common Stock, the number of shares outstanding on June 30, 1996. Due to fluctuations in the trading prices of Whitney Common Stock and the fact that the Acquisition Price cannot be determined until the effective date of the Merger, the actual number of shares to be received by the Bank's shareholders cannot currently be determined.

         The Plan of Merger provides that the total number of shares of Whitney Common Stock to be issued in the Merger becomes fixed at the upper end and the lower end of the range of Average Market Prices set forth in the preceding table, such that if the calculation of Average Market Price were to result in an amount less than $27.00, 342,582 shares of Whitney Common Stock would be issued in the Merger regardless of their market value, and if the calculation of Average Market Price were to result in an amount exceeding $35.00, 264,277 shares of Whitney Common Stock would be issued in the Merger regardless of their market value, in each case assuming an Acquisition Price of $9,249,710. Accordingly, it is a condition to the Bank's obligations to consummate the Merger that the Average Market Price of the Whitney Common Stock as so calculated not be less than $27.00, and it is a condition to Whitney's obligations to consummate the Merger that the Average Market Price as so calculated not be more than $35.00. If the Bank were to waive this condition to its obligation to consummate the Merger, the aggregate market value of the Whitney Common Stock to be issued in the Merger may be lower than it would be if the calculation of Average Market Price resulted in an amount between $27.00 and $35.00. If, on the other hand, Whitney were to waive this condition to its obligation to consummate the Merger, the aggregate market value of the Whitney Common Stock to be issued in the Merger may be higher than it would be if such calculation resulted in a price within the specified range. See "Regulatory Approvals and Other Conditions of the Merger."

         On ___________________, 1996, the closing trading price for a share of Whitney Common Stock was $_______, and if such date had been the effective date of the Merger, the Average Market Price would have been $________.

         In lieu of issuing any fractional share of Whitney Common Stock, each shareholder of the Bank who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Average Market Price. Because the per share exchange ratio in the Merger is less than one-to-one, any shareholder of the Bank holding less than two shares of Bank Common Stock will not receive any Whitney Common Stock in the Merger, but instead will receive solely cash in exchange for his share of Bank Common Stock.

         For information regarding restrictions on the transfer of Whitney Common Stock received pursuant to the Plan of Merger applicable to certain of the Bank's shareholders, see "Status Under Federal Securities Laws; Certain Restrictions on Resales."

         Exchange of Certificates. On the effective date of the Merger, each Bank shareholder will cease to have any rights as a shareholder of the Bank and his sole rights will pertain to the shares of Whitney Common Stock into which his shares of Bank Common Stock have been converted pursuant to the Merger, except for any such shareholder who is entitled to statutory dissenters' rights pursuant to 12 U.S.C. ss.215a and except for the right to receive cash for any fractional shares. See "Dissenters' Rights."

         Promptly after the consummation of the Merger, Whitney is required (a) to deposit with the exchange agent selected by Whitney for the Merger certificates representing the shares of Whitney Common Stock and the cash in lieu of fractional shares to be issued and paid in exchange for shares of Bank Common Stock and (b) send or cause to be sent to each person who was a shareholder of record of the Bank on the effective date of the Merger (excluding holders of shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under applicable law) a letter of transmittal, together with instructions for the exchange of certificates representing shares of Bank Common Stock for certificates representing shares of Whitney Common Stock.

         Shareholders are requested not to send in their Bank Common Stock certificates until they have received a letter of transmittal and further written instructions after the effective date of the Merger. Please do NOT send in your stock certificates with your proxy.

         After the effective date of the Merger and until surrendered, certificates representing Bank Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such shares have been converted. Whitney, at its option, may decline to pay former shareholders of the Bank who become holders of Whitney Common Stock pursuant to the Merger any dividends or other distributions that may have become payable to holders of record of Whitney Common Stock following the effective date of the Merger until they have surrendered their certificates evidencing ownership of shares of Bank Common Stock, at which time any such dividends or other distributions will be paid, without interest.

         Shareholders of the Bank who cannot locate their stock certificates are urged to contact promptly:

                            Lamar B. Cobb, President
                             American Bank and Trust
                             101 West Garden Street
                            Pensacola, Florida 32501
                                 (904) 432-2481

A new stock certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and containing an agreement to indemnify the Bank and Whitney against any claim that may be made against the Bank or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. The Bank or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify the Bank and Whitney.

         Transfer and Exchange Agents. Boatmen's Trust Company serves as Transfer Agent and Registrar for Whitney Common Stock and will act as Exchange Agent in connection with the Merger. The Bank acts as its own Transfer Agent and Registrar for the Bank Common Stock.

         Regulatory Approvals and Other Conditions of the Merger. In addition to approval by the shareholders of the Bank and satisfaction of the other conditions described below, consummation of the Merger will require the approval of the Office of the Comptroller of the Currency of the United States (the "Comptroller"). On _____________________, 1996, Whitney filed an application with the Comptroller seeking the approval of the Merger and an interim bank charter for WNB-Florida, which was accepted on ____________________, 1996. On __________, 1996, Whitney received preliminary approval from the Comptroller of an interim bank charter for WNB-Florida, and the Comptroller accepted WNB-Florida's organization certificate and articles of association on ____________, 1996, at which time WNB-Florida's corporate existence began.

         Whitney has also filed applications with the Board of Governors of the Federal Reserve System (the "Reserve Board") and the Federal Deposit Insurance Corporation (the "FDIC") in connection with the formation of WNB-Florida.
The Reserve Board application was accepted on ___________________, 1996.

         Whitney is currently awaiting final approval of each of the foregoing applications and expects to receive all required approvals prior to the Meeting; however, there can be no assurance that they will be obtained by that time or at all.

         The obligations of the parties to the Plan of Merger are also subject to other conditions set forth in the Plan of Merger, including, among others:
(i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group,
(ii) the receipt by Whitney and  WNB-Florida of required  regulatory  approvals,
(iii) the receipt by Whitney of assurances that the Merger may be accounted for as a pooling-of-interests, (iv) the receipt by Whitney and the Bank of opinions as to qualification of the Merger as a tax-free reorganization under applicable law, (v) the Bank's receipt of a letter from Ewing, dated as of the date of the Meeting, in form and substance satisfactory to the Bank, confirming its fairness opinion to the Board of Directors of the Bank and (vi) certain other conditions customary for agreements of this sort. In addition, it is a condition to Whitney's obligations that the Average Market Price of the Whitney Common Stock (calculated without regard to the limitations contained in the definition of Average Market Price) shall not be more than $35.00, unless Whitney has executed a definitive merger or other acquisition agreement with a third party as a result of which Whitney would cease to be an independent, public company. It is also a condition to the Bank's obligations that the Average Market Price of the Whitney Common Stock as so calculated shall not be less than $27.00. See " Conversion of Common Stock."

         The parties intend to consummate the Merger as soon as practicable after all of the conditions to the Merger have been met or waived; however, there can be no assurance that the conditions to the Merger will be satisfied.

         Effective Date. As soon as practicable after shareholder and regulatory approval is obtained and all other conditions to the consummation of the Plan of Merger have been satisfied or waived, the Bank Merger Agreement will be executed on behalf of WNB-Florida and the Bank and filed with the Comptroller. The Merger will be effective at the time and date specified in a certificate or other written record issued by the Comptroller. Whitney and the Bank are not able to predict the effective date of the Merger and no assurance can be given that the transactions contemplated by the Plan of Merger will be effected at any time. See "- Regulatory Approvals and Other Conditions of the Merger."

         Conduct of Business Prior to the Effective Date. The Bank has agreed pursuant to the Plan of Merger that, prior to the effective date of the Merger, it will conduct its business only in the ordinary course consistent with past practices and that, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee, and except as otherwise provided in the Plan of Merger, it will not, among other things, (a) declare or pay any dividend, declare or make any distribution on or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable therefor except the issuance of shares of Bank Common Stock upon exercise of Bank Options; (b) amend its Articles of Incorporation or Association or By-Laws or adopt or amend any resolution or agreement concerning indemnification of directors or officers; (c) enter into or modify any agreement requiring the payment of any salary, bonus, extra compensation, pension or severance payment to any of its current or former directors, officers or employees except such agreements as are terminable at will without penalty or other payment by it, or increase the compensation of any such person in any manner inconsistent with its past practices; (d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrances (except as allowed under the Plan of Merger) or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material non-current liability; (e) acquire another business or merge or consolidate with another entity or sell or otherwise dispose of a material part of its assets except in the ordinary course of business consistent with past practices; (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties becoming untrue in any material respect or in any of the conditions to the Merger not being satisfied or in a violation of any provision of the Plan of Merger, except as may be required by applicable law; (g) commit or fail to take any action that is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order; (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; (i) fail to pay or to make adequate provision in all material respects for the payment of all taxes, interest payments and penalties due and payable, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established; (j) dispose of investment securities in amounts or in a manner inconsistent with past practices, or make investments in non-investment grade securities or that are inconsistent with past investment practices; (k) enter into any new line of non-banking business; (l) charge off (except as required by law or regulatory authorities or generally accepted accounting principles consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value as of March 31, 1996; (m) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed the Bank's applicable regulatory lending limits; (n) take or cause to be taken any action that would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or (o) agree or commit to do any of the foregoing.

         In addition, the Bank has agreed that it will not, without the prior approval of Whitney, solicit, initiate or encourage inquiries or proposals with respect to, or, except to the extent required in the written opinion of its counsel to discharge properly the directors' fiduciary duties to the Bank and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it, or any business combination with it (other than as contemplated by the Plan of Merger). The Bank has also agreed that in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance substantially the same as the confidentiality agreement previously executed between the Bank and Whitney, that it will instruct its respective officers, directors, agents and affiliates to refrain from doing any of the foregoing and that it will notify Whitney immediately if any such inquiries or proposals are received by, any such information is requested from or any discussions or negotiations are sought to be initiated with, the Bank or any of its officers, directors, agents or affiliates. Notwithstanding the foregoing, nothing contained in the Plan of Merger shall be deemed to prohibit any officer or director of the Bank from taking any action that in the written opinion of counsel to the Bank is required by law or is required to discharge his fiduciary duties to the Bank and its shareholders.

         Waiver, Amendment and Termination. The Plan of Merger provides that the parties thereto may waive any of the conditions to their respective obligations to consummate the Merger other than approval by the shareholders of the Bank, the absence of a stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part, the receipt of all necessary regulatory approvals, the satisfaction of all requirements prescribed by law for consummation of the Merger, and the Bank's receipt of a letter from Ewing dated as of the date of the Meeting, in form and substance satisfactory to the Bank, confirming Ewing's fairness opinion to the Board of Directors of the Bank. A waiver must be in writing.

         The Plan of Merger, including all related agreements, may be amended or modified at any time, before or after approval by the shareholders of the Bank, by the mutual agreement in writing of the Board of Directors of the parties to the Plan of Merger. Additionally, the Plan of Merger may be amended at any time by the sole action of the chief executive officers of the respective parties to the Plan of Merger to correct typographical errors or to change erroneous references or cross-references, or in any other manner that is not material to the substance of the transactions contemplated by the Plan of Merger.

         The Plan of Merger may be terminated at any time prior to the effective date of the Merger by (i) the mutual consent of the respective Boards of Directors of Whitney and the Bank; (ii) the Board of Directors of either Whitney or the Bank in the event of a breach by any member of the consolidated group of the other of them of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 15 days after written notice of such breach or December 31, 1996; (iii) the Board of Directors of either Whitney or the Bank if by December 31, 1996 all the conditions to closing required by the Plan of Merger has not been met or waived or cannot be met, or the Merger has not occurred, by December 31, 1996; (iv) Whitney, if the number of shares of Bank Common Stock as to which the holders thereof are, on the effective date of the Merger, legally entitled to assert dissenting shareholders rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of Bank Common Stock that would preclude pooling-of-interests accounting for the Merger (i.e., if , after the Meeting, more than 10% of the Bank Common Stock would be subject to exchange for cash rather than Whitney Common Stock as the result of holders exercising dissenters' rights or receiving cash in lieu of fractional shares);
(v) Whitney if the Plan of Merger fails to receive the requisite vote of the Bank's shareholders; (vi) Whitney if the Bank's Board of Directors (A) withdraws, modifies or changes its recommendation to its shareholders as contained herein or resolves to do so, (B) recommends to its shareholders any other merger, consolidation, share exchange, business combination or other similar transaction, any sale, lease, transfer or other disposition of all or substantially all of the assets of the Bank or any acquisition of 15% or more of any class of the Bank's capital stock or (C) makes any announcement of a proposal, plan or intention to do any of the foregoing; or (vii) the Bank, if the Bank receives a written offer with respect to any transaction described in
(vi) above and the Board of Directors of the Bank determines in good faith, after consultation with its financial advisors and counsel, that such transaction is more favorable to the Bank's shareholders than the transactions contemplated by the Plan of Merger. The Plan of Merger provides for a termination fee of $500,000 payable to Whitney if the Bank terminates the Plan of Merger under the circumstances described in clause (vii) of the preceding sentence. The provisions in the Plan of Merger regarding confidentiality, payment of the termination fee and certain miscellaneous matters will survive any termination of the Plan of Merger.

         Expenses. The Plan of Merger provides that regardless of whether the Merger is consummated, expenses incurred in connection with the Plan of Merger and the transactions contemplated thereby shall be borne by the party that has incurred them.

Interests of Certain Persons

         Employee Benefits. Whitney has agreed that, at the effective time of the Merger, all persons then employed by the Bank shall be eligible for such employee benefits as are generally available to employees of Whitney's Louisiana and Alabama banking subsidiaries having like tenure, officer status and compensation levels, except that (a) all executive and senior level management bonuses, stock options, restricted stock and similar benefits will be at the discretion of WNB-Florida's Compensation Committee, (b) all Bank employees who are employed at the effective time of the Merger will be given full credit for all prior service as employees of the Bank, provided, however, that all such employees shall be treated as newly hired WNB-Florida employees for all purposes of Whitney's or Whitney's Louisiana and Alabama banking subsidiaries' Defined Benefit Pension Plan (i.e., prior service credit with the Bank will not be considered in determining future benefits under Whitney's or Whitney's banking subsidiaries' Defined Benefit Pension Plan).

         Management. Certain officers of the Bank, including Lamar Cobb, President and Chief Executive Officer, are entitled to receive annual cash incentive bonuses pursuant to arrangements with the Bank. Such bonuses for 1996 will be pro rated through the effective date of the Merger and paid to such officers at that time. Upon completion of the Merger, Mr. Cobb will be appointed as President of WNB-Florida. WNB-Florida and Mr. Cobb will enter into an employment agreement on substantially the same terms as Whitney's employment agreements with similiarly situated officers in Whitney's consolidated group.

         Bank Options. The Bank Options were granted to the Bank's directors pursuant to the Bank's Option Plan and have an exercise price of $6.52 per share. All of the Bank Options are fully vested and are currently exercisable, but under the terms of the Option Plan, any Bank Options that are not exercised prior to the Merger will terminate upon consummation of the Merger. The Plan of Merger provides that, conditioned upon consummation of the Merger but effective immediately prior thereto, any Bank Options that have not been exercised will be exchanged for Whitney Common Stock having a value equal to the Net Value of the unexercised Bank Options (i.e., the amount by which the dollar value of the shares of Whitney Common Stock into which a share of Bank Common Stock would be converted in the Merger exceeds the $6.52 exercise price for that share of Bank Common Stock). See "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock; Exchange for Unexercised Bank Options." As a result, directors holding Bank Options will not be required to exercise their Bank Options and pay the exercise price thereof in order to receive the Net Value of those Bank Options.

         Messrs. Baars, Culbertson, Mann, Stalnaker and Westmark and Ms. Futch currently hold Bank Options entitling each of them to purchase 10,848 shares of Bank Common Stock; Mr. Dennison currently holds Bank Options entitling him to purchase 2,712 shares of Bank Common Stock. Pursuant to an agreement between Mr. Westmark and Mr. Mann, Mr. Mann has agreed that, at the direction of Mr. Westmark, he will exercise Bank Options to acquire up to 7,848 shares of Bank Common Stock and transfer the shares of Bank Common Stock that he receives upon such exercise to Mr. Westmark, and Mr. Westmark will pay to Mr. Mann the $6.52 per share exercise price for such shares.

         Indemnification and Insurance. Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under the Articles of Incorporation and By-Laws of the Bank as in effect on April 18, 1996 with respect to matters occurring prior to or on the effective date of the Merger will survive the Merger for three years. Whitney has also agreed to use its best efforts to cause those persons serving as officers and directors of the Bank on the effective date of the Merger to be covered for three years thereafter by the directors and officers liability insurance policy maintained by the Bank (or a substitute policy) with respect to acts or omissions occurring prior to or on the effective date of the Merger, subject to certain conditions. In addition, Whitney has agreed to indemnify, under certain conditions, the Bank's directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws.

         No director or executive officer of the Bank owns any shares of Whitney Common Stock other than Fayette Dennison, a director of the Bank, who owns 100 shares of Whitney Common Stock. No director or executive officer of Whitney has any personal interest in the Merger other than by reason of his holdings of Whitney Common Stock, nor do such directors or executive officers own any shares of Bank Common Stock.

Status Under Federal Securities Laws; Certain Restrictions on Resales

         The shares of Whitney Common Stock to be issued to shareholders of the Bank pursuant to the Plan of Merger have been registered under the Securities Act of 1933 (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" (as that term is defined in the Securities Act and the rules and regulations thereunder) of Whitney or who were not "affiliates" of the Bank.

         Directors and certain officers and shareholders of the Bank may be deemed to be "affiliates" of the Bank. Such persons may resell Whitney Common Stock received by them pursuant to the Merger only if the shares are registered for resale under the Securities Act or an exemption from the registration requirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act prior to effecting any resales of Whitney Common Stock. Each such affiliate has entered into an agreement not to sell shares of Whitney Common Stock received by him in violation of the Securities Act. Further, in accordance with the requirements for using the pooling-of-interests method of accounting, shareholders of the Bank who may be deemed "affiliates" of the Bank have agreed not to sell the shares of Whitney Common Stock received by them in the Merger until at least 30 days of post-closing combined earnings of Whitney and the Bank have been published by Whitney. Whitney has agreed to publish such an earnings release as promptly as practicable following receipt of such financial results.

Accounting Treatment

         It is a condition to Whitney's obligation to consummate the Merger that it receive assurances from its and the Bank's independent public accountants that the Merger may be accounted for as a pooling-of-interests under the requirements of Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants and the published rules and regulations of the Securities and Exchange Commission (the "Commission") for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, after certain adjustments necessary to conform the basis of presentation of the Whitney and Bank information, the recorded assets and liabilities of Whitney and the Bank will be carried forward to Whitney's consolidated financial statements at their recorded amounts, the consolidated earnings of Whitney will include earnings of Whitney and the Bank for the entire fiscal year in which the Merger occurs and the reported earnings of Whitney and the Bank for prior periods will be combined and restated as consolidated earnings of Whitney. See "- Description of the Plan of Merger -- Regulatory Approvals and Other Conditions of the Merger" and "- Status Under Federal Securities Laws; Certain Restrictions on Resales."

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the opinion of Arthur Andersen LLP that Whitney and the Bank expect to receive concerning the material federal income tax consequences to holders of Bank Common Stock resulting from the Plan of Merger. Consummation of the Merger is conditioned upon receipt by Whitney and the Bank of such opinion dated the date set for consummation of the Plan of Merger. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time, and representations of management of Whitney and of the Bank.

         (a) The Merger will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and the Bank, Whitney and WNB-Florida each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         (b) No gain or loss will be recognized by the Bank, Whitney or WNB-Florida as a result of the Merger.

         (c) No gain or loss will be recognized by a shareholder of the Bank on the receipt solely of Whitney Common Stock in exchange for his shares of Bank Common Stock.

         (d) The tax basis of the shares of Whitney Common Stock to be received by shareholders of the Bank pursuant to the Merger will be the same as the basis of the shares of Bank Common Stock surrendered in exchange therefor, decreased by the amount of basis allocated to any cash received in lieu of fractional shares that are hypothetically received by the shareholder and redeemed for cash.

         (e) The holding period of the shares of Whitney Common Stock to be received by shareholders of the Bank pursuant to the Merger will include the holding period of the shares of Bank Common Stock exchanged therefor, provided that the shares of Bank Common Stock are held as capital assets on the effective date of the Merger.

         (f) The payment of cash to shareholders of the Bank in lieu of fractional share interests of Whitney Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Whitney. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of Whitney Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

         (g) A shareholder of the Bank who perfects his statutory right to dissent to the Merger and who receives solely cash in exchange for his Bank Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of Bank Common Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former shareholder of the Bank does not actually or constructively own any Bank Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the Bank Common Stock redeemed.

         (h) Ordinary income will be recognized by the holders of unexercised Bank Options on the receipt of Whitney Common Stock in exchange for such Bank Options, measured by the fair market value of the Whitney Common Stock received.

         The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

         As a result of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder of the Bank consult his personal tax advisor concerning the applicable federal, state and local income tax consequences of the Merger.

                               DISSENTERS' RIGHTS

         Each shareholder of the Bank entitled to vote on the Plan of Merger who objects to the Plan of Merger shall be entitled to the rights and remedies of dissenting shareholders provided under the Bank Merger Act, 12 U.S.C. ss.215a ("Section 215a"), a copy of which is included in Appendix C to this Proxy Statement-Prospectus, and any such shareholder who follows the procedures specified in Section 215a will be entitled to receive the value of his shares of Bank Common Stock in cash. A Bank shareholder must comply strictly with the procedures set forth in Section 215a. Failure to follow any of those procedures may result in a termination or waiver of his dissenters' rights under Section 215a.

         To exercise the right of dissent, a Bank shareholder (a) must vote against the Plan of Merger or otherwise notify the Secretary of the Bank in writing at or prior to the Meeting that he dissents from the Plan of Merger and
(b) must also, within thirty days after the effective date of the Merger, deliver to Whitney a written request for the value of his shares of Bank Common Stock in cash accompanied by the surrender of his certificates representing such shares of Bank Common Stock. Such written requests should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Joseph S. Schwertz, Jr., Secretary, Whitney Holding Corporation, 228 St. Charles Avenue, New Orleans, Louisiana 70130.

         The value of the shares of Bank Common Stock held by a dissenting shareholder will be determined, as of the effective date of the Merger, by an appraisal made by three appraisers, one to be selected by the holders of a majority of the Bank Common Stock the owners of which have exercised their dissenters' rights, one to be selected by the directors of Whitney, and one to be selected by the two appraisers so selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting Bank shareholder who has requested payment, that Bank shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, which will cause a reappraisal to be made that will be final and binding as to the value of the shares of such shareholder. If for any reason one or more of the appraisers are not selected, or the appraisers so selected fail to determine the value of the Bank Common Stock within ninety days after the effective date of the Merger, the Comptroller will cause an appraisal of such shares to be made upon the written request of any interested party, and such appraisal will be final and binding on all parties. Whitney will pay the expenses of the Comptroller in making any appraisal or reappraisal described above.

         The value of the shares of Bank Common Stock held by dissenting shareholders ascertained as described above will be promptly paid to the dissenting shareholders. The shares of Whitney Common Stock that would have been delivered to the dissenting Bank shareholders had they not requested payment in accordance with Section 215a must be sold at an advertised public auction, and Whitney has the right to purchase any or all of such shares. If the shares of Whitney Common Stock are sold at the public auction at a price greater than the amount paid to the dissenting Bank shareholders, the excess in such sale price must be paid to such dissenting shareholders.

         Prior to the effective date of the Merger, dissenting shareholders of the Bank should send any communications regarding their rights to Lamar B. Cobb, President, American Bank and Trust, 101 West Garden Street, Pensacola, Florida 32501. On or after the effective date of the Merger, dissenting shareholders of the Bank should send any communications regarding their rights to Joseph S. Schwertz, Jr., Secretary, Whitney Holding Corporation, 228 St. Charles Avenue, New Orleans, Louisiana 70130. All such communications should be signed by or on behalf of the dissenting Bank shareholder in the form in which his shares are registered on the Bank's books.

         Whitney has the right to terminate the Plan of Merger if the number of shares of Bank Common Stock as to which the holders thereof, on the effective date of the Merger, legally entitled to assert dissenting shareholders' rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of Bank Common Stock that would preclude pooling-of-interests accounting for the Merger. See "The Plan of Merger - Description of the Plan of Merger -- Waiver, Amendment and Termination."

         The foregoing summary of 12 U.S.C. ss.215a is qualified in its entirety by reference to the full text of that statute set forth herein as Appendix C.

                               UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION


         In addition to the proposed merger with the Bank, Whitney has a merger pending with Liberty Holding Company and its majority owned subsidiary Liberty Bank, a Florida state-chartered banking association headquartered in Pensacola, Florida (collectively, "Liberty"). The unaudited pro forma condensed combined balance sheet as of March 31, 1996 and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 appearing on the following pages give effect to the proposed mergers with the Bank and Liberty. A brief description of each of these mergers follows.

         Whitney and WNB-Florida, on the one hand, and the Bank, on the other hand, have signed a definitive agreement to merge the Bank into WNB-Florida, more fully described in this Proxy Statement-Prospectus. Pursuant to the Plan of Merger, the shareholders of the Bank and holders of any unexercised Bank Options will receive shares of Whitney Common Stock having an aggregate value of approximately $10,250,000, assuming that no Bank Options are exercised and the Deductible Amount is zero. The exact number of shares will be determined at the time the Merger is effected. See "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock."

         Whitney and WNB-Florida have also signed a definitive agreement to merge Liberty Holding Company with and into Whitney and to merge Liberty Bank with and into WNB-Florida (the "Liberty Mergers"). Under the terms of that definitive agreement, shareholders of Liberty will receive shares of Whitney Common Stock having a value of approximately $14,140,000. The exact number of shares of Whitney Common Stock to be issued to the shareholders of Liberty will be determined at the time that the Liberty Mergers are effected.

         Each of these proposed mergers is expected to be accounted for as a pooling-of-interests, and the pro forma financial information set forth on the following pages has been prepared to reflect the consummation of all of the proposed mergers. No assurance can be given, however, that any or all of these mergers will be consummated, and consummation of the Merger, on the one hand, and the Liberty Mergers, on the other hand, is not a condition to consummation of the other.

         On March 8, 1996, Whitney completed a merger with First Citizens BancStock, Inc. ("Citizens") and its wholly-owned subsidiary, The First National Bank in St. Mary Parish, which was accounted for as a pooling-of-interests; accordingly, Whitney's financial statements have been restated to include the operations of Citizens. Whitney's results of operations include nonrecurring costs associated with the Citizens merger of approximately $2.2 million, net of income tax, for the three months ended March 31, 1996.

         The unaudited pro forma combined balance sheet at March 31, 1996, set forth below, gives effect to the Merger and the Liberty Mergers under the pooling-of-interests accounting method as if such mergers had occurred on March 31, 1996. The unaudited pro forma combined statements of income for the years ended December 31, 1995, 1994 and 1993 and the three months ended March 31, 1996 and 1995 combine the historical statements of income of Whitney, the Bank and Liberty as if the Merger and the Liberty Mergers had been effective as of January 1, 1993. The costs associated with the Merger and Liberty Mergers, estimated to be approximately $700,000, will be accounted for as a current period expense upon consummation of such mergers, and have not been reflected in the pro forma financial statements.

         The following unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements and notes thereto of Whitney's consolidated group incorporated herein by reference. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger and the Liberty Mergers had been consummated in accordance with the assumptions set forth under "Notes to Unaudited Pro Forma Condensed Combined Financial Statements," nor is it necessarily indicative of future operating results or financial position.

                           WHITNEY HOLDING CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   (Unaudited)

                                 March 31, 1996
                                 (In Thousands)


                                                                     Historical
                                                    ------------------------------------------
                                                        Whitney                    Liberty          Pro Forma     Pro Forma
                                                    (Consolidated)     Bank    (Consolidated)      Adjustments    Combined
                                                    --------------     ----    --------------      -----------    ---------
ASSETS

Cash and due from financial institutions.........    $   238,115   $     1,546   $     4,435                    $   244,096
Securities available for sale....................        182,723        26,448         4,402                        213,573
Securities held to maturity......................      1,311,249            --           640                      1,311,889
Federal funds sold...............................         45,000         1,840         2,775                         49,615
Loans and leases.................................      1,592,994        26,707        36,791                      1,656,492
Less: reserve for possible loan losses...........         41,406           339           507                         42,252
                                                     -----------   -----------   -----------                    -----------
Net loans and leases.............................      1,551,588        26,368        36,284                      1,614,240
Bank premises and equipment (net)................         88,526         1,751         1,904                         92,181
Other real estate owned (net)....................          4,662           101            --                          4,763
Other assets.....................................         77,502           694           527                         78,723
                                                     -----------   -----------   -----------                    -----------
       TOTAL ASSETS..............................     $3,499,365       $58,748       $50,967                     $3,609,080
                                                     ===========   ===========   ===========                    ===========
LIABILITIES
Deposits.........................................     $2,767,744       $53,689       $43,637                     $2,865,070
Federal funds purchased and other borrowings.....        329,938            --           633                        330,571
Accrued expenses and other liabilities...........         31,376           484           463                         32,323
                                                     -----------   -----------   -----------                    -----------
       TOTAL LIABILITIES.........................      3,129,058        54,173        44,733                      3,227,964
Minority interest in Liberty Bank................                                         38              (38)            0
EQUITY
Capital stock....................................          2,800         1,174         1,343           (2,517)        2,800
Capital surplus..................................         64,665         3,425         3,150            2,555        73,795
Retained earnings................................        310,377          (115)        1,904             (137)      312,029
Net unrealized gains on available-for-sale
   securities....................................             35            91           (64)                            62
Less: Treasury stock.............................         (7,570)           --          (137)             137        (7,570)
                                                     -----------   -----------   -----------                    -----------
       TOTAL EQUITY..............................       $370,307        $4,575        $6,196               38      $381,116

       TOTAL LIABILITIES AND
       SHAREHOLDERS' EQUITY......................     $3,499,365       $58,748       $50,967                     $3,609,080
                                                     ===========   ===========   ===========                    ===========

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                                   (Unaudited)

                        Three Months Ended March 31, 1996
                      (In Thousands, except for share data)





                                                                       Historical
                                                    -----------------------------------------
                                                        Whitney                    Liberty          Pro Forma     Pro Forma
                                                    (Consolidated)     Bank    (Consolidated)      Adjustments    Combined
                                                    --------------     ----    --------------      -----------    ----------

Interest income..................................      $ 56,941      $  1,170     $  1,035                         $59,146
Interest expense.................................        21,126           638          372                          22,136
                                                       --------      --------     --------                        --------
Net interest income..............................        35,815           532          663                          37,010
Provision for (reduction in) reserve for
  possible loan losses...........................             0             0            0                               0
                                                       --------      --------     --------                        --------
Net interest income after provision
   for possible loan losses......................        35,815           532          663                          37,010
Non-interest income..............................         8,697            72          114                           8,883
Non-interest expense.............................        32,905           272          550                          33,727
Minority interest in income of Liberty Bank......            --            --           (1)                1             0
                                                       --------      --------     --------                        --------
Income before income taxes.......................        11,607           332          226                 1        12,166
Income taxes.....................................         3,570           123           82                           3,775
                                                       --------      --------     --------                        --------
Net income.......................................        $8,037          $209         $144                 1        $8,391
                                                       ========      ========     ========                        ========

Weighted average shares outstanding:
  Primary........................................    17,096,949      330,645       456,093                      17,883,687
  Fully diluted..................................    17,099,787      330,645       456,093                      17,886,525

Earnings per share:
  Primary........................................         $0.47         $0.63        $0.32                           $0.47
  Fully diluted..................................         $0.47         $0.63        $0.32                           $0.47

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                                   (Unaudited)

                        Three Months Ended March 31, 1995
                      (In Thousands, except for share data)


                                                                      Historical
                                                    -----------------------------------------
                                                        Whitney                    Liberty          Pro Forma     Pro Forma
                                                    (Consolidated)     Bank    (Consolidated)      Adjustments    Combined
                                                    --------------     ----    --------------      -----------    ----------

Interest income..................................      $ 49,805      $    763     $    921                        $ 51,489
Interest expense.................................        16,133           380          317                          16,830
                                                       --------      --------     --------                        --------
Net interest income..............................        33,672           383          604                          34,659
Provision for (reduction in) reserve for
  possible loan losses...........................           100            20            0                             120
                                                       --------      --------     --------                        --------
Net interest income after provision
   for possible loan losses......................        33,572           363          604                          34,539
Non-interest income..............................         8,636            76           98                           8,810
Non-interest expense.............................        29,164           273          518                          29,955
Minority interest in income of Liberty Bank......            --            --           (1)                1             0
                                                       --------      --------     --------                        --------
Income before income taxes.......................        13,044           166          183                 1        13,394
Income taxes.....................................         4,099            62           62                           4,223
                                                       --------      --------     --------                        --------
Net income.......................................      $  8,945      $    104     $    121                 1      $  9,171
                                                       ========      ========     ========                        ========

Weighted average shares outstanding
       Primary...................................    16,877,358       330,645      456,093                      17,664,096
       Fully diluted.............................    16,877,358       330,645      456,093                      17,664,096

Earnings per share
       Primary...................................         $0.53         $0.31        $0.27                           $0.52
       Fully diluted.............................         $0.53         $0.31        $0.27                           $0.52

                             See accompanying notes.


                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                                   (Unaudited)

                          Year Ended December 31, 1995
                      (In Thousands, except for share data)




                                                                     Historical
                                                    -----------------------------------------
                                                        Whitney                    Liberty          Pro Forma     Pro Forma
                                                    (Consolidated)     Bank    (Consolidated)      Adjustments    Combined
                                                    -------------------------------------------------------------------------------

Interest income..................................     $ 213,295     $    4,391   $    3,973                      $  221,659
Interest expense.................................        71,867          2,631        1,444                          75,942
                                                      ---------     ----------   ----------                      ----------
Net interest income..............................       141,428          1,760        2,529                         145,717
Provision for (reduction in) reserve for
   possible loan losses..........................        (9,400)            20            0                          (9,380)
                                                       --------     ----------   ----------                      ----------
Net interest income after provision
   for loan losses...............................       150,828          1,740        2,529                         155,097
Non-interest income..............................        33,205            297          467                          33,969
Non-interest expense.............................       119,481          1,087        2,112                         122,680
Minority interest in income of Liberty Bank......            --             --           (4)               4              0
                                                      ---------     ----------   ----------                      ----------
Income before income taxes.......................        64,552            950          880                4         66,386
Income taxes.....................................        20,203            354          297                          20,854
                                                       --------     ----------   ----------                      ----------
Net income.......................................     $  44,349     $      596   $      583                4     $   45,532
                                                      =========     ==========   ==========                      ==========


Weighted average shares outstanding
       Primary...................................    16,971,801        330,645      456,093                      17,758,539
       Fully diluted.............................    17,049,308        330,645      456,093                      17,836,046


Earnings per share
       Primary...................................     $    2.61     $     1.80   $     1.28                      $     2.56
       Fully diluted.............................     $    2.60     $     1.80   $     1.28                      $     2.55

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                                   (Unaudited)

                          Year Ended December 31, 1994
                      (In Thousands, except for share data)



                                                                    Historical
                                                    -----------------------------------------
                                                        Whitney                    Liberty          Pro Forma     Pro Forma
                                                    (Consolidated)     Bank    (Consolidated)      Adjustments    Combined
                                                    ------------------------------------------------------------------------

Interest income..................................     $ 192,750     $   2,431   $    3,572                      $  198,753
Interest expense.................................        57,503           866        1,150                          59,519
                                                      ---------     ----------   ----------                      ----------
Net interest income..............................       135,247        1,565         2,422                         139,234
Provision for (reduction in) reserve for
   possible loan losses..........................       (26,004)         135             0                         (25,869)
                                                      -----------   ----------   ----------                      ----------
Net interest income after provision
   for loan losses...............................       161,251        1,430         2,422                         165,103
Non-interest income..............................        34,129          213           622                          34,964
Non-interest expense.............................       112,394        1,053         2,214                         115,661
Minority interest in income of Liberty Bank......            --           --            (4)               4              0
                                                      ---------     ----------   ----------                      ----------
Income before income taxes.......................        82,986          590           826                4         84,406
Income taxes.....................................        26,788         (188)          216                          26,816
                                                      -----------   ----------   ----------                      ----------
Net income.......................................     $  56,198     $    778    $      610                4     $   57,590
                                                      =========     ==========   ==========                      ==========


Weighted average shares outstanding
       Primary...................................     16,588,783       330,645      456,093                      17,375,521
           Fully diluted.........................     16,588,783       330,645      456,093                      17,375,521

Earnings per share
       Primary...................................     $    3.39     $     2.35   $     1.34                      $     3.31
           Fully diluted.........................     $    3.39     $     2.35   $     1.34                      $     3.31

                             See accompanying notes.

                                            22

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                                   (Unaudited)

                          Year Ended December 31, 1993
                      (In Thousands, except for share data)


                                                                     Historical
                                                    -----------------------------------------
                                                        Whitney                    Liberty          Pro Forma     Pro Forma
                                                    (Consolidated)     Bank    (Consolidated)      Adjustments    Combined
                                                    -------------------------------------------------------------------------

Interest income..................................     $ 186,105     $ 2,259     $    3,194                      $  191,558
Interest expense.................................        54,681         873          1,176                          56,730
                                                      ---------     ----------   ----------                      ----------
Net interest income..............................       131,424       1,386          2,018                         134,828
Provision for (reduction in) reserve for
   possible loan losses..........................       (59,625)        300             30                         (59,295)
                                                        -------   ----------     ----------                      ----------
Net interest income after provision
   for loan losses...............................       191,049       1,086          1,988                         194,123
Non-interest income..............................        33,216         201            838                          34,255
Non-interest expense.............................       108,237       1,176          2,059                         111,472
Minority interest in income of Liberty Bank......            --          --             (3)               3              0
                                                      ---------   ----------     ----------                      ----------
Income before income taxes and
   cumulative effect of accounting changes.......       116,028        111             764                3        116,906
Income taxes.....................................        37,145       (102)            277                          37,320
                                                       --------   ----------     ----------                      ----------
Income before effect of accounting
    changes......................................        78,883        213      $      487                3         79,586
Cumulative effect of accounting
    changes, net.................................           345         --             --                             345
                                                      ---------    ----------    ----------                      ----------
Net income.......................................     $  79,228     $   213   $        487                3     $   79,931
                                                      =========     ==========   ==========                      ==========


Weighted average shares outstanding
       Primary...................................     16,456,782       330,645      456,093                      17,243,520
           Fully diluted.........................     16,456,782       330,645      456,093                      17,243,520

Earnings per share
       Primary...................................     $    4.81     $     0.64   $     1.07                      $     4.64
           Fully diluted.........................     $    4.81     $     0.64   $     1.07                      $     4.64

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (Unaudited)


         To calculate pro forma information, it has been assumed that the number of outstanding shares of Whitney Common Stock includes shares to be issued upon consummation of the Merger and the Liberty Mergers. In connection with these proposed mergers, Whitney will issue shares of Whitney Common Stock to the shareholders of the Bank, to the holders of any unexercised Bank Options, to the shareholders of Liberty Holding Company and to the minority shareholders of Liberty Bank.

         Under the terms of the Plan of Merger, Whitney will issue Whitney Common Stock with an aggregate value at the date of the Merger of approximately $10,250,000 (calculated based on the Average Market Price and assuming that (a) none of the Bank Options are exercised prior to the effective date of the Merger and (b) the Deductible Amount is zero). The number of shares of Whitney Common Stock to be exchanged in the Merger will be determined by the Average Market Price of Whitney Common Stock, as defined in the Plan of Merger, which will be no less than $27.00 per share nor more than $35.00 per share, except as provided in the Plan of Merger. For purposes of the accompanying pro forma financial statements, the Whitney Common Stock is assumed to have an Average Market Price of $31.00 per share, resulting in the issuance of 298,378 shares of Whitney Common Stock upon conversion of the Bank Common Stock by reason of the Merger (an exchange ratio of 0.6353), and the issuance of 32,267 shares of Whitney Common Stock in exchange for unexercised Bank Options to acquire 75,936 shares of Bank Common Stock.

         Under the terms of the definitive agreement governing the Liberty Mergers (the "Liberty Agreement"), Whitney will issue Whitney Common Stock with an aggregate value at the date of the Liberty Mergers of approximately $14,140,000 (calculated based on the Average Market Price (as defined in the Liberty Agreement)). The number of shares of Whitney Common Stock to be exchanged in the Liberty Mergers will be determined by the Average Market Price of Whitney Common Stock, as defined in the Liberty Agreement, which will be no less than $27.00 per share nor more than $35.00 per share, except as otherwise provided in the Liberty Agreement. For purposes of the accompanying pro forma financial statements, the Whitney Common Stock is assumed to have an Average Market Price in the Liberty Mergers of $31.00 per share, resulting in the issuance of 456,093 shares of Whitney Common Stock for all the common stock of Liberty Holding Company (an exchange ratio of 0.3281) and 2,897 shares of Whitney Common Stock for all the common stock of Liberty Bank held by shareholders other than Liberty Holding Company (an exchange ratio of 2.1192). Certain warrants to acquire shares of Liberty Holding Company common stock that were outstanding during periods presented, but that have expired in accordance with their terms prior to May 31, 1996, were not material and have not been considered in calculating pro forma earnings per share.

         The historical earnings per share and weighted average shares outstanding amounts for the Bank and Liberty reflect the equivalent shares of Whitney Common Stock expected to be exchanged in connection with the Merger and the Liberty Mergers based on an assumed Average Market Price of $31.00 per share of Whitney Common Stock, with none of the Bank Options being exercised prior to the Merger and a Deductible Amount of zero.

         There is no stated par value of Whitney Common Stock. In accordance with the pooling-of-interests method of accounting, the historical equities of the merged companies are combined.

                           WHITNEY HOLDING CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                   (American Bank and Trust Transaction Only)


         The following unaudited pro forma condensed combined financial information gives effect to the proposed merger of the Bank into WNB-Florida using the pooling-of-interests method of accounting and should be read in conjunction with the consolidated financial statements and notes thereto of Whitney's consolidated group incorporated herein by reference and of the Bank included elsewhere in this Proxy Statement-Prospectus. The pro forma information is presented for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated in accordance with the assumptions set forth under "Notes to Unaudited Pro Forma Condensed Combined Financial Statements (American Bank and Trust Transaction Only)," nor is it necessarily indicative of future operating results or financial position.

         Under the terms of the Plan of Merger, shareholders of the Bank and holders of any unexercised Bank Options will receive shares of Whitney Common Stock with an aggregate value of approximately $10,250,000, assuming that no Bank Options are exercised and the Deductible Amount is zero. The exact number of shares will be determined at the time the Merger is effected. See "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock."

         On March 8, 1996, Whitney completed a merger with First Citizens BancStock, Inc. ("Citizens") and its wholly-owned subsidiary, The First National Bank in St. Mary Parish, which was accounted for as a pooling-of-interests; accordingly, Whitney's financial statements have been restated to include the operations of Citizens. Whitney's results of operations include nonrecurring costs associated with the Citizens merger of approximately $2.2 million, net of income tax, for the three months ended March 31, 1996.

         The unaudited pro forma condensed combined balance sheet at March 31, 1996, set forth below, gives effect the Merger under the pooling-of-interests accounting method as if the Merger had occurred on March 31, 1996. The unaudited pro forma condensed combined statements of income for the years ended December 31, 1995, 1994 and 1993 and the three months ended March 31, 1996 and 1995 combine the historical statements of income of Whitney and the Bank as if the Merger had been effective as of January 1, 1993. The cost associated with the Merger, estimated to be approximately $300,000, will be accounted for as a current period expense upon consummation of the Merger and has not been reflected in the following pro forma financial statements.

                           WHITNEY HOLDING CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                   (American Bank and Trust Transaction Only)
                                   (Unaudited)

                                 March 31, 1996
                                 (In Thousands)

                                                           Whitney                             Pro Forma         Pro Forma
                                                       (Consolidated)           Bank          Adjustments        Combined
                                                       --------------           ----          -----------        ---------
ASSETS

Cash and due from financial institutions...........     $   238,115        $      1,546                        $   239,661
Securities available for sale......................         182,723              26,448                            209,171
Securities held to maturity........................       1,311,249                  --                          1,311,249
Federal funds sold.................................          45,000               1,840                             46,840
Loans and leases...................................       1,592,994              26,707                          1,619,701
Less: reserve for possible loan losses.............          41,406                 339                             41,745
                                                        -----------        ------------                        -----------
Net loans and leases...............................       1,551,588              26,368                          1,577,956
Bank premises and equipment (net)..................          88,526               1,751                             90,277
Other real estate owned (net)......................           4,662                 101                              4,763
Other assets.......................................          77,502                 694                             78,196
                                                        -----------        ------------                        -----------
       TOTAL ASSETS................................     $ 3,499,365        $     58,748                        $ 3,558,113
                                                        ===========        ============                        ===========
LIABILITIES
Deposits...........................................     $ 2,767,744        $     53,689                        $ 2,821,433
Federal funds purchased and other borrowings.......         329,938                  --                            329,938
Accrued expenses and other liabilities.............          31,376                 484                             31,860
                                                        -----------        ------------                        -----------
       TOTAL LIABILITIES...........................       3,129,058              54,173                          3,183,231
EQUITY
Capital stock......................................           2,800               1,174          (1,174)             2,800
Capital surplus....................................          64,665               3,425           1,174             69,264
Retained earnings..................................         310,377                (115)                           310,262
Net unrealized holding gains on available-
   for-sale securities.............................              35                  91                                126
Less: Treasury stock...............................          (7,570)                 --                             (7,570)
                                                        -----------        ------------                        -----------
       TOTAL EQUITY................................     $   370,307        $      4,575                        $   374,882

       TOTAL LIABILITIES AND
       SHAREHOLDERS' EQUITY........................     $ 3,499,365        $     58,748                        $ 3,558,113
                                                        ===========        ============                        ===========

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                   (American Bank and Trust Transaction Only)
                                   (Unaudited)

                        Three Months Ended March 31, 1996
                      (In Thousands, except for share data)

                                                           Whitney                             Pro Forma         Pro Forma
                                                       (Consolidated)           Bank          Adjustments        Combined
                                                       --------------           ----          -----------        ----------

Interest income....................................        $56,941            $  1,170                            $58,111
Interest expense...................................         21,126                 638                             21,764
                                                          --------            --------                           --------
Net interest income................................         35,815                 532                             36,347
Provision for (reduction in) reserve for
  possible loan losses.............................              0                   0                                  0
                                                          --------            --------                           --------
Net interest income after provision
   for possible loan losses........................         35,815                 532                             36,347
Non-interest income................................          8,697                  72                              8,769
Non-interest expense...............................         32,905                 272                             33,177
                                                          --------            --------                           --------
Income before income taxes.........................         11,607                 332                             11,939
Income taxes.......................................          3,570                 123                              3,693
                                                          --------            --------                           --------
Net income.........................................       $  8,037            $    209                           $  8,246
                                                          ========            ========                           ========

Weighted average shares outstanding:
  Primary..........................................       17,096,949           330,645                         17,427,594
  Fully diluted....................................       17,099,787           330,645                         17,430,432

Earnings per share:
  Primary..........................................       $   0.47            $   0.63                           $   0.47
  Fully diluted....................................       $   0.47            $   0.63                           $   0.47

                             See accompanying notes.

                                       27

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                   (American Bank and Trust Transaction Only)
                                   (Unaudited)

                        Three Months Ended March 31, 1995
                       (In Thousands, except for share data)

                                                           Whitney                             Pro Forma         Pro Forma
                                                       (Consolidated)           Bank          Adjustments        Combined
                                                       --------------           ----          -----------        ---------

Interest income....................................        $49,805            $    763                            $50,568
Interest expense...................................         16,133                 380                             16,513
                                                          --------            --------                           --------
Net interest income................................         33,672                 383                             34,055
Provision for (reduction in) reserve for
  possible loan losses.............................            100                  20                                120
                                                          --------            --------                           --------
Net interest income after provision
   for possible loan losses........................         33,572                 363                             33,935
Non-interest income................................          8,636                  76                              8,712
Non-interest expense...............................         29,164                 273                             29,437
                                                          --------            --------                           --------
Income before income taxes.........................         13,044                 166                             13,210
Income taxes.......................................          4,099                  62                              4,161
                                                          --------            --------                           --------
Net income.........................................       $  8,945            $    104                           $  9,049
                                                          ========            ========                           ========

Weighted average shares outstanding
   Primary.........................................       16,877,358           330,645                         17,208,003
   Fully diluted...................................       16,877,358           330,645                         17,208,003

Earnings per share
   Primary.........................................       $   0.53            $   0.31                           $   0.53
   Fully diluted...................................       $   0.53            $   0.31                           $   0.53

                             See accompanying notes.

                                       28

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                   (American Bank and Trust Transaction Only)
                                   (Unaudited)

                          Year Ended December 31, 1995
                      (In Thousands, except for share data)


                                                        Whitney                             Pro Forma         Pro Forma
                                                       (Consolidated)           Bank        Adjustments        Combined
                                                       --------------           ----        -------------     ---------

Interest income....................................      $ 213,295           $    4,391                        $ 217,686
Interest expense...................................         71,867                2,631                           74,498
                                                         ---------           ----------                        ---------
Net interest income................................        141,428                1,760                          143,188
Provision for (reduction in) reserve for
   possible loan losses............................         (9,400)                  20                           (9,380)
                                                         ----------          ----------                        ----------
Net interest income after provision
   for loan losses.................................        150,828                1,740                          152,568
Non-interest income................................         33,205                  297                           33,502
Non-interest expense...............................        119,481                1,087                          120,568
                                                         ---------           ----------                        ---------
Income before income taxes.........................         64,552                  950                           65,502
Income taxes.......................................         20,203                  354                           20,557
                                                         ---------           ----------                        ---------
Net income.........................................      $  44,349           $      596                        $  44,945
                                                         =========           ==========                        =========

Weighted average shares outstanding
   Primary.........................................      16,971,801             330,645                       17,302,446
   Fully diluted...................................      17,049,308             330,645                       17,379,953


Earnings per share
   Primary.........................................      $    2.61           $     1.80                        $    2.60
   Fully diluted...................................      $    2.60           $     1.80                        $    2.59

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

                  PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                   (American Bank and Trust Transaction Only)
                                   (Unaudited)

                          Year Ended December 31, 1994
                      (In Thousands, except for share data)



                                                          Whitney                             Pro Forma         Pro Forma
                                                       (Consolidated)           Bank          Adjustments        Combined
                                                       --------------           ----         -------------      ----------

Interest income....................................      $ 192,750           $    2,431                          $ 195,181
Interest expense...................................         57,503                  866                             58,369
                                                         ---------           ----------                          ---------
Net interest income................................        135,247                1,565                            136,812
Provision for (reduction in) reserve for
   possible loan losses............................        (26,004)                 135                            (25,869)
                                                         ----------          ----------                          ----------
Net interest income after provision
   for loan losses.................................        161,251                1,430                            162,681
Non-interest income................................         34,129                  213                             34,342
Non-interest expense...............................        112,394                1,053                            113,447
                                                         ---------           ----------                          ---------
Income before income taxes.........................         82,986                  590                             83,576
Income taxes.......................................         26,788                 (188)                            26,600
                                                         ---------           -----------                         ---------
Net income.........................................      $  56,198           $      778                          $  56,976
                                                         =========           ==========                          =========


Weighted average shares outstanding
   Primary.........................................     16,588,783              330,645                         16,919,428
   Fully diluted...................................     16,588,783              330,645                         16,919,428

Earnings per share
   Primary.........................................      $    3.39           $     2.35                          $    3.37
   Fully diluted...................................      $    3.39           $     2.35                          $    3.37

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

                       PRO FORMA COMBINED INCOME STATEMENT
                   (American Bank and Trust Transaction Only)
                                   (Unaudited)

                          Year Ended December 31, 1993
                      (In Thousands, except for share data)

                                                           Whitney                             Pro Forma         Pro Forma
                                                       (Consolidated)           Bank          Adjustments        Combined
                                                       --------------           ----          -----------        ---------

Interest income....................................      $ 186,105           $    2,259                          $ 188,364
Interest expense...................................         54,681                  873                             55,554
                                                         ---------           ----------                          ---------
Net interest income................................        131,424                1,386                            132,810
Provision for (reduction in) reserve for
   possible loan losses............................        (59,625)                 300                            (59,325)
                                                         ----------          ----------                          ---------
Net interest income after provision
   for loan losses.................................        191,049                1,086                            192,135
Non-interest income................................         33,216                  201                             33,417
Non-interest expense...............................        108,237                1,176                            109,413
                                                         ---------           ----------                          ---------
Income before income taxes and
   cumulative effect of accounting changes.........        116,028                  111                            116,139
Income taxes.......................................         37,145                 (102)                            37,043
                                                         ---------           -----------                         ---------
Income before effect of accounting
    changes........................................      $  78,883           $      213                          $  79,096
Cumulative effect of accounting
    changes, net...................................            345                   --                                345
                                                         ---------           ----------                          ---------
Net income.........................................      $  79,228           $      213                          $  79,441
                                                         =========           ==========                          =========


Weighted average shares outstanding
       Primary.....................................     16,456,782              330,645                         16,787,427
           Fully diluted...........................     16,456,782              330,645                         16,787,427

Earnings per share
       Primary.....................................      $    4.81           $     0.64                          $    4.73
           Fully diluted...........................      $    4.81           $     0.64                          $    4.73

                             See accompanying notes.

                           WHITNEY HOLDING CORPORATION

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                   (American Bank and Trust Transaction Only)
                                   (Unaudited)


         To calculate pro forma information, it has been assumed that the number of outstanding shares of Whitney Common Stock includes shares to be issued upon consummation of the Merger. In connection with the Merger, Whitney will issue shares of Whitney Common Stock to the shareholders of the Bank and to the holders of any unexercised Bank Options.

         Under the terms of the Plan of Merger, Whitney will issue Whitney Common Stock with an aggregate value at the date of the Merger of approximately $10,250,000 (calculated based on the Average Market Price and assuming that (a) none of the Bank Options are exercised prior to the effective date of the Merger and (b) the Deductible Amount is zero). The number of shares of Whitney Common Stock to be exchanged in the Merger will be determined by the Average Market Price of Whitney Common Stock, as defined in the Plan of Merger, which will be no less than $27.00 per share nor more than $35.00 per share, except as provided in the Plan of Merger. For purposes of the accompanying pro forma financial statements, the Whitney Common Stock is assumed to have an Average Market Price of $31.00 per share, resulting in the issuance of 298,378 shares of Whitney Common Stock upon conversion of the Bank Common Stock by reason of the Merger (an exchange ratio of 0.6353), and the issuance of 32,267 shares of Whitney Common Stock in exchange for unexercised Bank Options to acquire 75,936 shares of Bank Common Stock.

         The historical earnings per share and weighted average shares outstanding amounts for the Bank reflect the equivalent shares of Whitney Common Stock expected to be exchanged in connection with the Merger for the outstanding shares of Bank Common Stock and any unexercised Bank Options, based on an assumed Average Market Price of $31.00 per share of Whitney Common Stock, with none of the Bank Options being exercised prior to the Merger and a Deductible Amount of zero.

         There is no stated par value of Whitney Common Stock. In accordance with the pooling-of-interests method of accounting, the historical equities of the merged companies are combined.

                           INFORMATION ABOUT THE BANK

Description of Business

         The Bank is a bank corporation organized under the laws of the State of Florida, with Articles of Incorporation filed with the Department of State of Florida on January 15, 1987. Since its inception, the Bank has operated solely from its banking facilities located at 101 West Garden Street, Pensacola, Florida 32501. The Bank conducts a general banking operation, except that it does not operate a trust department. At March 31, 1996, the Bank had total assets of approximately $58,748,000, total deposits of approximately $53,689,000, total net loans of approximately $26,368,000 and shareholders equity of approximately $4,575,000.

Competition

         The Bank experiences competition in attracting deposits and lending funds. Primary competitors of the Bank are other commercial banks, savings and loan associations located in the Bank's market area and, to a lesser extent, finance companies, insurance companies, credit unions, credit card organizations and other financial institutions located in the geographic area in which the Bank competes. The Bank competes with other financial institutions to make loans to customers and to obtain deposits of customers. This competition is generally based on the interest rates charged on loans or paid on deposits. The Bank faces increasing competition from larger financial institutions, many of which have entered the competitive area of the Bank by making acquisitions as a result of the Riegel-Neal Interstate Banking and Branching Act of 1994. That Act permitted adequately capitalized and managed bank holding companies to acquire banks in any state, subject to certain limitations, regardless of whether the acquisition would be prohibited by applicable state law.

Supervision and Regulation

         General. In addition to the generally applicable state and federal laws governing businesses and employers, the Bank is extensively regulated by special state and federal laws and regulations applicable only to financial institutions. Laws regulating consumer finance transactions, collections and confidentiality and the safety and soundness of financial institutions regulate virtually all aspects of the operations of the Bank. These laws and regulations are intended to protect consumers rather than the shareholders of the Bank. Any change in these applicable laws or regulations may have a material effect on the business of the Bank.

         The Bank is a Florida state-chartered Bank subject to supervision by the Office of the Comptroller of the State of Florida and has its deposits insured up to $100,000 per depositor by the Federal Deposit Insurance Corporation. The Bank is regulated and subject to periodic examination by these government authorities, each of which issue regulations that impose restrictions on the nature and amount of loans and investments the Bank may make.

         Monetary Policy. Monetary policies and regulatory authorities, including the Reserve Board, have a significant effect on the business of the Bank. The Reserve Board supervises and regulates the national supply of bank credit through the sale of U. S. government securities, changes in the discount rate on bank borrowings from the Reserve Board and changes in reserve requirements with respect to member bank deposits. The Reserve Board also regulates the types of loans and investments in which banks may participate. These regulatory efforts can affect the overall business of the Bank and interest rate it charges on loans or pays for deposits. The effect of future Reserve Board policies on the business of the Bank cannot be predicted with certainty.

         Capital Adequacy Guidelines. Regulatory authorities governing the operations of the Bank establish minimum capital requirements of the Bank designed to reduce risk in operations, to account for off-balance sheet exposure and to insure adequate liquidity in the Bank. See "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."

Market Prices and Dividends

         Market Prices. The Bank Stock is not traded on any exchange, and there is no established public trading market for such stock. There are no bid or asked prices available for Bank Common Stock. There is, however, very limited and sporadic trading of Bank Common Stock in its local area. Based on the limited information available to the Bank's management, only approximately 20 trades were effected during the last two years at prices ranging from $6 to $16. The Bank's management believes that such trades were effected on an arms-length basis, but no assurance is given in this regard.

         Dividends. The Bank has never paid any cash or other dividends of any type, and has no intention to pay any such dividends in the foreseeable future. The payment of dividends by the Bank is subject to certain legal restrictions. Regulatory authorities also have the power to restrict the Bank's dividend payments if such payments are deemed an unsafe or unsound banking practice or if the authority deems the Bank's capital to be inadequate. See "Comparative Rights of Shareholders - Comparison of Whitney Common Stock and Bank Common Stock -- Dividends and Other Distributions."

         Holders. As of ___________________, 1996, the record date for the Meeting, there were approximately 91 record shareholders of the Bank.

Property

         The building and premises constituting the Bank's only office, located at 101 West Garden Street, Pensacola Florida, are owned by the Bank. The Bank considers its property to be in good condition.

Employees

         The Bank employs 16 people full-time and one person part-time and considers its relationship with its employees to be good.

Security Holdings of Principal Shareholders and Management

         Principal Shareholders. The following table reflects certain information regarding those persons who are known by the Bank to be the beneficial owner of more than five percent of the outstanding Bank Common Stock. Unless otherwise indicated, each person listed in the table has sole voting and investment power with respect to the shares set forth opposite his name.

Name and Address              Number of Shares
of Beneficial Owner           Beneficially Owned               Percent of Class
- -------------------           ------------------                ---------------

Theo D. Baars                      30,079(1)                          6.26%(1)
 221 S. Baylen Street
 Pensacola, Florida 32501

M. Warren Culbertson               40,595(1)                          8.45%(1)
 3533 Pine Forest Road
 Cantonment, Florida 32533

Fayette Dennison                  109,660(2)                         23.21%(2)
 4300 Bayou Boulevard
 Suite 21
 Pensacola, Florida 32503

Grace B. Futch                     26,148(1)(3)                       5.44%(1)
 4562 Whisper Circle
 Pensacola, Florida 32504

Frank E. Westmark                  65,865(1)(4)                       13.49%(1)
 P. O. Box 575
 Cantonment, Florida 32533

- -----------------------

(1) Includes 10,848 shares of Bank Common Stock that the individual named currently has the right to acquire upon exercise of Bank Options.

(2) Includes 2,712 shares of Bank Common Stock that Mr. Dennison currently has the right to acquire upon exercise of Bank Options.

(3) Includes 5,300 shares registered in the name of Ms. Futch and her husband.

(4) Includes 16,255 shares registered in the name of Mr. Westmark and his wife and 5,000 shares registered in the name of Mr. Westmark and his mother. Also includes 7,848 shares of Bank Common Stock that Mr. Westmark has the right to acquire pursuant to an agreement with T. David Mann, a director of the Bank.

         Directors and Executive Officers. The following table sets forth certain information as of the record date for the Meeting concerning the beneficial ownership of Bank Common Stock by each director of the Bank and by all directors and executor officers of the Bank as a group. Unless otherwise indicated, each person listed in the table has sole voting and investment power with respect to the shares set forth opposite his or her name.

             Name of                                 Number of Shares
         Beneficial Owner                           Beneficially Owned             Percent of Class
         ----------------                           ------------------             ----------------
         Theo D. Baars                                  30,079(1)                          6.26%(1)
         Lamar B. Cobb                                     712                                *
         M. Warren Culbertson                           40,595(1)                          8.45%(1)
         Fayette Dennison                              109,660(2)                         23.21%(2)
         Grace B. Futch                                 26,148(1)(3)                       5.44%(1)
         Frank S. Hughes                                10,000(4)                          2.13%(4)
         T. David Mann                                  14,182(1)(5)                       2.95%(1)
         G. H. Skipper, Jr.                              2,500                                *

                                           35

         B. L.  Stalnaker, M.D.                      20,848(1)(6)                           4.34%(1)
         Frank E. Westmark                           65,865(1)(7)                          13.49%(1)
         All directors and executive
            officers as a group (13 persons)        312,741(8)                             58.18%(8)

- -----------------------

*        Indicates less than 1%

(1) Includes 10,848 shares of Bank Common Stock that the individual named currently has the right to acquire upon exercise of Bank Options.

(2) Includes 2,712 shares of Bank Common Stock that Mr. Dennison currently has the right to acquire upon exercise of Bank Options.

(3) Includes 5,300 shares registered in the name of Ms. Futch and her husband.

(4)      Includes 500 shares registered in the name of Mr. Hughes and his wife.

(5) Includes 3,334 shares registered in the name of Mr. Mann and his wife. Pursuant to an agreement with Frank E. Westmark, Mr. Mann is required to transfer to Mr. Westmark 7,848 of the 10,848 shares of Bank Common Stock that Mr. Mann currently has the right to receive upon exercise of Bank Options and has agreed to exercise his Bank Options for those 7,848 shares at the direction of Mr. Westmark upon the payment by Mr. Westmark to him of the exercise price therefor.

(6) Includes 10,000 shares registered in the name of Dr. Stalnaker and his wife.

(7) Includes 16,255 shares registered in the name of Mr. Westmark and his wife and 5,000 shares registered in the name of Mr. Westmark and his mother. Also includes 7,848 shares of Bank Common Stock that Mr. Westmark has the right to acquire pursuant to an agreement with T. David Mann.

(8) Includes an aggregate of 67,800 shares of Bank Common Stock that directors and executive officers currently have the right to acquire upon exercise of Bank Options.

                     THE BANK'S MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion should be read in conjunction with the consolidated financial statements of the Bank and related Notes appearing elsewhere in this Proxy Statement-Prospectus.

Review of Results of Operations -- For the Three Month Period Ended March 31, 1996 as Compared to the Three Month Period Ended March 31, 1995

Earnings Summary

         The Bank reported net income of approximately $209,000 or $0.45 per share for the three months ended March 31, 1996, compared to net income of approximately $104,000 or $0.22 per share for the three months ended March 31, 1995.

         Net income increased 101% in 1996 as compared to the comparable period in 1995. The most significant factors affecting net income for the periods mentioned are highlighted below.

- -    An increase in average investment securities as a percentage of interest-
     earning assets from 21.3% in 1995 to 52.3% in 1996.
- -    An increase in the average rate on investment securities from 6.51% in 1995 to 6.95% in 1996.
- -    Maintenance of high asset quality and reserve coverage ratios. Net recoveries were approximately $4,000 and $51,000 in 1996 and 1995, respectively.
- -    In recognition of these net recoveries, the loan provisions made in the three months ended March 31, 1996 and 1995 were $0 and $20,000, respectively.
- -    Annualized noninterest expenses as a percent of average assets were 1.7 %
     in 1996 and 2.7% in 1995.

         Net earnings for the three months ended March 31, 1996 resulted in an annualized return on average assets of 1.34% compared to 1.03% in 1995. The annualized return on average stockholders' equity was 17.49% in 1996 and 11.20% in 1995.

Net Interest Income

         Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits (interest expense) and represents the principal source of earnings for the Bank. Net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities, and the rates earned or paid thereon.

         For the purposes of this earnings analysis, net interest income has been adjusted to a fully taxable equivalent basis for certain investments included in interest-earning assets. Interest-earning assets, including loans, have been presented as averages, net of unearned income.

         Net interest income on a fully tax equivalent basis for the three months ended March 31, 1996 increased 39.1% to $534,000 from $384,000 for the same period in 1995. The annualized net interest margins between interest-earning assets and interest-bearing liabilities decreased to 2.68% for the three months ended March 31, 1996 from 4.23% for the three months ended March 31, 1995. The annualized net yield on interest-earning assets was 3.19% in 1996 compared to 3.67% in 1995. The net interest margin and net yield on interest-earning assets are affected by several factors. Among them are Federal Reserve Bank monetary policies, competitive pressures, and the composition of interest-earning assets and interest-bearing liabilities. The annualized net interest margins and the annualized net yields on interest-earning assets for 1996 and 1995 remained virtually consistent when considering the stabilization of interest rates in 1995 and 1996.

         Interest income on a fully tax equivalent basis increased approximately $407,000 to $1.17 million from $764,000 for the three months ended March 31, 1996 from the comparable period in 1995. This increase was attributable primarily to the increase in the average interest-earning assets of 59.9% for the period ended March 31, 1996 as compared to the period ended March 31, 1995. The annualized yield on interest-earning assets for the three months ended March 31, 1996 and 1995 was 8.07% and 8.42%, respectively. The mix of interest-earning assets relative to loans decreased from 68.6% for the three months ended March 31, 1995 to 45.0% for the three months ended March 31, 1996. The annualized yield on  average  loans was 9.50% for the three  months  ended  March 31,  1996 compared to 9.45% for the three months ended March 31, 1995. For the periods ended March 31, 1996 and 1995, investment securities represented 52.3% and 21.3%, respectively, of average interest-earning assets. For the three months ended March 31, 1996 and 1995, the annualized yield on investment securities on a fully tax equivalent basis was 6.95% and 6.51%, respectively. Interest-earning assets as a percentage of total average assets increased from 90.2% in 1995 to 93.1% in 1996.

         Interest expense increased approximately $257,000 or 67.6% to approximately $637,000 for the three months ended March 31, 1996, from approximately $380,000 for the comparable 1995 period. The fluctuations in interest expense from 1995 to 1996 were attributable to the increases in the cost of funds, changes in the mix of interest-bearing liabilities, and increases in the volume of interest-bearing liabilities. The annualized average rate paid on interest-bearing liabilities was 4.88% and 4.75% for the three months ended March 31, 1996 and 1995, respectively. During the three months ended March 31, 1996, the volume of interest-bearing liabilities averaged $52.2 million, or 63.1% higher than the $32.0 million average for the three months ended March 31, 1995. Interest-bearing demand deposits represented 58.1% of interest-bearing liabilities during the 1996 period as compared to 41.0% during the period ended March 31, 1995. The annualized yields paid on these deposits were 4.36% and 3.96% for the three months ended March 31, 1996 and 1995, respectively. Time deposits represented 36.9% of interest-bearing liabilities during the 1996 period as compared to 47.7% during the period ended 1995. The annualized yields paid on time deposits during the three months ended March 31, 1996 and 1995 were 6.00% and 5.88%, respectively.

Noninterest Income

         The Bank derives a significant portion of its noninterest income from traditional retail banking services including various account charges and service fees.

         Noninterest income from deposit accounts is significantly affected by competitive pricing of these services and the volume of noninterest-bearing accounts. Service charge income was $72,000 and $76,000 for the three months ended March 31, 1996 and 1995, respectively. The decrease was primarily a result of a reduction in overdraft charges for the three months ended March 31, 1996 as compared to the three months ended March 31, 1995. The gains/losses realized on the sale of investment securities were not significant for the three months ended March 31, 1996 and 1995.

Noninterest Expense

         Noninterest expense was $272,000 and $273,000 for the three months ended March 31, 1996 and 1995, respectively. Annualized noninterest expense as a percentage of average assets was 1.74% in 1996 and 2.71% in 1995. Salaries and employee benefits amounted to $149,000 and $135,000 for the three months ended March 31, 1996 and 1995, respectively. Occupancy expense was $31,000 in 1996 and $30,000 in 1995. Other expense decreased $17,000 or 15.5% to $92,000 for the three months ended March 31, 1996. Other expense for the three months ended March 31, 1995 was $109,000.

Income Taxes

         The provision for income taxes for the three months ended March 31, 1996 and 1995 was $124,000 and $62,000, respectively. The provision for income taxes for the three months ended March 31, 1995 was a result of the recognition of deferred tax expense due to a reduction in the federal and state net operating loss carryforwards. As of March 31, 1996, all federal and state net operating loss carryforwards have been used to offset taxable income. The Bank is subject to federal and state taxes at combined rates of approximately 38%. These rates are reduced or increased for certain nontaxable income or nondeductible expenses.

         The Bank accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach for financial accounting and reporting for income taxes.


Review of Financial Condition -- For the Period Ended March 31, 1996 as Compared to the Period Ended March 31, 1995

Securities

         Securities Held to Maturity: The Bank accounts for its investment securities under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities held to maturity are those securities that management has the ability and intent to hold to maturity, and are reported at amortized cost. There were no securities classified as held to maturity at March 31, 1996. Securities classified as held to maturity amounted to $4,379,000 at March 31, 1995. Securities held to maturity at March 31, 1995 consisted primarily of U.S. Treasury securities and obligations of other U.S. Government agencies and corporations.

         Securities Available for Sale: Securities available for sale represent those securities that the Bank intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, liquidity needs, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, reflected as a component of shareholders' equity. Securities available for sale totaled $26.4 million and $6.6 million at March 31, 1996 and 1995, respectively. This increase was partially a result of a reclassification from securities held to maturity of $4.1 million in December 1995. The reclassification was a result of a one-time exemption granted by the Financial Accounting Standards Board. The exemption permitted the movement of selected securities between classifications without jeopardizing the classification of all securities. Net unrealized appreciation (depreciation) on securities available for sale was $91,000 and ($71,000), net of taxes, at March 31, 1996 and 1995, respectively. Securities available for sale consisted primarily of U.S. Treasury securities and obligations of other U.S. Government agencies and corporations.

         Using the carrying value at March 31, 1996, scheduled maturities for securities available for sale were 3% of the total classification in one year or less, 6% in one to five years, 52% in five to ten years, and 39% after ten years.

Loans

         Loans, net of unearned interest, increased $1.5 million or 6.1% to $26.7 million at March 31, 1996 from $25.2 million for the comparable 1995 period. The allowance for loan losses was $339,000 and $365,000 as of March 31, 1996 and 1995, respectively. The most significant concentration of loans consisted of those secured by real estate.

         The Bank seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. Contractual maturities may vary significantly from actual maturities due to loan extensions, early pay-offs due to refinancing or other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties, particularly with respect to interest rates, of future events make it difficult to predict actual maturities. The Bank has not maintained records related to trends of early-payoff since management does not believe such trends would present any significantly more accurate estimate of actual maturities than the contractual maturities.

Deposits

         Total deposits increased $6.6 million or 14.0% to $53.7 million at March 31, 1996 from $47.1 million for the comparable 1995 period. Time deposits at March 31, 1996 and 1995 were $19.6 million and $16.4 million, respectively. Time deposits represent 36.4% and 34.7% of total deposits at March 31, 1996 and 1995, respectively. Interest bearing demand deposits increased $3.2 million or 13.9% to $26.7 million for the period ended March 31, 1996 from $23.5 million for the comparable period in 1995. Savings as a percentage of total deposits decreased from 5.8% in 1995 to 4.7% in 1996. Savings totaled $2.5 million at March 31, 1996 and $2.7 million at March 31, 1995. Demand deposits were $4.9 million and $4.5 million at March 31, 1996 and 1995, respectively.

Review of Results of Operations - For the Fiscal Years Ended December 31, 1995, 1994 and 1993

Earnings Summary

         The Bank reported net income of approximately $596,000 or $1.27 per share for the year ended December 31, 1995, compared to net income of approximately $778,000 or $1.66 per share for the year ended December 31, 1994.
 Net income for 1993 was approximately $212,000 or $0.47 per share.

         Net income decreased 23.4% in 1995, increased 266.1% and 18.8% in 1994 and 1993, respectively. The most significant factors affecting net income for the periods mentioned are highlighted below.

     - An increase in 1995 of 75.2% in average interest-earning assets. This follows an increase of 4.8% increase in 1994.
     - Average loan growth in 1995 of 11.5% following an increase of 17.0% in 1994.
     - An increase in average investment securities as a percentage of average interest-earning assets from 19.6% in
         1994 to 45.3% in 1995.
     - Maintenance of high asset quality and reserve coverage ratios. Net recoveries were approximately $21,000 in 1995 while in 1994 net charge-offs were approximately $84,000 or 0.38% of average net loans.
     - In recognition of these low net charge-offs, loan provisions were reduced $165,000 in 1994 and $115,000 in 1995.
     - Noninterest expenses as a percent of average assets were reduced to 1.9% in 1995 from 3.2% in 1994. - Deferred tax expense of $319,000 in 1995 and deferred tax benefits of $188,000 in 1994 and $102,000 in 1993 were included in income as a result of the use of federal and
         state net operating  loss   carryforwards.  All available net operating
         loss carryforwards were fully utilized in 1995.

         Net earnings in 1995 resulted in a return on average assets of 1.04% compared to 2.33% and 0.66% during 1994 and 1993, respectively. The return on average stockholders equity was 14.7% in 1995, 24.5% in 1994, and 7.4% in 1993.

Net Interest Income

         Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits (interest expense) and represents the major component of net income for the Bank. Net interest income is affected by changes in volume of interest-earning assets and interest-bearing liabilities, and the rates earned or paid thereon.

         Net interest income on a fully tax equivalent basis increased 12.4% to $1.77 million in 1995 from $1.57 million in 1994 and 12.9% in 1994 from $1.39 million in 1993. The net interest margin between interest-earning assets and interest-bearing liabilities decreased to 3.33% for the year ended December 31, 1995 from 5.20% for the year ended December 31, 1994. The net interest margin in 1993 was 4.82%. The net yield on interest-earning assets was 2.87% in 1995 compared to 4.73% in 1994 and 4.48% in 1993. The net interest margin and net yield on interest-earning assets are affected by several factors. Among them are Federal Reserve Bank monetary policies, competitive pressures, and the composition of interest-earning assets and interest-bearing liabilities. After declining consistently from 1989 through 1992 and remaining virtually flat throughout 1993, short-term interest rates increased dramatically in 1994 and continued to increase into late 1995 before starting to decline. Net interest margins remained virtually flat from 1993 to 1994, while increasing competitive pressures resulted in an increase in cost of funds in 1995. This increase is primarily responsible for the decrease in the net interest margin from 1994 to 1995.

         Interest income on a fully tax equivalent basis increased approximately $1.96 million to $4.40 million for the year ended December 31, 1995 from $ 2.44 million for the comparable period in 1994. Interest income on a fully equivalent tax basis for 1993 was $2.26 million. These increases were attributable primarily to the increases in the average interest-earning assets of 75.2% and 4.8% for the years ended December 31, 1995 and 1994, respectively, and the increases in the yield on interest-earning assets. The yield on interest-earning assets for the years ended December 31, 1995, 1994, and 1993 was 8.30%, 8.06%, and 7.85%, respectively. The mix of interest-earning assets relative to loans decreased from 74.1% for the year ended December 31, 1994 to 47.1% for the year ended December 31, 1995. The yield on average loans was 9.72% for the year ended December 31, 1995 compared to 8.97% and 9.04% for the comparable periods ended December 31, 1994 and 1993, respectively. For the year ended December 31, 1995, investment securities represented 45.6% of average interest-earning assets. For the comparable 1994 and 1993 periods, investment securities represented 20.1% and 21.6%, respectively, of average interest-earning assets. For the years ended December 31, 1995, 1994, and 1993, the yield on investment securities on a fully tax equivalent basis was 7.24%, 6.04%, and 6.92%, respectively. Interest-earning assets as a percentage of total average assets increased from 89.2% in 1993 to 90.6% in 1994 to 92.3% in 1995.

         Interest expense increased approximately $1,765,000 or 203.8% to approximately $2.63 million for the year ended December 31, 1995, from approximately $866,000 for the comparable 1994 period. Interest expense for 1993 was $873,000. The fluctuations in interest expense from 1993 through 1995 were attributable to the volatile interest rate environment, changes in the mix of interest-bearing liabilities, and increases in the volume of interest-bearing liabilities. The average rate paid on interest-bearing liabilities was 5.43%, 3.33%, and 3.37% for the years ended December 31, 1995, 1994 and 1993, respectively. During the year ended December 31, 1995, the volume of interest-bearing liabilities averaged $48.4 million, or 86.4% higher than the $26.0 million average for the year ended December 31, 1994. The volume of interest-bearing liabilities averaged $25.9 million in 1993. Interest-bearing demand deposits represented 56.3% of interest-bearing liabilities for the year ended December 31, 1995 as compared to 50.9% and 54.4% for the years ended December 31, 1994 and 1993, respectively. The yields paid on these deposits were 5.19%, 2.80% and 2.88% for the years ended December 31, 1995, 1994, and 1993, respectively. Time deposits represented 37.8% of interest-bearing liabilities for the year ended December 31, 1995 as compared to 26.3% and 20.0% for the years ended December 31, 1994 and 1993, respectively. The yields paid on time deposits during the years ended December 31, 1995, 1994, and 1993 were 6.19%, 4.71% and 4.69%, respectively.

   AVERAGE BALANCES AND INTEREST RATES, INTEREST YIELD/RATES ON FULLY TAXABLE
                                  EQUIVALENTS
  (Table 1)
  (In Thousands)

The following table details average balances of interest-earning assets and interest-bearing liabilities, the fully taxable equivalent amount of interest earned/paid thereon, and the fully taxable equivalent yield/rate for each of the three years ended December 31, 1995.

                                             1995                             1994                            1993
                                ------------------------------  -------------------------------  -------------------------------
                                  Average              Yield/     Average              Yield/      Average               Yield/
                                  Balance  Interest    Rate       Balance   Interest    Rate       Balance   Interest     Rate
Assets:
Interest-earning assets:
Loans, net of unearned income   $  24,944  $  2,424     9.72%   $  22,376  $   2,007     8.97%   $  19,125  $    1,728     9.04%
Investment securities -
   Taxable                         23,988     1,732     7.22        5,925        352     5.94%       6,079         416     6.84
   Nontaxable                         149        15    10.07          150         15    10.00          150          15    10.00
Federal funds sold                  3,855       225     5.84        1,114         42     3.77        2,321          68     2.93
Interest-bearing deposits               -         -        -          645         20     3.10        1,156          37     3.20

Total interest-earning assets      52,936  $  4,396     8.30%      30,210  $   2,436     8.06%      28,831  $    2,264     7.85%

Reserve for possible loan losses     (348)                           (279)                            (395)
Other assets                        4,739                           3,411                            3,886

   Total assets                 $  57,327                       $  33,342                        $  32,322

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits                $   2,844  $     83     2.92%   $   5,921  $     174     2.94%   $   6,645  $      226    3.40%
Interest-bearing demand
   deposits                        27,265     1,415     5.19       13,218        370     2.80       14,060         405     2.88
Time deposits                      18,313     1,133     6.19        6,833        322     4.71        5,163         242     4.69

   Total deposits                  48,422     2,631     5.43       25,972        866     3.33       25,868         873     3.37

Total interest-bearing liabilities 48,422     2,631     5.43%      25,972        866     3.33%      25,868         873    3.37%

Demand deposits                     4,427                           3,989                            3,368
Other liabilities                     412                             205                              216

Total liabilities                  53,261                          30,166                           29,452

Stockholders' equity                4,066                           3,176                            2,870

   Total liabilities and
   stockholders' equity         $  57,327                       $  33,342                        $  32,322

Net interest income                        $  1,765                        $   1,570                        $    1,391

Net interest margin                                     3.33%                            5.20%                            4.82%
Net interest spread                                     2.87%                            4.73%                            4.48%


Reserve and Provision for Possible Loan Losses

         The provision for possible loan losses was $20,000 in 1995, $135,000 in 1994, and $300,000 in 1993. Table 2, "Reserve for Possible Loan Losses", summarizes information concerning the reserve for possible loan losses for the three years ended December 31, 1995. Management's estimate of the reserve for possible loan losses and the provision for possible loan losses is based on evaluation of collectibility of loans, past loan loss experience, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower's ability to pay, review of specific problem loans, and the relationship of the reserve for possible loan losses to outstanding loans.

         Net recoveries for the year ended December 31, 1995 total $ 21,000. Net charge-offs were $ 84,000 or 0.38% of average net loans in 1994, a decrease of $ 346,000 from $ 429,000 or 2.24% of average net loans during 1993.

RESERVE FOR POSSIBLE LOAN LOSSES
   (Table 2)
   (In Thousands)

The following table summarizes information concerning the allowance for loan losses:

                                                  1995           1994           1993           1992          1991
                                               --------        --------       --------       --------      ------

Net Loans Outstanding - Year End               $ 25,988        $ 23,939       $ 22,533       $ 20,134      $19,854

Average Net Loans - During Year                $ 24,944        $ 22,376       $ 19,125       $ 20,058      $19,129

Allowance for Loan Losses:
     Balance - Beginning of Year               $    294        $    243       $    372       $    250      $   250

     Provision Charged to Expense                    20             135            300            115          112

     Recoveries on Loans Previously
       Charged Off                                   71               6             81             71           41

     Loans Charged Off                               50              90            510             64          153

     Balance - End of Year                     $    335        $    294       $    243       $    372      $   250

For the Period:
     Net charge-offs (recoveries) as % of
        average loans                            (0.08%)           0.38%          2.24%        (0.03%)        0.59%

     Provision for loan losses as a % of net
        charge-offs                             (95.24%)         160.71%         69.93%      (1,642.85%)     100.0%

     Provision for loan losses as a % of net
        average loans                              0.08%           0.60%          1.57%          0.57%        0.59%

Period End:
     Allowance as a % of net loans                 1.29%           1.23%          1.08%          1.85%        1.26%

     Allowance as a % of non-performing loans
        and loans more than 90 days past due          -        1,176.00%         58.41%         53.52%       51.02%


Noninterest Income

         The Bank derives a significant portion of its noninterest income from traditional retail banking services including various account charges and safe deposit box rentals.

         Noninterest income from deposit accounts is significantly affected by competitive pricing of these services and the volume of various deposit accounts. During 1995 and 1994, average noninterest demand accounts increased 11.0% and 18.4%, respectively. This increase in volume and increases in services fee rates resulted in a 44.6% increase in service charge income in 1995 and a 6.0% increase in 1994. The gains realized on the sale of investment securities were not significant in each of the three years.

         Table 3, which follows, presents an analysis of the components of noninterest income.

NONINTEREST INCOME
   (Table 3)
   (In Thousands)

   The following table presents an analysis of noninterest income for 1995, 1994 and 1993 together with the amount and percent change form the prior year for 1995 and 1994:

                                                                          Change from Prior Year
                                                                     --------------------------------------------------
                                              Year Ended 12/31                   1995                      1994
                                       ---------------------------   -----------------------   ------------------------
                                          1995     1994      1993       Amount         %           Amount           %
                                       --------  -------   -------   ----------   ----------   -----------  -----------

Service charges and service fees on
  deposit accounts                       $   275   $   191   $  180      $    84       43.98%      $    11       6.11%

Other income                                  15        20       21           (5)     (25.00)           (1)     (4.76)

Loss on trading securities                     0         0        0           --          --            --         --

Gain on investment securities                  7         2        0            5      250.00             2         --

Total noninterest income                 $   297   $   213   $  201      $    84       39.44       $    12       5.97


Noninterest Expense

         Noninterest  expense  was  $1,087,000  in 1995,  3.2% higher than 1994.
Noninterest expense for the years ending December 31, 1994 and 1993 was $1,053,000 and $1,176,000, respectively. Noninterest expense as a percentage of average assets was 1.90% in 1995, 3.16% in 1994, and 3.64% in 1993. Salaries and employee benefits increased $37,000 or 7.3% in 1995 and decreased $97,000 or 15.9% in 1994. Occupancy expense was $109,000 in 1995, $114,000 in 1994, and
$109,000 in 1993. Other expense increased $2,000 or 0.5% to $429,000 for the year ended December 31, 1995 from $427,000 for the comparable 1994 period. Other expenses for the year ended December 31, 1993 was $458,000.

NONINTEREST EXPENSE

         (Table 4)
         (In Thousands)

         The following table presents an analysis of noninterest expense for 1995, 1994 and 1993 together with the amount and percent change from the prior year for 1995 and 1994:

                                                                                Change from Prior Year
                                                Year Ended 12/31               1995                      1994
                                         ---------------------------   -----------------------   --------------------
                                           1995     1994      1993       Amount         %           Amount       %
                                         --------  -------   -------   ----------   ----------   -----------  --------

Salaries and employee benefits            $  550   $   512   $  609       $ 38          7.42%      $  (97)    (15.93%)

Occupancy expense                            109       114      109         (5)        (4.39)           5        4.59

Equipment and data processing expense        122        94      109         28         29.79          (15)     (13.76)

Regulatory insurance and fees                 52        77       81        (25)       (32.47)          (4)      (4.94)

Other expenses:
  Advertising and promotion                   28        10       19         18        180.00           (9)     (47.37)
  General insurance                           20        23       28         (3)       (13.04)          (5)     (17.86)
  Other real estate expenses and charges       0         0        0          -             -            -           -
  Postage                                     18        16       18          2         12.50           (2)     (11.11)
  Professional fees                           68        80       43        (12)       (15.00)          37       86.05
  Supplies                                    34        30       32          4         13.33           (2)      (6.25)
  Telephone                                    7         8       12         (1)       (12.50)          (4)     (33.33)
  Other                                       79        89      116        (10)       (11.24)         (27)     (23.28)
    Total other expenses                     254       256      268         (2)        (0.78)         (12)      (4.48)

Total noninterest expense                $ 1,087   $ 1,053   $1,176       $ 34          3.23        $(123)     (10.46)


Income Taxes

         The provision for income taxes for the year ended December 31, 1995 was $355,000. The income tax benefit recognized in the years ended December 31, 1994 and 1993 was $188,000 and $102,000, respectively. The Bank is subject to federal and state taxes at combined rates of approximately 38%. These rates are reduced or increased for certain nontaxable income or nondeductible expenses.

         Net operating loss carryforwards available at December 31, 1994 and 1993 were approximately $700,000 and $1,300,000, respectively. At December 31, 1995, all net operating loss carryforwards had been used to offset taxable income for financial reporting purposes. Effective January 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach for financial accounting and reporting for income taxes. There was no cumulative effect on net income for 1993 for the change in accounting principle.

Loans

         Loans, net of unearned interest, increased $2.0 million or 8.6% to $26.0 million at December 31, 1995 from $24.0 million for the comparable 1994 period. Loans, net of unearned interest, was $22.5 million at December 31, 1993. The allowance for loan losses was $335,000 for 1995, $294,000 for 1994, and $243,000 for 1993. The most significant concentration of loans consisted of those secured by real estate.

A summary of the loan portfolio at December 31, follows (in thousands):

                                                                 1995             1994              1993
                                                               --------         --------          --------

Commercial                                                      $14,638          $13,566           $11,844
Real estate                                                       6,405            5,322             4,828
Installment                                                       4,023            4,456             3,800
Construction                                                        936              644               148
Banker acceptances                                                    0                0             1,992

Unearned income                                                     (14)             (49)              (79)

Total loans, net of unearned income                             $25,988          $23,939           $22,533


A summary of loan interest rate sensitivity at December 31, 1995 follows (in thousands):

Fixed rate loan maturity:
     Three months or less                                                                         $  2,951
     Over three through twelve months                                                                3,172
     Over one through five years                                                                    11,072
     Over five years                                                                                 1,164

Variable rate loans repricing in three months or less                                                3,147
Variable rate loans repricing annually or more frequently, but less
     frequently than quarterly                                                                       4,482

Total loans, net of unearned income                                                               $ 25,988

Nonperforming Assets

     Table 5, which follows, summarizes the Bank's nonperforming assets and loans past due 90 days or more and accruing as of December 31 for the last three years (in thousands).

NONPERFORMING ASSETS
  (Table 5)
  (In Thousands)


                                                 1995           1994           1993           1992          1991
                                                ------         -------        -------         -------      ------

Nonaccrual loans                                $  -0-          $  25         $  416          $  695       $  490

Other real estate owned                            101            101            108             110          -0-

Accruing loans 90 days or
     more past due                                 -0-            -0-            -0-             -0-          -0-

Total nonperforming assets
     and accruing loans 90 days
     or more past due                           $  101          $ 126         $  524          $  805       $  490

Provision for loan losses                       $   20          $ 135         $  300          $  115       $  112

Net (Charge-offs) recoveries                    $   21          $ (84)        $ (429)         $   (7)      $ (112)


Investment Securities

         Securities Held to Maturity: Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities held to maturity are those securities that management has the ability and intent to hold to maturity, and are reported at amortized cost. There were no securities classified as held to maturity at December 31, 1995; however, at December 31, 1994, this classification amounted to $3.8 million. Securities held to maturity at December 31, 1994 consisted primarily of U.S. Treasury securities and obligations of other U.S. government agencies and corporations.

         Prior to January 1, 1994, all investment securities were reported at amortized cost. Investment securities were carried at $6.2 million at December 31, 1993.

         Securities Available for Sale: Securities available for sale represent those securities that the Bank intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, liquidity needs, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, reflected as a component of shareholders equity. Securities available for sale totaled $29.8 million and $3.1 million at December 31, 1995 and 1994, respectively. This increase was partially a result of a reclassification from securities held to maturity of $4.1 million in December 1995. The reclassification was a result of a one-time exemption granted by the Financial Accounting Standards Board. The exemption permitted the movement of selected securities between classifications without jeopardizing the classification of all securities. Net unrealized appreciation (depreciation) on securities available for sale was $391,000 and ($97,000), net of taxes, at December 31, 1995 and 1994, respectively. Securities available for sale consisted primarily of U.S. Treasury securities and obligations of other U.S. government agencies and corporations.

         Using the carrying value at December 31, 1995, scheduled maturities for securities available for sale were 1% of total investments in one year or less, 7% in one to five years, 56% in five to ten years, and 36% over ten years.

INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost and approximate fair value of available-for-sale securities at December 31, 1995 are summarized as follows:

                                                                      Gross            Gross
                                                     Amortized     Unrealized        Unrealized          Fair
                                                       Cost           Gains            Losses            Value
                                                    ------------   -----------      ----------         --------
December 31, 1995

     U.S. Treasury Securities                       $    535        $     32         $    -0-          $    567

     Obligations of U.S. Government agencies
       and corporations                               28,483             590               (8)           29,065

     Other securities                                    150              12              -0-               162

     Total Investment Securities
       Available for Sale                           $ 29,168        $    634         $     (8)         $ 29,794




     The amortized cost and approximate fair value of investment securities available for sale at December 31, 1995, by contractual maturity, were as follows:

                                              Amortized          Fair
                                                Cost            Value
                                            -----------      ---------
     Due in one year or less                $    300         $     304
     Due from one to five years                2,102             2,121
     Due from five to ten years               16,236            16,577
     Due after ten years                      10,530            10,792

       Total                                $ 29,168          $ 29,794

     The following is a summary of carrying values, yields and maturities on U.S. Treasury and Mortgage-backed investment securities at December 31, 1995 (in thousands):

                                             Carrying
                                               Value            Yield
Fixed rate:                                  --------           ------
U.S. Treasury:
     Within one year                         $     -                -
     Over one through five years                 567             7.02%
Obligations of U.S. Government agencies
     and corporations:
     Within one year                             304             7.00%
     Over one through five years              17,743             7.35%
Mortgage-backed securities                    11,018             8.12%

     Total                                  $ 29,632


                                                               Carrying
                                                                 Value
Variable rate:                                                 --------
     U.S. Government agencies and corporations                    -0-
     Mortgage-backed securities                                   -0-

     Total                                                        -0-

Deposits

     Total deposits increased $28.4 million or 85.1% to $61.8 million at December 31, 1995 from $33.4 million for the comparable 1994 period. Total deposits at December 31, 1993 were $30.7 million. Time deposits at December 31, 1995, 1994, and 1993 were $19.1 million, $13.4 million, and $5.1 million, respectively. Time deposits represented 30.9%, 40.0%, and 16.5% of total deposits at December 31, 1995, 1994, and 1993, respectively. Interest bearing demand deposits increased 199% in 1995 to $34.6 million while decreasing 11% in 1994 to $11.6 million. Savings as a percentage of total deposits decreased from 1993 through 1995. Savings totaled $2.8 million, $4.2 million, and $9.1 million at December 31, 1995, 1994, and 1993, respectively. Demand deposits were $5.4 million, $4.2 million, and $3.5 million at December 31, 1995, 1994, and 1993, respectively.

A summary of the daily average balance of deposits follows (in thousands):

                                  1995             1994              1993
                                --------         --------          ------

Noninterest bearing demand     $  4,427         $  3,989          $  3,368
Interest bearing demand          27,265           13,218            14,060
Savings                           2,844            5,921             6,645
Time                             18,313            6,833             5,163

     Total                     $ 52,849         $ 29,961          $ 29,236


Maturities of time deposits of $ 100,000 or more at December 31, 1995 are as follows (in thousands):

Three months or less                                               $ 1,634
Over three through twelve months                                     2,689
Over one through five years                                          4,900

     Total                                                         $ 9,223

Notes

Liquidity

     No trends in the sources or uses of cash by the Bank are expected to have an adverse impact on the Bank's liquidity position. Management believes that the level of liquidity is sufficient to meet current and future liquidity requirements. Liquidity is the ability of an organization to meet its financial commitments and obligations on an timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, and payment of operating expenses and dividends.

     The Bank is also subject to capital maintenance requirements imposed by regulatory authorities. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes, as of December 31, 1995, that the Bank meets all capital requirements to which it is subject.

Capital

The following table illustrates the Bank's capital ratios at December 31:

                                                 1995              1994
                                                -------          ------

Tier I risk based capital ratio                 11.90%            13.20%
Tier II risk based capital ratio                12.88%            14.24%
Leverage ratio                                   6.55%            11.23%

                            INFORMATION ABOUT WHITNEY

General

         Whitney, a Louisiana corporation, is a multi-bank holding company registered pursuant to the Bank Holding Company Act of 1956. It became an operating entity in 1962 with Whitney National Bank ("Whitney Bank") as its only significant subsidiary. Whitney Bank, a national banking association headquartered in Orleans Parish, Louisiana, has been engaged in the general banking business in the City of New Orleans continuously since 1883. Whitney Bank currently offers banking and trust services through 58 branches located in south Louisiana, including branches in the metropolitan areas of New Orleans (including suburban Jefferson and St. Tammany Parishes), Baton Rouge, Lafayette and Morgan City, and a foreign branch on Grand Cayman in the British West Indies. In December 1994, Whitney established the Whitney Bank of Alabama, and through this new, Alabama state-chartered banking subsidiary, became the first Louisiana bank holding company to enter the Alabama market through its acquisition of the Mobile area operations of The People Bank, Elba, Alabama on February 17, 1995. Whitney Bank of Alabama currently operates eight branches and one loan production office serving metropolitan Mobile, Alabama and the Alabama Gulf Coast region.

         Whitney Bank and Whitney Bank of Alabama (Whitney's two bank subsidiaries) are full-service commercial banks engaged in commercial and retail banking and in the trust business, including the taking of deposits, the making of secured and unsecured loans, the financing of commercial transactions, the delivery of corporate, pension and personal trust and investment services and safe deposit rentals. Whitney Bank also issues credit cards and is active as a correspondent for other banks.

         During 1995, Whitney established Whitney Community Development Corporation ("WCDC"), a for-profit community development corporation incorporated under the laws of the State of Louisiana. WCDC is authorized to make equity and debt investments in corporations or projects designed primarily to promote community welfare, including the economic rehabilitation and development of low-income areas by providing housing, services or jobs for residents, or promoting small businesses that service low-income areas. The initial capitalization of WCDC was $1,000,000.

         WNB-Florida is a newly-formed, wholly-owned subsidiary of Whitney that was organized under the National Banking Act to facilitate the Merger and the Liberty Mergers. WNB-Florida will commence operations as a national bank headquartered in Pensacola, Florida upon the first to occur of the Merger or the Liberty Mergers. See "Unaudited Condensed Combined Pro Forma Financial Statements."

         At March 31, 1996, Whitney had consolidated total assets of approximately $3.499 billion, consolidated total deposits of approximately $2.768 billion and consolidated shareholders' equity of approximately $370 million. Whitney's principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7117.

         On April 23, 1996, Whitney and WNB-Florida signed a definitive agreement to acquire Liberty Holding Company and its majority-owned subsidiary, Liberty Bank, a Florida state-chartered bank doing business through its offices in Pensacola and Century, Florida. Under the terms of that definitive agreement, shareholders of Liberty Holding Company and the minority shareholders of Liberty Bank will receive shares of Whitney Common Stock having an aggregate value of
approximately  $14,140,000.   See  "Unaudited  Pro  Forma  Condensed  Combined
Financial Information." No assurance can be given that Whitney's proposed acquisition of Liberty Holding Company and Liberty Bank will be consummated.

         Whitney continues to explore opportunities to acquire financial institutions as part of an expansion strategy that focuses on developing a significant banking presence along the United States Gulf Coast from the Texas-Louisiana border through the Florida panhandle. Discussions are continually being carried on relating to such potential acquisitions. Whitney may, after the date of this Proxy Statement-Prospectus, enter into one or more acquisition agreements with one or more of such institutions; however, it is not currently known whether Whitney's discussions will result in further acquisitions or on what terms any such acquisitions would be made.

Market Prices of and Dividends Declared on Whitney Common Stock

         Whitney Common Stock is included for quotation in the NASDAQ National Market System under the symbol "WTNY." The following table sets forth, for the periods indicated the high and low reported closing sale prices per share of Whitney Common Stock as reported on the NASDAQ National Market System and the quarterly dividends declared for each such period.

               Price Range of Common Stock and Quarterly Dividends

                                                               High               Low             Dividend
                                                               ----               ---             --------
 1994
  First Quarter..............................................  $24               $21 1/2             $0.15
  Second Quarter.............................................  27 1/4             21 3/4              0.15
  Third Quarter..............................................  28 1/2             25 3/4              0.17
  Fourth Quarter.............................................  27                 21                  0.17

1995

  First Quarter.............................................. $25 3/4             $22                $0.20
  Second Quarter.............................................  27 3/8              24                 0.20
  Third Quarter..............................................  34                  26 3/4             0.20
  Fourth Quarter.............................................  31 1/2              29 3/4             0.22

1996
  First Quarter.............................................  $31 3/4            $29 3/4            $ 0.22
  Second Quarter.............................................  31 3/4             29 3/4              0.25
  Third Quarter..............................................
    (through _________________, 1996)


Incorporation of Certain Information about Whitney by Reference

         The following documents, or the indicated portions thereof, have been filed by Whitney with the Commission, and are incorporated by reference into this Proxy Statement-Prospectus: Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 10-K"); Whitney's Form 10-K/A (Amendment No. 1 to the 1995 10-K) filed with the Commission on July 3, 1996; Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996; Whitney's Current Report on Form 8-K filed with the Commission on January 19, 1996 (the "Form 8-K"); Whitney's Current Report on Form 8-K filed with the Commission on January 26, 1996; Whitney's Current Report on form 8-K filed with the Commission on March 25, 1996 (the "Citizens 8-K"); Whitney's Form 8-K/A (Amendment No. 1 to the Citizens 8-K) filed with the Commission on May 21, 1996; and the description of Whitney Common Stock set forth in Whitney's Registration Statement under the Exchange Act, as updated and modified in its entirety by the Form 8-K (File No. 0-1026).

         In addition, all other documents that will be filed by Whitney with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") between the date of this Proxy
Statement-Prospectus  and  the  date  of the  Meetings  shall  be  deemed  to be incorporated  herein  by  reference  from the  date of  filing.  See  "Available
Information" and "Incorporation of Certain Documents by Reference" for information with respect to securing copies of documents incorporated by reference in this Proxy Statement-Prospectus.

         Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         If the shareholders of the Bank approve the Plan of Merger and the Merger is subsequently consummated, all shareholders of the Bank, other than those exercising dissenters' rights, will become shareholders of Whitney, and their rights will be governed by and be subject to the Articles of Incorporation and Bylaws of Whitney rather than the Articles of Incorporation and Bylaws of the Bank. The following is a description of the Whitney Common Stock and a brief summary of certain of the principal differences between the rights of shareholders of Whitney and those of the Bank not described elsewhere herein.

Description of Whitney Common Stock

         The authorized capital stock of Whitney consists of 40,000,000 shares of Common Stock, no par value, of which ___________ were outstanding on ___________________, 1996. The following description of Whitney's capital stock is qualified in its entirety by reference to Whitney's Articles of Incorporation and By-laws and to the applicable provisions of the LBCL.

         Common Stock

         Voting Rights - Non-cumulative Voting. Holders of Whitney Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of Whitney Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the Whitney Common Stock may elect all of the directors.

         Dividend Rights. Holders of outstanding Whitney Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors, in its discretion, out of funds legally available therefor.

         Liquidation Rights. In the event of the liquidation of Whitney, the holders of Whitney Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of their shares.

         Preemptive Rights. Holders of Whitney Common Stock have no preemptive rights to subscribe for additional shares of capital stock.

         Directors

         The Board of Directors of Whitney is divided into five classes, as nearly equal in number as possible, with members of each class to serve for five years, and with one class being elected each year. Directors of Whitney must also be shareholders of Whitney. Any director of Whitney may be removed from office with or without cause only by the affirmative vote of at least 90% of the voting power of Whitney present at a special meeting of the shareholders called for that purpose. The quorum requirement for such a meeting is 90% of the total voting power of Whitney present in person or by proxy at a special meeting called for that purpose.

         The LBCL permits corporations to (i) include provisions in their articles of incorporation that limit the personal liability of directors and officers for monetary damages resulting from breaches of the duty of care, subject to certain exceptions, and (ii) indemnify directors and officers, among others, in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits. Whitney's Articles of Incorporation include a provision that eliminates the personal liability of directors and officers to Whitney and its shareholders for monetary damages resulting from breaches of the duty of care to the full extent currently permitted by the LBCL and further provides that any amendment or repeal of that provision will not affect the elimination or limitation of liability of an officer or director with respect to conduct occurring prior to the time of such amendment or appeal.

         The Articles of Incorporation also provide for indemnification and advancement of expenses of any officer, director, employee or agent of Whitney for any action taken in good faith by that officer, director, employee or agent.

Indemnification in the case of actions by or in the right of Whitney shall be limited to expenses actually and reasonably incurred in defense or settlement of the action. The Board of Directors, in its discretion, may choose to provide further indemnification to officers, directors, employees and agents of Whitney.

         The Articles of Incorporation and By-laws authorize Whitney to maintain insurance covering the actions of its officers, directors, employees and agents, and its By-laws provide for indemnification to the fullest extent allowed under the LBCL.

         No amendment to Whitney's Articles may amend any of the provisions thereof relating to the Board of Directors unless such amendment receives the affirmative vote of 90% of the voting power present at a shareholders meeting for which there is a quorum as described above; provided, however, that such 90% vote is not required for any amendment unanimously recommended to the shareholders by the Board of Directors at a time when there is no Related Person (as defined below).

         Supermajority and Fair Price Provisions

         Supermajority Provisions. The Articles of Incorporation contain certain provisions designed to provide safeguards for shareholders when a Related Person (as defined below) attempts to effect a Business Combination (as defined below) with Whitney. In general, a Business Combination between Whitney and a Related Person must be approved by the affirmative vote of at least 90% of the voting power of Whitney present at a shareholders meeting, at which meeting at least 90% of the total voting power of Whitney must be present in person or by proxy to constitute a quorum, unless certain minimum price and procedural requirements are satisfied and the Board of Directors of Whitney has the opportunity to state its recommendations to the shareholders in a proxy statement. If these requirements are satisfied, only the affirmative vote of two-thirds of the voting power present or represented at a shareholders meeting of Whitney (the quorum for which would be the presence in person or by proxy of a majority of the total voting power of Whitney) would be required.

         A "Related Person" is defined as any person who, together with certain persons related to him or it, is the beneficial owner of 10% or more of the outstanding shares of Whitney stock entitled to vote in elections of directors. The term "beneficial owner" includes persons directly or indirectly owning or having the right to acquire or vote the stock of Whitney.

         A "Business Combination" includes the following transactions: (1) any merger or consolidation involving Whitney or its principal subsidiary; (2) any sale or lease by Whitney or its principal subsidiary of all or a substantial part of its assets; or (3) any sale or lease to Whitney or any of its subsidiaries of any assets of any Related Person in exchange for securities of Whitney or its principal subsidiary.

         Fair Price Provisions. There is no requirement that 90% of the voting power present of Whitney approve a Business Combination between a Related Person and Whitney if all of the requirements described below are satisfied:

         (1) Minimum Price Requirement. The cash, or fair market value of other consideration, to be received per share by shareholders of Whitney in connection with the Business Combination must bear the same or a greater percentage relationship to the market price of Whitney Common Stock immediately prior to the announcement of such Business Combination as the highest per share price (including brokerage commissions and soliciting dealers' fees) that the Related Person has theretofore paid for any of the shares of Whitney Common Stock already owned by it bears to the market price of the Whitney Common Stock immediately prior to the commencement of the acquisition of Whitney Common Stock by the Related Person. In addition, the cash, or fair market value of other consideration, to be received per share by shareholders of Whitney in such Business Combination must not be less than (i) the highest per share price
(including brokerage commissions and soliciting dealers' fees) paid by the Related Person in acquiring any of its holdings of Whitney Common Stock and (ii) the earnings per share of Whitney Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such Business Combination, multiplied by the then price/earnings multiple (if any) of the Related Person as customarily computed and reported in the financial community.

         (2) Procedural Requirements. The following procedural requirements must be satisfied at all times after the Related Person becomes a Related Person: (i) the Related Person shall have taken steps to ensure that Whitney's Board of Directors included at all times representation by Continuing Directors (as defined below) proportionate to the stockholdings of Whitney's shareholders not affiliated with the Related Person; (ii) there shall have been no reduction in the rate of dividends paid on the shares of Whitney Common Stock unless otherwise approved by unanimous vote of the directors (iii) the Related Person shall not have acquired any newly issued shares of Whitney stock, directly or indirectly, except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a prorata stock dividend or stock split; and (iv) the Related Person shall not have acquired any additional shares of Whitney Common Stock or securities convertible into Whitney Common Stock except as part of the transaction by which such Related Person became a Related Person.

         A "Continuing Director" includes a person who was a member of the Board of Directors of Whitney elected by the shareholders prior to the time that a Related Person acquired in excess of 10% of the stock of Whitney, or a person recommended to succeed a Continuing Director by a majority of Continuing Directors.

         (3) Actions Prior to Becoming a Related Person. The Related Person shall not have (i) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Whitney; or (ii) made any major change in Whitney's business or equity capital structure without the unanimous approval of the Board of Directors, in either case prior to the consummation of the Business Combination.

         (4) Proxy Statement. A proxy statement responsive to the requirements of the Exchange Act shall be mailed to all shareholders of Whitney for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state, and if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such Business Combination from the point of view of shareholders other than the Related Person.

         (5) Vote Necessary to Amend Articles of Incorporation. The Articles of Incorporation provide that the affirmative vote of the holders of 90% or more of the voting power present at a shareholders meeting for which there is a quorum as described above is required in order to amend the fair price provisions, provided that only a vote of the holders of a majority of the total voting power of Whitney is required if the action to amend is unanimously recommended to shareholders by the Board of Directors if all such directors are persons who would be eligible to serve as Continuing Directors.

         Purposes and Effect of Supermajority and Fair Price Provisions. The fair price provisions are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempted takeover of Whitney. In the absence of the supermajority and fair price provisions, a purchaser who acquired control of Whitney would be in a position, by virtue of such control, to compel minority shareholders to accept a lower price or a less desirable form of consideration than that given to other shareholders.

         The effect of the provisions is to encourage any Related Person or potential Related Person interested in a Business Combination to negotiate the terms of such transaction with the Board of Directors of Whitney prior to its acquisition of a substantial amount of the capital stock of Whitney and in a context that would provide adequate time and information so that all relevant considerations would receive the requisite attention and, if necessary, publicity.  The Board of  Directors  of  Whitney  believes  that the  Continuing
Directors of Whitney are likely to be more knowledgeable than individual shareholders in assessing the business and prospects of Whitney and are accordingly better able to negotiate effectively with the Related Person. Also, the provisions should help to protect those shareholders who by choice or for lack of adequate opportunity did not sell shares in the first step of a two-tiered offer, by ensuring that a fair price will be paid to the shareholders in the second step of the two-tiered transaction if, but only if, the Related Person elects to initiate a second step.

         It should be noted, however, that tender offers are usually made at premium prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock temporarily to reach levels that are higher than would otherwise be the case. Because of the higher percentage requirements for shareholder approval of any subsequent Business Combination, and the possibility of having to pay a higher price to other shareholders in such a Business Combination, it may become more costly for a purchaser to acquire control of Whitney. The Articles of Incorporation may discourage such purchases, particularly those for less than all of the shares of Whitney, and may therefore deprive holders of the Whitney Common Stock of an opportunity to sell their stock at a temporarily higher market price. A potential purchaser of stock seeking to obtain control may also be discouraged from purchasing stock because a supermajority shareholder vote would be required in order to change or eliminate the fair price protection provisions in the Articles of Incorporation.

         Although the supermajority and fair price provisions are designed to assure fair treatment of all shareholders in the event of a takeover, the provisions may also adversely affect the ability of shareholders to benefit from certain transactions that are opposed by the Board of Directors of Whitney.

         In certain instances, the fair price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value. In addition, a Related Person may be unable, as a practical matter, to comply with all of the procedural requirements of the Articles of Incorporation. In these circumstances, a potential purchaser would be forced either to negotiate with the Continuing Directors and offer terms acceptable to them or to abandon the proposed Business Combination.

         Under the fair price provisions, in certain circumstances, a Business Combination that might be attractive to some shareholders might never be proposed to the shareholders by a Related Person, or if proposed, might not be consummated. Further, the provisions may, under certain circumstances, give holders of a minority of the voting power a veto power over a Business Combination that the majority of shareholders may believe desirable and beneficial. To Whitney's knowledge, on __________________, 1996, directors and executive officers of Whitney beneficially owned approximately _____________ shares (approximately ____%) of the Whitney Common Stock. Therefore, it may be difficult or impossible for a Related Person to secure the necessary supermajority vote without management's approval.

         Since only the Continuing Directors will have the authority to avoid the requirement of a supermajority shareholder vote to approve Business Combinations if otherwise applicable, the provisions also may tend to insulate management against the possibility of removal in the event of a takeover bid. Further, if the Related Person were to replace all of the directors who were in office on the date it became a Related Person (which it could not be assured of accomplishing for at least four years because of the Board's classification), there would be no Continuing Directors and, consequently, the 90% shareholder vote requirement would apply to any Business Combination, unless the minimum price and procedural requirements were satisfied.

         Federal securities laws and regulations applicable to Business Combinations govern the disclosure required to be made to minority shareholders in order to consummate certain Business Combinations. However, the laws and regulations do not assure that the terms of a Business Combination will be fair from a financial standpoint. The LBCL provides that, under certain circumstances, the affirmative vote of the holders of at least 80% of the voting power of a Louisiana corporation is necessary in order to approve certain types of business combinations with a related party unless the shareholders receive a price for their shares as set forth in the LBCL and certain other conditions are met. While the fair price protection provisions of the LBCL would apply to any Business Combination involving Whitney and a Related Party, the Board of Directors of Whitney believes that the fair price provisions in the Articles of Incorporation provide additional assurance that the shareholders of Whitney will receive an equitable price for their shares if a Business Combination is consummated.

         Considerations in Change of Control

         The LBCL authorizes the Board of Directors of Whitney, when considering any proposal to acquire control of Whitney, to take into account, among other enumerated factors and any other factors the Board deems relevant, the interests of Whitney's employees, creditors and the communities in which Whitney conducts its business, as well as purely financial interests of Whitney's shareholders.

         Amendment of Articles of Incorporation

         Except for the 90% vote required to amend any provision of the Articles of Incorporation relating to the Board of Directors of Whitney or the supermajority and fair price provisions contained therein, the affirmative vote of at least a majority of the total voting power of Whitney (i.e., a majority of the outstanding shares of Whitney Common Stock), at a meeting the quorum for which is the presence in person or by proxy of a majority of the total voting power, is required to amend the Articles of Incorporation. See " -- Directors" and " -- Supermajority and Fair Price Provisions," above.

         Amendment of By-laws

         Whitney's By-Laws may be amended or repealed by the affirmative vote of a majority of the Board of Directors of Whitney or by the affirmative vote of at least a majority of the votes cast at a meeting of the shareholders of Whitney.

         Shareholders Meetings

         Shareholders holding not less than 20% of the outstanding Whitney Common Stock may require Whitney to call a meeting of its shareholders.

         Louisiana Control Share Acquisition Statute

         The LBCL Control Share Acquisition Statute provides that any shares acquired by a person or group (an "Acquiror") in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33-1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. "Interested Shares" include all shares as to which the Acquiror, any officer of Whitney and any director of Whitney who is also an employee of Whitney may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the shareholders do not vote to accord voting rights to such shares, Whitney may have the right to redeem the shares held by the Acquiror for their fair market value.

Comparison of Whitney Common Stock and Bank Common Stock.

         The following comparison of the rights of the holders of Whitney Common Stock and Bank Common Stock is based on current terms of the governing documents of the respective institutions and on the current provisions of the Louisiana Business Corporation Law (the "LBCL"), applicable Florida corporate law, including the Florida Business Corporation Act (the "FBCA"), and the Florida Banking Code. Although the Whitney Common Stock is governed by applicable provisions of the LBCL and the Bank Common Stock is governed by applicable provisions of Florida corporate law and the Florida Banking Code, the rights of holders of Whitney Common Stock and holders of Bank Common Stock are similar in many respects. For example, with respect to both Whitney and the Bank: (a) each shareholder is entitled to one vote for each share held on all matters submitted to a vote of shareholders and neither is entitled to cumulative voting rights in connection with the election of directors; (b) shareholders of each are entitled to receive, pro rata, any assets distributed to the shareholders upon liquidation, dissolution or a winding up of the affairs of Whitney or the Bank; and (c) no shareholder is entitled to preemptive rights to subscribe for or purchase any stock or other securities in proportion to their respective holdings upon the offering or sale by Whitney or the Bank of such securities to others. Although it is impracticable to note all of the differences between the applicable governing documents of Whitney and the Bank, the following is intended to be a summary of certain significant differences between the rights of holders of Whitney Common Stock and the rights of holders of Bank Common Stock.

         Boards of Directors. Whitney's Articles of Incorporation provide for a board of directors consisting of not less than five nor more than 25 members divided into five classes, with directors serving five-year staggered terms expiring for each class of directors at successive annual meetings of shareholders. There is only one class of directors of the Bank, consisting of no fewer than five members, and such directors are elected for one-year terms at each annual meeting of shareholders. Directors of Whitney must also be shareholders of Whitney. There is no requirement for directors of the Bank to own shares of Bank Common Stock; however, at least a majority of the Bank's directors must be citizens of the United States and at least three-fifths of the directors must have resided in the State of Florida for at least one year preceding their election and for as long as they remain in office. In addition, Florida law requires at least one outside director of the Bank to have at least one year's experience as an executive officer, regulator or director of a financial institution within the last three years. Neither Whitney's governing documents nor the LBCL have similar residency or experience requirements.

         Removal of Directors. Whitney's Articles of Incorporation provide that a director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose at which a "quorum" is present. A "quorum" for these purposes means the presence, in person or by proxy, of the holders of 90% of the total voting power of Whitney. The Bank's Articles and Bylaws do not contain a similar provision and, under applicable Florida law, shareholders of the Bank may remove directors, with or without cause, by the affirmative vote of a majority of the shares present or represented at a duly convened special meeting of shareholders called for that purpose. In addition, the Bank's Bylaws state that any director who also serves as an officer or employee of the Bank shall be considered terminated as a director without a vote of shareholders, effective immediately upon his termination as an officer or employee; but, such a director may be affirmatively reinstated by a majority of the Board of Directors. Whitney's governing documents contain no similar requirement for automatic termination.

         Meetings of Shareholders. Under the LBCL, special meetings of Whitney's shareholders may be called at any time by the President or the Board of Directors, or upon the written consent of any shareholder or shareholders holding in the aggregate one-fifth of the total voting power of Whitney. Except as described above, a quorum for a regular or special meeting of Whitney's shareholders is a majority of the outstanding shares of Whitney Common Stock entitled to vote, and a majority of votes cast is generally required for action by Whitney's shareholders at such a meeting. For certain actions, as described above, a larger quorum and an absolute majority or supermajority vote may be required for shareholder action at a meeting. See "- Description of Whitney Common Stock," above.

         Under the FBCA, special meetings of Bank shareholders may be called at any time by a majority of the members of the Board of Directors or by persons who hold not less than 10% of all votes entitled to be cast on any proposal to be submitted at the meeting, and a quorum for any such meeting is a majority of the outstanding shares of Bank Common Stock entitled to vote. Shareholder action can be taken by the affirmative vote of a majority of the shares present or represented at a meeting at which a quorum is present. The FBCA provides that quorum and voting requirements may be changed only by an amendment to the Bank's Articles of Incorporation, which requires approval of the Bank's shareholders.

         Shareholder Action Without a Meeting. In accordance with the LBCL and Whitney's Articles of Incorporation, Whitney's shareholders may act by written consent only if it is unanimous. Under the FBCA, any action required or permitted to be taken at an annual or special meeting of the shareholders of the Bank may be taken without a meeting, without prior notice and without a vote, if the action is taken by the holders of the outstanding stock Bank Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Bank Common Stock were present and voting. In order to be effective, such an action must be evidenced by one or more written consents describing the action taken, dated and signed by approving shareholders of the Bank having the requisite number of votes.

         Supermajority Vote Requirements. Whitney's Articles of Incorporation contain supermajority voting requirements for certain business combinations. See "- Description of Whitney Common Stock -- Supermajority and Fair Price Provisions" and "-- Louisiana Control Share Acquisition Statute," above. Neither the Bank's Articles of Incorporation nor applicable Florida law contain similar provisions.

         Transfer of Voting Rights. The Bank's Bylaws provide that any shareholder may transfer the voting rights associated with the Bank Common Stock owned by him by a signed written agreement acknowledged in the presence of a notary public, and if such agreement is filed with the Secretary of the Bank at or prior to the record date for a shareholders meeting, it will be recognized as conclusive evidence of the right to vote the shares described therein, as if such shares were registered on the books of the Bank as of the record date, in the name of the person to whom such voting rights are transferred by the terms of the agreement. Under the LBCL, such a transfer of voting rights can be effected only through the creation of a voting trust entered into in compliance with applicable statutory procedures.

         Special Voting Mechanics. The Bank's Bylaws provide that voting of shares at a shareholders meeting shall be oral, but shall be by written ballot if such vote is demanded by shareholders owning of record, in person or by proxy, more than 20% of the Bank Common Stock entitled to vote. Neither Whitney's governing documents nor the LBCL contain similar provisions requiring oral votes at shareholders meetings.

         Amendment of Articles and Bylaws. Whitney's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Whitney Common Stock. Whitney's Bylaws may be made and altered by its Board of Directors, subject to the power of the shareholders to change or repeal any Bylaws so made.

         Under Florida law applicable to the Bank, the Board of Directors of the Bank must approve an amendment to the Articles for submission to shareholders and, unless otherwise required by the Board of Directors, such amendment must be approved at a shareholder meeting at which a quorum is present by the affirmative vote of all of the outstanding shares entitled to vote on the amendment. Notwithstanding the foregoing, under the Florida Banking Code, the Bank cannot amend its Articles without receiving the written prior approval of the Florida Department of Banking and Finance. The Bank's Bylaws may be amended by its Board of Directors or by its shareholders; provided that the Bank's shareholders have the power expressly to prohibit the Board of Directors from amending or repealing specific Bylaw provisions or the Bylaws generally.

         Inspection Rights. Any shareholder of Whitney, except a business competitor, who has possessed at least 5% of the outstanding shares of Whitney Common Stock for a minimum of six months has the right, upon five days' written notice, to examine in person or by representative the books and records of Whitney for any proper purpose. Two or more shareholders may aggregate their holdings to reach the required 5% threshold. Business competitors, however, must possess at least 25% of the outstanding shares of Whitney Common Stock for a minimum of six months to obtain any such inspection rights.

         Under the Florida Banking Code, the Bank is prohibited from permitting any shareholder, other than a qualified director, officer or employee of the Bank, to have access to, or to examine and inspect, any of the books or records of the Bank other than its general statement of condition of its general assets and liabilities, its quarterly reports of condition and quarterly reports of income required to be submitted to the Office of the Comptroller of Florida, Department of Banking and Finance, and a complete list of the Bank's shareholders indicating the number of shares held by each.

         Dividends and Other Distributions. Under the LBCL, Whitney may pay dividends out of surplus, including both earned surplus and capital surplus, in cash, property or shares of the corporation, except when the corporation is insolvent or would thereby be made insolvent or when the declaration or payment thereof would be contrary to any restrictions contained in Whitney's Articles of Incorporation. In the absence of surplus, Whitney may pay dividends out of its net profits for the then current or the preceding fiscal year, or both, unless at the time, or as a result of such dividends, liabilities exceed assets or Whitney's net assets are less than the amount payable upon liquidation to any class of securities with a preferential right to participate in assets in the event of liquidation. The payment of dividends by a bank holding company such as Whitney is also subject to certain regulatory constraints.

         The payment of dividends or distributions by the Bank is subject to the restrictions of the FCBA and the Florida Banking Code. Under the FCBA, a corporation may not generally authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than its sum of total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the dividend or other distribution. Further, under the Florida Banking Code, a bank may declare dividends from its net profits for the current period plus the prior two years, unless approval of certain variances are received from the Florida Department of Banking and Finance. No dividends may be declared at any time at which the Bank's net income from the current year plus the prior two years is a loss, nor may any dividends be declared that would cause the Bank's capital accounts to fall below minimum requirements.

                                  LEGAL MATTERS

         Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., New Orleans, Louisiana, has rendered its opinion that the shares of Whitney Common Stock to be issued in connection with the Merger have been duly authorized and, if and when issued pursuant to the terms of the Plan of Merger, will be validly issued, fully paid and non-assessable.


                                     EXPERTS

         The financial statements of the Bank at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in this Proxy Statement-Prospectus have been audited by Saltmarsh, Cleaveland & Gund, independent auditors, as set forth in their report appearing elsewhere herein, and included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Whitney and its subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated by reference in this Proxy Statement-Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

                                  OTHER MATTERS

         At the time of the preparation of this Proxy Statement-Prospectus, the Bank had not been informed of any matters to be presented by or on behalf of the Bank or its management for action at the Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters properly come before the Meeting or any adjournments thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

         Shareholders are urged to sign the appropriate enclosed proxy, which is solicited on behalf of the Board of Directors of the Bank, and return it at once in the enclosed envelope.

                                              BY ORDER OF THE BOARD OF DIRECTORS
                                              OF THE BANK



                                              Frank E. Westmark
                                              Chairman of the Board


_________________, 1996

                             AMERICAN BANK AND TRUST

                               PENSACOLA, FLORIDA

                              FINANCIAL STATEMENTS
                                   (UNAUDITED)
                             MARCH 31, 1996 AND 1995










                                    CONTENTS





















                                                                          PAGE

Statements of Financial Condition                                          F-2

Statements of Income                                                       F-3

Statements of Changes in Stockholders' Equity                              F-4

Statements of Cash Flows                                                   F-5

Notes to Financial Statements                                              F-6

                             AMERICAN BANK AND TRUST
                        STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)
                             MARCH 31, 1996 AND 1995



                                     ASSETS

                                                                                                        1996              1995
                                                                                                    --------------    ---------

Cash and due from banks                                                                             $ 1,545,782       $ 4,381,822
Federal funds sold                                                                                    1,840,000         8,250,000
Securities held to maturity                                                                                 -0-         4,379,091
Securities available for sale                                                                        26,447,570         6,632,049
Loans receivable, net of allowance for loan losses
  of $ 338,805 in 1996 and $ 364,874 in 1995                                                         26,368,448        24,808,619
Accrued interest receivable                                                                             667,981           341,166
Foreclosed real estate                                                                                  100,920           100,920
Property and equipment                                                                                1,751,164         1,773,454
Other assets                                                                                             25,875            54,333
Deferred income taxes                                                                                       -0-           310,407
                                                                                                    ------------      -----------

Total Assets                                                                                        $58,747,740       $51,031,861
                                                                                                    ===========       ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Demand deposits                                                                                   $ 4,896,876       $ 4,513,312
  NOW and money market deposits                                                                      26,726,888        23,463,752
  Savings deposits                                                                                    2,506,523         2,747,719
  Other time deposits                                                                                19,558,321        16,356,645
                                                                                                    -----------       -----------
    Total deposits                                                                                   53,688,608        47,081,428

  Accrued interest and other liabilities                                                                322,354           239,076
  Income taxes payable                                                                                  119,017               -0-
  Deferred income taxes                                                                                  42,816               -0-
                                                                                                    -------------     ------------
    Total liabilities                                                                                54,172,795        47,320,504
                                                                                                    -----------       -----------

Commitments and Contingencies                                                                          -                 -

Stockholders' Equity:
  Common stock, $ 2.50 par value; 1,000,000 shares
    authorized, 469,700 shares issued and outstanding                                                 1,174,250         1,174,250
  Surplus                                                                                             3,425,180         3,425,180
  Accumulated deficit                                                                                  (115,430)         (816,747)
  Net unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of $ 53,960 in 1996 and
    $ 43,162 in 1995                                                                                     90,945           (71,326)
                                                                                                    -------------   --------------
      Total stockholders' equity                                                                      4,574,945          3,711,357
                                                                                                    -------------   --------------

Total Liabilities and Stockholders' Equity                                                          $58,747,740       $51,031,861
                                                                                                    ===========       ===========

                             See accompanying notes

                             AMERICAN BANK AND TRUST
                              STATEMENTS OF INCOME
                                   (UNAUDITED)
            FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1995






                                                                                                       1996              1995
                                                                                                    -----------       -----------
Interest Income:
  Loans receivable and fees on loans                                                                $   621,036       $   587,943
  Investment securities                                                                                 527,369           124,767
  Federal funds sold                                                                                     21,590            49,816
                                                                                                    -----------       -----------
    Total interest income                                                                             1,169,995           762,526

Interest Expense on Deposits                                                                            637,922           379,637
                                                                                                    -----------       -----------

    Net interest income                                                                                 532,073           382,889

Provision for Loan Losses                                                                                   -0-            20,000

    Net interest income after provision for loan losses                                                 532,073           362,889
                                                                                                    ------------      -----------

Noninterest Income:
  Service charges                                                                                        61,639            71,509
  Other                                                                                                  10,441             4,779
                                                                                                    -------------     ------------
    Total noninterest income                                                                             72,080            76,288
                                                                                                    -------------     -----------

Noninterest Expenses:
  Salaries and employee benefits                                                                        149,128           134,887
  Occupancy expense                                                                                      30,709            29,503
  Other                                                                                                  91,723           108,539
                                                                                                    ------------      -----------
    Total noninterest expenses                                                                          271,560           272,929
                                                                                                    -----------        ----------
Income Before Income Taxes                                                                              332,593           166,248

Income Taxes                                                                                            123,539            62,364
                                                                                                    -----------       -----------
Net Income                                                                                          $   209,054       $   103,884
                                                                                                    ===========       ===========
Net Income Per Share of Common Stock (note 2)                                                             $0.45             $0.22
                                                                                                    ===========       ===========

                             See accompanying notes

                             AMERICAN BANK AND TRUST
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (UNAUDITED)
            FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1995


                                                                                                           Net
                                                                                                       Unrealized
                                                                                                       Appreciation
                                                                                                       (Depreciation)
                                                                                                       On Available-      Total
                                                   Common                              Accumulated     For-Sale        Stockholders'
                                                    Stock            Surplus             Deficit       Securities         Equity
                                                 -----------      ------------       --------------    --------------  -------------
Balance, January 1, 1995                         $ 1,174,250      $ 3,425,180        $  (920,631)      $   (97,020)     $ 3,581,779

  Net income                                                                             103,884                            103,884

  Change in unrealized appreciation
    on available-for-sale securities,
    net of taxes of $ 15,548                                                                                25,694           25,694
                                                 -----------      -----------        -----------       -----------      -----------

Balance, March 31, 1995                           $1,174,250       $3,425,180          $(816,747)         $(71,326)      $3,711,357
                                                 ===========      ===========        ===========       ===========      ===========


Balance, January 1, 1996                         $1,174,250        $3,425,180          $(324,484)         $391,427       $4,666,373

  Net income                                                                             209,054                            209,054

  Change in unrealized depreciation
    on available-for-sale securities,
    net of taxes of $ 181,166                                                                             (300,482)        (300,482)
                                                 -----------      -----------        -----------       -----------      -----------

Balance, March 31, 1996                           $1,174,250       $3,425,180          $(115,430)        $  90,945       $4,574,945
                                                 ===========      ===========        ===========       ===========      ===========


                             See accompanying notes

                             AMERICAN BANK AND TRUST
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
            FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1996 AND 1995

                                                                                                        1996            1995
                                                                                                   ------------      -------------
Cash Flows From Operating Activities:
  Net income                                                                                       $    209,054      $    103,884
  Adjustments to reconcile net income to net
    cash provided by operating activities -
      Depreciation                                                                                       25,410            22,094
      Provision for loan losses                                                                             -0-            20,000
      Deferred income taxes                                                                                 -0-            62,364
      Gain on sale of available-for-sale securities                                                      (3,897)              -0-
      Net accretion/amortization on securities                                                           13,827            (4,175)
  Change in operating assets and liabilities -
    Decrease (increase) in accrued interest receivable and
      other assets                                                                                       26,023           (79,285)
    (Decrease) increase in accrued interest and other liabilities                                       (42,347)           11,867
    Increase in income taxes payable                                                                     89,118               -0-
                                                                                                   ------------      ------------
      Net cash provided by operating activities                                                         317,188           136,749
                                                                                                   ------------      ------------

Cash Flows From Investing Activities:
  Proceeds from sales and maturities of available-for-sale securities                                 4,534,260               -0-
  Principal reductions received on held-to-maturity securities                                              -0-           208,245
  Principal reductions received on available-for-sale securities                                      1,265,294           280,711
  Purchases of held-to-maturity securities                                                                  -0-          (808,102)
  Purchases of available-for-sale securities                                                         (2,944,566)       (3,786,280)
  Net increase in loans                                                                                (715,917)       (1,183,091)
  Purchases of property and equipment                                                                   (17,087)              -0-
                                                                                                   ------------      ------------
      Net cash provided by (used in) investing activities                                             2,121,984        (5,288,517)
                                                                                                   ------------      ------------

Cash Flows From Financing Activities:
  Net (decrease) increase in demand, NOW, money market
    and savings deposits                                                                             (8,616,451)       10,683,117
  Net increase in other time deposits                                                                   457,782         2,986,805
                                                                                                   ------------      ------------
      Net cash (used in) provided by financing activities                                            (8,158,669)       13,669,922
                                                                                                   ------------      ------------

Net (Decrease) Increase in Cash and Cash Equivalents                                                 (5,719,497)        8,518,154

Cash and Cash Equivalents, January 1                                                                  9,105,279         4,113,668
                                                                                                   ------------      ------------

Cash and Cash Equivalents, March 31                                                                $  3,385,782       $12,631,822
                                                                                                   ============      ============

Supplemental Disclosure of Cash Flow Information:

  Interest paid                                                                                    $    651,021      $    316,464
                                                                                                   ============      ============

  Income taxes paid                                                                                $     34,385      $        -0-
                                                                                                   ============      ============


                             See accompanying notes

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)
            FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1996 AND 1995



NOTE 1 - BASIS OF PRESENTATION

         The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurrring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month periods ended March 31, 1996 and 1995 are not necessarily indicative of the results that may be expected for the years ended December 31, 1996 and 1995. For further information, refer to the financial statements and footnotes thereto included in this Proxy Statement- Prospectus.


NOTE 2 - NET INCOME PER SHARE OF COMMON STOCK

         Net income per share of common stock is computed on the basis of the number of shares of common stock outstanding. In computing net income per share of common stock, no consideration was given to the stock options outstanding as described in Note 3 as the options are considered anti-dilutive.


NOTE 3- STOCK OPTIONS

         Effective January 31, 1994, eight Directors of the Bank were granted options to purchase 2,712 shares of stock for each year of service as a board member, within the period beginning December 31, 1989, and concluding on December 31, 1992. The option price is $ 6.52 per share with a total of 75,936 shares offered. All options under the plan expire ten years from January 31, 1994. No options were exercised as of March 31, 1996 or March 31, 1995.


NOTE 4 - CHANGE IN OWNERSHIP

         In April 1996, the Bank entered into a agreement and plan of merger, (the "agreement") with Whitney Holding Company, ("Whitney"), a Louisiana corporation. The agreement calls for the acquisition of the Bank's stock by Whitney through the exchange of each parties common stock. The acquisition is expected to be finalized in 1996.

                             AMERICAN BANK AND TRUST

                               PENSACOLA, FLORIDA

                              FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993











                                    CONTENTS























                                                                         PAGE

Independent Auditor's Report                                              F-8

Statements of Financial Condition                                         F-9

Statements of Income                                                      F-10

Statements of Changes in Stockholdes' Equity                              F-11

Statements of Cash Flows                                                  F-12

Notes to Financial Statements                                             F-13

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
American Bank and Trust
Pensacola, Florida


We have audited the accompanying statements of financial condition of American Bank and Trust as of December 31, 1995 and 1994, (as restated), and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the periods ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Bank and Trust as of December 31, 1995 and 1994, (as restated), and the results of its operations and its cash flows for each of the three years in the periods ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Bank changed its method of accounting for investments in 1994 and income taxes in 1993.



SALTMARSH, CLEAVELAND & GUND

Pensacola, Florida
March 1, 1996

                             AMERICAN BANK AND TRUST
                        STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1995 AND 1994




                                     ASSETS

                                                                                                                       (Restated)
                                                                                                         1995             1994
                                                                                                   ----------------  -------------

Cash and due from banks                                                                            $  4,003,279      $  1,863,668
Federal funds sold                                                                                    5,102,000         2,250,000
Securities held to maturity (notes 1 and 2)                                                                 -0-         3,779,234
Securities available for sale (notes 1 and 2)                                                        29,794,136         3,081,063
Loans receivable, net of allowance for loan losses
  of $ 334,901 in 1995 and $ 293,923 in 1994 (notes 1 and 3)                                         25,652,531        23,645,528
Accrued interest receivable                                                                             702,049           307,857
Foreclosed real estate (note 1)                                                                         100,920           100,920
Property and equipment (notes 1 and 4)                                                                1,759,487         1,795,548
Deferred income taxes (notes 1 and 5)                                                                       -0-           388,319
Other assets                                                                                             17,830             8,357
                                                                                                   ---------------  --------------

Total Assets                                                                                        $67,132,232       $37,220,494
                                                                                                   ============      ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Demand deposits                                                                                   $ 5,367,030       $ 4,249,112
  NOW and money market deposits                                                                      34,584,382        11,554,624
  Savings deposits                                                                                    2,795,326         4,237,930
  Other time deposits                                                                                19,100,539        13,369,840
                                                                                                   ------------      ------------
    Total deposits                                                                                   61,847,277        33,411,506

  Accrued interest and other liabilities                                                                364,701           227,209
  Income taxes payable                                                                                   29,899               -0-
  Deferred income taxes (notes 1 and 5)                                                                  223,982              -0-
                                                                                                   -------------     ------------
    Total liabilities                                                                                62,465,859        33,638,715
                                                                                                   ------------      ------------

Commitments and Contingencies (note 8)                                                                 -                 -

Stockholders' Equity:
  Common stock, $ 2.50 par value; 1,000,000 shares
    authorized, 469,700 shares issued and outstanding                                                 1,174,250         1,174,250
  Surplus                                                                                             3,425,180         3,425,180
  Accumulated deficit                                                                                  (324,484)         (920,631)
  Net unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of $ 234,856 in 1995 and
    $ 58,710 in 1994 (note 1)                                                                           391,427           (97,020)
                                                                                                   --------------    -------------
      Total stockholders' equity (note 6)                                                             4,666,373         3,581,779
                                                                                                   -------------     -------------

Total Liabilities and Stockholders' Equity                                                          $67,132,232       $37,220,494
                                                                                                   ============      =============


                     The accompanying notes are an integral
                       part of these financial statements

                             AMERICAN BANK AND TRUST
                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993





                                                                                        1995             1994              1993
                                                                                   --------------   --------------    -----------
Interest Income:
  Loans receivable and fees on loans                                                $2,424,219       $2,007,449        $1,728,137
  Investment securities                                                              1,739,618          362,082           425,684
  Federal funds sold                                                                   225,172           42,093            68,542
  Deposits with banks                                                                    1,938           19,621            36,781
                                                                                   --------------   -----------       -------------
    Total interest income                                                             4,390,947       2,431,245         2,259,144

Interest Expense on Deposits                                                          2,630,522         866,326           872,931
                                                                                   ------------      -----------       ------------

    Net interest income                                                               1,760,425       1,564,919         1,386,213

Provision for Loan Losses (notes 1 and 3)                                                20,000         135,000           300,469
                                                                                   -------------    -----------       ------------

    Net interest income after provision for loan losses                              1,740,425        1,429,919         1,085,744
                                                                                   -----------      -----------       -----------

Noninterest Income:
  Service charges                                                                      275,499          190,558           179,811
  Other                                                                                 21,840           22,617            21,300
                                                                                   ------------    -----------       -------------
    Total noninterest income                                                           297,339         213,175            201,111
                                                                                   ------------     -----------       ------------

Noninterest Expenses:
  Salaries and employee benefits                                                       549,606          512,315           609,002
  Occupancy expense                                                                    108,819          113,550           108,958
  Other                                                                                428,558          427,055           458,419
                                                                                   -----------      -----------       -----------
    Total noninterest expenses                                                       1,086,983        1,052,920         1,176,379
                                                                                   -----------      -----------       -----------

Income Before Income Taxes                                                             950,781          590,174           110,476

Income Taxes (Benefit) (notes 1 and 5)                                                  354,634        (187,672)         (102,000)
                                                                                   ------------     -----------       -----------

Net Income                                                                         $   596,147       $  777,846        $  212,476
                                                                                   ===========      ===========       ===========

Net Income Per Share of Common Stock (note 1)                                            $1.27            $1.66              $.47
                                                                                   ===========      ===========       ===========



                     The accompanying notes are an integral
                       part of these financial statements

                             AMERICAN BANK AND TRUST
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993







                                                                                                           Net
                                                                                                       Unrealized
                                                                                                       (Depreciation)
                                                                                                       On Available-      Total
                                                   Common                              Accumulated     For-Sale        Stockholders'
                                                    Stock            Surplus             Deficit       Securities         Equity
                                                 -----------       ----------        -------------     ------------    ------------
Balance, December 31, 1992
  as previously reported                         $1,136,750        $3,425,180        $(1,844,959)      $        -       $2,716,971

  Prior period adjustment (note 6)                                                       (65,994)                          (65,994)
                                                 -----------      -----------       --------------     -----------      ------------

Balance, January 1, 1993                         $ 1,136,750       $3,425,180        $(1,910,953)      $        -       $2,650,977

  Net income                                                                              212,476                          212,476
                                                 -----------      -----------       -------------      -----------      ------------

Balance, December 31, 1993                         1,136,750        3,425,180         (1,698,477)                -       2,863,453

  Adjustment to beginning balance
    for change in accounting principle,
    net of taxes of $ 24,306                                                                                40,167          40,167

  Net income                                                                             777,846                           777,846

  Exercise of stock options (note 7)                  37,500                                                                37,500

  Change in unrealized depreciation
    on available-for-sale securities,
    net of taxes of $ 83,016                                                                              (137,187)       (137,187)
                                                 -----------      -----------       ------------       -----------      ------------

Balance, December 31, 1994                         1,174,250        3,425,180           (920,631)          (97,020)      3,581,779

  Net income                                                                             596,147                           596,147

  Change in unrealized depreciation
    on available-for-sale securities,
    net of taxes of $ 293,566                                                                              488,447         488,447
                                                 -----------      -----------       ------------       -----------      ------------

Balance, December 31, 1995                       $ 1,174,250      $ 3,425,180       $   (324,484)      $   391,427      $4,666,373
                                                 ===========      ===========       ============       ===========      ===========



                     The accompanying notes are an integral
                       part of these financial statements

                             AMERICAN BANK AND TRUST
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                                     1995                1994             1993
                                                                                --------------    -------------     -------------
Cash Flows From Operating Activities:
  Net income                                                                    $      596,147    $     777,846     $     212,476
  Adjustments to reconcile net income to net
    cash provided by operating activities -
      Depreciation                                                                      62,922           64,163            67,997
      Provision for loan losses                                                         20,000          135,000           300,469
      Write down of foreclosed real estate                                                 -0-            7,403               -0-
      Gain on sale of available-for-sale securities                                     (6,593)          (2,457)              -0-
      Net amortization on securities                                                    47,215            8,341            13,062
      Deferred tax expense (benefit)                                                   318,735         (187,672)         (102,000)
  Change in operating assets and liabilities -
    (Increase) decrease in accrued interest receivable
      and other assets                                                                (403,665)         (22,013)           51,050
    Decrease in foreclosed real estate                                                     -0-              -0-             1,677
    Increase (decrease) in accrued interest and other liabilities                      137,492          106,473           (72,769)
    Increase in income taxes payable                                                    29,899               -0-              -0-
                                                                                --------------    --------------    -------------
      Net cash provided by operating activities                                        802,152          887,084           471,962
                                                                                --------------    -------------     -------------

Cash Flows From Investing Activities:
  Proceeds from maturities of available-for-sale securities                          1,300,000              -0-           -
  Proceeds from maturities of held-to-maturity securities                              500,000          500,000           -
  Proceeds from sales of available-for-sale securities                               3,262,188          515,000           -
  Principal reductions received on held-to-maturity securities                             -0-          186,083           -
  Principal reductions received on available-for-sale securities                     1,859,707          180,023           -
  Purchases of held-to-maturity securities                                            (809,934)        (312,663)          -
  Purchases of available-for-sale securities                                       (28,304,409)      (1,854,179)          -
  Proceeds from sales, maturities, and principal reductions
    of investment securities                                                               -0-              -0-         3,462,071
  Purchases of investment securities                                                       -0-              -0-        (3,266,922)
  Net increase in loans                                                             (2,027,003)      (1,490,056)       (2,828,649)
  Purchases of property and equipment                                                  (26,861)         (20,655)          (18,426)
                                                                                --------------    -------------     -------------
      Net cash used in investing activities                                        (24,246,312)      (2,296,447)       (2,651,926)
                                                                                --------------    -------------     -------------

Cash Flows From Financing Activities:
  Net increase (decrease) in demand, NOW, money market
    and savings deposits                                                            22,705,072       (5,550,200)          606,677
  Net increase in other time deposits                                                5,730,699        8,189,695           274,031
  Proceeds from issuance of common stock                                                   -0-           37,500               -0-
                                                                                ----------------- -------------     ----------------
      Net cash provided by financing activities                                     28,435,771        2,676,995           880,708
                                                                                --------------    -------------     -------------

Net Increase (Decrease) in Cash and Cash Equivalents                                 4,991,611        1,267,632        (1,299,256)

Cash and Cash Equivalents at Beginning of Year                                       4,113,668        2,846,036         4,145,292
                                                                                --------------    -------------     -------------

Cash and Cash Equivalents at End of Year                                        $    9,105,279    $   4,113,668     $   2,846,036
                                                                                ==============    =============     =============

Supplemental Disclosure of Cash Flow Information:

  Interest paid on deposits                                                     $    2,493,208    $     846,126     $     957,134
                                                                                ==============    =============     =============


                     The accompanying notes are an integral
                       part of these financial statements

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business Activity:

         American Bank and Trust (the "Bank") is a banking corporation organized in 1986 under the laws of the State of Florida, and is located in Escambia County, Florida. The Bank's financial services consist of deposit and lending activities, provided through a single, main office.

  Accounting Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents:

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods.

  Investment Securities:

         Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). In accordance with SFAS 115, financial statements for the prior period have not been restated. Investment securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and reported at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Other investment securities are classified as available-for-sale and reported at fair value. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. The Bank had no investments classified as held-to-maturity at December 31, 1995. Gains or losses on the sale of securities are determined using the specific identification method.

  Loans Receivable:

         Loans are stated at the amount of unpaid principal, reduced by unearned discount on installment loans and an allowance for loan losses. Unearned discount is recognized as income over the terms of the loans. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114") and Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. In accordance with SFAS 114, loans are considered impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When impairment is identified it is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, except as a practical expedient, at the fair value of collateral, if the loan is collateral dependent. When identified, the impaired amount of the loan is recognized through a provision for impairment and a corresponding valuation allowance. Subsequent changes in the measurement of impairment are adjusted through the valuation allowance. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. The Bank's adoption of these accounting standards did not have a material effect on the financial condition and results of operations of the Bank.

         For  other   non-accrual  loans  for  which  impairment  has  not  been recognized, the accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is questionable.

  Foreclosed Real Estate:

         Foreclosed real estate includes property acquired through, or in lieu of, loan foreclosure. At the time of foreclosure the property is recorded at the lower of cost or fair value minus estimated costs to sell, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in other operating expenses.

  Property and Equipment:

         Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.



                                      F-13
                                   (Sheet II)

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Income Taxes:

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred tax assets or liabilities based on taxable effects of certain temporary differences. Temporary differences are differences between the tax bases of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled, respectively.

         During 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). There was no cumulative effect on net income for 1993 for the change in accounting principle.

  Net Income Per Share of Common Stock:

         Net income per share of common stock is computed on the basis of the number of shares of common stock outstanding. In computing net income per share of common stock, no consideration was given to the stock options outstanding as described in Note 7 as the options are considered anti-dilutive.

  Reclassifications:

         Certain prior year amounts have been reclassified to conform to the current year presentation.


NOTE 2 - INVESTMENT SECURITIES

         Securities   have  been  classified  in  the  statements  of  financial condition according to management's intent. The carrying amount of securities and their approximate fair values are as follows:

                                                                                                  1995
                                                                   ----------------------------------------------------------------
                                                                                         Gross             Gross
                                                                      Amortized        Unrealized       Unrealized         Fair
                                                                        Cost             Gains            Losses           Value
                                                                    ------------     -------------    --------------    ----------
             Available-For-Sale:
               U.S. Treasury securities                            $     534,367     $     32,353     $         (93)    $   566,627

               Obligations of other U.S.
                 government agencies
                 and corporations                                     28,483,240          589,473            (7,575)     29,065,138

               Other securities                                           150,246          12,125               -0-         162,371
                                                                   --------------    ------------     -------------     ------------

                                                                   $  29,167,853     $    633,951     $      (7,668)    $29,794,136
                                                                   =============     ============     =============     ============



                                      F-13
                                   (Sheet III)

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 2 - INVESTMENT SECURITIES (Continued)

                                                                                                  1994
                                                                   -----------------------------------------------------------------
                                                                                         Gross             Gross
                                                                      Amortized        Unrealized       Unrealized           Fair
                                                                        Cost             Gains            Losses             Value
                                                                   -------------     -------------     --------------   ------------
             Held-To-Maturity:
               U.S. Treasury securities                            $     793,457     $        -0-     $      (4,864)    $   788,593

               Obligations of other U.S.
                 government agencies
                 and corporations                                      2,835,475            6,649          (130,614)      2,711,510

               Other securities                                          150,302            6,187                 -0-       156,489
                                                                   -------------     ------------     ---------------   ------------

                                                                   $   3,779,234     $     12,836     $    (135,478)    $ 3,656,592
                                                                   =============     ============     =============     ============

             Available-For-Sale:
               U.S. Treasury securities                              $   540,875       $      -0-        $  (17,905)     $  522,970

               Obligations of other U.S.
                 government agencies
                 and corporations                                      2,695,918            4,665          (142,490)      2,558,093
                                                                   -------------     ------------     -------------     ------------

                                                                      $3,236,793         $  4,665         $(160,395)     $3,081,063
                                                                   =============     ============     =============     ============


         On December 28, 1995, the Bank reclassified securities with a market value of $ 4,124,319 and a book value of $4,089,168 from held-to-maturity to available-for-sale as a result of a one-time exemption granted by the Financial Accounting Standards Board. The exemption permitted the movement of selected securities between classifications without jeopardizing the classification of all securities.

         The amortized cost and fair value of investment maturities at December 31, 1995, by contractual maturity, are summarized below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The scheduled maturities of securities available-for-sale as of December 31, 1995, are as follows:

                                                      Amortized         Fair
                                                        Cost           Value
                                                --------------------------------
        Due in one year or less                 $     300,381     $    304,313
        Due from one to five years                  2,102,115        2,120,514
        Due from five to ten years                 16,235,810       16,576,969
        Due after ten years                        10,529,547       10,792,340
                                                -------------     -------------
                                                  $29,167,853      $29,794,136
                                                =============     =============

                                      F-13
                                   (Sheet IV)

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 2 - INVESTMENT SECURITIES (Continued)

         As of December 31, 1995 and 1994,  investments  in obligations of other
          U.S.  government  agencies and corporations  included  approximately
          $11,018,000   and  $   3,730,000,   respectively  in  mortgage-backed
          securities.

         Investment securities, carried at $ 566,720 at December 31, 1995, and $1,023,540 at December 31, 1994, were pledged for purposes required or permitted by law.

         Gross  realized  gains  and  losses  on  sales  of   available-for-sale
         securities amounted to $ 31,024 and $ 24,431, respectively in 1995, $2,457 and $ -0-, respectively in 1994, and $ -0- and $ -0-, respectively, in 1993.

NOTE 3 - LOANS RECEIVABLE

         Major classifications of loans receivable are summarized as follows:

                                                     1996              1995
                                                 ----------------  ------------

           Commercial                              $14,637,669      $13,566,251
           Real estate                               6,404,951        5,322,434
           Installment                               4,022,714        4,456,071
           Construction                                936,205          643,786
                                                  ---------------  ------------
                                                    26,001,539       23,988,542
           Unearned discount                           (14,107)         (49,091)
           Allowance for loan losses                  (334,901)        (293,923)
                                                  -------------     ------------

           Loans receivable, net                   $25,652,531      $23,645,528
                                                 =============     ============

         The Bank grants commercial, real estate and consumer loans in the State of Florida. Although the Bank's loan portfolio is diversified, a significant portion of its loans are secured by real estate.

         Loans on which the accrual of interest has been discontinued or reduced amounted to $ -0-, $ 24,522, and $ 416,376 at December 31, 1995, 1994,
         and 1993, respectively. Interest income on those loans is recorded only when received.

         Changes in the allowance for loan losses were as follows:

                                       1995             1994              1993
                                    -----------      -----------       --------

 Balance, beginning of year         $293,923         $242,612          $371,865

   Provision charged to operations    20,000          135,000           300,469
   Loans charged off                 (49,656)         (89,565)         (510,568)
   Recoveries                         70,634            5,876            80,846
                                    ---------        ---------         ---------

   Balance, end of year             $334,901         $293,923          $242,612
                                    =========        =========         =========


                                      F-13
                                   (Sheet V)

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 4 - PROPERTY AND EQUIPMENT

         Major classifications of property and equipment are summarized as follows:

                                                   1995              1994
                                              --------------    ------------
           Land                               $   658,000       $   658,000
           Building                             1,202,446         1,197,286
           Furniture and equipment                396,879           375,178
                                              --------------    ------------
                                                2,257,325         2,230,464
           Less:  Accumulated depreciation        497,838           434,916
                                              --------------    ------------

                                              $ 1,759,487       $ 1,795,548
                                              ===============   ============

         Depreciation expense charged to operations was $ 62,922, $ 64,163, and $ 67,997 in 1995, 1994 and 1993, respectively.


NOTE 5 - INCOME TAXES

         The provision for income taxes consists of the following:

                                                                                          1995            1994               1993
                                                                                      -----------     ------------      ---------
            Current tax provision:
              Federal                                                                 $  33,322       $      -0-      $       -0-
              State                                                                       2,577              -0-              -0-
                                                                                      -----------     -------------   --------------
                                                                                         35,899              -0-              -0-
            Deferred tax expense (benefit)                                              318,735         (187,672)         (102,000)
                                                                                      ---------       ----------        ----------

            Total income tax expense (benefit)                                         $354,634        $(187,672)        $(102,000)
                                                                                      =========       ==========        ===========


         The financial statements of the Bank reflected a zero income tax provision for current federal and state taxes for December 31, 1994 and 1993. The zero provision was the result of the use of federal and state net operating loss carryforwards. As of December 31, 1995, all federal and state net operating loss carryforwards have been used to offset taxable income.

                                      F-13
                                   (Sheet VI)

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 5 - INCOME TAXES (Continued)

         The tax effects of each type of significant item that gave rise to deferred taxes are summarized as follows:

                                                       1995              1994
                                                  -----------        ----------

 Utilization of net operating loss carryforward   $       -0-          $299,264
 Net unrealized (appreciation) depreciation on
  available-for-sale securities                      (234,856)           58,710
 Depreciation                                         (28,567)           (1,765)
 Allowance for loan losses                             36,036            28,687
 Other                                                  3,405             3,423
                                                   ----------         ---------

 Net deferred tax (liability) asset                 $(223,982)         $388,319
                                                   ==========         =========


NOTE 6 - STOCKHOLDERS' EQUITY

         The Board of Directors of the Bank may, subject to regulatory limitations, declare dividends on net profits of the Bank.

         The accompanying financial statements have been restated for a correction in a due from bank account and certificate of deposit in years prior to 1993. The effect of the restatement was to decrease net income in years prior to 1993 by $ 105,931, net of income tax of $ 39,937. Retained earnings at the beginning of 1993 has been adjusted for the effect of the restatement on prior years.


NOTE 7 - STOCK OPTIONS

         The former President of the Bank was granted options to purchase up to 15,000 additional shares of stock at $ 2.50 per share. On April 1, 1994, all such options were exercised by the former President. The compensation element of those options was amortized over the option terms in years prior to 1993.

         Effective January 31, 1994, eight Directors of the Bank were granted options to purchase 2,712 shares of stock for each year of service as a board member, within the period beginning December 31, 1989, and concluding on December 31, 1992. The option price is $ 6.52 per share with a total of 75,936 shares offered. All options under the plan expire ten years from January 31, 1994. No options were exercised in 1995 or 1994.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

  Financial Instruments:

         The financial statements do not reflect various commitments that arise in the normal course of business to meet the financial needs of customers. These include commitments to extend credit and letters of credit, and involve to varying degrees, elements of credit, interest rate, and liquidity risk in excess of the amounts reflected in the Statement of Financial Condition.

                                      F-13
                                   (Sheet VII)

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 8 - COMMITMENTS AND CONTINGENCIES (Continued)

  Financial Instruments: (continued)

         Commitments to extend credit, which amounted to approximately $4,323,300 at December 31, 1995, represent legally binding agreements to lend to a customer as long as all established contractual conditions are satisfied. Commitments generally have fixed expiration dates or other termination clauses. Since many commitments expire without being funded, total commitment amounts do not necessarily represent future liquidity requirements.

         Standby letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. At December 31, 1995, the Bank had $ 65,483 in standby letters of credit outstanding.

         The Bank's exposure to credit loss in the event of non-performance by the other party to commitments to extend credit is represented by the contractual amount of these instruments. As these off-balance sheet financial instruments have essentially the same credit-risk involved in extending loans, the Bank generally uses the same credit and collateral policies in making these commitments and conditional obligations as it does for on-balance sheet instruments. The Bank does not anticipate any material losses as a result of these commitments.

  Financial Instruments with Concentrations of Credit Risk:

         At December 31, 1995, the Bank had approximately $ 2,365,000 on deposit with correspondent financial institutions (the "correspondents"). Deposits in the correspondents are insured up to $ 100,000 per depositor.

  Line of Credit:

         The Bank maintains a $ 1,500,000 line of credit, for the purchase of federal funds, with a correspondent bank and a $1,000,000 line of credit at two other correspondent banks. At December 31, 1995, no federal funds had been purchased by the Bank.

  Litigation:

         The Bank is a party to various legal actions normally associated with financial institutions, the aggregate effect of which, in management's and legal counsel's opinion, would not be significant to the Bank's financial condition.


NOTE 9 - RELATED PARTY TRANSACTIONS

         At December 31, 1995, certain officers, directors and their related interests were indebted to the Bank in the aggregate amount of approximately $ 2,025,000. Governing regulations require that these loans be made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with unrelated persons. Also, certain related parties maintain significant deposit balances with the Bank in the aggregate amount of approximately $ 1,653,000 at December 31, 1995.

                                      F-13
                                   (Sheet VIII)

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 10 - REGULATORY MATTERS

         Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes, as of December 31, 1995, that the Bank meets all capital requirements to which it is subject.


NOTE  11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

         During 1995, the Bank adopted Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"). SFAS 107 requires that the Bank disclose estimated fair values for its financial instruments. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

  Cash and cash equivalents:

         The carrying amounts of cash and short-term instruments, those with original maturities of 90 days or less, approximate their fair value.

  Held-to-maturity and available-for-sale securities:

         Fair values for investments are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

  Loans receivable:

         For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

  Deposit liabilities:

         The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit ("CDs") approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                                      F-13
                                   (Sheet IX)

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



NOTE  11 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

  Accrued interest:

         The carrying amounts of accrued interest approximate their fair values.

  Off-balance-sheet instruments:

         Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

  Limitations:

         Fair value estimates are made at a specific point in time and are based on relevant market information which is continuously changing. Because no quoted market prices exist for a significant portion of the Bank's financial instruments, fair values for such instruments are based on management's assumptions with respect to future economic conditions, estimated discount rates, estimates of the amount and timing of future cash flows, expected loss experience, and other factors. These estimates are subjective in nature involving uncertainties and matters of significant judgment; therefore, they cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

         The estimated fair values of the Bank's financial instruments at December 31, 1995 are as follows:

                                                                                                    Carrying            Fair
                                                                                                     Amount             Value
                                                                                                 -------------     ------------
     Financial assets:
           Cash and cash equivalents                                                             $   9,105,279     $  9,105,279
           Securities available-for-sale                                                            29,794,136       29,794,136
           Loans receivable                                                                         25,652,531       26,001,695
           Accrued interest receivable                                                                 702,049          702,049

         Financial liabilities:
           Deposits                                                                                 61,847,277       61,994,993
           Accrued interest payable                                                                    248,546          248,546

         Off-balance-sheet liabilities:
           Commitments to extend credit                                                                     --        4,323,300
           Stand-by letters of credit                                                                       --           65,483


                                      F-13
                                   (Sheet X)

                                   APPENDIX A
                          Agreement and Plan of Merger
                             (including Amendments)

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made April 18, 1996, between Whitney Holding Corporation ("Whitney"), a Louisiana corporation, on the one hand, and American Bank and Trust ("Bank"), a Florida chartered state bank, on the other hand. Whitney and Bank shall be hereinafter collectively referred to as the "Constituent Corporations".

                                    Preamble

         The Boards of Directors of Whitney and Bank have each determined that it is desirable and in the best interests of their respective corporations and their shareholders that Bank merge with a bank to be formed by Whitney (the "Merger") on the terms and subject to the conditions set forth in this Agreement and in the Merger Agreement (as hereinafter defined).

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

         Section 1.  The Merger and Closing

         1.01.    Merger.

                  (a) Following the expiration of the Review Period (as hereinafter defined), Whitney shall, in good faith, take expeditious steps to form a national banking association (the "Acquiring Bank") as a wholly owned subsidiary of Whitney. Upon its formation, Whitney will cause the Acquiring Bank to execute this Agreement as a party.

                  (b) Promptly after the formation of the Acquiring Bank, the Boards of Directors of the Acquiring Bank and Bank will execute the agreement of merger annexed hereto as Exhibit 1.01(b) (the "Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in
Section 6 hereof, Bank will merge with and into the Acquiring Bank, which shall be the surviving bank.

                  (c) Effects of Merger. The Merger shall have the effects set forth in the national banking laws and the Florida state banking laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as hereinafter defined), all the property and assets, rights, privileges and all debts, liabilities and obligations of Bank will become the assets, rights, privileges, debts, liabilities and obligations of the Acquiring Bank as the surviving bank in the Merger.

         1.02. The Closing. The "Closing" of the transactions contemplated hereby will take place in the Board Room of Whitney, 228 St. Charles Avenue, Second Floor, New Orleans, Louisiana 70130 (or such other place to which the parties may agree), at 10:00 a.m., New Orleans Time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of subsection 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon 10 days notice following satisfaction of such conditions. The date on which the Closing occurs is herein called the "Closing Date". If all conditions set forth in
Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters and opinions required by
Section 6 shall be delivered, (c) the appropriate officers of the parties shall execute, deliver and acknowledge the Merger Agreement and (d) the parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Merger Agreement. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then any party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of subsection 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to Section 7.


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



         1.03. The Effective Date and Time. Immediately following (or concurrently with) the Closing, the Merger Agreement shall be filed with and recorded by the Office of the Comptroller of the Currency (the "Comptroller") and the Merger shall be effective at the date and time specified in the Merger Agreement. The date on which and the time at which the Merger becomes effective are herein referred to as the "Effective Date" and the "Effective Time," respectively.

         1.04. Surviving Corporation. The articles of association and by-laws of the Acquiring Bank in effect immediately prior to the Effective Time shall be the articles of association and by-laws of the Acquiring Bank, as the surviving bank in the Merger, after the Effective Time, until duly amended in accordance with the terms thereof and applicable law. The directors and officers of the Acquiring Bank in office immediately prior to the Effective Time shall be the directors and officers of the Acquiring Bank as the surviving bank in the Merger and, after the Effective Time, shall serve in such capacity in accordance with the articles of association and by-laws of the surviving bank. Each share of capital stock of the Acquiring Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be the capital stock of the Acquiring Bank as the surviving bank.

         1.05. Tax Consequences. It is the intention of the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of
Section 368 of the Code.

         Section 2.  Conversion of Stock of Bank

         2.01. Conversion. Subject to the provisions of this Section 2, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) the shares of Bank common stock, par value $2.50 per share ("Bank Common Stock") and (ii) the unexercised Bank Options (as defined in
Section 3.02), shall be converted as follows:

                  (a) Exchange Ratio for Bank Common Stock. Except for (i) shares issued and outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. ss.215a ("Dissenters' Shares") and (ii) shares of Bank Common Stock held by Bank as treasury shares (which shall by reason of the Merger be cancelled), and subject to the provisions of Section 2.01(b) relating to fractional shares, each issued and outstanding share of Bank Common Stock shall be converted into and become that number of shares of Whitney common stock, no par value ("Whitney Common Stock") that is equal to the quotient (the "Exchange Ratio") obtained by dividing the Maximum Deliverable Amount (as hereinafter defined) by the total number of issued and outstanding shares (not treasury shares) of Bank Common Stock at the Effective Time.

                           (i)      Acquisition Price for Bank Common Stock.
The term "Acquisition Price" means $10,250,000, minus the Deductible Amount (as hereinafter defined) plus the amount of actual cash proceeds received by the Bank from the exercise of any Bank Options minus the Net Value (as hereinafter defined) of any outstanding unexercised Bank Options.

                                   (xx) Net Value of Unexercised Bank Options.
                          The "Net Value" of any outstanding unexercised Bank Option shall be the number of unexercised Bank Options multiplied by the difference of the following:
                          $13.172804 minus the quotient of the Deductible Amount divided by 545,636.

                                   (yy) Payment for  Unexercised  Bank Options.
                          At the Closing, and conditioned upon consummation of the Merger but effective immediately prior to the Effective Time, each outstanding unexercised Bank Option shall be exchanged for shares of Whitney Common Stock having a value, calculated based on the Average Market Price, equal to the quotient of the Net Value of the outstanding unexercised Bank Options divided by the total number of outstanding unexercised Bank Options (with cash being paid by Whitney in lieu of the issuance of any fractional shares in such exchange).

                           (ii)     Maximum Deliverable Amount for Bank Common
Stock. The term "Maximum Deliverable Amount" means the quotient obtained by dividing the Acquisition Price by the Average Market Price.

                           (iii)    Average Market Price.  The "Average Market
Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Time, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if the Average Market Price as calculated above is less than $27.00, the Average Market Price for purposes of this Section 2.01(a) shall be $27.00, and if the Average Market Price as calculated above is greater than $35.00, the Average Market Price for purposes of this Section 2.01(a) shall be $35.00.

                           (iv)     Deductible Amount.  The term "Deductible
Amount" means the dollar amount, if any, by which Bank's "net income after taxes" for the calendar year 1996 is less than $820,000 projected by Bank. In verifying the propriety of this projection "net income after taxes", the "net income after taxes" for 1996 year-to-date through the calendar month immediately preceding the Closing Date will be multiplied by 12 (the number of months in a year) thereby establishing the numerator and divided by the number of months used in the interim statement of "net income after taxes" as denominator. The quotient establishes the annualized "net income after taxes" for 1996. Any resulting decrease in "net income after taxes" from $820,000 on an annualized basis will reduce the Acquisition Price, provided however, that if net income before taxes as calculated is within five (5) percent of $820,000 on an annualized basis, the Deductible Amount shall be zero (0). Whitney, with the assistance of Bank, may use outside auditors to verify the amount of interim net income after taxes. In projecting "net income after taxes", as such term is used herein, all items of extraordinary income shall be excluded, income shall be reduced by the amount of any dividends declared, and Bank's costs, fees and expenses relating to the negotiation and performance of this Agreement shall not be included in Bank's expenses.

                  (b) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Bank, upon surrender of his or her certificate that immediately prior to the Effective Time represented Bank Common Stock, other than Dissenters' Shares and shares of Bank Common Stock held by Bank as treasury shares (which shall by reason of the Merger be cancelled), shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Market Price.

                  (c) Exchange of  Certificates.  After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Bank Common Stock, other than Dissenters' Shares and shares of Bank Common Stock held by Bank as treasury shares (which shall by reason of the Merger be cancelled), upon surrender thereof to the exchange agent (Boatmen's Trust Company or other entity regularly engaged in the business of acting as stock transfer agent) selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to Section 2.01(e) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Bank Common Stock were converted. Until so surrendered, each outstanding Bank stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's Bank Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Bank stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Bank stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Bank Common Stock theretofore represented by such certificates shall have been exchanged.

                  (d) Deposit. Promptly following the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares, to be issued and paid, as the case may be, in exchange for outstanding shares of Bank Common Stock pursuant to this Section 2.

                  (e) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Bank at the Effective Time, excluding the holders, if any, of Dissenters' Shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. ss.215a, transmittal materials for use in exchanging certificates of Bank Common Stock for certificates of Whitney Common Stock.

                  (f) Dissenters' Shares. Holders of Dissenters' Shares shall not be entitled to receive the shares of Whitney Common Stock and any unpaid dividends and distributions payable thereon pursuant to Section 2.01 and shall only be entitled to receive payment of the fair cash value of such shares in accordance with the provisions of 12 U.S.C. ss.215a, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under 12 U.S.C. ss.215a. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Bank Common Stock will be treated as if they had been converted into, at the Effective Time, the shares of Whitney Common Stock (and cash in lieu of fractional shares), and any unpaid dividends and distributions payable thereon pursuant to Section 2.01, without interest thereon.

         2.02. Closing Transfer Books. At the Effective Time, the stock transfer books of Bank shall be closed and no transfer of shares of Bank Common Stock shall be made thereafter.

         Section 3.  Representations and Warranties of Bank

         Bank represents and warrants to Whitney that, as of the date on which Bank delivers the Schedule of Exceptions to Whitney and as of the Closing Date, except as set forth in the Schedule of Exceptions:

         3.01. Organization and Qualification. Bank is a state banking association, duly organized, validly existing and in good standing under the laws of the State of Florida. Bank has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on Bank's financial condition, results of operations or business.

         3.02. Capital Stock; Other Interests. The authorized capital stock of Bank consists of 1,000,000 shares of common stock, of which 469,700 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of Bank have been duly authorized and are validly issued, fully paid and non-assessable. Other than options to acquire up to an aggregate of 75,936 shares of Bank Common Stock granted under the Bank's Directors' Stock Option Plan of 1993 (the "Bank Options"), Bank does not have outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, nor has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The outstanding capital stock of Bank and the Bank Options have been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. The Bank Options have been duly authorized and were validly issued in accordance with the terms of the Bank's Directors' Stock Option Plan of 1993. All shares of Bank Common Stock issued or that may be issued after the date hereof upon exercise of Bank Options are, or will be when issued, duly authorized, validly issued, fully paid and non-assessable. Bank does not have a subsidiary or direct or indirect ownership interest exceeding 5% in any firm, corporation, partnership or other entity.

         3.03. Corporate Authorization; No Conflicts. Subject to the approval of this Agreement and the Merger Agreement by the shareholders of Bank in accordance with the Florida state banking laws and applicable federal law, all corporate acts and other proceedings required of Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreement and consummation of the Merger have been validly taken. Subject to their approval by the shareholders of Bank and to such regulatory approvals as are required by law, this

Agreement and the Merger Agreement are legal, valid and binding obligations of Bank and are enforceable against Bank in accordance with the respective terms hereof and thereof, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. Neither the execution, delivery or performance of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which that, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of Bank's properties or assets under, any of the terms, conditions or provisions of Bank's articles of incorporation or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which Bank or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to Bank or any of its assets.

         3.04. Financial Statements, Reports and Proxy Statements. Bank has delivered to Whitney true and complete copies of (a) the balance sheets as of December 31, 1995 and December 31, 1994 of Bank, the related statements of income, shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto (collectively, the "Financial Statements"), (b) the unaudited balance sheets as of March 31, 1996 of Bank, and the related unaudited statements of income, shareholders' equity and cash flows for the three-month periods then ended (collectively, the "Interim Financial Statements"), (c) all call reports, including all amendments thereto, made to the Federal Deposit Insurance Corporation (the "FDIC") and the Department of Banking and Finance of the Office of the Florida Comptroller (the "Florida Comptroller") since December 31, 1992 and (d) all monthly, quarterly and annual communications (including any proxy information statements relating to meetings of the Bank's shareholders) disseminated to Bank's shareholders or presented to its Board of Directors at any time since December 31, 1992.

                  The Financial Statements and the Interim Financial Statements have been (and all financial statements delivered to Whitney as required by this Agreement will be) prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the results of operations of Bank for the respective periods covered thereby and the financial condition of Bank as of the respective dates thereof. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"), Bank has not had, nor are any of its assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured) which is not reflected and adequately reserved against in accordance with GAAP. No report, including any report filed with the FDIC or the Florida Comptroller, or other report, proxy statement or offering materials made or given to shareholders of Bank, as of the respective dates thereof, contained, and no such report, proxy statement, offering materials or report to shareholders filed, made or disseminated after the date of this Agreement will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The
Financial Statements and Interim Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney.

         3.05. Loan and Investment Portfolios. All loans, discounts and financing leases (in which Bank is lessor) reflected on the Latest Balance Sheet
(a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Bank,
(b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of Bank as of such date, have been delivered to Whitney. Except as specifically noted on the loan schedule attached to the Schedule of Exceptions, Bank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by Bank to be otherwise in material default for more than 30 days, (iii) classified as "substandard," "doubtful,"

"loss," "other assets especially mentioned" or any comparable classification by Bank, the Florida Comptroller or the FDIC, (iv) an obligation of any director, executive officer or 10% shareholder of Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

         3.06. Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Bank at all times from and after the date of the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any of such provisions for losses or a material decrease in the allowances therefor reflected in the Latest Balance Sheet.

         3.07. Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet, Bank has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Bank's capital stock for Bank. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Bank. Except as may result from the transactions contemplated by this Agreement, Bank has not, since the date of the Latest Balance Sheet:

                  (a) borrowed any money or entered into any capital lease or, except in the ordinary course of business consistent with past practices, (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate, or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

                  (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

                  (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

                  (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

                  (e) received notice or had any knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate such customer's relationship with it;

                  (f) failed to operate its business in the ordinary course consistent with past practices, or failed to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

                  (g) incurred any material loss except for losses adequately reserved against on the date of this Agreement or on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

                  (h) forgiven any debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

                  (i) made any capital expenditure or capital addition or betterment in excess of $25,000.00;

                  (j) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except (i) such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 8.00% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $30,000.00 or (ii) the bonus/incentive program as outlined in a letter dated April 16, 1996 from Patrick Emmanuel to Joseph Schwertz;

                  (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements or the Interim Financial Statements;

                  (l) made any loan, given any discount or entered into any financing lease which has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully reserved against in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

                  (m) entered into any agreement, contract or commitment to do any of the foregoing.

         3.08. Taxes. Bank has timely filed all federal, state and local income, franchise, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, has paid all taxes, interest payments and penalties as reflected therein which have become due, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any tax or material governmental charge of any nature. The federal income tax returns of Bank have not been audited by the Internal Revenue Service. No audit, examination or investigation is presently being conducted or is presently being threatened by any taxing authority; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to Bank by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of Bank. Bank has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

         3.09. Title to Assets. (a) On the date of the Latest Balance Sheet, Bank had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and merchantable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Latest Balance Sheet, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Bank owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or and proposed to be made of such property by Bank of such property.

                  (b) With respect to each lease of any real property or a material amount of personal property to which Bank is a party, except for financing leases in which Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

                  (c) Bank does not have any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets; or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

         3.10. Legal Matters. (a) To the knowledge of Bank, (i) there is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or threatened against Bank nor (ii) do any facts or circumstances exist that would be likely to form the basis for any material claim against Bank that, if adversely determined, would have a material adverse effect on Bank.

                  (b) Bank has complied in all material respects with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

                  (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to Bank as a result of examination by any bank regulatory authority.

                  (d) Bank is not subject to any written agreement, memorandum or order with or by any bank regulatory authority.

                  (e) To the knowledge of Bank, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be made against Bank or any officer, director, advisory director or employee, in each case by reason of any person being or having been an officer, director, advisory director or employee of Bank.

         3.11. Employee Benefit Plans. (a) Except for the plans listed on the subsection of the Schedule of Exceptions that corresponds to this subsection (the "ERISA Plans"), Bank does not sponsor, maintain or contribute to, and Bank has not at any time sponsored, maintained or contributed to, any employee benefit plan that is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the ERISA Plans has been maintained and administered in all material respects in compliance with its terms, the provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No ERISA Plan, including any "party in interest" or "disqualified person" with respect thereto has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 502(i) of ERISA; there is no matter relating to any of the ERISA Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the ERISA Plans or the assets thereof. Bank has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. None of the ERISA Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. Bank has not sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code. The Bank has no obligation to provide medical insurance after the termination of employment, except as to COBRA.

                  (b) Set forth on the subsection of the Schedule of Exceptions corresponding to this subsection is a true and complete list of each benefit plan and benefit arrangement of Bank other than the ERISA Plans. True and complete copies of all plan (including ERISA Plan) documents and written agreements (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500 with respect to such plan or arrangement have been made available to Whitney.

                  (c) All group health plans of Bank to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof.

                  (d) Each plan, fund or arrangement previously sponsored or maintained by Bank, or to which Bank previously made contributions, which has been terminated by Bank, was terminated in accordance with ERISA, the Code and the terms of such plan, fund or arrangement and no event has occurred and no condition exists that would subject Bank, Whitney or the Acquiring Bank to any tax, penalty, fine or other liability as a result of, directly or indirectly, the termination of such plan, fund or arrangement.

                  (e) The current fair market value of the assets of each ERISA Plan subject to the provisions of Title IV of ERISA equals or exceeds the present value of the accrued benefits of each such plan as of the end of the most recent plan year, calculated on a termination and on-going basis, and there has been no material change likely to change the funding status of any such plan. No funding deficiency within the meaning of Section 412 of the Code exists with respect to any ERISA Plan. All contributions required or accrued under the terms of any plan (including any ERISA Plan) have been made and all insurance premiums required or accrued under the terms of any plan (including any ERISA plan) have been paid as of the date hereof.

         3.12. Insurance Policies. Bank maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies is attached to the Schedule of Exceptions. Bank is not now liable, nor has Bank received any notice of any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and Bank has not received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, Bank has not been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices), and Bank has no reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

         3.13.    Agreements.  (a)  Bank is not a party to:

                           (i)      any collective bargaining agreement;

                           (ii)     other than the employee benefits and plans
referred to in the section of the Schedule of Exceptions that corresponds to subsection 3.11 of this Agreement, any employment or other agreement or contract with or commitment to any employee except the agreements, arrangements, policies and practices referred to in the exceptions to subparagraph (j) of subsection 3.07 of this Agreement and such agreements as are terminable without penalty upon not more than 30 days notice by the employer, and there are no deferred executive or nonqualified deferred compensation arrangements (including split dollar obligations and the like);

                           (iii)   any obligation of guaranty or indemnification
except such indemnification of officers, directors, employees and agents of Bank as on the date of this Agreement may be provided in its articles of incorporation and by-laws (and no indemnification of any such officer,director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of Bank, letters of credit, guaranties of endorsements and guaranties of signatures;

                           (iv)     any agreement, contract or commitment which
is or if performed will be materially adverse to the financial condition, results of operations or business of Bank; or

                           (v)     any agreement, contract or commitment
containing any covenant limiting the freedom of Bank (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by Florida state banks, or (z) to fulfill any of its requirements or needs for services or products (including,for example,contracts with vendors to supply customers with credit insurance); or

                           (vi)     any written agreement, memorandum, letter,
order or decree,formal or informal, with any federal or state regulatory agency.

                  (b) The subsection of the Schedule of Exceptions that corresponds to this subsection contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements which are not material) to which Bank is a party or which affects Bank. To Bank's knowledge, Bank has not in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. Bank is not in material violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

         3.14. Licenses, Franchises and Governmental Authorizations. Bank possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business. The deposits of Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

         3.15. Corporate Documents. Bank has delivered to Whitney true and correct copies of its articles of incorporation and its by-laws, all as amended. All of the foregoing and all of the corporate minutes and stock transfer records of Bank are current, complete and correct in all material respects.

         3.16. Certain Transactions. No past or present director, executive officer or five percent shareholder of Bank has, since January 1, 1991, engaged in any transaction or series of transactions which, if Bank had been subject to the FDIC's Proxy Statement disclosure rules set forth at 12 CFR 335.212, would have been would be required to be disclosed pursuant to Item 6(e) of such rules.

         3.17. Broker's or Finder's Fees. Except for Allen C. Ewing & Company, investment bankers, which will receive an amount not in excess of $51,250 in connection with its rendering of financial advice, payable in accordance with the terms of that certain letter agreement dated February 28, 1996 between Bank and Allen C. Ewing & Company, a true and correct copy of which has been provided to Whitney, no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Bank is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

         3.18. Environmental Matters. (a) (i) Bank has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation, to the knowledge of Bank, properties acquired by foreclosure or in settlement of loans;

                           (ii)     Bank is in compliance with all terms and
conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements;

                           (iii)    There are no past or present events,
conditions, circumstances, activities or plans by Bank related in any manner to Bank or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined;

                           (iv) To Bank's knowledge, there is no civil, criminal
or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against Bank, or any prior owner of any of the Subject Properties which relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and

                           (v)      To Bank's knowledge, Bank is not subject to
or responsible for any material Environmental Liability which is not set forth and adequately reserved against on the Latest Balance Sheet.

                  (b)  "Environmental  Law  Requirement"  means  all  applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials (as such term is defined below), chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i)
drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

                  (c) "Hazardous Materials" shall mean: (A) Any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder; (B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R. Section 280.12, or the Florida Ad. Code, Title 62, Chapter 62-761 and Sec. 62-761.200; (E) any naturally occurring radioactive material ("NORM"), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Florida or another jurisdiction; (F) any non-hazardous oilfield wastes ("NOW") defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Florida or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

                  (d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

         3.19. Compliance with Laws. Bank is in compliance with all applicable laws, rules, regulations, orders, writs, judgments and decrees the noncompliance with which reasonably could be expected to have a material adverse effect on the financial condition, results of operations or business of Bank. There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to

Bank as a result of examination by any bank regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, Whitney.

         3.20. Intellectual Property. Bank owns all trademarks, tradenames, service marks and other intellectual property that is material to the conduct of its business.

         3.21. Community Reinvestment Act. Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, have CRA ratings of not less than "satisfactory," and have received no material criticism from regulators with respect to discriminatory lending practices, and have no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

         3.22. Accuracy of Statements. No warranty or representation made or to be made by Bank in this Agreement or in any document furnished or to be furnished by Bank pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         3.23. Examination Reports. To the extent permitted by applicable law, Bank has provided to Whitney true and correct copies of all examination reports with respect to Bank made by any federal or state bank regulatory authority since December 31, 1991.

         Section 4.  Representations and Warranties of Whitney

                  Whitney represents and warrants to Bank that as of the date hereof and as of the Closing Date:

         4.01. Consolidated Group; Organization; Qualification. "Whitney's consolidated group," as such term is used in this Agreement, consists of Whitney and Whitney National Bank ("WNB"), and will include the Acquiring Bank upon its formation, and, in addition includes Whitney Bank of Alabama and several other subsidiaries. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act. WNB is a national banking association duly organized and validly existing and in good standing under the laws of the United States of America. Whitney has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations or business.

                  Pursuant to Section 1.01(a) of this Agreement, Whitney intends to charter the Acquiring Bank and cause it to merge with Bank. At Closing, the Acquiring Bank will be a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Acquiring Bank will have all requisite corporate power and authority to own and lease its property and to carry on its business as it is intended to be conducted and to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and will be qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations or business.

         4.02. Capital Stock. As of the date of this Agreement, the authorized capital stock of Whitney consists of 40,000,000 shares of Whitney Common Stock. As of March 31, 1996, 17,024,694 shares of Whitney Common Stock were issued and outstanding and 561,929 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney have been duly authorized and are validly issued, fully paid and non-assessable. All issued and outstanding shares of capital stock of the Acquiring Bank will be duly authorized and validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) non-assessable. Upon the formation of the Acquiring Bank, Whitney will own all of the issued and outstanding shares of capital stock of the Acquiring Bank free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

         4.03. Corporate Authorization; No Conflicts. All corporate acts and other proceedings required of Whitney for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreement and consummation of the Merger have been, or will be prior to Closing, validly and appropriately taken. All corporate acts and other proceedings required of the Acquiring Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreement and consummation of the Merger will be validly and appropriately taken prior to Closing. Subject to such regulatory approvals as are required by law, this Agreement and the Merger Agreement are, and in the case of the Acquiring Bank will be, legal, valid and binding obligations of Whitney and the Acquiring Bank as the case may be, and are, and in the case of the Acquiring Bank will be, enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each of Whitney and the Acquiring Bank, neither the execution, delivery or performance of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under,
(iii) result in the termination of or accelerate the performance required by, or
(iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         4.04. Financial Statements; Reports and Proxy Statements. (a) Whitney has delivered to Bank true and complete copies of (i) the consolidated balance sheets as of December 31, 1995 and December 31, 1994 of Whitney and its consolidated subsidiaries, the related consolidated statements of operations, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC (collectively, the "Whitney Financial Statements") and (ii) the unaudited consolidated balance sheet as of March 31, 1996 of Whitney and its consolidated subsidiaries and the related unaudited statements of operations and cash flows for the three month period then ended (collectively, the "Whitney's Interim Financial Statements").

                  (b) The Whitney Financial Statements and the Whitney Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the "Whitney Latest Balance Sheet"), no member of Whitney's consolidated group had, nor were any of any of such member's assets subject to, any material liability, commitment, indebtedness or obligation (whether absolute, contingent, matured or unmatured), which is not reflected and adequately reserved against in the Whitney Latest Balance Sheet in accordance with GAAP. No report filed with Federal Reserve Board or other bank regulatory body, as of the respective dates thereof, contained and no such report filed after the date of this Agreement will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

         4.05. Legality of Whitney Securities. All shares of Whitney Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to the Merger, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

         4.06. SEC Reports. Whitney has previously delivered to Bank an accurate and complete copy of the following Whitney reports filed with the SEC pursuant to the Exchange Act: (a) annual reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995 and (b) proxy statements for the years 1993, 1994 and 1995; as of their respective dates, no such Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it under the Securities Act and the Exchange Act.

         4.07. Absence of Certain Changes or Events. Since the date of the Whitney Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

         4.08. Legal Matters. (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney's knowledge threatened, against any member of Whitney's consolidated group which would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

                  (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Whitney's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

                  (c) No member of Whitney's consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority.

         4.09. Accuracy of Statements. No warranty or representation made or to be made by any member of Whitney's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         Section 5.Covenants and Conduct of Parties Prior to the Effective Date. The parties further covenant and agree as follows:

         5.01. (a) Investigations; Planning. Bank shall continue to provide to Whitney and its authorized representatives full access during all reasonable times to Bank's premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Whitney and such representatives with such financial and operating data and other information of any kind respecting Bank's business and properties as Whitney shall from time to time reasonably request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of Bank. Bank agrees to cooperate with Whitney in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney and the Acquiring Bank after consummation of the Merger. In the event of termination of this Agreement prior to the Effective Date, Whitney shall, except to any extent necessary to assert any rights under this Agreement or the Merger Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or non-public documents, work papers and other materials obtained from Bank in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Whitney. Whitney shall continue to provide Bank's executive officers with access to their respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney to the extent customary in transactions of the nature contemplated by this Agreement.

                  (b) Delivery of Schedules of Exceptions; Due Diligence. Whitney and Bank stipulate that they have entered into this Agreement prior to Bank's delivery of its Schedule of Exceptions and prior to Whitney's completion of Whitney's customary due diligence investigation of Bank. Bank shall deliver to Whitney, on or before the 14th day following the date hereof, its Schedule of Exceptions. Upon such delivery, such Schedule shall be initialed on behalf of Whitney and Bank, shall be appended hereto and shall form a part hereof for all purposes. If Bank fails to deliver its Schedule of Exceptions on or before the 14th day following the date hereof, Whitney may terminate this Agreement without liability by giving written notice of termination to Bank. Whitney's due diligence review shall be concluded during a 21 calendar day period commencing on the first business day following Bank's delivery to Whitney of its Schedule of Exceptions as provided herein (the "Review Period"). At or prior to expiration of the Review Period, Whitney shall elect, by written notice to Bank, to either (a) proceed to the Closing (subject to the satisfaction or waiver of all other conditions to Closing) or (b) terminate the Agreement without liability to Bank if, in its sole and absolute discretion, it is not satisfied with the results of such due diligence review or for any other reason. Absent timely delivery of written notice electing to terminate this Agreement, Whitney shall be deemed to have elected to proceed to the Closing, subject to all other terms and conditions of this Agreement.

         5.02. Cooperation and Best Efforts. Each of the parties hereto will cooperate with the other parties and use its best efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger and the transactions contemplated hereby and by the Merger Agreement, and (d) effect the transactions contemplated by this Agreement and the Merger Agreement at the earliest practicable date.

         5.03. Information for, and Preparation of, Registration Statement and Proxy Statement. Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.14 and a proxy statement of Bank (the "Proxy Statement") which complies with the requirements of the
Securities Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of registering the Whitney Common Stock to be issued to the holders of Bank common Stock in the Merger, and submitting this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby to Bank's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

         5.04. Approval of the Merger Agreement. Whitney, as the sole shareholder of the Acquiring Bank, shall take all action necessary to effect shareholder approval of the Merger Agreement.

         5.05. Press Releases. Whitney and Bank will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, neither Bank nor Whitney's consolidated group will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law and, if practical, prior notice of such release is provided to the other parties. Whitney agrees that it will make a press release with respect to the results of operations of Whitney and its consolidated group as promptly as practicable following receipt of financial results covering at least thirty (30) days of post-merger combined operations of Whitney to permit the termination of the limitations set forth in the Shareholder Commitments on the ability of each person referred to in Section 5.10 to resell shares of Whitney Common Stock in a manner inconsistent with Whitney's ability to account for the Merger as a pooling of interests.

         5.06. Preservation of Business. To the extent consistent with sound business practices, Bank will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

         5.07. Conduct of Business in the Ordinary Course. Bank shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:

                  (a) declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock, provided that this subparagraph shall not prevent any issuance of shares of capital stock of Bank upon exercise of Bank Options;

                  (b) amend its articles of incorporation or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

                  (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it; or, increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices;

                  (d) except as described in the Schedule of Exceptions or except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in subsection 3.09 hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

                  (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices or as described in the Schedule of Exceptions;

                  (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

                  (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

                  (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, county, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

                  (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in non-investment grade securities or which are inconsistent with past investment practices;

                  (k)      enter into any new line of non-banking business;

                  (l) (i) except as described in the Schedule of Exceptions, charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or (ii) except as set forth on Schedule of Exceptions, sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Latest Balance Sheet;

                  (m) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed Bank's applicable regulatory lending limits;

                  (n) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

                  (o)      agree or commit to do any of the foregoing.

         5.08. Additional Information. Bank will provide Whitney (a) with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of Bank, any material breach by Bank of any of its warranties, representations or covenants in this Agreement, or any material action taken or proposed to be taken with respect to Bank by any regulatory agency, (b) as soon as they become available, copies of any financial statements, reports and other documents of the type referred to in Section 3.04 with respect to Bank, and (c) promptly upon its dissemination, any report disseminated to its shareholders. Whitney will provide Bank (a) with prompt written notice of any material breach by Whitney of any of its warranties, representations or covenants in this Agreement and (b) as soon as they become available, copies of any reports or other documents of the type referred to in
Section 4.06 of this Agreement with respect to Whitney.

         5.09. Bank Shareholder Approval. Bank's Board of Directors shall submit this Agreement and the Merger Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of Bank duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement.

         5.10. Restricted Whitney Common Stock. Bank will use its best efforts to obtain as soon as practicable but in no event later than 30 days prior to the Closing Date an agreement from each person who is a director, executive officer or 5% beneficial owner of securities of Bank who will receive shares of Whitney Common Stock by virtue of the Merger to the effect that such person will not dispose of any Bank Common Stock or Bank Options held by them or any Whitney Common Stock they received pursuant to the Merger (a) in a manner that would disqualify the transactions contemplated hereby from pooling of interests accounting treatment or (b) in the case of Whitney Common Stock received pursuant to the Merger, in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder.

         5.11. Loan Policy. Bank will not make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies will be provided to Whitney concurrently with Bank's Schedule of Exceptions, provided that this covenant shall not prohibit Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans in its loan portfolio on the date hereof.

         5.12. No Solicitations. (a) Prior to the Effective Time or until the termination of this Agreement, Bank shall not, without the prior approval of Whitney, directly or indirectly, solicit, initiate or encourage inquiries or proposals with respect to, or, except to the extent required in the written opinion of its counsel to discharge properly fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it, or any business combination with it, other than as contemplated by transaction of the type that is referred to in clauses (B) (i), (ii) and (iii) of subparagraph (f) of subsection 7.01 of this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance substantially the same as the confidentiality agreement between Bank and Whitney); and Bank shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Whitney immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Bank from taking any action that in the written opinion of counsel of Bank is required by law or is required to discharge his fiduciary duties to Bank and its shareholders.

                  (b) Neither the Board of Directors of Bank nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Whitney, the approval or recommendation to shareholders of this Agreement or the Merger, (ii) approve or recommend, or propose to recommend any takeover proposal with respect to Bank, except such action that is required in the written opinion of its counsel to discharge its fiduciary duties to Bank and its shareholders, or (iii) modify or waive or release any party from any provision of, or fail to enforce any provision of, if Whitney so requests such enforcement, any confidentiality agreement entered into by Bank with any prospective acquiror after the date of this Agreement or within two years prior to such date.

         5.13. Operating Functions. Bank agrees to cooperate in the consolidation of appropriate operating functions with Whitney and the Acquiring Bank to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of the Bank's Board of Directors, would adversely affect its operations if the Merger was not consummated.

         5.14. Whitney Registration Statement. (a) Whitney will prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock that will be issued to the holders of Bank Common Stock pursuant to the Merger. Whitney shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Bank except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Bank is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax or pooling of interests rules.

                  (b) Whitney will indemnify and hold harmless Bank and its respective directors, officers and other persons, if any, who control Bank within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information written furnished to Whitney by or on behalf of Bank or any officer, director or affiliate of Bank for use therein.

         5.15. Application to Regulatory Authorities. Whitney shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Merger.

         5.16. Revenue Ruling. Whitney may elect to prepare (and in that event Bank shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Merger Agreement.

         5.17. Bond for Lost Certificates. Upon receipt of notice from any of its shareholders that a certificate representing Bank Common Stock has been lost or destroyed and prior to issuing a new certificate, Bank shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Bank against any claim made by the owner of such certificate, unless Whitney agrees to the waiver of such bond requirement.

         5.18. Dissenters. Bank shall give Whitney (i) prompt written notice of, and a copy of, any instrument received by Bank with respect to the assertion or perfection of dissenters rights, and (ii) the opportunity to participate in any and all negotiations and proceedings with respect to dissenters rights, should Whitney desire to do so.

         5.19. Withholding. Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Bank Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement and the Merger Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

         5.20. Employees and Certain Other Matters. All employees of Bank at the Effective Time shall become employees of the Acquiring Bank. The Acquiring Bank retains the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all persons then employed by Bank shall be eligible for such employee benefits as are generally available to employees of Whitney's Louisiana and Alabama banking subsidiaries having like tenure, officer status and compensation levels except
(i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of the Acquiring Bank's Compensation Committee and (ii) all Bank employees who are employed at the Effective Time shall be given full credit for all prior service as employees of Bank provided, however, that all such employees shall be treated as newly hired Acquiring Bank employees (i.e., prior service credit with Bank shall not be considered in determining future benefits under Whitney's or Whitney's banking subsidiaries defined benefit pension plan) for all purposes of Whitney's or Whitney's Louisiana and Alabama banking subsidiaries' defined benefit pension plan.

         5.21. Continuing Indemnity; Insurance. Whitney covenants and agrees that:

                  (a) All rights to indemnification and all limitations of liability existing in favor of indemnified parties under Bank's Articles of Incorporation and By-Laws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the later to occur of the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of three (3) years from such applicable effective time; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified within such period shall continue until the final disposition of such claim.

                  (b) Whitney shall use best efforts to cause the persons serving as officers and directors of Bank immediately prior to the Effective Time to be covered for a period of three (3) years from such applicable effective time by the directors' and officers' liability insurance policy maintained by Bank with respect to acts or omissions occurring prior to or at the respective effective times which were committed by such officers and directors in their capacity as such; provided that Whitney may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers, and, provided further that Whitney shall not be obligated to make premium payments for the insurance policies provided by this Section 5.21 to the extent that such premiums exceed $19,000 in the aggregate.

                  (c) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this Section 5.21.

                  (d) The provisions of this Section 5.21 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

         Section 6.        Conditions of Closing

         6.01. Conditions of All Parties. The obligations of each of the parties hereto to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Closing:

                  (a) Shareholder Approval. This Agreement and the Merger Agreement shall have been duly approved by the shareholders of Bank.

                  (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

                  (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreement or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Merger Agreement or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

                  (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by the Merger Agreement and this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Merger Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Merger without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Whitney.

                  (e) Tax Opinion. Whitney and Bank shall have received the opinion of Arthur Andersen LLP, in form and substance reasonably satisfactory to both of them, as to certain tax aspects of the Merger, including an opinion that the receipt of Whitney Common Stock by Bank's shareholders will not be a taxable event to such shareholders.

         6.02. Additional Conditions of Whitney. The obligations of Whitney and the Acquiring Bank to consummate the Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Bank contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, Bank shall have delivered to Whitney and the Acquiring Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                  (b) No Material Adverse Change. There shall not have occurred any material adverse change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Bank. Without limiting the occurrences that would constitute such a material adverse change with respect to Bank, a decrease in the value of Bank's investment portfolio of 15% or more from its value on March 31, 1996 attributable to changes in general interest rate environment shall be deemed to constitute such a change. A decline of not more than 30% in the "preferred checking" accounts balances as of March 31, 1996 shall not be deemed a material adverse change.

                  (c) Accountants' Letters. Whitney shall have received "comfort" letters from Saltmarsh, Cleveland & Gund, independent public accountants for Bank, dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing
Date, in customary form for transactions of this sort and in substance satisfactory to Whitney.

                  (d) Opinion of Counsel. Whitney shall have received from Emmanuel, Sheppard and Condon, special counsel to Bank, opinions, dated as of the Closing Date, in form and substance satisfactory to Whitney. In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of Bank and governmental officials.

                  (e) Tax Consequences of Merger. Whitney shall have received satisfactory assurances from their independent accountants that the consummation of the Merger will not be a taxable event to Whitney and the Acquiring Bank.

                  (f) Pooling of Interest. Prior to the expiration of the Review Period and within three (3) days prior to the Closing Date, Saltmarsh, Cleveland & Gund shall have rendered an opinion to Whitney, in form and substance satisfactory to Whitney, to the effect that, based upon the facts and circumstances then known to Saltmarsh, Cleveland & Gund, Whitney will be permitted to account for the Merger as a pooling of interests. Neither Whitney's independent accountants nor the SEC shall have taken the position that the transactions contemplated by this Agreement and the Merger Agreement do not qualify for pooling of interests accounting treatment.

                  (g) Shareholder's Commitment. A Shareholder's Commitment substantially in the form specified on Exhibit 6.02(g) hereto (as contemplated by Section 5.10) shall have been executed by each person who serves as an executive officer or director of Bank or who owns 5% or more of the Bank Common Stock outstanding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Shareholder's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

                  (h) Regulatory Action. No adverse regulatory action shall be pending or threatened against Bank, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and Bank, if such action would or could impose any material liability on Whitney or interfere in any material respect with the conduct of the businesses of Whitney's consolidated group following the Merger.

                  (i) Average Market Price. The Average Market Price of the Whitney Common Stock as calculated in accordance with Section 2.01 (but without regard to the proviso contained therein) shall not be more than $35.00, provided that Whitney may not terminate this Agreement pursuant to this Section 6.02(i) if Whitney has executed a definitive merger or other acquisition agreement as a result of which Whitney would cease to be an independent, public company.

         6.03. Additional Conditions of Bank. The obligations of Bank to consummate the Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Whitney and the Acquiring Bank contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Whitney and the Acquiring Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Whitney and the Acquiring Bank shall have delivered to Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                  (b) Opinion of Counsel. Bank shall have received from Milling, Benson, Woodward, Hillyer, Pierson & Miller, counsel for Whitney and the Acquiring Bank, an opinion, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Bank. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Whitney or members of Whitney's consolidated group, and governmental officials and as to matters of law other than Louisiana or federal law on the opinions of foreign counsel retained by them or Whitney.

                  (c) Opinion of Investment Bankers. Bank shall have received letters from Allen C. Ewing & Company dated the date of the mailing of the Proxy Statement to shareholders of Bank and dated the date of the meeting of the shareholders of Bank, in each case in form and substance satisfactory to Bank, confirming such financial advisor's prior opinion to the Board of Directors of Bank to the effect that the consideration to be paid in the Merger is fair to its shareholders from a financial point of view.

                  (d) Tax Opinion. Bank shall have received the opinion of Arthur Andersen LLP as to certain tax aspects of the transactions contemplated by this Agreement and the Merger Agreement, in form and substance satisfactory to Bank.

                  (e) No Material Adverse Change. There shall not have occurred any material adverse change from Whitney's Latest Balance Sheet to the Effective Date in the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

                  (f) Average Market Price. The Average Market Price of the Whitney Common Stock as calculated in accordance with Section 2.01 (but without regard to the proviso contained therein) shall not be less than $27.00.

         6.04. Waiver of Conditions. Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of subsection 6.01 hereof and the condition specified in subparagraph (c) of subsection 6.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of subsection 5.02 hereof.

         Section 7.  Termination

         7.01. Termination. This Agreement and the Merger Agreement may be terminated and the Merger contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Bank:

                  (a) Mutual Consent. By the mutual consent of the Boards of Directors of Whitney and Bank.

                  (b) Breach. By the Board of Directors of either Whitney or Bank in the event of a breach by the other of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

                  (c) Abandonment. By the Board of Directors of either Whitney or Bank if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Bank by December 31, 1996, or (ii) any such condition cannot be met by December 31, 1996 and has not been waived by each party in whose favor such condition inures, or (iii) if the Merger has not been consummated by December 31, 1996, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

                  (d) Dissenting Shareholders. By Whitney, if the number of shares of Bank Common Stock as to which the holders thereof are, at the time of the Closing, legally entitled to assert dissenting shareholders rights plus the number of such shares as to which the holders thereof are entitled to receive cash payments in lieu of fractional shares exceeds that number of shares of Bank Common Stock that would preclude pooling of interests accounting for the Merger.

                  (e) Shareholder Vote. By Whitney if this Agreement or the Merger fails to receive the requisite vote at any meeting of Bank shareholders called for the purpose of voting thereon.

                  (f) Bank Recommendation. By Whitney if the Board of Directors of Bank (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Merger or shall have resolved to do any of the foregoing; (B) shall have recommended to the shareholders of Bank (or in the case of (iii) approved) any of the following (being referred to herein as an "Acquisition Transaction") (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of Bank; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Bank capital stock; or (C) shall have made any announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (g) Prior to Notification Date. By Whitney by delivery of a notice to terminate this Agreement pursuant to Section 5.01(b).

                  (h) Acquisition Transaction. By Bank in the event Bank receives a written offer with respect to an Acquisition Transaction and the Board of Directors of Bank determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Bank's shareholders than the transactions contemplated by this Agreement.

         7.02. Effect of Termination; Survival. Upon termination of this Agreement pursuant to this Section 7, the Merger Agreement shall also terminate, and this Agreement and the Merger Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority or (ii) a breach of any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: the second to last sentence of subsection 5.01(a); subsection 7.02; subsection 7.03 and Section 8.

         7.03. Termination Fee. If this Agreement is terminated pursuant to 7.01(h), then Bank shall pay or cause to be paid to Whitney upon demand a fee of $500,000 (the "Termination Fee"), payable in same day funds.

         Section 8.  Miscellaneous

         8.01. Notices. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Merger Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Airborne Express, Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:


                  If to Whitney or the Acquiring Bank:

                           Whitney Holding Corporation
                           Attention:  Mr. William Marks
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130


                  With copies to:

                           Whitney National Bank
                           Legal Department
                           Attention:  Joseph S. Schwertz, Jr.
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130

                  If to Bank:

                           American Bank and Trust
                           Attention:  Lamar B. Cobb
                           President and Chief Executive Officer
                           101 West Garden Street
                           Pensacola, Florida 32501

                  With copies to:

                           Emmanuel, Sheppard & Condon
                           Attention:  Patrick G. Emmanuel
                           30 South Spring
                           Pensacola, Florida 32596

         8.02. Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

         8.03. Expenses. Except as otherwise provided herein, regardless of whether the Merger is consummated, all expenses incurred in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

         8.04. Headings. The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

         8.05. Annexes, Exhibits and Schedules. The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

         8.06. Integrated Agreement. This Agreement, the Merger Agreement, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

         8.07. Choice of Law. The validity of this Agreement and the Merger Agreement, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State, except to the extent that the laws of the State of Florida require this Agreement and the Merger Agreement to be governed by the laws of that state.

         8.08. Parties in Interest. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by Bank or any member of Whitney's consolidated group without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Merger Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Merger Agreement, except as expressly provided for herein and therein.

         8.09. Amendment. The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Merger Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

         8.10. Counterparts. This Agreement may be executed by the parties in any number of counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         8.11. Non-Survival of Representations and Warranties; Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time of the Merger. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority; it being understood that a disclosure in any closing certificate provided in accordance with subparagraph (a) of subsection 6.02 or subparagraph (a) of subsection 6.03 hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


WHITNEY HOLDING CORPORATION

BY:      /s/ William L. Marks
         -------------------------
             William L. Marks
ITS:     Chairman and CEO

AMERICAN BANK AND TRUST

BY:      /s/ Frank Westmark
        -------------------------
             Frank Westmark
ITS:     Chairman of the Board of Directors

BY:      /s/ Lamar B. Cobb
         ------------------------
             Lamar B. Cobb
ITS:     President & Chief Executive Officer

Exhibit 1.01(b) to
Agreement and Plan of Merger


                               AGREEMENT OF MERGER

                                       OF

                             AMERICAN BANK AND TRUST

                                      INTO

                                 ACQUIRING BANK


         THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into as of this ______ day of ______________________, 199___, between American Bank and
Trust, a Florida state chartered bank, domiciled at Pensacola, Florida ("Target") and Acquiring Bank, a national banking association, organized under the laws of the United States (the "Acquiring Bank" or the "Receiving Association").

         WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of Acquiring Bank and Target (collectively called the "Merging Associations") deem it advisable that Target be merged with and into Acquiring Bank (the "Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated April _____, 1996 (the "Plan"), among the Merging Associations and Whitney Holding Corporation, a Louisiana corporation ("Whitney"), of which Acquiring Bank is a wholly-owned subsidiary, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Merger; and

         WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Office of the Comptroller of the Currency (the "OCC") and the Department of Banking and Finance of the Office of the Comptroller of Florida being duly given and to such other approvals as may be required by law, to effect the Merger, all in accordance with the provisions of this Agreement.

         NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Merger, the parties hereto agree as follows:

         1. The Merger. At the Effective Time (as defined in Section 2 hereof), Target shall be merged with and into Acquiring Bank under the Articles of Association of Acquiring Bank, existing Charter No. ___________, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. ss.215a, et seq. and Florida Banking Code, Section 658:41. At the Effective Time, Acquiring Bank, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in Pensacola, Florida, and at its legally established branches (including, without limitation, the legally established offices from which Target conducted business immediately prior to the Effective Time). The Articles of Association of Acquiring Bank shall not be altered or amended by virtue of the Merger, and the incumbency of the directors and officers of Acquiring Bank shall not be affected by the Merger nor shall any person succeed to such positions by virtue of the Merger.

         2. Effective Time. The Merger shall become effective at the time specified or permitted by the OCC or in the certificate or other written record issued by the OCC (the "Effective Time").

         3.1 Conversion of Capital Stock of Target. Subject to the provisions of this Section 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) the shares of Target common stock, par value $2.50 per share ("Target Common Stock"), and (ii) the unexercised options to acquire shares of Target

Common Stock granted under Target's Directors' Stock Option Plan of 1993 (the "Target Options"), shall be converted as follows:

                  (a) Exchange Ratio for Target Common Stock. Except for (i) shares issued and outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. ss.215a ("Dissenters' Shares") and (ii) shares of Target Common Stock held by Target as treasury shares (which shall by reason of the Merger be cancelled), and subject to the provisions of Section 3.01(b) relating to fractional shares, each issued and outstanding share of Target Common Stock shall be converted into and become that number of shares of Whitney common stock, no par value ("Whitney Common Stock") that is equal to the quotient (the "Exchange Ratio") obtained by dividing the Maximum Deliverable Amount (as hereinafter defined) by the total number of issued and outstanding shares (not treasury shares) of Target Common Stock at the Effective Time.

                           (i)      Acquisition Price for Target Common Stock.
The term "Acquisition Price" means $10,250,000, minus the Deductible Amount (as hereinafter defined) plus the amount of actual cash proceeds received by Target from the exercise of any Target Options minus the Net Value (as hereinafter defined) of any outstanding unexercised Target Options.

                                    (xx)    Net Value of Unexercised Target
                           Options. The "Net Value" of any outstanding unexercised Target Options shall be the number of unexercised Target Options multiplied by the difference of the following: $13.172804 minus the quotient of the Deductible Amount divided by 545,636.

                                    (yy) Payment for Unexercised Target Options.
                           At the Closing, and conditioned upon consummation of the Merger but effective immediately prior to the Effective Time, each outstanding unexercised Target Option shall be exchanged for shares of Whitney Common Stock having a value, calculated based on the Average Market Price, equal to the quotient of the Net Value of the outstanding unexercised Target Options divided by the total number of outstanding unexercised Target Options (with cash being paid by Whitney in lieu of the issuance of any fractional shares in such exchange).

                           (ii)     Maximum Deliverable Amount for Target Common
Stock. The term "Maximum Deliverable Amount" means the quotient obtained by dividing the Acquisition Price by the Average Market Price.

                           (iii)    Average Market Price.  The "Average Market
Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Time, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if the Average Market Price as calculated above is less than $27.00, the Average Market Price for purposes of this Section 3.1(a) shall be $27.00, and if the Average Market Price as calculated above is greater than $35.00, the Average Market Price for purposes of this Section 3.1(a) shall be $35.00.

                           (iv)  Deductible Amount. The term "Deductible Amount"
means the dollar amount, if any, by which Target's "net income after taxes" for the calendar year 1996 is less than $820,000 projected by Target. In verifying the propriety of this projection "net income after taxes", the "net income after taxes" for 1996 year-to-date through the calendar month immediately preceding the Closing Date will be multiplied by 12 (the number of months in a year) thereby establishing the numerator and divided by the number of months used in the interim statement of "net income after taxes" as denominator. The quotient establishes the annualized "net income after taxes" for 1996. Any resulting decrease in "net income after taxes" from $820,000 on an annualized  basis will  reduce the Acquisition  Price,  provided  however, that if net income before taxes as calculated is within five (5) percent of $820,000 on an annualized basis, the Deductible Amount shall be zero (0). Whitney, with the assistance of Target, may use outside auditors to verify the amount of interim net income after taxes.In projecting "net income after taxes", as such term is used herein, all items of extraordinary income shall be excluded, income shall be reduced by the amount of any dividends declared,
and  Target's  costs,   fees  and  expenses  relating  to  the  negotiation  and
performance of this Agreement shall not be included in Target's expenses.

                  (b) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Target, upon surrender of his or her certificate that immediately prior to the Effective Time represented Target Common Stock, other than Dissenters' Shares and shares of Target Common Stock held by Target as treasury shares (which shall by reason of the Merger be cancelled), shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Market Price.

                  (c) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Target Common Stock, other than Dissenters' Shares and shares of Target Common Stock held by Target as treasury shares (which shall by reason of the Merger be cancelled), upon surrender thereof to the exchange agent (Boatmen's Trust Company or other entity regularly engaged in the business of acting as stock transfer agent) selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to Section 3.1(e) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Target Common Stock were converted. Until so surrendered, each outstanding Target stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's Target Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Target stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Target stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Target Common Stock theretofore represented by such certificates shall have been exchanged.

                  (d) Deposit. Promptly following the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares, to be issued and paid, as the case may be, in exchange for outstanding shares of Target Common Stock pursuant to this Section 3.

                  (e) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Target at the Effective Time, excluding the holders, if any, of Dissenters' Shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. ss.215a, transmittal materials for use in exchanging certificates of Target Common Stock for certificates of Whitney Common Stock.

                  (f) Dissenters' Shares. Holders of Dissenters' Shares shall not be entitled to receive the shares of Whitney Common Stock and any unpaid dividends and distributions payable thereon pursuant to Section 3.1 and shall only be entitled to receive payment of the fair cash value of such shares in accordance with the provisions of 12 U.S.C. ss.215a, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under 12 U.S.C. ss.215a. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Target Common Stock will be treated as if they had been converted into, at the Effective Time, the shares of Whitney Common Stock (and cash in lieu of fractional shares), and any unpaid dividends and distributions payable thereon pursuant to Section 3.1, without interest thereon.

         3.2. Closing Transfer Books. At the Effective Time, the stock transfer books of Target shall be closed and no transfer of shares of Target Common Stock shall be made thereafter.

         4. Capital Stock of the Receiving Association. The shares of the capital stock of Acquiring Bank, the Receiving Association, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding, and no additional shares of Acquiring Bank shall be issued as a result of the Merger. Therefore, at the Effective Time, the amount of capital stock of Acquiring Bank, the Receiving Association, shall be $________________, divided into _______________ shares of common stock, par value $________ per share.

         5. Assets and Liabilities of the Merging Associations. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in Acquiring Bank, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Merger without any deed or other transfer. The Receiving Association, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging Associations at the time of the Merger, subject to the conditions specified in 12 U.S.C. Section 215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

         6. Shareholder Approval; Conditions; Filing. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Merger shall be subject to all the terms and conditions of the Plan. If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Chairman of the Board of each of them. As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the OCC for filing in the manner required by law.

         7. Miscellaneous. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana applicable to contracts made and to be performed wholly with such state, except to the extent that the laws of the State of Florida require this Agreement to be governed by the laws of that state. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Plan.

         IN WITNESS WHEREOF, this Agreement has been executed by a majority of the directors of each of the Merging Associations, as of the day and year first above written.



                                             [Signature lines omitted]

Exhibit 6.02(g) to
Agreement and Plan of Merger

                        [Letter from affiliates of bank]

                                     [date]
Mr. William L. Marks
Chairman and CEO
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, La. 70130

Dear Mr. Marks:

         In consideration of the benefits I will receive as a shareholder of American Bank and Trust ("Bank") from the Agreement and Plan of Merger (the "Agreement") between Bank and Whitney Holding Corporation ("Whitney"), I agree to vote all shares of Bank that I own beneficially or of record in favor of approving the Agreement, unless Whitney is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement.

         I further agree that I will not, without the prior consent of Whitney, transfer my shares of Bank stock prior to the Effective Date, as that term is set forth in the Agreement.

         I also acknowledge that Whitney intends to account for the acquisition of Bank as a pooling of interests. I understand that my transfer of any shares of Bank common stock, any options to acquire Bank stock, and any Whitney common stock that I receive in exchange for Bank stock or options, prior to Whitney's publication of financial results covering at least 30 days of its operations following the Effective Date, may impair this accounting treatment. Therefore, I agree that I will not sell or otherwise transfer any shares of Bank stock, or any options to acquire Bank stock, (or the Whitney stock which I receive in exchange for my Bank stock or options) over which I hold the power to sell, transfer, pledge or otherwise alienate or encumber until:

                  a. the merger has become effective and Whitney has published financial results covering at least 30 days of its combined operations following the Effective Date of the merger, or

                  b.       the Agreement terminates.

         I authorize Whitney to hold the certificates representing my shares of Whitney common stock until the date that I am free to trade the stock in accordance with the foregoing paragraph.

         I  certify  that all of the  shares  of Bank  stock of which I hold the
power  to  sell,  transfer,   pledge  or  otherwise  alienate  or  encumber  are
represented by the following certificates:

         Certificate No.                    No. of shares

         I have no present plan or intention to dispose of Whitney common stock to be received in the merger.

         I also understand the resale or other disposition of Whitney common stock that I own may be governed by Rule 145 of the SEC under the Securities Act of 1933, as amended, which Rule has been explained to me. I agree not to sell any of the Whitney common stock to be held by me in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

         This  letter  shall   constitute  an   irrevocable   agreement  of  the
undersigned, and may be revoked only upon the mutual agreement of the parties.

                                                                Sincerely,

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                           WHITNEY HOLDING CORPORATION
                                       AND
                             AMERICAN BANK AND TRUST


         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER BETWEEN WHITNEY HOLDING CORPORATION AND AMERICAN BANK AND TRUST (the "First Amendment") is made May 20, 1996, between Whitney Holding Corporation ("Whitney"), a Louisiana corporation, on the one hand, and American Bank and Trust ("Bank"), a Florida chartered state bank, on the other hand. Capitalized terms used in this First Amendment and not otherwise defined shall have the meanings given them in the Agreement (as defined below).

                                    RECITALS

         WHEREAS, Whitney and Bank are parties to that certain Agreement and Plan of Merger dated April 18, 1996 (the "Agreement").

         WHEREAS, pursuant to Section 5.01(b) of the Agreement, Whitney was obligated to complete its due diligence review during the Review Period, and at or prior to the expiration of the Review Period, to give written notice to Bank of its election to proceed to the Closing or terminate the Agreement.

         WHEREAS, Whitney and Bank acknowledge that (i) the Review Period expires on May 20, 1996, and (ii) Whitney has not completed its due diligence or its discussions with Bank's management regarding matters discovered during its due diligence, and accordingly, Whitney and Bank desire to extend the Review Period set forth in the Agreement to allow for an orderly completion of due diligence and related discussions.

                                    AGREEMENT

         NOW THEREFORE, Whitney and Bank hereby agree as follows:

         The fifth sentence of Section 5.01(b) of the Agreement, which section is entitled "Delivery of Schedules of Exceptions; Due Diligence", is hereby amended and restated in its entirety, to provide and read as follows:

                  Whitney's due diligence review shall be concluded during a 35 calendar day period commencing on the first business day following Bank's delivery to Whitney of its Schedule of Exceptions as provided herein (the "Review Period").

         Except to the extent specifically amended herein, the Agreement shall remain in full force and effect in accordance with its terms, provisions, covenants and agreements.

         This First Amendment may be executed by the parties in any number of counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.


[Signatures omitted.]

                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
             WHITNEY HOLDING CORPORATION AND AMERICAN BANK AND TRUST

         THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER BETWEEN WHITNEY HOLDING CORPORATION AND AMERICAN BANK AND TRUST (the "Second Amendment") is made as of June 3, 1996, between Whitney Holding Corporation ("Whitney"), a Louisiana corporation, on the one hand, and American Bank and Trust ("Bank"), a Florida chartered state bank, on the other hand. Capitalized terms used in this First Amendment and not otherwise defined shall have the meanings given them in the Agreement (as defined below).


                                    RECITALS


         WHEREAS, Whitney and Bank are parties to that certain Agreement and Plan of Merger dated April 18, 1996, as amended by that certain First Amendment to Agreement and Plan of Merger between Whitney and Bank (the "First Amendment") dated as of May 20, 1996 (as amended, the "Agreement").

         WHEREAS, pursuant to Section 5.01(b) of the Agreement, Whitney was obligated to complete its due diligence review during the Review Period, and at or prior to the expiration of the Review Period, to give written notice to Bank of its election to proceed to the Closing or terminate the Agreement.

         WHEREAS, Whitney and Bank acknowledge that the Review Period expires on June 3, 1996, and Whitney has not completed its due diligence or its discussions with Bank's management regarding matters discovered during its due diligence, and accordingly, Whitney and Bank desire to further extend the Review Period set forth in the Agreement to allow for an orderly completion of due diligence and related discussions.

         WHEREAS, Whitney and Bank further desire to amend Section 1.01(a) of the Agreement to reflect that upon its formation, Whitney will cause Acquiring Bank to execute the Agreement, the First Amendment, and this Second Amendment.

                                    AGREEMENT

         NOW THEREFORE, Whitney and Bank hereby agree as follows:

1. The second sentence of Section 1.01(a) of the Agreement, which section is entitled "Merger," is hereby amended and restated in its entirety, to provide and read as follows:

                  "Upon its formation, Whitney will cause the Acquiring Bank to execute this Agreement, the First Amendment, and the Second Amendment as a party."

2. The fifth sentence of Section 5.01(b) of the Agreement, which section is entitled "Delivery of Schedules of Exceptions; Due Diligence," is hereby amended and restated in its entirety, to provide and read as follows:

                  "Whitney's due diligence review shall be concluded during a 39 calendar day period commencing on the first business day following Bank's delivery to Whitney of its Schedule of Exceptions as provided herein (the "Review Period")."

         Except to the extent specifically amended herein, the Agreement shall remain in full force and effect in accordance with its terms, provisions, covenants and agreements.

         This Second Amendment may be executed by the parties in any number of counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

[Signatures omitted.]

                                   APPENDIX B
                    Fairness Opinion of Allen C. Ewing & Co.

                        [Allen C. Ewing & Co. Letterhead]






May 20, 1996



Board of Directors
American Bank and Trust
101 West Garden Street
Pensacola, Florida 32575-2744

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of American Bank and Trust ("Bank") of Pensacola, Florida, of the consideration to be paid to the shareholders of the Bank by Whitney Holding Corporation ("Whitney") of New Orleans, Louisiana, as provided by the Agreement and Plan of Merger ("Merger Agreement") entered into by the parties on April 18, 1996.

Pursuant to the Merger Agreement, Whitney will offer to acquire all of the outstanding shares and options of the Bank by exchanging Whitney shares for shares and options of the Bank in accordance with the terms defined in the Merger Agreement. As a result of the proposed transaction, the Bank will be merged with and into a newly-formed banking subsidiary of Whitney.

In performing our analysis, we have, among other things:

1.       Reviewed the terms of the Merger Agreement.

2. Reviewed the Call Reports for the Bank for the years ended December 31, 1993, December 31, 1994, December 31, 1995, and the Bank's annual audited financial statements prepared by Saltmarsh, Cleaveland, and Gund for the years ended 1993, 1994, and 1995.

3.       Reviewed the non-performing assets of the Bank as of December 31, 1995.

4. Reviewed the financial condition of the Bank as to asset and earnings quality, capital adequacy, etc. and the market value and quality of the Bank's securities investments.

5. Discussed with management the operations and future prospects of the Bank, including the earnings forecast for the first quarter ended March 31, 1996.

6. Examined the Bank's market share in the Pensacola market and the competitive banking institutions active in the Bank's marketing area.

7.       Compared  the  Bank's   financial   performance   with  other  banking
         institutions operating in Florida.

8. Compared the price ratios of the proposed transaction with Whitney with those of recent acquisitions of comparable companies in Florida.

9. Reviewed the Bank's program for marketing the Bank to prospective acquirors.

Board of Directors
Page Two
May 20, 1996

In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the Bank which we have used in the accompanying analysis and upon the representations and warranties in the Merger Agreement. We have not conducted any independent verification of such information or performed any independent appraisal of the Bank's assets and liabilities.

Ewing's opinion is directed to the Board of Directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the shareholders' meeting held in connection with the proposed transaction. Ewing has not been requested to opine as to, and the opinion does not address, the Board's underlying business decision to support and recommend the acquisition to the shareholders.

Allen C. Ewing & Co. ("Ewing") is a regional investment banking firm that has specialized in the research, trading, and provision of corporate finance services to the banking and thrift industries in Florida. Senior members and the author of this opinion have had extensive experience in providing a wide variety of services involving banking institutions for over twenty-five years.

On March 25, 1996, Ewing delivered its preliminary oral opinion as to the fairness of the proposed transaction to the Board of Directors of the Bank, subject to Ewing's subsequent confirmation of the fairness of the transaction by its issuance of this written opinion.

Based upon the accompanying analysis and our knowledge of and experience in the valuation of Florida banks, it is our opinion that the consideration to be paid by Whitney for the common shares and options of the Bank is fair, from a financial point of view, to the shareholders of the Bank.

Very truly yours,

ALLEN C. EWING & CO.



By: /s/ Benjamin C. Bishop, Jr.
   ----------------------------
        Benjamin C. Bishop, Jr.

                                   APPENDIX C
                    Selected Provisions of 12 U.S.C. ss.215a

12 U.S.C. Section 215a

                             Dissenting shareholders

         (b) If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

                               Valuation of shares

         (c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

              Application to shareholders of merging associations:
          appraisal by Comptroller; expenses of receiving association;
           sale and resale of shares; State appraisal and merger law

         (d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.          Indemnification of Directors and Officers

         Section 83 of the Louisiana Business Corporation Law ("LBCL") provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

         Whitney's Articles of Incorporation and By-laws provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.

         Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.          Exhibits and Financial Statement Schedules

         (a)      Exhibits

                  The following  Exhibits are filed as part of this Registration
Statement:

        Exhibit No.      Description

             2 The Plan of Merger (included in the Registration Statement as Appendix A and incorporated herein by reference).

           3.1 Articles of Incorporation of Whitney, as amended (filed with the Commission as an exhibit to Whitney's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993 and incorporated herein by reference).

           3.2 By-laws of Whitney, as amended (filed with the Commission on April 5, 1994 as an exhibit to Whitney's Registration Statement on Form S-3 (File No. 33-52983) and incorporated herein by reference).

             5 Opinion of Milling, Benson, Woodward, Hillyer,Pierson & Miller, L.L.P.

             8 Form of opinion of Arthur Andersen LLP as to certain tax matters.

                  10.1 Stock Option Agreement between Whitney Holding Corporation and William L.Marks (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1990 and incorporated herein by reference).

                  10.2 Executive agreement between Whitney Holding Corporation, Whitney National Bank and William
                                 L. Marks (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

                  10.3 Executive agreement between Whitney Holding Corporation, Whitney National Bank and R. King Milling (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

                  10.4 Executive agreement between Whitney Holding Corporation, Whitney National Bank and Edward B Grimball (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

                  10.5 Executive agreement between Whitney Holding Corporation, Whitney National Bank and Kenneth
                                 A. Lawder, Jr. (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).

                  10.6 Executive agreement between Whitney Holding Corporation, Whitney National Bank and G. Blair Ferguson (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference).

                  10.7 Executive agreement between Whitney Holding Corporation, Whitney National Bank and Joseph W. May effective December 13, 1993 (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1993 and incorporated herein by reference).

                  10.8 Executive agreement between Whitney Holding Corporation, Whitney National Bank and John
                                 C. Hope,  III,  effective  October  28, 1994
                                 (filed with the  Commission as an exhibit to
                                 Whitney's Annual Report on form 10-K for the
                                 year   ended    December    31,   1994   and
                                 incorporated herein by reference).

                  10.9 Executive agreement between Whitney Holding Corporation, Whitney National Bank and Robert C Baird, Jr. (filed with the Commission as an exhibit to Whitney's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

                 10.10 Long-term incentive program (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1991 and incorporated herein by reference).

                 10.11 Executive compensation plan (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1991 and incorporated herein by reference).

                     10.12 Form of restricted stock agreement between Whitney Holding Corporation and certain of its officers (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1992 and incorporated herein by reference).

                     10.13 Form of stock option agreement between Whitney Holding Corporation and certain of its officers (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1992 and incorporated herein by reference).

                     10.14 Directors' Compensation Plan (filed with the Commission as part of Whitney's Proxy Statement dated March 24, 1994 and incorporated herein by reference).

                     10.15 Retirement Restoration Plan effective January 1, 1995 (filed with the Commission as an exhibit to Whitney's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

                     10.16 Amended and Restated Agreement and Plan of Merger dated as of December 15, 1995 between Whitney, Whitney National Bank and Whitney Acquisition Corporation, on the one hand, and First Citizens BancStock, Inc. and The First National Bank in St. Mary Parish, on the other hand (filed with the Commission as an Appendix to Whitney's Registration Statement on Form S-4 (File No. 33-65131) and incorporated herein by reference).

                      21 Subsidiaries (filed with the Commission on December 18, 1995 as an exhibit to Whitney's Registration Statement on Form S-4 (File No. 33-65131) and incorporated herein by reference).

                     23.1           Consent of Arthur Andersen LLP dated July
                                    10, 1996.

                     23.2 Consent of Saltmarsh, Cleaveland & Gund dated July 8, 1996.

                     23.3           Consent of Allen C. Ewing & Co. dated July
                                    8, 1996.

                     23.4 Consent of Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., included in Exhibit 5.

                      24 Powers of Attorney of directors of Whitney Holding Corporation (contained on page S-1 of the Registration Statement).

                     99.1           Form of Proxy of American Bank and Trust.

                     99.2 Agreement and Plan of Merger dated April 23, 1996 between Whitney Holding Corporation and Whitney National Bank of Florida, on the one hand, and Liberty Holding Company and Liberty Bank, on the other hand, as amended.

         (b)      Financial Statement Schedules

                   None

Item 22.          Undertakings

         The undersigned Registrant hereby undertakes as follows:

         (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (3) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this day of July, 1996

                                    WHITNEY HOLDING CORPORATION


                                    By:     /s/ William L. Marks
                                        ---------------------------------------
                                                William L. Marks
                                                Chairman of the Board

                                                 POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints R. King Milling and Edward B. Grimball, and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         /s/ William L. Marks                       Chairman of the Board                       July 10, 1996
- --------------------------------------           and Chief Executive Officer
           William L. Marks


          /s/ R. King Milling                      Director and President                       July 10, 1996
- --------------------------------------
            R. King Milling


        /s/ Edward B. Grimball                  Executive Vice President and                    July 10, 1996
- --------------------------------------             Chief Financial Officer
          Edward B. Grimball                    (Principal Financial Officer
                                             and Principal Accounting Officer)


     /s/ Harry J. Blumenthal, Jr.                         Director                              July 10, 1996
- --------------------------------------
       Harry J. Blumenthal, Jr.


- --------------------------------------                    Director                              July         , 1996
        Joel B. Bullard, Jr.                                                                        --------


           /s/ James M. Cain                              Director                              July 10, 1996
- --------------------------------------
             James M. Cain



                                       S-1





        /s/ Angus R. Cooper, II                           Director                              July 10, 1996
- --------------------------------------
          Angus R. Cooper, II


       /s/ Robert H. Crobsy, Jr.                          Director                              July 10, 1996
- --------------------------------------
         Robert H. Crosby, Jr.


        /s/ Richard B. Crowell                            Director                              July 10, 1996
- --------------------------------------
          Richard B. Crowell


- --------------------------------------                   Director                              July         , 1996
          Camille A. Cutrone                                                                        --------


- --------------------------------------                    Director                             July         , 1996
           William A. Hines                                                                         --------

      /s/  Robert E. Howson
- --------------------------------------                    Director                             July 10, 1996
           Robert E. Howson


           /s/ John J. Kelly                              Director                             July 10, 1996
- --------------------------------------
               John J. Kelly


        /s/ E. James Kock, Jr.                            Director                             July 10, 1996
- --------------------------------------
            E. James Kock, Jr.


- --------------------------------------                    Director                             July         , 1996
           Alfred S. Lippman                                                                        --------


- --------------------------------------                    Director                             July         , 1996
           John G. Phillips                                                                         --------


       /s/ John K. Roberts, Jr.                           Director                             July 10, 1996
- --------------------------------------
         John K. Roberts, Jr.


         /s/ W. P. Snyder III                             Director                             July 10, 1996
- --------------------------------------
           W. P. Snyder III


- --------------------------------------                   Director                              July         , 1996
           Carroll W. Suggs                                                                         --------


         /s/ Warren K. Watters                            Director                              July 10, 1996
- --------------------------------------
           Warren K. Watters

                                  EXHIBIT INDEX

                                                                                            Sequentially
Exhibit                                                                                       Numbered
Number             Description                                                                  Page


2                  The Plan of Merger (included in the Registration Statement as
                   Appendix A and incorporated herein by reference).
3.1 Articles of Incorporation of Whitney, as amended (filed with the Commission as an exhibit to Whitney's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993 and incorporated herein by reference).
3.2 By-laws of Whitney, as amended (filed with the Commission on April 5, 1994 as an exhibit to Whitney's Registration
                   Statement on Form S-3 (File No. 33-52983) and incorporated herein by reference).
5                  Opinion of Milling, Benson, Woodward, Hillyer, Pierson &
                   Miller, L.L.P.
8 Form of opinion of Arthur Andersen LLP as to certain tax matters.
10.1               Stock Option Agreement between Whitney Holding
                   Corporation and William L. Marks (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1990 and incorporated herein by reference).
10.2               Executive agreement between Whitney Holding Corporation,
                   Whitney National Bank and William L. Marks (filed with the
                   Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).
10.3               Executive agreement between Whitney Holding Corporation,
                   Whitney National Bank and R. King Milling (filed with the
                   Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).
10.4               Executive agreement between Whitney Holding Corporation,
                   Whitney National Bank and Edward B. Grimball (filed with the
                   Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).
10.5               Executive agreement between Whitney Holding Corporation,
                   Whitney National Bank and Kenneth A. Lawder, Jr. (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1993 and incorporated herein by reference).




                                                                                            Sequentially
 Exhibit                                                                                      Numbered
 Number             Description                                                                 Page


10.6                Executive agreement between Whitney Holding Corporation,
                    Whitney National Bank and G. Blair Ferguson (filed with the
                    Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference).
10.7                Executive agreement between Whitney Holding Corporation,
                    Whitney National Bank and Joseph W. May effective December
                    13,1993(filed with the Commission as an exhibit to Whitney's
                    Annual Report on form 10-K for the year ended December 31, 1993 and incorporated herein by reference).
10.8                Executive agreement between Whitney Holding Corporation,
                    Whitney National Bank and John C. Hope, III, effective
                    October 28, 1994 (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended
                    December 31, 1994 and incorporated herein by reference).
10.9                Executive agreement between Whitney Holding Corporation,
                    Whitney National Bank and Robert C. Baird, Jr. (filed with the Commission as an exhibit to Whitney's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
10.10 Long-term incentive program (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1991 and incorporated herein by reference).
10.11 Executive compensation plan (filed with the Commission as an exhibit to Whitney's Annual Report on form 10-K for the year ended December 31, 1991 and incorporated herein by reference).
10.12               Form of restricted stock agreement between Whitney Holding
                    Corporation and certain of its officers (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1992 and incorporated herein by reference).
10.13               Form of stock option agreement between Whitney Holding
                    Corporation and certain of its officers (filed with the Commission as an exhibit to Whitney's Quarterly Report on form 10-Q for the quarter ended June 30, 1992 and incorporated herein by reference).
10.14 Directors' Compensation Plan (filed with the Commission as part of Whitney's Proxy Statement dated March 24, 1994 and incorporated herein by reference).





                                                                                            Sequentially
 Exhibit                                                                                      Numbered
 Number             Description                                                                 Page

10.15 Retirement Restoration Plan effective January 1, 1995 (filed with the Commission as an exhibit to Whitney's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
10.16 Amended and Restated Agreement and Plan of Merger dated as of December 15, 1995 between Whitney, Whitney National
                    Bank and Whitney Acquisition Corporation, on the one hand, and First Citizens BancStock, Inc. and The First National Bank in St. Mary Parish, on the other hand (filed with the Commission as an Appendix to Whitney's Registration
                    Statement on Form S-4 (File No. 33-65131) and incorporated herein by reference).
21                  Subsidiaries (filed with the Commission on December 18, 1995 as an exhibit to Whitney's Registration Statement on Form S-4
                    (File No. 33-65131) and incorporated herein by reference).
23.1                Consent of Arthur Andersen LLP dated July 10, 1996.
23.2                Consent of Saltmarsh, Cleaveland & Gund dated July 8, 1996.
23.3                Consent of Allen C. Ewing & Co. dated July 8, 1996.
23.4                Consent of Milling, Benson, Woodward, Hillyer, Pierson &
                    Miller, L.L.P., included in Exhibit 5.
24                  Powers of Attorney of directors of Whitney Holding
                    Corporation  (contained  on  page  S-1 of  the  Registration
                    Statement).
99.1                Form of Proxy of American Bank and Trust.
99.2                Agreement and Plan of Merger dated April 23, 1996 between
                    Whitney  Holding  Corporation  and Whitney  National Bank of
                    Florida, on the one hand, and Liberty Holding Company and Liberty Bank, on the other hand, as amended.


                                                                      EXHIBIT 5

                      [MILLING, BENSON, WOODWARD, HILLYER,
                      PIERSON & MILLER, L.L.P. LETTERHEAD]


                                  July 10, 1996



Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, LA  70130

         Re:      American Bank and Trust
                  Registration Statement on Form S-4

Gentlemen:

         We have acted as special counsel to Whitney Holding Corporation (the "Company") in connection with the preparation of that certain Registration Statement on Form S-4 (the "Registration Statement") filed by the Company on the date hereof with the Securities and Exchange Commission for registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 397,967 shares of the Company's common stock, no par value (the "Shares"), to be exchanged for shares of the common stock and certain options of American Bank and Trust ("the Bank") pursuant to that certain Agreement and Plan of Merger dated April 18, 1996, as amended May 20, 1996 and June 3, 1996, among the Bank, the Company and, upon its formation, the Company's wholly-owned subsidiary Whitney National Bank of Florida ("WNB-Florida") and the related Agreement of Merger to be entered into between WNB-Florida and the Bank (collectively, the "Plan of Merger").

         In so acting, we have examined originals, or photostatic or certified copies, of the Plan of Merger, such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

         Based upon the foregoing, we are of the opinion that:

         (1) The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Louisiana.

MILLING, BENSON, WOODWARD, HILLYER, PIERSON & MILLER, L.L.P.



July 10, 1996
Page 3



         (2) The Shares are duly authorized and, when issued by the Company in accordance with the terms of the Plan of Merger, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus forming a part thereof under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission.

                                       Very truly yours,


                                       /s/
                                       MILLING, BENSON, WOODWARD,
                                       HILLYER, PIERSON & MILLER, L.L.P.

                                                                      EXHIBIT 8

                                      DRAFT


BY HAND

Whitney Holding Corporation
Attention:  Mr. William Marks
228 St. Charles Avenue
New Orleans, Louisiana  70130

American Bank and Trust
Attention:  Mr. Lamar B. Cobb
101 West Garden Street
Pensacola, Florida  32501


Dear Messrs. Marks and Cobb:

This opinion is being furnished to you in connection with the proposed acquisition of American Bank and Trust ("Bank") by Whitney Holding Corporation ("Whitney"), which is expected to be completed on ________ ("the Effective Date"). You have requested our opinion concerning the following:

o Whether the merger of Bank into Whitney National Bank of Florida ("WNB-Florida"), a wholly owned subsidiary of Whitney, will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("the Code").

o That the exchange of Bank common stock to the extent exchanged for Whitney common stock will not give rise to gain or loss for federal income tax purposes to the holders of Bank common stock with respect to such exchange.

In addition, Bank has options outstanding that grant holders thereof the right to acquire up to an aggregate of 75,936 shares of Bank's common stock ("Bank Options"). You have also requested our opinion on the tax treatment to the holders of unexercised Bank Options of the receipt of Whitney common stock in exchange for such options.

You have asked for our opinion on the federal income tax consequences to Whitney, WNB-Florida, Bank, the stockholders of Bank, and the holders of unexercised Bank Options. We have not considered any nonincome tax, state, local or foreign income tax consequences, and, therefore, do not express any opinion regarding the treatment that would be given the merger by the applicable authorities on any nonincome tax or any state, local or foreign tax issues. We also express no opinion on nontax issues, such as corporate law or securities law matters, including, but not limited to, all securities law disclosure requirements.

In rendering our opinion, we have relied upon the accuracy and completeness of the facts and information as contained in the Agreement and Plan of Merger dated as of April 18, 1996, as amended ("Plan of Merger"), including all exhibits attached thereto, the American Bank and Trust Directors' Stock Option Plan of 1993 ("Stock Option Plan"), the Registration Statement on Form S-4, and the representations included below. To the extent there are any changes to the Plan of Merger, Stock Option Plan, the Registration Statement on Form S-4, or representations, our opinion may be affected accordingly.

The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations, and existing administrative and judicial interpretations thereof as of the Effective Date, all of which are subject to change. All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise stated. If there is a change in the Code, the Treasury Regulations or public rulings thereunder, the current Internal Revenue Service rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be

Mr. William Marks
Mr. Lamar B. Cobb
Page 2
____________, 1996


re-evaluated in light of any such changes. We have no responsibility to update this opinion for events, transactions, changes in the above-listed law and authority or circumstances occurring after the Effective Date.

This opinion is solely for the benefit of Bank and Whitney and is not intended to be relied upon by anyone other than Bank and Whitney. Although you do hereby have our express consent to inform WNB-Florida, Bank common stockholders, and holders of Bank Options of our opinion by including copies of this letter as an exhibit to the Plan of Merger and as an exhibit in the Registration Statement on Form S-4 for the proposed transaction and by making reference to us and our opinion in the Proxy Statement-Prospectus forming a part of the registration statement we assume no responsibility for any tax consequences to them. Instead, each of these parties should consult and rely upon the advice of his/her counsel, accountant or other tax advisor. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity.

Proposed Transaction

Our understanding of the proposed transaction is as follows:

         A. On the Effective Date, Bank shall be merged with and into WNB-Florida under the provisions of 12 U.S.C. Section 215a,et seq. and Florida Banking Code, Section 658:41. The merger shall become effective at the time specified or permitted by the Office of the Comptroller of the Currency ("OCC") in the certificate or other written record issued by the OCC (the "Effective Time").

         B. At the Effective Time, all shares of the common stock of Bank, other than any such shares as to which dissenters' rights shall exist immediately prior to the Effective Time and shares held by Bank as treasury shares, shall be converted into shares of Whitney common stock. The stockholders of Bank will receive shares of Whitney common stock proportionate in value based on the terms contained in Section 2 of the Plan of Merger. In lieu of issuing fractional shares of Whitney common stock as a result of the merger, common stockholders of Bank will be entitled to receive a cash payment equal to the fair market value of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision.

         C. At the closing, and conditioned upon consummation of the transaction but effective immediately prior to the Effective Time, each outstanding unexercised Bank Option shall be exchanged for shares of Whitney Common Stock having a value, calculated based on the average market price as defined in the Plan of Merger, equal to the amount by which the dollar value of the shares of Whitney Common Stock into which a share of Bank Common Stock would be converted in the transaction exceeds the exercise price for that share of Bank Common Stock under the terms of the Bank Options.

         D. WNB-Florida was organized under the National Banking Act to facilitate the merger and WNB- Florida will continue the historic business (i.e., banking operations) of Bank. Management of Whitney has indicated that it is likely that Whitney will merge WNB-Florida into Whitney National Bank ("WNB"), a national banking association and wholly-owned subsidiary of Whitney, provided that applicable state law would permit such a merger, at some time after June 1, 1997, the date on which the Riegle-Neal Interstate Banking and Branching Act of 1994 removes restrictions on interstate banking.

Mr. William Marks
Mr. Lamar B. Cobb
Page 3
____________, 1996


Additional Representations

The following representations have been made to us by representatives of Whitney, WNB-Florida, and Bank:

         a) Whitney, WNB-Florida, Bank, and stockholders of Bank will pay their respective expenses, if any, incurred in connection with the successful consummation of the transaction.

         b) Bank has the financial resources to fund any payments to shareholders who exercise dissenters rights, and such payments will not be reimbursed to Bank by any other party.

         c) There is no intercorporate indebtedness existing between Whitney and Bank, or between WNB- Florida and Bank, that was issued, acquired, or will be settled at a discount.

         d) Bank will be merged with and into WNB-Florida pursuant to the provisions of 12 U.S.C. Section 215a, et seq. and Florida Banking Code, Section 658:41.

         e) Except for restrictions placed upon the disposition of Whitney common stock pursuant to agreements made by certain officers, directors and shareholders of Bank in the shareholder commitments referred to in Section 6.02(g) of the Plan of Merger, the Bank common stockholders will have unrestricted rights of ownership of Whitney common stock received in the transaction, and their ability to retain the Whitney common stock received in the transaction will not be limited in any way.

         f) The ratio for the exchange of shares of Bank common stock for Whitney common stock in the transaction was negotiated through arm's length bargaining. Accordingly, the fair market value of the Whitney common stock to be received by Bank common stockholders in the transaction will be approximately equal to the fair market value of the Bank common stock surrendered by such stockholders in exchange therefor.

         g) WNB-Florida will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the transaction. For purposes of this representation, amounts paid by Bank to dissenters, amounts paid by Bank to shareholders who receive cash or other property, amounts used by Bank to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

         h) None of the compensation received by any stockholder-employees of Bank will be separate consideration for, or allocable to, any of their shares of Bank common stock; none of the shares of Whitney common stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

The following additional representations have been made to us by representatives of Whitney and WNB-Florida:

         i) Whitney and WNB-Florida do not own, directly or indirectly, nor have either owned during the past five years, directly or indirectly, any stock of Bank.

Mr. William Marks
Mr. Lamar B. Cobb
Page 4
____________, 1996


         j) The payment of cash in lieu of fractional shares of Whitney common stock is solely for the purpose of avoiding the expense and inconvenience to Whitney of issuing fractional shares and does not represent separately bargained-for consideration.
                  The total cash consideration that will be paid in the transaction to the Bank stockholders instead of issuing fractional shares of Whitney common stock will not exceed (1) one percent of the total consideration that will be issued in the transaction to the Bank stockholders in exchange for their shares of Bank common stock. The fractional share interests of each Bank stockholder will be aggregated, and no Bank stockholder will receive cash for such fractional share interests in an amount equal to or greater than the value of one full share of Whitney common stock.

         k) Whitney has no plan or intention to reacquire any of its stock issued in the transaction.

         l) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Whitney and WNB-Florida.

         m) Prior to the transaction, Whitney will be in control of WNB-Florida within the meaning of Section 368(c) of the Code.

         n) Whitney has no plan or intention to sell or otherwise dispose of the stock of WNB-Florida; or to cause WNB-Florida to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         o) Whitney has no plan or intention to liquidate WNB-Florida or to merge WNB-Florida with and into another corporation, until such time as applicable restrictions on interstate mergers are eliminated. In the event that at some future date the applicable Federal and state banking laws are changed to eliminate restrictions on interstate mergers, and Whitney decides to merge WNB-Florida with and into WNB, a wholly owned national banking subsidiary, WNB-Florida will be completely dissolved by operation of law, all the assets and liabilities of WNB-Florida will be transferred/assumed by WNB by operation of law, and Whitney will continue to be the sole shareholder of WNB.

         p) Whitney and WNB-Florida are not investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

         q) Following the transaction, WNB-Florida will not issue additional shares of its stock that would result in Whitney losing control of WNB-Florida within the meaning of Section 368(c) of the Code.

         r)       No stock of WNB-Florida will be issued in the merger.

         s) The assumption by WNB-Florida of the liabilities of Bank pursuant to the transaction is for bona fide business purposes and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Bank pursuant to the transaction.

         t) Following the transaction, WNB-Florida will continue the historic business of Bank, or use a significant portion of these historic business assets in the operation of a trade or business.

The following representations have been made to us by representatives of Bank:

Mr. William Marks
Mr. Lamar B. Cobb
Page 5
____________, 1996


         u) There is no plan or intention by the Bank common stockholders who own (1) one percent or more of Bank stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining common stockholders of Bank to sell, exchange, or otherwise dispose of a number of shares of Whitney common stock received in the Company Merger that would reduce the stockholders' ownership of Whitney common stock to a number of shares having a value, as of the Effective Date, of less than (50) fifty percent of the value of all the formerly outstanding common stock of Bank as of the same date. For purposes of this representation, shares of Bank common stock exchanged for cash in lieu of fractional shares of Whitney stock will be treated as outstanding Bank common stock on the Effective Date. Moreover, shares of Bank common stock and shares of Whitney common stock held by Bank stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

         v) On the Effective Date, the fair market value of the assets of Bank will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

         w) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Bank.

         x) Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         y)       Bank is not an investment company as defined in Sections 368
                  (a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

         z) The liabilities of Bank assumed by WNB-Florida, and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of business.

         aa) The nonstatutory Bank Options issued pursuant to the Bank's Stock Option Plan were not traded on an established securities market and were not transferable prior to the merger.

         bb) Bank received no amounts from the holders of Bank Options prior to the merger as consideration for the unexercised Bank Options granted to such holders.

Analysis of Applicable Federal Tax Provisions

A.       Exchange of Whitney Stock for Bank Stock

Section 354(a)(1) addresses the effects of corporate reorganizations on shareholders, providing in general that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation, a party to the reorganization.

For purposes of Code Section 354, the terms "reorganization" and "party to a reorganization" mean only a reorganization or a party to a reorganization as defined in Sections 368(a) and 368(b). Section 368(a)(1)(A) states that the term reorganization includes a statutory merger or consolidation. Reg. Section 1.368-2(b)(1) states that in order for a transaction to qualify as a reorganization under Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or State or Territory or the District of Columbia. Under Section 368(b), the term party to a reorganization includes both corporations in the case of a reorganization resulting

Mr. William Marks
Mr. Lamar B. Cobb
Page 6
____________, 1996


from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of
Section 368(a)(2)(D), the term "party to a reorganization" includes the corporation which is in control of the acquiring corporation.

Section 368(a)(2)(D) provides that the acquisition by one corporation in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under Section 368(a) if no stock of the acquiring corporation is used in the transaction and such transaction would have qualified under Section 368(a)(1)(A) had the merger been into the controlling corporation.

Section 368(a)(1)(C) provides that the acquisition by one corporation, in exchange solely for all or a part of its voting stock ( or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), of substantially all of the properties of another corporation also constitutes a reorganization under Section 368(a).

The "substantially all" requirement for purposes of both Sections 368(a)(1)(C)and 368(a)(2)(D) has not been statutorily defined. The determination of "substantially all" is based upon all the facts and circumstances of each transaction. The Internal Revenue Service's advance ruling guidelines (Rev. Proc. 86-42) provide that the "substantially all" requirement will be met if at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of the acquired corporation immediately before the merger are transferred to the acquiring corporation.

Assuming Whitney's intentions as described in representation "o" above are deemed not to be a plan or intention to liquidate WNB-Florida or to merge WNB-Florida with and into another corporation, the reorganization should qualify under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D). Any subsequent merger of WNB-Florida with, and into WNB, a wholly owned national banking subsidiary of Whitney, should be accorded separate treatment under the tax law since such transaction is not able to be legally consummated under current federal or state banking laws and the consummation of the subject merger of Bank into WNB-Florida is in no manner conditioned upon the ability of the parties to effect any subsequent mergers. Therefore, the transaction should qualify as a reorganization that is governed by Sections 368(a)(1)(A) and 368(a)(2)(D).

However, even if the merger of Bank into WNB-Florida were to be integrated with a subsequent merger of WNB- Florida into WNB, the two transactions when viewed together should still constitute a reorganization under Section 368(a). In this alternative, if WNB-Florida is subsequently merged into WNB in a statutory merger, and based on the additional representations made by the parties, the two transactions may be viewed together as an overall reorganization under Section 368(a)(1)(C). For federal income tax purposes, the transfer by WNB-Florida of Whitney stock to Bank shareholders solely in exchange for Bank stock, immediately followed by the liquidation of or merger of Bank into WNB-Florida will be disregarded. (Rev. Rul. 67-274, 1967-2 C.B. 141). The current merger of Bank into WNB-Florida could be disregarded and instead the transaction will be treated as the acquisition of substantially all of the assets of Bank by WNB in exchange solely for voting common stock of Whitney, a corporation which is control of WNB; and the assumption by WNB of the liabilities of Bank in a transaction constituting a reorganization within the meaning of Section 368(a)(1)(C).

B.       Additional Regulatory Requirements Relating to Tax-Free Reorganizations

The regulations under Section 368 require as a part of a reorganization a continuity of the business enterprise under the modified corporate form, a bona fide business purpose for the reorganization, and a continuity of interest therein on the part of those persons who, directly or indirectly, were owners of the enterprise prior to the reorganization. Reg. Section 1.368-1(d)(2) states that the continuity of business enterprise requirement is met if the acquiring corporation either continues the acquired corporation's historic business or uses a significant portion of the acquired

Mr. William Marks
Mr. Lamar B. Cobb
Page 7
____________, 1996


corporation's business assets in the operation of a trade or business. Based on the representations included in the Registration Statement on Form S-4, as well as management's representations set forth above, the continuity of business enterprise requirement is met with respect to the assets and business operations of Bank.

Reg. Section 1.368-2(g) indicates that in addition to coming within the scope of one of the specific definitions contained in Section 368(a), a reorganization must also be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization." If the transaction or series of transactions has no business or corporate purpose, then the plan is not a reorganization pursuant to Section 368(a). [Reg. Section 1.368-1(c)]. In the Proxy Statement-Prospectus, a discussion of the reasons for the plan of merger is included. In general, there is a desire to combine the financial and managerial resources of Whitney and Bank to pursue consumer and commercial banking business in markets currently served by Bank. Whitney's business strategy includes expansion eastward along the Interstate 10 corridor to Panama City, Florida and Whitney's management identified Bank as an institution that fits well in its eastward expansion strategy. With respect to Bank, the current and prospective economic environment and competitive constraints facing small community based banks was a factor in the decision to adopt the Plan of Merger. Based on the reasons stated in the Proxy Statement-Prospectus and the representations set forth above, the transaction meets the business purpose requirement.

The continuity of interest requirement does not require that all shareholders of the acquired corporation have a proprietary interest in the surviving corporation after the acquisition; it is not even necessary for a substantial percentage of such shareholders to have such an interest. Rather, the IRS announced in Rev. Proc. 77-37 that it would rule that the continuity of interest requirement is met so long as one or more of the acquired corporation's shareholders retain a sufficient proprietary interest in the continuing corporation. The IRS indicated in Rev. Proc. 77-37 that a sufficient proprietary interest is an interest with a value that is at least 50% of the total equity value of the acquired corporation.

In addition to meeting the continuity of interest requirement immediately after the reorganization, the former shareholders of the acquired corporation must retain their interest in the acquiring corporation for some time after the reorganization. The courts have ruled that the tax-free nature of the reorganization may be retroactively invalidated if the continuity of interest is not maintained either because, at the time of the reorganization, the shareholders intended to dispose of the proprietary interest soon after the reorganization (Christian Est. v. Comr., T.C. Memo 1989-413) or because a shareholder disposes of stock immediately following the reorganization in accordance with a pre-existing commitment to sell (American Wire Fabrics Corp.
v. Comr., 16 TC 607). The courts have generally looked to the intent of the shareholders at the time of the reorganization to dispose of their interests in determining whether the continuity of interest requirement is subsequently violated.

Based  on the  above  representations  made  by  representatives  of  Bank,  the continuity of interest requirement should be met with respect to the transaction. However, it should be noted that the continuity of interest requirement will only be satisfied if the actual historic shareholders of Bank, in the aggregate, in fact do receive and retain an amount of Whitney stock that is sufficient to satisfy the requirement.

C.       Other Operational Code Provisions

Section 356(a)(1) provides that if Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted to be received under Section 354 without the recognition of gain but also of other property or money then the gain, if any, to the recipient shall be recognized but not in excess of the sum of money and the fair market value of such other property. Section 356(c) states that no loss from the exchange may be recognized by the shareholder.

Mr. William Marks
Mr. Lamar B. Cobb
Page 8
____________, 1996


In other official pronouncements (Rev. Rul. 74-515, 1974-2 C.B. 118; Rev. Rul. 74-516, 1974-2 C.B. 121) the Internal Revenue Service has treated the distribution of cash as part of a reorganization and in a transaction subject to Section 356 by applying the redemption principles under Section 302. Section 302 provides, in part, that a redemption will be treated as a distribution in part or full payment in exchange for stock if it can meet the tests of that section.

In Rev. Rul. 66-365, the IRS announced that in a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code where a cash payment is made by the acquiring corporation in lieu of fractional shares and is not separately bargained for, such cash payment will be treated under Section 302 of the Code as in redemption of fractional share interests. Therefore, each shareholder's redemption will be treated as a distribution in full payment in exchange for his or her fractional share interest under Section 302(a) of the Code and accorded capital gain or loss treatment provided the redemption is not essentially equivalent to a dividend and that the fractional share(s) redeemed constitute a capital asset in the hands of the holder as discussed below. In Rev. Proc. 77-41, the IRS stated that "a ruling will usually be issued under
Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations...will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration."

Under  Section  358(a)(1),  in the case of an exchange  to which  Section 354 or
Section 356 applies, the basis of property which is permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by the amount of any money received by the recipient and the amount of loss recognized by the recipient as a result of the exchange and increased by the amount which was treated as a dividend and the amount of other gain recognized by the recipient as a result of the transaction.

It should be noted that where cash is received in lieu of fractional shares, the substance of the transaction is that of a hypothetical receipt of the fractional shares and then a redemption of such shares. Therefore, the basis that is to be allocated to the stock of the acquiring corporation received must be allocated to the shares retained and the fractional share(s) hypothetically received. The gain or loss attributable to the receipt of cash in lieu of fractional shares is measured by comparing the cash received with the basis allocated to the fractional shares that are hypothetically received, and such gain or loss is recognized as discussed earlier pursuant to Rev. Rul. 66-365.

In other instances where other property or money is also received under Section 356, the redemption principles of Section 302 are applied to determine if the payments should be treated as dividend distributions or payments in exchange for stock. Thus, cash payments made by the acquiring corporation to a dissenting shareholder of the acquired corporation in a reorganization under Section 368 are treated as made in exchange for the shareholder's stock if the payment meets the requirements of Section 302. The Supreme Court in Clarke vs. Comr., 489 U.S. 726, applied the tests of Section 302 by viewing the exchange involving cash or other property as a "hypothetical post-reorganization redemption." The Court viewed the exchange as first an exchange of solely stock of the acquiring corporation for the acquired company stock, followed by an exchange by the shareholder of the newly acquired stock for cash from the acquiring corporation. The Section 302 tests were applied to the second hypothetical exchange.

One of the tests of Section 302 provides that where there is a complete redemption of all of a shareholder's stock in a corporation (after consideration of the constructive ownership rules of Section 302(c)), the redemption payment is treated as made entirely in exchange for the shareholder's stock in the corporation (Section 302(b)(3)). The constructive ownership rules of Section 302(c) are generally contained in Section 318 and provide that an individual or entity is treated as owning the stock owned by certain other related individuals and entities. Where there is a complete termination of the shareholder's interest, the constructive ownership rules may be waived if certain conditions are met.

Mr. William Marks
Mr. Lamar B. Cobb
Page 9
____________, 1996


Code Section 361(a) states that, as a general rule, no gain or loss is to be recognized by a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.
Section 361(b) states that if Section 361(a) would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities afforded nonrecognition treatment under Section 361(a), but also of other property or money, then provided the corporation receiving such other property or money distributes it in pursuance to the plan of reorganization, no gain to the corporation shall be recognized from the exchange. Section 361(c) states that as a general rule no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of any stock in another corporation which is a party to the reorganization if such stock was received by the distributing corporation in the exchange. Section 1032(a) states that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for such corporation's stock, including treasury stock.

Code Section 362(b) states that the basis of property received by the acquiring corporation in a reorganization is the same as it would be in the hands of the transferor of the assets, increased by any gain recognized by the transferor. The transferor for purposes of the preceding sentence in the instant case is Bank.

Section 1221 defines a capital asset as property held by the taxpayer which is not inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of a trade or business, property used in the taxpayer's trade or business subject to the allowance for depreciation under
Section 167, a copyright, literary, musical or artistic composition, a letter or memorandum, or similar property created by the personal efforts of the taxpayer, accounts or notes receivable acquired in the ordinary course of a trade or business for services rendered or from the sale of inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of business, or a publication of the United States Government which is received from the United States Government or any agency thereof other than by purchase at the price at which it is offered for sale to the public.

Section 1223(1) states that in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he or she held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis as the property exchanged and the property exchanged was a capital asset as defined in
Section 1221 as of the date of the exchange.

Section 1223(2) states that for determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by another person if the property has the same basis in whole or in part in his hands as it would have had in the hands of such other person.

Subchapter P of Chapter 1 of the Code provides limitations on the recognition of capital gains and losses including, but not limited to, the allowance of capital losses to the extent of capital gains with respect to corporate taxpayers and the allowance of from $1,500 to $3,000 of net capital losses with respect to certain taxpayers other than corporate taxpayers.

D.       Exchange of Bank Options for Whitney Stock

Reg. Section 1.83-7 provides that if there is granted to an employee or independent contractor in connection with the performance of services an option to which Section 421 does not apply, Section 83(a) shall apply to such grant if the option has a readily ascertainable fair market value at the time the option is granted.

Section 421 applies to incentive stock options described in Section 422 and employee stock purchase plans described in Section 423. Section 422 defines an "incentive stock option" as an option granted to an individual for any reason connected with his employment by a corporation if certain other conditions are met. Therefore, unless an option is granted for a reason connected with the individual's employment by a corporation, the option is not treated as an

Mr. William Marks
Mr. Lamar B. Cobb
Page 10
____________, 1996


incentive stock option under Section 422. The Stock Option Plan provided for the granting of options on the basis of the grantee's status as an active director of the bank rather than in connection with the individual's employment by Bank. Thus, the Bank Options are not stock options described in Section 422. The Bank Options are also not within the scope of Section 423 because they were not granted to the holders under an employee stock purchase plan.

Section 83(a) provides that if, in connection with the performance of services, property is transferred to any person other than the person for whom such services are performed, the excess of the fair market value of such property over the amount paid for such property shall be included in the gross income of the person who performed such services in the first taxable year in which the rights of the person are transferable or are not subject to a substantial risk of forfeiture.

Reg. Section 1.83-7 provides that options have a value at the time they are granted, but that value is ordinarily not readily ascertainable unless the option is actively traded on an established market. When an option is not actively traded on an established market, it still may be treated as having a readily ascertainable fair market value when granted if, among other things, the option is transferable by the optionee. The Stock Option Plan provides that the options are not transferable by the participant. Therefore, because the Bank Options did not have a readily ascertainable fair market value at the time the Bank Options were granted, Section 83(a) does not apply to the granting of such options.

Reg. Section 1.83-7 provides that if Section 83(a) does not apply to the grant of such an option because the option does not have a readily ascertainable fair market value at the time of grant, Sections 83(a) and 83(b) shall apply at the time the option is exercised or otherwise disposed of. Therefore, when the Bank Options are exchanged for Whitney common stock, the provisions of Section 83(a) and 83(b) will apply at the time of such disposition. Accordingly, pursuant to
Section 83(a), the excess of the fair market value of the property received by the holders of the unexercised Bank Options over the amount paid for such options shall be included in the gross income of the holder of such option. Based on the representation that no consideration was paid by holders of the unexercised Bank Options for such options, the fair market value of the property (i.e., the shares of Whitney common stock) received by the holders in exchange for their unexercised Bank Options will be included in ordinary income.

Opinion

Based upon all of the foregoing, including representations of the management of Whitney and WNB-Florida and the management and Board of Directors of Bank, it is our opinion with respect to the merger that:

         a) Provided the shareholders of Bank receive and retain a sufficient amount of stock in Whitney to satisfy the continuity of interest requirement discussed on pages 9 and 10, it is our opinion that the acquisition by WNB-Florida of substantially all of the assets of Bank solely in exchange for Whitney common stock and the assumption by WNB-Florida of the liabilities of Bank will qualify as a reorganization under the provisions of Section 368. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Bank held immediately prior to the proposed transaction.

         b) Whitney, WNB-Florida, and Bank will each be a "party to a reorganization" (Section 368 (b)).

         c) No gain or loss will be recognized by Whitney or WNB-Florida on the merger of Bank into WNB-Florida (Section 354(a)(1)).

         d) No gain or loss will be recognized by Bank on the transfer of all of its assets to WNB-Florida pursuant to the plan of merger (Section 361).

Mr. William Marks
Mr. Lamar B. Cobb
Page 11
____________, 1996


         e) The tax basis of Bank's assets in the hands of WNB-Florida will be the same as the basis of those assets in the hands of Bank immediately prior to the transaction (Section 362(b)). The tax basis of Bank's assets in the hands of WNB-Florida will not be increased by any cash paid to dissenters or cash paid in lieu of fractional shares.

         f) The holding period of the assets of Bank in the hands of WNB-Florida will include the period during which such assets were held by Bank (Section 1223(2)).

         g) No gain or loss will be recognized by Bank shareholders as a result of the exchange of Bank common stock for Whitney common stock pursuant to the merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. (Section 354(a)(1)). The payment of cash in lieu of fractional share interests of Whitney common stock will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Whitney. Pursuant to
                  Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the Whitney common stock. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder (Rev. Rul. 66-365 and Rev. Proc.77-41).

         h) Each shareholder of Bank who elects to dissent from the merger transaction involving Bank and Whitney under the provisions of 12 U.S.C. ss.215a, and receives cash in exchange for his shares of Bank common stock, will be treated as receiving such payment in complete redemption of his shares of Bank, provided such shareholder does not actually or constructively own any Bank common stock after the exchange under the provisions and limitations of Section 302.

         (i) The tax basis of the Whitney common stock received by Bank shareholders will be the same as the basis of the Bank common stock surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the stockholder and redeemed for cash (Section 358(a)(1)).

         j) The holding period of the Whitney common stock received by Bank shareholders will include the period during which the Bank common stock surrendered in exchange therefor was held, provided that the Bank common stock is held as a capital asset in the hands of the Bank shareholders on the Effective Date (Section 1223(1)).

         k) Ordinary income will be recognized by the holders of the unexercised Bank Options on the receipt of Whitney common stock in exchange for such options, measured by the fair market value of the Whitney stock received (Reg. Section 1.83-7).

We express no opinion on the impact, if any, on any other sections of the Code, including but not limited to Section 382, other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In analyzing the authorities relevant to the potential tax issues outlined in this opinion we have applied the standards of "substantial authority" and "more likely than not proper," as used in Section 6662 under current law. Based upon our analysis, we have concluded that there is substantial authority for the indicated tax treatment of the transaction, and we also believe the indicated tax treatment of the transaction is more likely than not proper.

Mr. William Marks
Mr. Lamar B. Cobb
Page 12
____________, 1996


This opinion is based solely upon our interpretation of the Code and income tax regulations as further interpreted by court decisions, rulings, and procedures issued by the Internal Revenue Service, as of the date of this letter. Our opinion may be subject to change in the event of changes in any of the foregoing authorities, some of which could be retroactive. The opinion expressed herein is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to the opinion expressed herein, or if the Internal Revenue Service took such a position, whether it would be sustained by the courts. Further, WNB-Florida and Bank common stockholders are urged to discuss the consequences of the proposed transactions with their own tax advisors.

Very truly yours,

ARTHUR ANDERSEN LLP



By
       Kay Gravolet Priestly

Copies to:
Mr. Joseph S. Schwertz, Jr.
Mr. Patrick G. Emmanuel
Ms. Elizabeth B. Martin

                                                                   EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 16, 1996 (except with respect to the matter discussed in the first paragraph of Note 16, as to which the date is March 8, 1996) included in Whitney Holding Corporation's Form 10-K for the year ended December 31, 1995, and of our report dated March 8, 1996 included in Whitney Holding Corporation's Form 10-K/A for the year ended
December 31, 1995 and to all references to our Firm included in this registration statement.



                                            /s/ Arthur Andersen LLP


New Orleans, Louisiana
July 10, 1996

                                                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 1, 1996 with respect to the financial statements of American Bank and Trust included in this Registration Statement (Form S-4) and related Prospectus of Whitney Holding Corporation for the registration of its common stock.



                                          /s/ Saltmarsh, Cleaveland & Gund


Pensacola, Florida
July 8, 1996

                                                                   EXHIBIT 23.3

                         CONSENT OF ALLEN C. EWING & CO.



         We hereby consent to the filing of our opinion to American Bank and Trust as an exhibit to the Prospectus/Proxy Statement included in the Registration Statement on Form S-4 of Whitney Holding Corporation and to the references to us and to our opinion in the Prospectus/Proxy Statement that forms a part of the Registration Statement. In giving this consent we do not concede that we are within any category of persons whose consent is required in the Registration Statement.



ALLEN C. EWING & CO.



By: /s/ Benjamin C. Bishop, Jr.
    ---------------------------
     Benjamin C. Bishop, Jr.
     Chairman of the Board


Jacksonville, Florida
July 8, 1996

                                                                   EXHIBIT 99.1

                             AMERICAN BANK AND TRUST
                             101 West Garden Street
                            Pensacola, Florida 32501

                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                            BANK'S BOARD OF DIRECTORS

The undersigned shareholder(s) of American Bank and Trust (the "Bank") hereby revoke(s) any proxy heretofore given and appoint(s) ______________________ and ________________________, and any one of them, as proxies, each with the full power of substitution and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of common stock of the Bank owned of record by the undersigned at the close of business on _____________, 1996, at the Special Meeting of Shareholders of the Bank called for and to be held at the Bank's main office, 101 West Garden Street, Pensacola, Florida 32501, on
______________,  _____________,  1996 at  _____  a.m.,  local  time,  and at any adjournment thereof, as follows:

     1. The proposal to approve an Agreement and Plan of Merger dated April 18, 1996, as amended, and a related merger agreement (collectively, the "Plan of Merger") pursuant to which, among other things: (a) the Bank would merge into Whitney National Bank of Florida, a newly formed, wholly-owned bank subsidiary of Whitney Holding Corporation ("Whitney"), and (b) each outstanding share of common stock of the Bank would be converted into shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger, all as more fully described in the accompanying Proxy Statement - Prospectus.

         [   ] FOR                 [   ] AGAINST                 [   ] ABSTAIN

     2. In their discretion, to vote upon such other matters that may properly be brought before the meeting and any adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED SHAREHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATION, THE PROXY WILL BE VOTED IN FAVOR OF THE PLAN OF MERGER.

                                          DATED:___________________ , 1996


                                          --------------------------------------
                                          (Signature of Shareholder)


                                          --------------------------------------
                                          (Signature of Joint Shareholder)

When signing as attorney, executor, administrator, tutor, trustee, curator, guardian or other fiduciary, please give full title and attach a certified copy of authority.

Please sign, date and return your proxy promptly in the enclosed postage paid envelope.

                                                                   EXHIBIT 99.2

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made April 23, 1996, between Whitney Holding Corporation ("Whitney"), a Louisiana corporation, on the one hand, and Liberty Holding Company ("Holding"), a Florida corporation, and Liberty Bank ("Bank"), a Florida chartered state bank, on the other hand. Whitney and Holding shall be hereinafter collectively referred to as the "Constituent Corporations".

                                    Preamble

         The Boards of Directors of Whitney and Holding have each determined that it is desirable and in the best interests of their respective corporations and shareholders that Holding merge into Whitney (the "Company Merger"). The Boards of Directors of Whitney and Bank have each determined that it is desirable and in the best interests of each such institution and its shareholders that Bank merge into a national banking association to be formed by Whitney (the "Bank Merger") on the terms and subject to the conditions set forth in this Agreement and in the Bank Merger Agreement (as hereinafter defined). The Company Merger and the Bank Merger shall be hereinafter collectively referred to as the "Mergers".

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

         Section 1.  The Mergers and Closing

         1.01.  Mergers.

                  (a) Following the expiration of the Review Period (as hereinafter defined), Whitney shall, in good faith, take expeditious steps to form a national banking association (the "Acquiring Bank") as a wholly owned subsidiary of Whitney. Upon its formation, Whitney will cause the Acquiring Bank to execute this Agreement as a party.

                  (b) Prior to the Effective Date (as hereinafter defined), Whitney shall prepare a certificate of merger substantially in the form of
Exhibit 1.01(b) attached hereto (the "Certificate of Merger"), pursuant to which, Holding will, subject to the conditions stated herein and therein, merge into Whitney, which will be the Surviving Corporation.

                  (c) Promptly after the formation of the Acquiring Bank, the Boards of Directors of the Acquiring Bank and Bank will execute the merger agreement annexed hereto as Exhibit 1.01(c) (the "Bank Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, Bank will merge with and into the Acquiring Bank, which shall be the surviving bank.

                  (d) Effects of Mergers. The Company Merger shall have the effects set forth in the Louisiana Business Corporation Law ("LBCL"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property and assets, rights, privileges and all debts, liabilities and obligations of Holding will become the assets, rights, privileges, debts, liabilities and obligations of Whitney as the surviving corporation in the Company Merger. The Bank Merger shall have the effects set forth in the national banking laws and Florida state banking laws. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Bank Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of Bank will become the assets, rights, privileges, debts, liabilities and obligations of the Acquiring Bank as the surviving association in the Bank Merger.

         1.02. The Closing. The "Closing" of the transactions contemplated hereby will take place in the Board Room of Whitney, 228 St. Charles Avenue, Second Floor, New Orleans, Louisiana 70130 (or such other place to which the parties may agree), at 10:00 a.m., New Orleans Time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of subsection 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon 10 days notice following satisfaction of such conditions.

The date on which the Closing occurs is herein called the "Closing Date". If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters and opinions required by Section 6 shall be delivered, (c) the proper persons will complete the Certificate of Merger, (d) the appropriate officers of the parties shall execute, deliver and acknowledge the Bank Merger Agreement and (e) the parties shall take such further action as is required to effect the Company Merger and the Bank Merger and to otherwise consummate the transactions contemplated by this Agreement. If on any date established for the Closing all conditions in
Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then any party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of subsection 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to Section 7.

         1.03. The Effective Date and Time. The Certificate of Merger will be filed with and recorded by the Louisiana Secretary of State immediately after (or concurrently with) the Closing, and the Company Merger will be effective on the date (the "Effective Date") and time (the "Effective Time") specified therein. At such time, appropriate articles of merger in respect of the Company Merger shall also be filed with the Florida Department of State. Immediately following (or concurrently with) the Closing, the Bank Merger Agreement shall be filed with and recorded by the Office of the Comptroller of the Currency and the Bank Merger shall be effective at the date and time specified in the Bank Merger Agreement.

         1.04.  Surviving  Corporations.   The  governing  documents  (i.e.  the
articles of incorporation and by-laws and equivalents) of Whitney and the Acquiring Bank in effect immediately prior to the Effective Time shall be the governing documents of Whitney and the Acquiring Bank, as the surviving entities in the Mergers, until duly amended in accordance with the terms thereof and applicable law. The directors and officers of Whitney and the Acquiring Bank in office immediately prior to the Effective Time shall be the directors and officers of Whitney and the Acquiring Bank, as the surviving entities in the Mergers, and shall serve in such capacity in accordance with the articles of incorporation and by-laws of the surviving entities. Each share of Whitney common stock, no par value ("Whitney Common Stock") and capital stock of Whitney and the Acquiring Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time, and in the case of the Acquiring Bank, shall be the capital stock of the Acquiring Bank.

         1.05. Tax Consequences. It is the intention of the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of
Section 368 of the Code.

         Section 2.  Conversion of Stock of Holding and Bank

         2.01. Conversion. (a) Company Merger. Subject to the provisions of this
Section 2, at the Effective Time, by virtue of the Company Merger and without any action on the part of the holders thereof, the shares of Holding common stock, par value $1.00 per share ("Holding Common Stock"), shall be converted as follows: Except for shares issued and outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 1301-1320 of the Florida Business Corporation Act ("Holding Dissenters' Shares"), and subject to the provisions of
Section 2.01(f) relating to fractional shares, each issued and outstanding share of Holding Common Stock shall be converted into and become that number of shares of Whitney Common Stock that is equal to the quotient obtained by dividing the Company Percentage (as hereinafter defined) of the Maximum Deliverable Amount (as hereinafter defined), rounded up to the nearest whole number of shares, by the total number of issued and outstanding shares of Holding Common Stock at the Effective Time.

                  (b) Bank Merger. Subject to the provisions of this Section 2, at the effective time of the Bank Merger, by virtue of the Bank Merger and without any action on the part of the holders thereof, the shares of Bank common stock, par value $5.00 per share ("Bank Common Stock"), shall be converted as follows: Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. ss.215a (which shares, collectively with the Holding Dissenters' Shares, are hereinafter referred to as the "Dissenters' Shares") and subject to the provisions of Section 2.01(f) relating to fractional shares, each outstanding share of Bank Common Stock will be converted into and become that number of shares of Whitney Common Stock that is equal to the quotient obtained by dividing the Bank Percentage (as hereinafter defined) of the Maximum Deliverable Amount, rounded up to the nearest whole number of shares, by the total number of shares of Bank Common Stock issued and outstanding on the effective date of the Bank Merger.

                  (c) For purposes of this Section 2, shares of Holding Common Stock that are held by Holding or Bank (other than shares held by Bank in a fiduciary capacity other than for Holding), and shares of Bank Common Stock that are held by Holding or Bank (other than shares held by Bank in a fiduciary capacity other than for Holding), shall not be considered outstanding and shall be cancelled (and not converted) by virtue of the Mergers.

                  (d) Certain Defined Terms. As used in this Section 2.01, the following terms shall have the meanings set forth below:

                           (i)      Purchase Price. The term "Purchase Price"
means $14,000,000, plus $5.25 for each share of Holding Common Stock duly and validly issued between the date of this Agreement and the Effective Time upon the exercise of outstanding 1996 Warrants (as defined in Section 3.02) and the payment in cash to Holding of the exercise price therefor (the "Added Capital").

                           (ii)     Maximum Deliverable Amount.  The term
"Maximum Deliverable Amount" means the quotient obtained by dividing the Purchase Price by the Average Market Price (as defined below).

                           (iii)    Bank Percentage.  The term "Bank Percentage"
means the percentage obtained by dividing (A) the dollar amount obtained by multiplying (x) $14,000,000, plus the Added Capital, minus the book value of all assets of Holding other than Bank Common Stock, by (y) the percentage of the outstanding shares of Bank Common Stock owned by persons other than Holding, by
(B) the total Purchase Price.

                           (iv)     Company Percentage.  The term "Company
Percentage" means the result obtained by subtracting the Bank Percentage from 100%.

                  (e) Average Market Price. The "Average Market Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Time, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if the Average Market Price as calculated above is less than $27.00, the Average Market Price for purposes of this Section 2.01(e) shall be $27.00, and if the Average Market Price as calculated above is greater than $35.00, the Average Market Price for purposes of this Section 2.01(e) shall be $35.00.

                  (f) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Holding or Bank who would otherwise be entitled thereto, upon surrender of his or her certificates that immediately prior to the effective time of the applicable Merger represented Holding Common Stock or Bank Common Stock, other than Dissenters' Shares, shall receive a cash payment (without interest) equal to the fair market value at the effective time of the applicable Merger of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock shall be such fraction multiplied by the Average Market Price.

                  (g) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Holding Common Stock or Bank Common Stock (other than Dissenters' Shares), upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to Section 2.01(i) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Holding

Common Stock or Bank Common Stock were converted. Until so surrendered, each outstanding Holding stock certificate and Bank stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's Holding Common Stock or Bank Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Holding and Bank stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Holding or Bank stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares theretofore represented by such certificates shall have been exchanged.

                  (h) Deposit. Promptly following the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Holding Common Stock and Bank Common Stock pursuant to this Section 2.

                  (i) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Holding at the Effective Time, and to each former shareholder of record of Bank at the effective time of the Bank Merger, excluding the holders, if any, of Dissenters' Shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Sections 1301-1320 of the Florida Business Corporation Act and 12 U.S.C. ss.215a, as applicable, transmittal materials for use in exchanging certificates of Holding Common Stock and Bank Common Stock, respectively, for certificates of Whitney Common Stock.

                  (j) Dissenters' Shares. Holders of Dissenters' Shares shall not be entitled to receive the shares of Whitney Common Stock and any unpaid dividends and distributions payable thereon pursuant to this Section 2 and shall only be entitled to receive payment of the fair cash value of such shares in accordance with the provisions of Sections 1301-1320 of the Florida Business Corporation Act and 12 U.S.C. ss.215a, as applicable, unless and until such holders fail to perfect or effectively withdraw or lose their rights to such appraisal and payment. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Holding Common Stock or Bank Common Stock will be treated as if they had been converted into, at the effective time of the applicable Merger, the shares of Whitney Common Stock (and cash in lieu of fractional share), and any unpaid dividends and distributions payable thereon, pursuant to this Section 2, without interest thereon.

         2.02. Closing Transfer Books. At the Effective Time, the stock transfer books of Holding shall be closed and no transfer of shares of Holding Common Stock shall be made thereafter. At the effective time of the Bank Merger, the stock transfer books of Bank shall be closed and no transfer of shares of Bank Common Stock shall be made thereafter.

         Section 3.  Representations and Warranties of Holding and Bank

         Holding and Bank represent and warrant to Whitney and the Acquiring Bank that, as of the date on which Holding delivers the Schedule of Exceptions to Whitney and as of the Closing Date, except as set forth in the Schedule of
Exceptions:

         3.01. Consolidated Group; Organization; Qualification. "Holding's consolidated group," as such term is used in this Agreement, consists of Holding and Bank. Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the
"Bank Holding Company Act"). Bank is a state banking association, duly organized, validly existing and in good standing under the laws of the State of Florida. Each member of Holding's consolidated group has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and the Bank Merger Agreement to which it is a party and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on such member's financial condition, results of operations or business.

         3.02. Capital Stock; Other Interests. The authorized capital stock (i) of Holding consists of 2,000,000 shares of Holding Common Stock, of which 1,343,294 shares are issued and outstanding and no shares are held in its treasury; and (ii) of Bank consists of 248,000 shares of common stock, of which 198,000 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of each member of Holding's consolidated group have been duly authorized and are validly issued, fully paid and non-assessable, and all of the outstanding shares of Bank (other than 1,367 shares of Bank Common Stock held by persons other than Holding) are owned by Holding, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. Other than the 1996 Warrants issued pursuant to that certain Private Offering Memorandum of Holding dated January 14, 1994 (the "Offering Memorandum"), the holders of which are entitled to acquire up to an aggregate of 90,997 shares of Holding Common Stock (the "1996 Warrants"), no member of Holding's consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The outstanding capital stock of each member of Holding's consolidated group (including the 1996 Warrants) has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. The 1996 Warrants have been duly authorized and were validly issued in accordance with the terms of the Offering Memorandum. All shares of Holding Common Stock issued or that may be issued after the date hereof upon exercise of the 1996 Warrants are, or will be when issued, duly authorized, validly issued, fully paid and non-assessable. No member of Holding's consolidated group has a subsidiary (other than Bank) or direct or indirect ownership interest exceeding 5% in any firm, corporation, partnership or other entity.

         3.03. Corporate Authorization; No Conflicts. Subject to the approval of this Agreement and the Bank Merger Agreement by the shareholders of Holding and Bank, respectively, in accordance with the Florida Business Corporation Law, Florida state banking laws and applicable federal law, all corporate acts and other proceedings required of each member of Holding's consolidated group for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly taken. Subject to their approval by the shareholders of Holding and Bank and to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Holding and Bank and are enforceable against Holding and Bank, respectively, in accordance with the respective terms hereof and thereof, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each member of Holding's consolidated group, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which that, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         3.04. Financial Statements, Reports and Proxy Statements. Holding has delivered to Whitney true and complete copies of (a) the consolidated balance sheets as of December 31, 1995 and December 31, 1994 of Holding and its consolidated subsidiaries, the related consolidated statements of income, shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto (collectively, the "Financial Statements"), (b) the unaudited consolidated balance sheets as of March 31, 1996 of Holding and its consolidated subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the three month periods then ended (collectively, the "Interim Financial Statements"), (c) the annual report to the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for the year ended December 31, 1995, of each member of Holding's consolidated group required to file such reports, (d) all call reports, including all amendments thereto, made to the Federal Deposit Insurance Corporation (the "FDIC") and the Department of Banking and Finance, Office of the Comptroller of Florida (the "Florida Comptroller") since December 31, 1992, of each member of Holding's consolidated group required to file such reports and (e) all annual communications (including any proxy information statements relating to meetings of Holding's or the Bank's shareholders) disseminated to

Holding's or the Bank's shareholders or presented to either of their Boards of Directors at any time since December 31, 1992.

                  The Financial Statements and the Interim Financial Statements have been (and all financial statements delivered to Whitney as required by this Agreement will be) prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the consolidated results of operations of Holding's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"), no member of Holding's consolidated group had, nor are any of any such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured) which is not reflected and adequately reserved against in accordance with GAAP. No report, including any report filed with the Federal Reserve Board, the FDIC or the Florida Comptroller, or other report, proxy statement or offering materials made or given to shareholders of Holding or Bank, as of the respective dates thereof, contained, and no such report, proxy statement, offering materials or report to shareholders filed, made or disseminated after the date of this Agreement will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements and Interim Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney.

         3.05. Loan and Investment Portfolios. All loans, discounts and financing leases (in which a member of Holding's consolidated group is lessor) reflected on the Latest Balance Sheet (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of each member of Holding's consolidated group as of such date, have been delivered to Whitney. Except as specifically noted on the loan schedule attached to the Schedule of Exceptions, no member of Holding's consolidated group is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by any member of Holding's consolidated group to be otherwise in material default for more than 30 days, (iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by any member of Holding's consolidated group, the FDIC or the Florida Comptroller, (iv) an obligation of any director, executive officer or 10% shareholder of any member of Holding's consolidated group who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

         3.06. Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to any member of Holding's consolidated group which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding's consolidated group at all times from and after the date of the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to any member of Holding's consolidated group which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any of such provisions for losses or a material decrease in the allowances therefor reflected in the Latest Balance Sheet.

         3.07. Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet, no member of Holding's consolidated group has declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Holding's or Bank's capital stock except for Holding's regular $.03 per share quarterly dividend. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Holding's consolidated group. Except as may result from the transactions contemplated by this Agreement, no such member has, since the date of the Latest Balance Sheet:

                  (a) borrowed any money (except for funds, not to exceed $230,000, to be borrowed from the Federal Home Loan Bank to finance the lease of the Bank's 9 Mile Road Branch) or entered into any capital lease or, except in the ordinary course of business consistent with past practices, (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate, or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

                  (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

                  (c) experienced any material change in asset cncentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

                  (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

                  (e) received notice or had any knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate such customer's relationship with it;

                  (f) failed to operate its business in the ordinary course consistent with past practices, or failed to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

                  (g) incurred any material loss except for losses adequately reserved against on the date of this Agreement or on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

                  (h) forgiven any debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

                  (i) made any capital expenditure or capital addition or betterment in excess of $25,000.00 (other than capital expenditures not exceeding the $150,000 in the aggregate associated with furniture, fixtures, equipment and the leasehold improvement and development costs for the Bank's 9 Mile Road Branch);

                  (j) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 8.0% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $30,000.00; provided, however, that nothing in this Section 3.07(j) shall prohibit the payment, subject to Whitney's concurrence that the written goals have been met, of deferred executive incentive pay for 1995 in an amount not exceeding $10,000 in the aggregate and the payment at or prior to Closing of 1996 executive incentive pay prorated through the Closing Date and paid thereon (not to exceed, in the aggregate, $55,000 prorated for the period January 1, 1996 through the Closing Date);

                  (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements or the Interim Financial Statements;

                  (l) made any loan, given any discount or entered into any financing lease which has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully reserved against in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

                  (m) entered into any agreement, contract or commitment to do any of the foregoing.

         3.08. Taxes. Each member of Holding's consolidated group has timely filed all federal, state and local income, franchise, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, has paid all taxes, interest payments and penalties as reflected therein which have become due, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any tax or material governmental charge of any nature. The consolidated federal income tax returns of Holding's consolidated group have not been audited by the Internal Revenue Service since prior to 1985. No audit, examination or investigation is presently being conducted or is presently being threatened by any taxing authority; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of Holding's consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of Holding's consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

         3.09. Title to Assets. (a) On the date of the Latest Balance Sheet, each member of Holding's consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and merchantable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet, which secure deposits of public funds as required by law or which secure advances received from time to time from the Federal Home Loan Bank; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Latest Balance Sheet, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of Holding's consolidated group owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or and proposed to be made of such property by such member of such property.

                  (b) With  respect  to each  lease of any  real  property  or a material amount of personal property to which any member of Holding's consolidated group is a party, except for financing leases in which a member of such consolidated group is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Mergers will not constitute a default or a cause for termination or modification of such lease.

                  (c) No member of Holding's consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets; or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

         3.10. Legal Matters. (a) To the knowledge of Holding, (i) there is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or threatened against any member of Holding's consolidated group nor (ii) do any facts or circumstances exist that would be likely to form the basis for any material claim against any member of Holding's consolidated group that, if adversely determined, would have a material adverse effect on Holding's consolidated group.

                  (b) Each member of Holding's consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision
of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

                  (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

                  (d) No member of Holding's consolidated group is subject to any written agreement, memorandum or order with or by any bank or bank holding company regulatory authority.

                  (e) To the knowledge of Holding, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be made against any member of Holding's consolidated group or any officer, director, advisory director or employee, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such member.

         3.11. Employee Benefit Plans. (a) Except for the plans listed on the subsection of the Schedule of Exceptions that corresponds to this subsection (the "ERISA Plans"), no member of Holding's consolidated group sponsors, maintains or contributes to, and no such member has at any time sponsored, maintained or contributed to, any employee benefit plan that is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the ERISA Plans has been maintained and administered in all material respects in compliance with its terms, the provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No ERISA Plan, including any "party in interest" or "disqualified person" with respect thereto has engaged in a nonexempt prohibited transaction under
Section 4975 of the Code or Section 502(i) of ERISA; there is no matter relating to any of the ERISA Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the ERISA Plans or the assets thereof. Each member of Holding's consolidated group has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. None of the ERISA Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. No member of Holding's consolidated group has sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code. No member of Holding's consolidated group is obligated to provide medical insurance after the termination of employment, except as to COBRA.

                  (b) Set forth on the subsection of the Schedule of Exceptions corresponding to this subsection is a true and complete list of each benefit plan and benefit arrangement of any member of Holding's consolidated group other than the ERISA Plans. True and complete copies of all plan (including ERISA Plan) documents and written agreements (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500 with respect to such plan or arrangement have been made available to Whitney.

                  (c) All group health plans of any member of Holding's consolidated group to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof.

                  (d) Each plan, fund or arrangement previously sponsored or maintained by any member of Holding's consolidated group, or to which any member of Holding's consolidated group previously made contributions which has been terminated by any member of Holding's consolidated group was terminated in accordance with ERISA, the Code and the terms of such plan, fund or arrangement and no event has occurred and no condition exists that would subject any member of Holding's consolidated group, Whitney or the Acquiring Bank to any tax, penalty, fine or other liability as a result of, directly or indirectly, the termination of such plan, fund or arrangement.

                  (e) The current fair market value of the assets of each ERISA Plan subject to the provisions of Title IV of ERISA equals or exceeds the present value of the accrued benefits of each such plan as of the end of the most recent plan year, calculated on a termination and on-going basis, and there has been no material change likely to change the funding status of any such plan. No funding deficiency within the meaning of Section 412 of the Code exists with respect to any ERISA Plan. All contributions required or accrued under the terms of any plan (including any ERISA Plan) have been made and all insurance premiums required or accrued under the terms of any plan (including any ERISA plan) have been paid as of the date hereof.

                  (f) The transactions contemplated by the loan agreements dated March 11, 1988 and February 22, 1994 with Barnett Bank and the loan agreements dated July 2, 1991, March 9, 1992 and June 5, 1992 with Compass Bank (the "ESOP") (the "Loan") constitute an exempt loan within the meaning of Section 4975(3) of the Code. Neither the acquisition of securities with the proceeds of the Loan nor the retention of such securities constitutes a breach of fiduciary duty within the meaning of Section 404(a) of ERISA. The ESOP has been created, organized and administered in accordance with the requirements applicable to employee stock ownership plans as defined in Section 401(a) and 4975(e)(7) of the Code. The securities acquired by the ESOP with the proceeds of the Loan have the status of "qualifying employer securities" as that term is defined in
Section 4975(e) of the Code and "employer securities" as that term is defined in
Section 490(1) of the Code. The Loan is not in default as of the date hereof and the execution of the transactions contemplated hereby will not result in a breach of or a default under the agreements evidencing the Loan.

         3.12. Insurance Policies. Each member of Holding's consolidated group maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies is attached to the Schedule of Exceptions. No member of Holding's consolidated group is now liable, nor has any such member received any notice of any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of Holding's consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of Holding's consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices), and no such member has reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

         3.13. Agreements. (a) No member of Holding's consolidated group is aparty to:

                           (i)      any collective bargaining agreement;

                           (ii)     other than the employee benefits and plans
referred to in the section of the Schedule of Exceptions that corresponds to subsection 3.11 of this Agreement, any employment or other agreement or contract with or commitment to any employee except (x) the agreements, arrangements, policies and practices referred to in the exceptions to subparagraph (j) of subsection 3.07 of this Agreement, (y) such agreements as are terminable without penalty upon not more than 30 days notice by the employer and (z) the Employment Protection Agreement dated July 22, 1991 between Bank and Jerry W. Morrison, as amended to change the annual term to be January 1 to December 31, and there are no deferred executive or
nonqualified   deferred  compensation   arrangements   (including  split  dollar
obligations and the like);

                           (iii)    any obligation of guaranty or
indemnification except such indemnification of officers, directors, employees and agents of Holding's consolidated group as on the date of this Agreement may be provided in their respective articles of incorporation or association and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of any member of Holding's consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

                           (iv)     any agreement, contract or commitment which
is or if performed will be materially adverse to the financial condition, results of operations or business of Holding's consolidated group; or

                           (v)      any agreement, contract or commitment
containing any covenant limiting the freedom of any member of Holding's consolidated group (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies or Florida chartered state banks or (z) to fulfill any of its requirements or needs for services or products (including, for example,contracts with vendors to supply customers with credit insurance); or

                           (vi)     any written agreement, memorandum, letter,
order or decree, formal or informal,with any federal or state regulatory agency.

                  (b) The subsection of the Schedule of Exceptions that corresponds to this subsection contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements which are not material) to which any member of Holding's consolidated group is a party or which affects any such member. To Holding's knowledge, no member of Holding's consolidated group has in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. No member of Holding's consolidated group is in material violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

         3.14. Licenses, Franchises and Governmental Authorizations. Each member of Holding's consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business. The deposits of Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

         3.15. Corporate Documents. Holding has delivered to Whitney, with respect to each member of Holding's consolidated group, true and correct copies of its articles of incorporation or articles of association, and its by-laws, all as amended. All of the foregoing and all of the corporate minutes and stock transfer records of each member of Holding's consolidated group are current, complete and correct in all material respects.

         3.16. Certain Transactions. No past or present director, executive officer or five percent shareholder of any member of Holding's consolidated group has, since January 1, 1991, engaged in any transaction or series of transactions which, if such member had been subject to Section 14(a) of the Exchange Act, would have been required to be disclosed pursuant to Item 404 of Regulation S-K of the Rules and Regulations of the SEC.

         3.17. Broker's or Finder's Fees. Except for Allen C. Ewing & Company, investment bankers, which will receive an amount not in excess of one-half of 1% (or approximately $70,000) of the consideration for the Mergers (excluding any portion of the consideration attributable to the Added Capital) in connection with its rendering of financial advice, payable in accordance with the terms of that certain letter agreement dated April 8, 1996 between Holding and Allen C. Ewing & Company, a true and correct copy of which has been provided to Whitney, no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of Holding's consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

         3.18. Environmental Matters. (a) (i) Each member of Holding's consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation, to the knowledge of Holding, properties acquired by foreclosure or in settlement of loans;

                           (ii)     Each member of Holding's consolidated group
is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements;

                           (iii)    There are no past or present events,
conditions, circumstances, activities or plans by any member of Holding's consolidated group related in any manner to any member of Holding's consolidated group or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined;

                           (iv)     To Holding's knowledge, there is no civil,
criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against any member of Holding's consolidated group, or any prior owner of any of the Subject Properties which relates to the Subject Properties and relates in any way to
any   Environmental   Law  Requirement  or  seeks  to  impose  any Environmental
Liability; and

                           (v)      To Holding's knowledge, no member of
Holding's consolidated group is subject to or responsible for any material Environmental Liability which is not set forth and adequately reserved against on the Latest Balance Sheet.

                  (b)  "Environmental  Law  Requirement"  means  all  applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials (as such term is defined below), chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i)
drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

                  (c) "Hazardous Materials" shall mean: (A) Any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder; (B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R. Section 280.12, or the FL Ad. Code, Title 62, Chapter 62-761 and Sec. 62-761.200; (E) any naturally occurring radioactive material ("NORM"), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Florida or another jurisdiction; (F) any non-hazardous oilfield wastes ("NOW") defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Florida or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

                  (d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

         3.19. Compliance with Laws. Each member of Holding's consolidated group is in compliance with all applicable laws, rules, regulations, orders, writs, judgments and decrees the noncompliance with which reasonably could be expected to have a material adverse effect on the financial condition, results of operations or business of Holding's consolidated group taken as a whole. There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank or bank holding company regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, Whitney.

         3.20. Intellectual Property. Each member of Holding's consolidated group owns all trademarks, tradenames, service marks and other intellectual property that is material to the conduct of its business.

         3.21. Community Reinvestment Act. Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, have CRA ratings of not less than "satisfactory," and have received no material criticism from regulators with respect to discriminatory lending practices, and have no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

         3.22. Accuracy of Statements. No warranty or representation made or to be made by any member of Holding's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Holding's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         Section 4. Representations and Warranties of Whitney and the Acquiring Bank

                  Whitney and the Acquiring Bank represent and warrant to Holding and Bank that as of the date hereof and as of the Closing Date:

         4.01. Consolidated Group; Organization; Qualification. "Whitney's consolidated group," as such term is used in this Agreement, consists of Whitney and Whitney National Bank ("WNB") and will include the Acquiring Bank upon its formation and, in addition includes Whitney Bank of Alabama and several other subsidiaries. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act. WNB is a national banking association duly organized and validly existing and in good standing under the laws of the United States of America. Whitney has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations or business.

                  Pursuant to Section 1.01(a) of this Agreement, Whitney intends to charter the Acquiring Bank and cause it to merge with Bank. At Closing, the Acquiring Bank will be a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Acquiring Bank will have all requisite corporate power and authority to own and lease its property and to carry on its business as it is intended to be conducted and to execute and deliver this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby and thereby, and will be qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations or business.

         4.02. Capital Stock. As of the date of this Agreement, the authorized capital stock of Whitney consists of 40,000,000 shares of Whitney Common Stock. As of March 31, 1996, 17,024,694 shares of Whitney Common Stock were issued and outstanding and 561,929 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney have been duly authorized and are validly issued, fully paid and non-assessable. All issued and outstanding shares of capital stock of the Acquiring Bank will be duly authorized and validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) non-assessable. Upon the formation of the Acquiring Bank, Whitney will own all of the issued and outstanding shares of capital stock of the Acquiring Bank free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

         4.03. Corporate Authorization; No Conflicts. All corporate acts and other proceedings required of Whitney for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Merger have been, or will be prior to Closing, validly and appropriately taken. All corporate acts and other proceedings required of the Acquiring Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Bank Merger will be validly and appropriately taken prior to Closing. Subject to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are, and in the case of the Acquiring Bank will be, legal, valid and binding obligations of Whitney and the Acquiring Bank as the case may be, and are, and in the case of the Acquiring Bank will be, enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each of Whitney and the Acquiring Bank, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         4.04. Financial Statements; Reports and Proxy Statements. (a) Whitney has delivered to Holding true and complete copies of (i) the consolidated balance sheets as of December 31, 1995 and December 31, 1994 of Whitney and its consolidated subsidiaries, the related consolidated statements of operations, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC (collectively, the "Whitney Financial Statements") and (ii) the unaudited consolidated balance sheet as of March 31, 1996 of Whitney and its consolidated subsidiaries and the related unaudited statements of operations and cash flows for the three month period then ended (collectively, the "Whitney's Interim Financial Statements").

                  (b) The Whitney Financial Statements and the Whitney Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the "Whitney Latest Balance Sheet"), no member of Whitney's consolidated group had, nor were any of any of such member's assets subject to, any material liability, commitment, indebtedness or obligation (whether absolute, contingent, matured or unmatured), which is not reflected and adequately reserved against in the Whitney Latest Balance Sheet in accordance with GAAP. No report filed with Federal Reserve Board or other bank regulatory body, as of the respective dates thereof, contained and no such report filed after the date of this Agreement will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

         4.05. Legality of Whitney Securities. All shares of Whitney Common Stock to be issued pursuant to the Mergers have been duly authorized and, when so issued, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

         4.06. SEC Reports. Whitney has previously delivered to Holding an accurate and complete copy of the following Whitney reports filed with the SEC pursuant to the Exchange Act: (a) annual reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995 and (b) proxy statements for the years 1993, 1994 and 1995; as of their respective dates, no such Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it under the Securities Act and the Exchange Act.

         4.07. Absence of Certain Changes or Events. Since the date of the Whitney Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

         4.08. Legal Matters. (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney's knowledge threatened, against any member of Whitney's consolidated group which would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

                  (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Whitney's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

                  (c) No member of Whitney's consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority.

         4.09. Accuracy of Statements. No warranty or representation made or to be made by any member of Whitney's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         Section 5. Covenants and Conduct of Parties Prior to the Effective Date. The parties further covenant and agree as follows:

         5.01. (a) Investigations; Planning. Each member of Holding's consolidated group shall continue to provide to Whitney and the Acquiring Bank and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes, stock transfer records and, subject to compliance with ss.655.057 of the Florida Banking Code, regulatory examination reports), and to furnish Whitney and the Acquiring Bank and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Whitney and the Acquiring Bank shall from time to time reasonably request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of Holding's consolidated group. Each member of Holding's consolidated group agrees to cooperate with Whitney and the Acquiring Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney and the Acquiring Bank after consummation of the Mergers. In the event of termination of this Agreement prior to the Effective Date, Whitney shall, except to any extent necessary to assert any rights under this Agreement or the Bank Merger Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or non-public documents, work papers and other materials obtained from Holding's consolidated group in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Whitney and the Acquiring Bank. Whitney and the Acquiring Bank shall continue to provide Holding's executive officers with access to their respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney and the Acquiring Bank to the extent customary in transactions of the nature contemplated by this Agreement.

                  (b) Delivery of Schedules of Exceptions; Due Diligence. Whitney and Holding stipulate that they have entered into this Agreement prior to Holding's delivery of its consolidated group's Schedule of Exceptions and prior to Whitney's completion of Whitney's customary due diligence investigation of Holding. Holding shall deliver to Whitney, on or before the 14th day following the date hereof, its consolidated group's Schedule of Exceptions. Upon such delivery, such Schedules shall be initialed on behalf of Whitney and Holding, shall be appended hereto and shall form a part hereof for all purposes. If Holding fails to deliver its consolidated group's Schedule of Exceptions on or before the 14th day following the date hereof, Whitney may terminate this Agreement without liability by giving written notice of termination to Holding. Whitney's due diligence review shall be concluded during a 21 calendar day period commencing on the first business day following Holding's delivery to Whitney of its Schedule of Exceptions as provided herein (the "Review Period"). At or prior to expiration of the Review Period, Whitney shall elect, by written notice to Holding, to either (a) proceed to the Closing (subject to the satisfaction or waiver of all other conditions to Closing) or (b) terminate the Agreement (without liability to Holding or Bank) if, in its sole and absolute discretion, it is not satisfied with the results of such due diligence review or for any other reason. Absent timely delivery of written notice electing to terminate this Agreement, Whitney shall be deemed to have elected to proceed to the Closing, subject to all other terms and conditions of this Agreement.

         5.02. Cooperation and Best Efforts. Each of the parties hereto will cooperate with the other parties and use its best efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Bank Merger Agreement, and (d) effect the transactions contemplated by this Agreement and the Bank Merger Agreement at the earliest practicable date.

         5.03. Information for, and Preparation of, Registration Statement and Proxy Statement. Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.14 and a proxy statement of Holding and Bank (the "Proxy Statement") which complies with the requirements of the Securities Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of registering the Whitney Common Stock to be issued in the Mergers and submitting this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby to Holding's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

         5.04. Approval of Bank Merger Agreement. Whitney, as the sole shareholder of the Acquiring Bank, shall take all action necessary to effect shareholder approval of the Bank Merger Agreement.

         5.05. Press Releases. Whitney and Holding will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, no member of Holding's consolidated group or Whitney's consolidated group will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law and, if practical, prior notice of such release is provided to the other parties. Whitney agrees that it will make a press release with respect to the results of operations of Whitney and its consolidated group as promptly as practicable following receipt of financial results covering at least thirty
(30) days of post-mergers combined operations of Whitney to permit the termination of the limitations set forth in the Shareholder Commitments on the ability of each person referred to in Section 5.10 to resell shares of Whitney Common Stock in a manner inconsistent with Whitney's ability to account for the Mergers as a pooling of interests.

         5.06. Preservation of Business. To the extent consistent with sound business practices, each member of Holding's consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

         5.07. Conduct of Business in the Ordinary Course. Each member of Holding's consolidated group shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:

                  (a) declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock, provided that this subparagraph shall not prevent the payment by Holding of regular quarterly dividends of $.03 per share or any issuance of shares of Holding Common Stock upon exercise of the 1996 Warrants;

                  (b) amend its articles of incorporation or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

                  (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices;

                  (d) except as described in the Schedule of Exceptions or except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in subsection 3.09 hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

                  (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices or as described in the Schedule of Exceptions;

                  (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

                  (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

                  (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, county, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

                  (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in non-investment grade securities or which are inconsistent with past investment practices;

                  (k)      enter into any new line of non-banking business;

                  (l) (i) except as described in the Schedule of Exceptions, charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or (ii) except as set forth on Schedule of Exceptions, sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Latest Balance Sheet;

                  (m) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed Holding's or Bank's applicable regulatory lending limits;

                  (n) take or cause to be taken any action which would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

                  (o)      agree or commit to do any of the foregoing.

         5.08. Additional Information. Holding and Bank will provide Whitney (a) with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any member of Holding's consolidated group, any material breach by Holding or Bank of any of its warranties, representations or covenants in this Agreement, or any material action taken or proposed to be taken with respect to Holding or Bank by any regulatory agency, (b) as soon as they become available, copies of any financial statements, reports and other documents of the type referred to in Section 3.04 with respect to Holding or Bank, and (c) promptly upon its dissemination, any report disseminated to Holding's or Bank's shareholders. Whitney will provide Holding and Bank (a) with prompt written notice of any material breach by Whitney of any of its warranties, representations or covenants in this Agreement and (b) as soon as they become available, copies of any reports or other documents of the type referred to in Section 4.06 of this Agreement with respect to Whitney.

         5.09. Shareholder Approval. Holding's Board of Directors shall submit this Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of Holding duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement. Bank will submit this Agreement and the Bank Merger Agreement to Bank's shareholders for approval in accordance with the applicable law at a meeting duly called and convened for that purpose as soon as practicable. At such meeting, Holding will, if the shareholders of Holding shall have so approved this Agreement, vote all shares of Bank Common Stock held by it "for" approval of the Bank Merger. The foregoing meetings will, if practicable, be held on the same date but, in any event, the Bank meeting will not be convened until the Holding meeting has been finally adjourned.

         5.10. Restricted Whitney Common Stock. Holding will use its best efforts to obtain as soon as practicable but in no event later than 30 days prior to the Closing Date an agreement from each person who is a director, executive officer or 5% beneficial owner of securities of Holding or Bank who will receive shares of Whitney Common Stock by virtue of the Mergers to the effect that such person will not dispose of any Holding Common Stock, Bank Common Stock, 1996 Warrants held by them or any Whitney Common Stock they receive pursuant to the Mergers (a) in a manner that would disqualify the transactions contemplated hereby from pooling of interests accounting treatment or (b) in the case of Whitney Common Stock received pursuant to the Mergers, in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder.

         5.11. Loan Policy. No member of Holding's consolidated group will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies will be provided to Whitney concurrently with Holding's Schedule of Exceptions, provided that this covenant shall not prohibit Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans in its loan portfolio on the date hereof.

         5.12. No Solicitations. (a) Prior to the Effective Time or until the termination of this Agreement, no member of Holding's consolidated group shall, without the prior approval of Whitney, directly or indirectly, solicit, initiate or encourage inquiries or proposals with respect to, or, except to the extent required in the written opinion of its counsel to discharge properly its fiduciary duties to Holding's consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it, or any business combination with it, other than as contemplated by transaction of the type that is referred to in clauses (B) (i), (ii) and (iii) of subparagraph (f) of subsection 7.01 of this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance substantially the same as the confidentiality agreement between Holding and Whitney); and each such member shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Whitney immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Holding or Bank from taking any action that in the written opinion of counsel of Holding or Bank is required by law or is required to discharge his fiduciary duties to Holding's consolidated group and its shareholders.

                  (b) Neither the Board of Directors of Holding or Bank, nor any committee thereof, shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Whitney, the approval or recommendation to shareholders of this Agreement or the Mergers, (ii) approve or recommend, or propose to recommend any takeover proposal with respect to Holding or Bank, except such action that is required in the written opinion of its counsel to discharge its fiduciary duties to Holding's consolidated group and its shareholders, or (iii) modify or waive or release any party from any provision of, or fail to enforce any provision of, if Whitney so requests such enforcement, any confidentiality agreement entered into by Holding or Bank with any prospective acquiror after the date of this Agreement or within two years prior to such date.

         5.13. Operating Functions. Each member of Holding's consolidated group agrees to cooperate in the consolidation of appropriate operating functions with Whitney to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

         5.14. Whitney Registration Statement. (a) Whitney will prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock that will be issued to the holders of Holding Common Stock and Bank Common Stock pursuant to the Mergers. Whitney shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of

Holding except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Holding is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax or pooling of interests rules.

                  (b) Whitney will indemnify and hold harmless each member of Holding's consolidated group and each of their respective directors, officers and other persons, if any, who control Holding within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information written furnished to Whitney by or on behalf of any member of Holding's consolidated group or any officer, director or affiliate of any such member for use therein.

         5.15. Application to Regulatory Authorities. Whitney shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers.

         5.16. Revenue Ruling. Whitney may elect to prepare (and in that event Holding shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement.

         5.17. Bond for Lost Certificates. Upon receipt of notice from any of its shareholders that a certificate representing Holding Common Stock or Bank Common Stock has been lost or destroyed and prior to issuing a new certificate, Holding or Bank, as the case may be, shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Holding or Bank against any claim made by the owner of such certificate, unless Whitney agrees to the waiver of such bond requirement.

         5.18. Dissenters. Holding and Bank shall give Whitney (i) prompt written notice of, and a copy of, any instrument received by Holding or Bank with respect to the assertion or perfection of dissenters rights, and (ii) the opportunity to participate in any and all negotiations and proceedings with respect to dissenters rights, should Whitney desire to do so.

         5.19. Withholding. Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Holding Common Stock or Bank Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement and the Bank Merger Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

         5.20. Employees and Certain Other Matters. All employees of Holding and Bank at the Effective Time shall become employees of the Acquiring Bank. Whitney and the Acquiring Bank retain the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all persons then employed by Holding and Bank shall be eligible for such employee benefits as are generally available to employees of Whitney's Louisiana and Alabama banking subsidiaries having like tenure, officer status and compensation levels except (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of the Acquiring Bank's Compensation Committee and (ii) all Holding and Bank employees who are employed at the Effective Time shall be given full credit for all prior service as employees of Holding or Bank provided, however, that all such employees shall be treated as newly hired Acquiring Bank employees (i.e., prior service credit with Holding and Bank shall not be considered in determining future benefits under Whitney's or Whitney's banking subsidiaries defined benefit pension plan) for all purposes of Whitney's or Whitney's Louisiana and Alabama banking subsidiaries' defined benefit pension plan.

         5.21. Continuing Indemnity; Insurance. Whitney covenants and agrees that:

                  (a) All rights to indemnification and all limitations of liability existing in favor of indemnified parties under Holding's Articles of Incorporation and By-Laws and in the Articles of Incorporation and By-Laws of Bank (as the case may be) as in effect as of the date of this Agreement with respect to matters occurring prior to or at the later to occur of the Effective Time or the effective time of the Bank Merger shall survive the Mergers and shall continue in full force and effect, without any amendment thereto, for a period of three (3) years from such applicable effective time; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified within such period shall continue until the final disposition of such claim.

                  (b) Whitney shall use best efforts to cause the persons serving as officers and directors of Holding and Bank immediately prior to the Effective Time (in the case of Holding) and the effective time of the Bank Merger (in the case of Bank) to be covered for a period of three (3) years from such applicable effective time by the directors' and officers' liability insurance policy maintained by Holding and Bank with respect to acts or omissions occurring prior to or at the respective effective times which were committed by such officers and directors in their capacity as such; provided that Whitney may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers, and, provided further that Whitney shall not be obligated to make premium payments for the insurance policies provided by this
Section 5.21 to the extent that such premiums exceed approximately two times the annual premium for such coverage in force prior to the Effective Date.

                  (c) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this Section 5.21.

                  (d) The provisions of this Section 5.21 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

         5.22. Century, Florida Branch. Whitney and the Acquiring Bank agree to operate the Century, Florida branch of the Bank ("Century Branch") for a period of not less than two years commencing on the Effective Date. The Acquiring Bank will not close or sell the Century Branch without first using its best efforts to offer it for sale under a purchase and assumption transaction to any bank owned by a group of local residents. For purposes of this Agreement, a "group of local residents" shall mean a group the majority of which is controlled by individuals residing within a thirty mile radius of Century, Florida.

         Section 6.  Conditions of Closing

         6.01. Conditions of All Parties. The obligations of each of the parties hereto to consummate the Mergers are subject to the satisfaction of the following conditions at or prior to the Closing:

                  (a) Shareholder Approval. This Agreement and the Bank Merger Agreement shall have been duly approved by the shareholders of Holding and Bank.

                  (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

                  (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or the Bank Merger Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

                  (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by the Bank Merger Agreement and this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Whitney.

                  (e) Tax Opinion. Whitney and Holding shall have received the opinion of Arthur Andersen LLP, in form and substance reasonably satisfactory to both of them, as to certain tax aspects of the Mergers, including an opinion that the receipt of Whitney Common Stock by Holding's and Bank's shareholders will not be a taxable event to such shareholders.

         6.02. Additional Conditions of Whitney. The obligations of Whitney and the Acquiring Bank to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Holding and Bank contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Holding and Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Holding and Bank shall have delivered to Whitney and the Acquiring Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                  (b) No Material Adverse Change. There shall not have occurred any material adverse change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Holding's consolidated group. Without limiting the occurrences that would constitute such a material adverse change with respect to Bank, a decrease in the value of Bank's investment portfolio of more than 15% from its value on March 31, 1996 attributable to changes in general interest rate environment shall be deemed to constitute such a change.

                  (c)   Accountants'   Letters.   Whitney  shall  have  received
"comfort" letters from Saltmarsh, Cleveland & Gund, independent public accountants for Holding and Bank, dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to Whitney.

                  (d) Opinion of Counsel. Whitney shall have received from James
J. Reeves, general counsel to Holding and Bank, opinions, dated as of the Closing Date, in form and substance satisfactory to Whitney. In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of the members of Holding's consolidated group and governmental officials and on opinions of special counsel acceptable to Whitney as to matters of securities, employment or tax law.

                  (e) Tax Consequences of Mergers. Whitney shall have received satisfactory assurances from their independent accountants that the consummation of the Mergers will not be a taxable event to Whitney and the Acquiring Bank.

                  (f) Pooling of Interest. Prior to the expiration of the Review Period and within three (3) days prior to the Closing Date, Saltmarsh, Cleveland & Gund shall have rendered an opinion to Whitney, in form and substance satisfactory to Whitney, to the effect that, based upon the facts and circumstances then known to Saltmarsh, Cleveland & Gund, Whitney will be permitted to account for the Mergers as a pooling of interests. Neither Whitney's independent accountants nor the SEC shall have taken the position that the transactions contemplated by this Agreement and the Bank Merger Agreement do not qualify for pooling of interests accounting treatment.

                  (g) Shareholder's Commitment. A Shareholder's Commitment substantially in the form specified on Exhibit 6.02(g) hereto (as contemplated by Section 5.10) shall have been executed by each person who serves as an executive officer or director of Holding or Bank or who owns 5% or more of the Holding Common Stock outstanding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Shareholder's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

                  (h) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of Holding's consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of Holding's consolidated group, if such action would or could impose any material liability on Whitney or interfere in any material respect with the conduct of the businesses of Whitney's consolidated group following the Mergers.

                  (i) Average Market Price. The Average Market Price of the Whitney Common Stock as calculated in accordance with Section 2.01 (but without regard to the proviso contained therein) shall not be more than $35.00, provided that Whitney may not terminate this Agreement pursuant to this Section 6.02(i) if Whitney has executed a definitive merger or other acquisition agreement as a result of which Whitney would cease to be an independent, public company.

         6.03. Additional Conditions of Holding and Bank. The obligations of Holding and Bank to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Whitney and the Acquiring Bank contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Whitney and the Acquiring Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Whitney and the Acquiring Bank shall have delivered to Holding and Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                  (b) Opinion of Counsel. Holding and Bank shall have received from Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., counsel for Whitney and the Acquiring Bank, an opinion, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Holding and Bank. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Whitney or members of Whitney's consolidated group, and governmental officials and as to matters of law other than Louisiana or federal law on the opinions of foreign counsel retained by them or Whitney.

                  (c) Opinion of Investment Bankers. Holding and Bank shall have received letters from Allen C. Ewing & Company dated the date of the mailing of the Proxy Statement to shareholders of Holding and Bank and dated the date of the meetings of the shareholders of Holding and Bank, in each case in form and substance satisfactory to Holding and Bank, confirming such financial advisor's prior opinion to the Boards of Directors of Holding and Bank to the effect that the consideration to be paid in the Mergers is fair to the shareholders of Holding and Bank from a financial point of view and that the allocation of the Maximum Deliverable Amount between the shareholders of Holding and the shareholders of Bank is fair from a financial point of view.

                  (d) Tax Opinion. Holding and Bank shall have received the opinion of Arthur Andersen LLP as to certain tax aspects of the transactions contemplated by this Agreement and the Bank Merger Agreement, in form and substance satisfactory to Holding and Bank.

                  (e) No Material Adverse Change. There shall not have occurred any material adverse change from Whitney's Latest Balance Sheet to the Effective Date in the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

                  (f) Average Market Price. The Average Market Price of the Whitney Common Stock as calculated in accordance with Section 2.01 (but without regard to the proviso contained therein) shall not be less than $27.00.

         6.04. Waiver of Conditions. Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of subsection 6.01 hereof and the condition specified in subparagraph (c) of subsection 6.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of subsection 5.02 hereof.

         Section 7.  Termination

         7.01. Termination. This Agreement and the Bank Merger Agreement may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Holding and Bank:

                  (a) Mutual Consent. By the mutual consent of the Boards of Directors of Whitney and Holding.

                  (b) Breach. By the Board of Directors of either Whitney or Holding in the event of a breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

                  (c) Abandonment. By the Board of Directors of either Whitney or Holding if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Holding by November 30, 1996, or (ii) any such condition cannot be met by November 30, 1996 and has not been waived by each party in whose favor such condition inures, or (iii) if the Mergers have not been consummated by November 30, 1996, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

                  (d) Dissenting Shareholders. By Whitney, if the number of shares of Holding Common Stock and Bank Common Stock as to which the holders thereof are, at the time of the Closing, legally entitled to assert dissenting shareholders rights plus the number of such shares as to which the holders thereof are entitled to receive cash payments in lieu of fractional shares exceeds that number of shares of Holding Common Stock and Bank Common Stock that would preclude pooling of interests accounting for the Mergers.

                  (e) Shareholder Vote. By Whitney if this Agreement or the Company Merger fails to receive the requisite vote at any meeting of Holding shareholders called for the purpose of voting thereon, or if this Agreement or the Bank Merger Agreement fails to receive the requisite vote at any meeting of Bank shareholders called for the purpose of voting thereon.

                  (f) Holding Recommendation. By Whitney if the Board of Directors of Holding or Bank (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Mergers or shall have resolved to do any of the foregoing; (B) shall have recommended to the shareholders of Holding or Bank (or in the case of (iii) approved) any of the following (being referred to herein as an "Acquisition Transaction") (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Holding's consolidated group; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Holding capital stock; or (C) shall have made any announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (g) Prior to Notification Date. By Whitney by delivery of a notice to terminate this Agreement pursuant to Section 5.01(b).

                  (h) Acquisition Transaction. By Holding in the event Holding receives a written offer with respect to an Acquisition Transaction and the Board of Directors of Holding determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Holding's shareholders than the transactions contemplated by this Agreement.

         7.02. Effect of Termination; Survival. Upon termination of this Agreement pursuant to this Section 7, the Bank Merger Agreement shall also terminate, and this Agreement and the Bank Merger Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Bank Merger Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority or (ii) a breach of any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: the second last sentence of subsection 5.01(a); subsection 7.02; subsection 7.03 and Section 8.

         7.03. Termination Fee. If this Agreement is terminated pursuant to 7.01(h), then Holding shall pay or cause to be paid to Whitney upon demand a fee of $786,000 (the "Termination Fee"), payable in same day funds.

         Section 8.  Miscellaneous

         8.01. Notices. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Bank Merger Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Airborne Express, Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

                  If to Whitney or the Acquiring Bank:

                           Whitney Holding Corporation
                           Attention:  Mr. William Marks
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130

                  With copies to:

                           Whitney National Bank
                           Legal Department
                           Attention:  Joseph S. Schwertz, Jr.
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130

                  If to Holding or Bank:

                           Liberty Holding Company
                           Attention:  Jerry W. Morrison
                             President
                           201 N. Palafox
                           Pensacola, FL 32501
                           PERSONAL & CONFIDENTIAL

                  With copies to:

                           Mr. James J. Reeves
                           Attorney at Law
                           730 Bayfront Parkway, Suite 4-B
                           Pensacola, Florida 32501

         8.02. Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

         8.03. Expenses. Except as otherwise provided herein, regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

         8.04. Headings. The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

         8.05. Annexes, Exhibits and Schedules. The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

         8.06. Integrated Agreement. This Agreement, the Bank Merger Agreement, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

         8.07. Choice of Law. The validity of this Agreement and the Bank Merger Agreement, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State, except to the extent that the laws of the State of Florida require this Agreement and the Bank Merger Agreement to be governed by the laws of that state.

         8.08. Parties in Interest. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of either consolidated group without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Bank Merger Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Bank Merger Agreement, except as expressly provided for herein and therein.

         8.09. Amendment. The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Bank Merger Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

         8.10. Counterparts. This Agreement may be executed by the parties in any number of counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         8.11. Non-Survival of Representations and Warranties; Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority; it being understood that a disclosure in any closing certificate provided in accordance with subparagraph (a) of subsection 6.02 or subparagraph
(a) of subsection 6.03 hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


WHITNEY HOLDING CORPORATION

BY:  /s/ William L. Marks
     ----------------------
      William L. Marks
ITS:  Chairman and CEO


LIBERTY HOLDING COMPANY

BY:   /s/ Martha Wilder
     ----------------------
      Martha Wilder
ITS:  Chairman of the Board


LIBERTY BANK

BY:   /s/ Jerry W. Morrison
     -----------------------
      Jerry W. Morrison
ITS:  President and CEO

                                                             Exhibit 1.01(b) to
                                                   Agreement and Plan of Merger

                              CERTIFICATE OF MERGER
                                       OF
                             LIBERTY HOLDING COMPANY
                             (a Florida corporation)
                                  With And Into
                           WHITNEY HOLDING CORPORATION
                            (a Louisiana corporation)

                         (Filed pursuant to Section 112F
                   of the Louisiana Business Corporation Law)


         The undersigned, acting pursuant to Section 112F of the Louisiana Business Corporation Law ("LBCL"), hereby certifies that:

         First: The name and state of incorporation of each of the corporations that are parties to the merger to which this certificate relates (the "Constituent Corporations") are as follows:

          Name                                     State of Incorporation
          ----                                     -----------------------
Whitney Holding Corporation                               Louisiana
  Liberty Holding Company                                  Florida



         Second: An Agreement and Plan of Merger between the Constituent Corporations, among others (the "Agreement"), providing for the merger (the "Merger") of Liberty Holding Company ("Holding") with and into Whitney Holding Corporation ("Whitney") has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 112 of the LBCL [and Section ____ of the Florida Business Corporation Law].

         Third: At the Effective Time (as defined in paragraph Seventh), Holding will merge with and into Whitney, which shall be the surviving corporation (sometimes referred to as the "Surviving Corporation") and the separate existence of Holding shall cease. The name of the Surviving Corporation shall be "Whitney Holding Corporation."

         Fourth: The articles of incorporation of Whitney, as in effect on the date this certificate is filed with the Secretary of State of Louisiana, shall continue in full force and effect as the articles of incorporation of the Surviving Corporation until altered, amended or repealed as provided therein or by law.

         Fifth: A copy of the executed Agreement is on file at the principal place of business of the Surviving Corporation, located at 228 St. Charles Avenue, New Orleans, Louisiana 70130.

         Sixth: All provisions of the laws of the State of Louisiana [and Florida] applicable to the Merger have been complied with, and a copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

         Seventh: This Certificate of Merger shall be effective at _______ a.m./p.m., _______________, 1996 (the "Effective Time").

         This Certificate of Merger is executed by the Surviving Corporation, acting through its President, this ____ day of _________________________, 1996.


                            [Signature lines omitted]

                                                              Exhibit 1.01(c) to
                                                    Agreement and Plan of Merger


                               AGREEMENT OF MERGER

                                       OF

                                  LIBERTY BANK

                                      INTO

                                 ACQUIRING BANK


         THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into as of this ______ day of ______________________, 199___, between Liberty Bank, a
Florida state chartered bank, domiciled at Pensacola, Florida ("Target") and Acquiring Bank, a national banking association, organized under the laws of the United States ("Acquiring Bank" or the "Receiving Association").

         WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of Acquiring Bank and Target (collectively called the "Merging Associations") deem it advisable that Target be merged with and into Acquiring Bank (the "Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated __________________, 1996 (the "Plan"), among the Merging Associations, Whitney Holding Corporation, a Louisiana corporation ("Whitney") of which Acquiring Bank is a wholly-owned subsidiary, and Liberty Holding Company, a Florida corporation ("Holding"), which is the record and beneficial owner of 99.____% of Target's outstanding capital stock, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Merger; and

         WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Office of the Comptroller of the Currency (the "OCC") and the Department of Banking and Finance of the Office of the Comptroller of Florida being duly given and to such other approvals as may be required by law, to effect the Merger, all in accordance with the provisions of this Agreement.

         NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Merger, the parties hereto agree as follows:

         1. The Merger. At the Effective Time (as defined in Section 2 hereof), Target shall be merged with and into Acquiring Bank under the Articles of Association of Acquiring Bank, existing Charter No. ___________, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. ss.215a, et seq. and Florida Banking Code, ss.658:41. At the Effective Time, Acquiring Bank, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in Pensacola, Florida, and at its legally established branches (including, without limitation, the legally established offices from which Target conducted business immediately prior to the Effective Time). The Articles of Association of Acquiring Bank shall not be altered or amended by virtue of the Merger, and the incumbency of the directors and officers of Acquiring Bank shall not be affected by the Merger nor shall any person succeed to such positions by virtue of the Merger.

         2. Effective Time. The Merger shall become effective at the time specified or permitted by the OCC in the certificate or other written record issued by the OCC (the "Effective Time").

         3.1 Conversion of Capital Stock of Target. (a) Subject to the provisions of this Section 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of Target common stock, par value $5.00 per share ("Target Common Stock"), shall be converted as follows: Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. ss.215a "Dissenters' Shares") and subject to the provisions of Section 3.1(e) relating to fractional shares, each outstanding share of Target Common Stock will be converted into and become that number of shares of Whitney Common Stock that is equal to the quotient obtained by dividing the Target Percentage (as hereinafter defined) of the Maximum Deliverable Amount, rounded up to the nearest whole number of shares, by the total number of shares of Target Common Stock issued and outstanding on the effective date of the Merger.

                  (b) For purposes of this Section 3, shares of Target Common Stock that are held by Holding or Target (other than shares held by Target in a fiduciary capacity other than for Holding), shall not be considered outstanding and shall be cancelled (and not converted) by virtue of the Merger.

                  (c) Certain Defined Terms. As used in this Section 3.1, the following terms shall have the meanings set forth below:

                           (i)      Purchase Price. The term "Purchase Price"
means $14,000,000, plus $5.25 for each share of Holding Common Stock duly and validly issued between the date of the Plan and the Effective Time upon the exercise of outstanding 1996 Warrants issued pursuant to that certain Private Offering Memorandum of Holding dated January 14, 1994 (the "1996 Warrants") and the payment in cash to Holding of the exercise price therefor (the "Added Capital").

                           (ii)     Maximum Deliverable Amount.  The term
"Maximum Deliverable Amount" means the quotient obtained by dividing the Purchase Price by the Average Market Price (as defined below).

                           (iii)    Target Percentage.  The term "Target
Percentage" means the percentage obtained by dividing (A) the dollar amount obtained by multiplying (x) $14,000,000, plus the Added Capital, minus the book value of all assets of Holding other than Target Common Stock, by (y) the percentage of the outstanding shares of Target Common Stock owned by persons other than Holding, by (B) the total Purchase Price.

                  (d) Average Market Price. The "Average Market Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Time, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if the Average Market Price as calculated above is less than $27.00, the Average Market Price for purposes of this Section 3.1(d) shall be $27.00, and if the Average Market Price as calculated above is greater than $35.00, the Average Market Price for purposes of this Section 3.1(d) shall be $35.00.

                  (e) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Target who would otherwise be entitled thereto, upon surrender of his or her certificates that immediately prior to the Effective Time represented Target Common Stock, other than Dissenters' Shares, shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock shall be such fraction multiplied by the Average Market Price.

                  (f) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Target Common Stock (other than Dissenters' Shares), upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to
Section 3.1(h) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Target Common Stock were converted. Until so surrendered, each outstanding Target stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's Target Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Target stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Target stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares theretofore represented by such certificates shall have been exchanged.

                  (g) Deposit. Promptly following the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Target Common Stock pursuant to this Section 3.

                  (h) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Target at the Effective Time, excluding the holders, if any, of Dissenters' Shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. ss.215a, transmittal materials for use in exchanging certificates of Target Common Stock for certificates of Whitney Common Stock.

                  (i) Dissenters' Shares. Holders of Dissenters' Shares shall not be entitled to receive the shares of Whitney Common Stock and any unpaid dividends and distributions payable thereon pursuant to this Section 3 and shall only be entitled to receive payment of the fair cash value of such shares in accordance with the provisions of 12 U.S.C. ss.215a, unless and until such holders fail to perfect or effectively withdraw or lose their rights to such appraisal and payment. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Target Common Stock will be treated as if they had been converted into, at the Effective Time, the shares of Whitney Common Stock (and cash in lieu of fractional share), and any unpaid dividends and distributions payable thereon, pursuant to this Section 3, without interest thereon.

         3.2. Closing Transfer Books. At the Effective Time, the stock transfer books of Target shall be closed and no transfer of shares of Target Common Stock shall be made thereafter.

         4. Capital Stock of the Receiving Association. The shares of the capital stock of Acquiring Bank, the Receiving Association, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding, and no additional shares of Acquiring Bank shall be issued as a result of the Merger. Therefore, at the Effective Time, the amount of capital stock of Acquiring Bank, the Receiving Association, shall be $________________, divided into _______________ shares of common stock, par value $________ per share.

         5. Assets and Liabilities of the Merging Associations. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in Acquiring Bank, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Merger without any deed or other transfer. The Receiving Association, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging Associations at the time of the Merger, subject to the conditions specified in 12 U.S.C. ss.215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

         6. Shareholder Approval; Conditions; Filing. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Merger shall be subject to all the terms and conditions of the Plan.

If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Chairman of the Board of each of them. As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the OCC for filing in the manner required by law.

         7. Miscellaneous. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana applicable to contracts made and to be performed wholly with such state, except to the extent that the laws of the State of Florida require this Agreement to be governed by the laws of that state. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Plan.

         IN WITNESS WHEREOF, this Agreement has been executed by a majority of the directors of each of the Merging Associations, as of the day and year first above written.



                            [Signature lines omitted]

                                                              Exhibit 6.02(g) to
                                                    Agreement and Plan of Merger

                  [Letter from affiliates of Holding and Bank]

                                     [date]


Mr. William L. Marks
Chairman and CEO
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, La. 70130

Dear Mr. Marks:

         In consideration of the benefits I will receive as a shareholder of Liberty Holding Company ("Holding") or Liberty Bank ("Bank") from the Agreement and Plan of Merger (the "Agreement") among Holding, Bank and Whitney Holding Corporation ("Whitney"), I agree to vote all shares of Holding and Bank that I own beneficially or of record in favor of approving the Agreement and the Bank Merger Agreement (as defined therein), unless Whitney is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement.

         I further agree that I will not, without the prior consent of Whitney, transfer my shares of Holding or Bank stock prior to the Effective Date, as that term is set forth in the Agreement.

         I also acknowledge that Whitney intends to account for the acquisition of Holding and Bank as a pooling of interests. I understand that my transfer of any shares of Holding or Bank common stock, any warrants to acquire Holding stock, and any Whitney common stock that I receive in exchange for Holding or Bank stock, or warrants prior to Whitney's publication of financial results covering at least 30 days of its operations following the Effective Date, may impair this accounting treatment. Therefore, I agree that I will not sell or otherwise transfer any shares of Bank stock or any warrants to acquire Holding stock (or the Whitney stock which I receive in exchange for my Holding or Bank stock) or over which I hold the power to sell, transfer, pledge or otherwise alienate or encumber until:

                  a. the mergers have become effective and Whitney has published financial results covering at least 30 days of its combined operations following the Effective Date of the mergers, or

                  b.       the Agreement terminates.

         I authorize Whitney to hold the certificates representing my shares of Whitney common stock until the date that I am free to trade the stock in accordance with the foregoing paragraph.

         I certify that all of the shares of Holding and Bank stock of which I hold the power to sell, transfer, pledge or otherwise alienate or encumber are represented by the following certificates:

         Certificate No.                    No. of shares



         I have no present plan or intention to dispose of Whitney common stock to be received in the merger.

         I also understand the resale or other disposition of Whitney common stock that I own may be governed by Rule 145 of the SEC under the Securities Act of 1933, as amended, which Rule has been explained to me. I agree not to sell any of the Whitney common stock to be held by me in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

         This  letter  shall   constitute  an   irrevocable   agreement  of  the
undersigned, and may be revoked only upon the mutual agreement of the parties.


                                                     Sincerely,


                                                     [Affiliate]

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

         This First Amendment to Agreement and Plan of Merger (the "Amendment") is made as of July 10, 1996 between Whitney Holding Corporation, a Louisiana corporation ("Whitney"), on the one hand, and Liberty Holding Company, a Florida corporation ("Holding"), and Liberty Bank, a Florida chartered state bank ("Bank"), on the other hand. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to them in the Plan of Merger (as defined below).

                                    RECITALS

         WHEREAS, Whitney, Holding and Bank are parties to that certain Agreement and Plan of Merger dated April 23, 1996 (the "Plan of Merger");

         WHEREAS, Whitney, Holding and Bank desire to amend the Plan of Merger to adjust the Purchase Price as a result of Whitney's due diligence review of Holding and Bank; and

         WHEREAS, Whitney, Holding and Bank further desire to amend Section 1.01(a) of the Plan of Merger to reflect that upon its formation, Whitney will cause Acquiring Bank to execute the Plan of Merger as a party, as the same may be amended from time to time.

                                    AGREEMENT

         NOW, THEREFORE, Whitney, Holding and Bank hereby agree as follows:

         1. The second sentence of Section 1.01(a) of the Plan of Merger,  which section is entitled "Mergers," is hereby amended and restated in its entirety to provide and read as follows:

                  "Upon its formation, Whitney will cause Acquiring Bank to execute this Agreement as a party, as the same may be amended from time to time."

         2. Section 2.01(d)(i) of the Plan of Merger, which subsection is entitled "Purchase Price," is hereby amended by deleting from the first line thereof the dollar amount "$14,000,000" and by inserting in lieu thereof the dollar amount "$13,902,108," and a corresponding change shall be made to the Bank Merger Agreement in the form in which it will be executed by the Boards of Directors of Acquiring Bank and Bank.

         3. Except to the extent specifically amended herein, the Plan of Merger shall remain in full force and effect in accordance with its terms, provisions, covenants and agreements.

         4. This Amendment may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.



                              [Signatures Omitted]

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